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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on August 20, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Dollar General Corporation
(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation or organization)	5331 (Primary Standard Industrial Classification Code Number)	61-0502302 (I.R.S. Employer Identification Number)

100 Mission Ridge
Goodlettsville, Tennessee 37072
(615) 855-4000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Susan S. Lanigan, Esq.
Executive Vice President, General Counsel
Dollar General Corporation
100 Mission Ridge
Goodlettsville, Tennessee 37072
(615) 855-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Joseph H. Kaufman, Esq. Marni J. Lerner, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 (212) 455-2000	Gary Brown, Esq. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC Commerce Center Suite 1000 211 Commerce Street Nashville, Tennessee 37201 (615) 726-5600	Valerie Ford Jacob, Esq. Paul D. Tropp, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, par value $.50 per share	$750,000,000	$41,850

(1)
Includes shares to be sold upon exercise of the underwriters' option. See "Underwriting."

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 20, 2009.

                    Shares

              Common Stock
$          per share

              We are offering            shares of our common stock and the selling shareholders named in this prospectus are offering             shares. We will not receive any proceeds from the sale of the shares by the selling shareholders.

              This is an initial public offering of our common stock. Since July 2007 and prior to this offering, there has been no public market for our common stock. We currently expect the initial public offering price will be between $            and $            per share. We intend to apply to list the common stock on the                under the symbol "            ."

              Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 13 of this prospectus to read about factors you should consider before buying shares of our common stock.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Dollar General Corporation	$	$
Proceeds, before expenses, to the selling shareholders	$	$

              To the extent that the underwriters sell more than            shares of common stock, the underwriters have the option to purchase up to an additional                shares from the selling shareholders at the initial offering price less the underwriting discount.

              The underwriters expect to deliver the shares against payment in New York, New York on or about                , 2009.

Joint Book-Running Managers

Citi	Goldman, Sachs & Co.	KKR
BofA Merrill Lynch		J.P. Morgan

Co-Managers

Barclays Capital	Wells Fargo Securities	Deutsche Bank Securities	HSBC

Prospectus dated                        , 2009.

        You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, prospects, financial condition and results of operations may have changed since that date.

 BASIS OF PRESENTATION

        We use a 52-53 week fiscal year ending on the Friday closest to January 31. Fiscal years are identified in this prospectus according to the calendar year prior to the calendar year in which they end. For example, 2008 refers to the fiscal year ended January 30, 2009.

i

 MARKET AND INDUSTRY DATA

        We obtained the industry, market and competitive position data used throughout this prospectus from our own internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications, studies and surveys is reliable, we have not independently verified industry, market and competitive position data from third-party sources. While we believe our internal business research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source. Accordingly, investors should not place undue weight on the industry and market share data presented in this prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

        This prospectus includes trademarks, such as Dollar General®, which are protected under applicable intellectual property laws and are the property of Dollar General Corporation. This prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. Solely for convenience, our trademarks and tradenames referred to in this prospectus may appear without the ® symbol, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and tradenames.

ii

PROSPECTUS SUMMARY

        This summary highlights significant aspects of our business and this offering, but it is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the information presented under the section entitled "Risk Factors" and the historical and pro forma financial data and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

        Unless the context otherwise requires, references in this prospectus to "Dollar General," "we," "our," "us" and "the Company" refer to Dollar General Corporation and its consolidated subsidiaries. This prospectus contains references to years 2009, 2008, 2007, 2006, 2005 and 2004, which represent fiscal years ending or ended January 29, 2010, January 30, 2009, February 1, 2008, February 2, 2007, February 3, 2006 and January 28, 2005, respectively, unless the context otherwise requires.

 Our Company

        We are the largest discount retailer in the United States by number of stores, with 8,577 stores located in 35 states as of July 31, 2009, primarily in the southern, southwestern, midwestern and eastern United States. We offer a broad selection of merchandise, including consumable products such as food, paper and cleaning products, health and beauty products and pet supplies, and non-consumable products such as seasonal merchandise, home décor and domestics, and apparel. Our merchandise includes high quality national brands from leading manufacturers, as well as comparable quality private brand selections with prices at substantial discounts to national brands. We offer our customers these national brand and private brand products at everyday low prices (typically $10 or less) in our convenient small-box (small store) locations. We believe our convenient store format and broad selection of high quality products at compelling values have driven our substantial growth and financial success over the years. From 1968 through the end of 2008, we grew our store base from 215 in 13 states to 8,362 in 35 states, mostly through organic growth, and grew our annual sales from $40 million to $10.5 billion, which represents compound annual growth rates of 9.6% and 14.9%, respectively.

Our Business Model

        Our compelling value and convenience proposition has driven our same-store sales growth regardless of economic conditions. Our small-box stores (typically 7,000 square feet) and our attractive store economics lead to strong returns on investment and, we believe, provide ample opportunity for growth. These elements combine for a profitable business model with wide appeal allowing us to be successful in varied markets. We believe these elements will continue to provide a foundation for profitable growth in our existing store base as well as a significant opportunity to open new stores. The fundamentals of our model are as follows:

          Our value and convenience proposition:     Our proposition to consumers is: "Save time. Save money. Every day!" We deliver on that pledge with convenient locations, a time-saving shopping experience and everyday low prices on quality basic merchandise. We are able to offer these everyday low prices because of our operating efficiencies, purchasing scale and sourcing capabilities. Our well-situated neighborhood locations drive customer loyalty and trip frequency and make us an attractive alternative to large discount and other big-box (large store) retail stores. Finally, our stores' small size and convenient layout enable quick store navigation, while our focused product offerings within categories allow customers to quickly satisfy most of their basic daily household purchasing needs.

          Our consistent growth:     We are now in our 20th year of consecutive annual same-store sales growth. This timeframe includes periods of economic growth and contraction during all of which we have had sales growth. We believe this success is driven by our necessity-weighted product mix and the strength of our value and convenience proposition, both of which attract consumers in all economic environments. We expect this combination will continue to provide a foundation for profitable same-store sales growth.

          Our store economics:    Our store economics are based on low capital investment to open stores, rapid sales increases after opening, consistent sales volumes in mature stores and low ongoing operating costs, which together result in an attractive return on capital. Our new stores are typically cash flow positive in their first year, generally pay back capital in approximately two years, and, we believe, deliver attractive returns relative to our competitors. Our model has been effective in both rural and small communities as well as in more densely populated and metropolitan areas that typically include a larger number of competitors.

Our History

        J.L. Turner founded our Company in 1939 as J.L. Turner and Son, Wholesale. We opened our first store in 1955, when we were incorporated as a Kentucky corporation under the name J.L. Turner & Son, Inc. We changed our name to Dollar General Corporation in 1968 and reincorporated in 1998 as a Tennessee corporation. Our common stock was publicly traded from 1968 until July 2007, when we merged with an entity controlled by investment funds affiliated with Kohlberg Kravis Roberts & Co., L.P. ("KKR"). We are now a subsidiary of Buck Holdings, L.P. ("Parent"), a Delaware limited partnership controlled by KKR. Our 2007 merger and the related financing transactions described herein are collectively referred to in this prospectus as the "Merger Transactions." See "Principal and Selling Shareholders" and "Description of Indebtedness."

Progress Since our 2007 Merger

        Strengthening our management team has been one of our top priorities since our 2007 merger. In January 2008, we hired Richard W. Dreiling, who has 39 years of retail experience, to serve as our Chief Executive Officer. Including Mr. Dreiling, we have added or replaced eight executives at the Senior Vice President level or higher in our core merchandising and distribution functions and in key support roles including human resources, finance and information technology.

        Ensuring superior execution of our operating priorities is one of our key strategic goals. Our operating priorities include: driving productive sales growth; increasing gross margins; leveraging process improvements and information technology to reduce costs; and strengthening and expanding Dollar General's culture of "serving others." Since our 2007 merger, our management team has focused on executing against these priorities, making a number of specific operational improvements supported by enhanced business processes and data-driven analytical and measurement tools. These improvements have been critical to the successful implementation of our recent initiatives in merchandising, private brand development, store operations, real estate and expense management. Examples of our progress since our 2007 merger include:

  Merchandising

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  Optimized our product assortment through eliminating unproductive and less productive stock keeping units ("SKUs") and allocating more space to productive ones

  •
  Improved product adjacencies and enhanced product presentation standards and consistency

  •
  Raised the profile of shelving to introduce key new products and categories

  •
  Implemented new markdown strategies to sell through end-of-season merchandise

  •
  Added new product fixtures near the checkout stands to promote impulse sales

  Private Brand

  •
  Implemented new private branding strategy and redefined brands

  •
  Improved quality standards and updated packaging, typically while maintaining price and, in many cases, maintaining or reducing cost

  •
  Introduced approximately 350 net new private brand items since 2007 and grew private brand penetration to over 20% of consumables sales in the first quarter of 2009, up from approximately 17% in 2007

  Store Operations

  •
  Instituted a "model store" program and rigorous measurement tools to improve store standards

  •
  Lowered store manager turnover through improved recruiting, leadership, training, feedback and work processes

  •
  Customized store hours to better accommodate customer demand

  •
  Significantly reduced inventory shrink rate through implementation and detailed monitoring of key metrics, rigorous training and increased field management discipline

  •
  Further refined store work processes and implemented additional safety measures, yielding improved labor efficiencies and significantly reduced workers' compensation expense

  Real Estate

  •
  Implemented more sophisticated market analysis and store site selection modeling

  •
  Enhanced our new real estate vetting processes, contributing to increased first year sales in new stores by 20% between 2006 and 2008

  •
  Improved our effectiveness in renegotiating lease terms and assessing opportunities to remodel or relocate stores

  •
  Opened 207 new stores and remodeled or relocated 404 stores in 2008 and accelerated new store growth for 2009; we plan to open approximately 500 new stores and to relocate or remodel approximately 450 stores in 2009

  Expense and Working Capital Management

  •
  Instituted a process whereby we employ analytical tools and processes to mine for cost reduction opportunities, particularly in the expense areas of distribution, labor, rent and general overhead

  •
  Pursued a variety of distribution and transportation initiatives to reduce costs and leverage overhead

  •
  Implemented additional energy and waste management initiatives in the stores

  •
  Improved inventory turns

        These initiatives, along with more stringent business processes, have improved our operating and financial performance since our 2007 merger and we believe have laid the foundation for ongoing improvement. We generated strong sales growth of 10.1% in 2008, including annual same-store sales growth of 9.0%. For the first quarter of 2009, our total sales growth accelerated to 15.7%, including same-store sales growth of 13.3% following 5.4% same-store sales growth in the first quarter of 2008.

These initiatives also allowed us to expand our gross profit margin to 29.3% in fiscal 2008, up from 27.3% for the 2007 predecessor period and 28.2% for the 2007 successor period, and 30.8% in the first quarter of 2009 as compared to 28.8% in the first quarter of 2008. We had net income of $108.2 million for the full fiscal year 2008 and $83.0 million for the first quarter of 2009, compared to $5.9 million for the first quarter of 2008. Since our 2007 merger, we have reduced our total outstanding long-term obligations by $540.9 million to $4.1 billion, and we have had no borrowings under our revolving credit facility since the 2008 first quarter, having funded all capital expenditures and working capital needs from operating cash flow. In addition, at May 1, 2009, our cash balance was $434.6 million.

Industry Overview

        We compete primarily in the approximately $843 billion U.S. market for basic consumer packaged goods in categories including food, beverages, health and beauty care, paper products, pet supplies and other general merchandise, including basic apparel and home products. These categories encompass most of the everyday needs of consumers. The broad market for these categories grew sales at a compound annual growth rate of 2.8% between 2001 and 2008. The discount channel grew sales at a compound annual growth rate of 4.6% during that same period and was the fastest growing channel for such goods over this period. According to Nielsen Homescan Panel ("Nielsen") data, total customer trips to retailers in the basic consumer packaged goods market declined during the 2001 through 2008 period, while trips in the discount channel increased over this time. Our current share of the basic consumer packaged goods market is only 1.2% which, when coupled with our attractive value and convenience proposition, we believe provides substantial opportunity for growth.

Our Competitive Strengths

        We believe our key competitive strengths that will enable us to execute our growth strategy include:

        Compelling Value and Convenience Proposition.    Our ability to deliver highly competitive prices on national brand and quality private brand products in convenient locations and our easy in and out shopping format provide a compelling shopping experience and distinguish us from other discount, convenience and drugstore retailers. Our slogan, "Save time. Save money. Every day!" summarizes our appeal to customers. Our research indicates that we offer a price advantage over most food and drug retailers and that our prices are highly competitive with even the largest discount retailers as a result of our low-cost operating structure, broad assortment of merchandise, and limited number of SKUs per category. We are able to offer at these everyday low prices quality national brands from companies such as Procter & Gamble, Kimberly Clark, Unilever, Kellogg's, General Mills, Nabisco, Coca-Cola and PepsiCo in addition to our own comparable private brands at value prices. In addition, our stores' smaller size allows us to locate parking near the front entrance and offers quick store navigation, providing a distinct convenience advantage over large-box stores and supercenters. Significant work to upgrade our in-store shopping experience over the past two years also enhances our convenience proposition, and includes efforts aimed to unclutter aisles, improve signage and product adjacencies, better organize and stock shelves and optimize operating hours. We believe our ability to effectively deliver both value and convenience distinguishes us from many of our competitors and allows us to succeed in small markets with limited shopping alternatives, as well as to profitably coexist alongside larger retailers in more competitive markets.

        We are in our 20th consecutive year of same-store sales growth. This growth, regardless of economic conditions, suggests that we have a less cyclical model than most retailers and, we believe, is a result of our strong value and convenience proposition. In fact, both customer traffic and average transaction amount have increased during 2008 and 2009 despite the difficult economic environment, and our research indicates that the vast majority of new and existing customers plan to continue shopping with us after the economy recovers.

        Attractive Store Economics.    The traditional Dollar General store size, design and location requires minimal initial investment and low maintenance capital expenditures. Our typical locations involve a modest, no-frills building design, which helps keep our rental and other fixed overhead costs relatively low. When coupled with our new stores' ability to generally deliver positive cash flow in the first year, this low capital expenditure requirement typically results in pay back of capital in approximately two years, and delivers what we believe to be attractive returns on capital relative to our competitors. Moreover, the financial performance of recently-opened stores appears to be outpacing many of our existing stores, which we believe is a result of significant enhancements to our market analysis, real estate site selection and new store marketing program.

        Substantial Growth Opportunities.    We believe we have substantial growth opportunities through both improved profitability of existing stores and new store openings. We are pursuing a number of initiatives to drive same-store sales growth, increase gross margins and reduce operating costs, leading to continued improvement in the profitability of our existing store base. In addition, we have identified significant opportunities to add new stores in both existing and new markets. We believe we have the long-term potential in the U.S. to more than double our existing store base while maintaining or improving our return on capital. See "Our Growth Strategy" for additional details.

        Experienced Management Team with a Proven Track Record.    Our experienced senior management team has an average of 25 years of retail experience. In total, we have added eight senior executives (Senior Vice President or higher) with significant retail experience since our 2007 merger, in addition to numerous executives at the Vice President level, primarily in our merchandising, distribution and transportation functions, and in key support roles including human resources, finance and information technology. Alongside our veteran Dollar General executives, our newly expanded team has enhanced leadership capabilities and has made significant progress in developing and implementing world-class retailing processes at Dollar General.

Our Growth Strategy

        Our long history of profitable growth is founded on a commitment to a relatively simple business model: providing a broad base of customers with their basic everyday and household needs, supplemented with a variety of general merchandise items, at everyday low prices in conveniently located, small-box stores. We believe we have the right strategy and execution capabilities to capitalize on the considerable growth opportunities afforded by our business model. We derive our growth from three distinct sources, including increasing store sales, expanding operating profit margins and growing our store base.

        Increasing Sales.    We believe the combination of our necessity-driven product mix and our attractive value proposition, including a well-balanced merchandising approach, provide a strong basis for increased sales. Our average sales per square foot increased to $180 in 2008 from $165 in 2007 and $163 in 2006. We believe we will continue to have additional opportunities to increase our store productivity through continued improvements in space utilization, better in-stock positions and additional operating and merchandising initiatives, including introducing new products and categories, increasing shelf height, optimizing merchandising space on shelves, adding new impulse displays at the checkout stands and throughout the store, and improving product adjacencies. We are continuing to define and improve our store standards and to adjust our store hours to better meet our customers' needs and enhance their experience in the store. Also, we believe we have significant opportunities available for our relocation and remodel programs, which will further drive sales growth.

        Most of our merchandising focus and the recent changes we have made have centered on items in our consumables category, which have demonstrated strong sales growth as a result. In 2009 we are bringing the same focus and intensity to our apparel, home and seasonal categories. We have recently improved our merchandising management team in these areas, adding individuals with significant experience in basic consumer trends, merchandise presentation, pricing and managing end-of-season sell-through. We expect to start realizing the favorable impact from these changes in 2010.

        Expanding Operating Profit Margins.    We believe that we can build on our recent strong financial results by continuing to enhance our gross profit and expense reduction initiatives, which include:

  •
  Merchandising.  We continue to improve the overall profitability of our merchandising decisions. Our new line review processes have resulted in improved product selection and pricing decisions, contributing to our improved gross profit margins despite an increase in sales of consumables.

  •
  Sourcing.  Increasing our direct foreign sourcing has not been a top priority for us until recently. In 2008, we imported approximately $700 million of goods, or 10% of total purchases at cost. We believe we have the potential to directly source a larger portion of our products at significant savings to current costs. We are currently increasing our direct foreign sourcing efforts, which we believe offers significant opportunity for gross profit margin enhancement in the future.

  •
  Private Brand.  Improving the consistency, quality, appearance and breadth of our private brand offerings has yielded increased penetration, and we intend to continue to drive our private brand penetration going forward. Generally, private brand items have higher gross profit margins than similar national brand items. Our private brand program complements our model of offering customers nationally branded merchandise at everyday low prices. Since 2007, we have added approximately 350 net new private brand items, predominantly in the consumables category, increasing our total number of such items to over 900 SKUs. As a percentage of consumables sales, we increased private brand penetration from approximately 17% in 2007 to over 20% in the first quarter of 2009. We expect to expand on these efforts in the future in addition to greatly increasing the role of private brands in our non-consumable offerings.

  •
  Inventory Shrink Rate Reduction.  The reduction in shrink rate since 2007 has played a key role in increasing our gross profit margin, primarily the result of the focus and relentless efforts of our field management team and the introduction of improved indicator metrics at the stores, in conjunction with improved hiring practices and lower store manager turnover. We continue to improve and automate our shrink indicator tools, and we believe we have opportunity for further shrink improvement.

  •
  Other Cost Reduction Efforts.  We continually look for ways to improve our cost structure and enhance efficiencies throughout the organization. Of most significance to date, we have made good progress in leveraging our costs of distribution and reducing our workers' compensation expense. Other cost reduction efforts include identifying additional efficiencies in distribution and transportation, labor productivity initiatives, continuing our store rent reduction work, implementing more energy management tools, and improving employee retention.

        Growing Our Store Base.    Based on a detailed, market-by-market analysis, we believe we have significant potential to increase our number of stores in existing and new markets. Our recent market analysis suggests there are as many as 12,000 opportunities, the majority of which are located in the 35 states where we currently operate. Also included are significant opportunities to open stores in new markets, most notably in states on the Pacific coast and in certain areas of the Northeast. Based on the initial successes of our 2008 and 2009 new store openings, we have confidence in our real estate disciplines and in our ability to identify, open and operate successful new stores. As a result, we believe that our present level of new store growth is sustainable for the foreseeable future. In addition, we also believe that in the current real estate market environment there may be opportunities to negotiate lower rent and construction costs and to improve the overall quality of our sites at attractive rental rates, increasing our opportunity to improve profitability.

Risk Factors

        Investing in our common stock involves substantial risk, and our ability to successfully operate our business is subject to numerous risks, including those that are generally associated with operating in the retail industry. Any of the factors set forth under "Risk Factors" may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in deciding whether to invest in our common stock.

        Our principal executive offices are located at 100 Mission Ridge, Goodlettsville, Tennessee 37072, and our telephone number is (615) 855-4000. Our website address is www.dollargeneral.com. The information on our website is not part of this prospectus.

The Offering

Common stock offered by Dollar General	shares
Common stock offered by selling shareholders	shares
Common stock to be outstanding after this offering	shares
Use of Proceeds

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $    million, assuming the shares are offered at $    per share, which is the mid-point of the estimated offering price range set forth on the cover page of this prospectus.

We intend to use the anticipated net proceeds as follows: (1) $    million of the net proceeds will be applied to redeem $    million in aggregate principal amount of our 11.875/12.625% senior subordinated toggle notes due 2017, which we refer to as the "Senior Subordinated Notes," at a redemption price of 111.875% and (2) the remaining $    million of the net proceeds will be applied to redeem $    million in aggregate principal amount of our 10.625% senior notes due 2015, which we refer to as the "Senior Notes" and, together with the Senior Subordinated Notes, as the "Notes," at a redemption price of 110.625%. In each case, we will pay accrued and unpaid interest on the Notes through the redemption date with cash generated from operations.

We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders.
Underwriters' option	The selling shareholders have granted the underwriters a 30-day option to purchase up to additional shares of our common stock at the initial public offering price.
Dividend policy

We have no current plans to pay dividends on our common stock in the foreseeable future. However, we anticipate paying a special dividend of approximately $200 million to our existing shareholders prior to this offering. This dividend will be paid with cash generated from operations.

Monitoring Agreement Fees

Upon the completion of this offering, pursuant to our monitoring agreement, we will pay a fee of approximately $64 million from cash generated from operations to KKR and Goldman, Sachs & Co. (which amount will include a transaction fee equal to 1%, or $             million, of the estimated proceeds from this offering and $             million in connection with its termination). See "Certain Relationships and Related Party Transactions—Relationships with the Investors—Monitoring Agreement and Indemnity Agreement."

Risk Factors

You should carefully read and consider the information set forth under "Risk Factors" beginning on page 13 of this prospectus and all other information set forth in this prospectus before investing in our common stock.

Proposed ticker symbol

        Unless we indicate otherwise or the context requires, all information in this prospectus:

  •
  assumes (1) no exercise of the underwriters' option to purchase additional shares of our common stock; and (2) an initial public offering price of $    per share, the midpoint of the initial public offering range indicated on the cover of this prospectus.

  •
  does not reflect (1)     shares of our common stock issuable upon the exercise of     outstanding stock options held by our officers and employees at a weighted average exercise price of $    per share as of May 1, 2009,    of which were then exercisable; and (2)     shares of our common stock reserved for future grants under our 2007 Stock Incentive Plan.

Summary Historical and Pro Forma Financial and Other Data

        Set forth below is summary historical consolidated financial and other data and summary pro forma consolidated financial data of Dollar General Corporation at the dates and for the periods indicated. We derived the summary historical statement of operations data and statement of cash flows data for the fiscal years or periods, as applicable, ended January 30, 2009, February 1, 2008, July 6, 2007 and February 2, 2007, and balance sheet data as of January 30, 2009 and February 1, 2008, from our historical audited consolidated financial statements included elsewhere in this prospectus. We derived the summary consolidated selected financial data for the thirteen week periods ended May 1, 2009 and May 2, 2008 from our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated interim financial information set forth below on the same basis as our audited consolidated financial statements, except for the adoption of Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. The interim results set forth below are not necessarily indicative of results for the fiscal year ending January 29, 2010 or for any other period.

        The summary unaudited pro forma consolidated financial data for the fiscal year ended February 1, 2008 has been prepared to give effect to the Merger Transactions in the manner described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Unaudited Pro Forma Condensed Consolidated Financial Information" and the notes thereto. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma consolidated financial data are for informational purposes only and do not purport to represent what our results of operations actually would have been if the Merger Transactions had occurred at any date, and such data do not purport to project the results of operations for any future period.

        Our historical results are not necessarily indicative of future operating results. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, "Selected Historical Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Historical			Pro Forma	Historical
	Predecessor		Successor		Successor
		February 3, 2007 through July 6, 2007(1)	March 6, 2007 through February 1, 2008(1)(2)			Thirteen Weeks Ended
(amounts in millions, excluding number of stores, selling square feet, net sales per square foot and per share data)	Year Ended February 2, 2007(1)			Year Ended February 1, 2008	Year Ended January 30, 2009
						May 2, 2008	May 1, 2009
Statement of Operations Data:
Net sales	$9,169.8	$3,923.8	$5,571.5	$9,495.2	$10,457.7	$2,403.5	$2,779.9
Cost of goods sold	6,801.6	2,852.2	3,999.6	6,852.5	7,396.6	1,710.4	1,924.6

Gross profit	2,368.2	1,071.6	1,571.9	2,642.8	3,061.1	693.1	855.4
Selling, general and administrative expenses	2,119.9	960.9	1,324.5	2,310.9	2,448.6	582.2	630.5
Litigation settlement and related costs, net	—	—	—	—	32.0	—	—
Transaction and related costs	—	101.4	1.2	1.2	—	—	—

Operating profit	248.3	9.2	246.1	330.6	580.5	110.9	224.9
Interest income	(7.0)	(5.0)	(3.8)	(8.8)	(3.1)	(1.0)	(0.1)
Interest expense	34.9	10.3	252.9	436.7	391.9	100.9	89.2
Other (income) expense	—	—	3.6	3.6	(2.8)	0.3	1.7

Income (loss) before income taxes	220.4	4.0	(6.6)	(100.9)	194.4	10.7	134.1
Income tax expense (benefit)	82.4	12.0	(1.8)	(42.9)	86.2	4.7	51.1

Net income (loss)	$137.9	$(8.0)	$(4.8)	$(57.9)	$108.2	$5.9	$83.0

Earnings (loss) per share(3):
Basic
Diluted
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$405.4	$201.9	$239.6		$575.2	$151.6	$108.9
Investing activities	(282.0)	(66.9)	(6,848.4)		(152.6)	(32.2)	(51.7)
Financing activities	(134.7)	25.3	6,709.0		(144.8)	(103.7)	(0.6)
Total capital expenditures	(261.5)	(56.2)	(83.6)		(205.5)	(35.4)	(51.8)
Other Financial and Operating Data:
Same-store sales growth(4)	3.3%	2.6%	1.9%		9.0%	5.4%	13.3%
Same-store sales(4)	$8,327.2	$3,656.6	$5,264.2		$10,118.5	$2,309.6	$2,703.8
Number of stores included in same-store sales calculation	7,627	7,655	7,735		8,153	7,887	8,179
Number of stores (at period end)	8,229	8,205	8,194		8,362	8,265	8,462
Selling square feet in thousands (at period end)	57,299	57,379	57,376		58,803	57,919	59,546
Net sales per square foot(5)	$163	$164	$165		$180	$167	$185
Consumables sales	65.7%	66.7%	66.4%		69.3%	69.9%	71.8%
Seasonal sales	16.4%	15.4%	16.3%		14.6%	13.4%	12.8%
Home products sales	10.0%	9.2%	9.1%		8.2%	8.5%	7.8%
Apparel sales	7.9%	8.7%	8.2%		7.9%	8.2%	7.6%
Rent expense	$343.9	$150.2	$214.5		$389.6	$94.5	$101.8

	Historical			Pro Forma	Historical
	Predecessor		Successor		Successor
		February 3, 2007 through July 6, 2007(1)	March 6, 2007 through February 1, 2008(1)(2)			Thirteen Weeks Ended
	Year Ended February 2, 2007(1)			Year Ended February 1, 2008	Year Ended January 30, 2009
(amounts in millions)						May 2, 2008	May 1, 2009
Balance Sheet Data (at period end):
Cash and cash equivalents and short-term investments	$219.2		$119.8		$378.0	$115.9	$434.6
Total assets	3,040.5		8,656.4		8,889.2	8,663.0	8,978.8
Total long-term obligations	270.0		4,282.0		4,137.1	4,179.0	4,136.7
Total shareholders' equity	1,745.7		2,703.9		2,831.7	2,730.6	2,916.6

(1)
Includes the effects of certain strategic merchandising and real estate initiatives that resulted in the closing of approximately 460 stores and changes in our inventory management model which resulted in greater inventory markdowns than in previous years.

(2)
Includes the results of operations of Buck Acquisition Corp. for the period prior to its 2007 merger with and into Dollar General Corporation from March 6, 2007 (Buck's formation) through July 6, 2007 (reflecting the change in fair value of interest rate swaps), and the post-merger results of Dollar General Corporation for the period from July 7, 2007 through February 1, 2008.

(3)
Because of our 2007 merger, our capital structure for periods before and after the merger is not comparable, and therefore we are presenting earnings per share information only for periods subsequent to our 2007 merger.

(4)
Same-store sales have been calculated based upon stores that were open at least 13 full fiscal months and remained open at the end of the reporting period. If applicable, we exclude the sales in the 53rd week of a 53-week year from the same-store sales calculation.

(5)
Net sales per square foot was calculated based on total sales for the preceding 12 months as of the ending date of the reporting period divided by the average selling square footage during the period, including the end of the fiscal year, the beginning of the fiscal year, and the end of each of our three interim fiscal quarters. For the period from February 3, 2007 through July 6, 2007, average selling square footage was calculated using the average of square footage as of July 6, 2007 and as of the end of each of the four preceding quarters.

RISK FACTORS

        An investment in our common stock involves risk. You should carefully consider the following risks as well as the other information included in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes, before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. However, the selected risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of the common stock could decline and you may lose all or part of your investment in our company.

Risks Related to Our Business

         The fact that we have substantial debt could adversely affect our ability to raise additional capital to fund our operations, limit our ability to pursue our growth strategy or to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under our outstanding debt securities.

        We have substantial debt, including a $2.3 billion senior secured term loan facility which matures on July 6, 2014, which we refer to as the "Term Loan Facility," $1.175 billion aggregate principal amount of Senior Notes and $655.9 million aggregate principal amount of Senior Subordinated Notes, which could have important consequences, including:

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  increasing difficulty in making payments on our outstanding debt;

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  increasing our vulnerability to general economic and industry conditions;

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  requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities or make dividends;

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  exposing us to the risk of interest rate fluctuations as certain of our borrowings bear interest based on market interest rates;

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  limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

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  limit our ability to pursue our growth strategy; and

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  limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

        In addition, the borrowings under the Term Loan Facility and the senior secured asset-based revolving credit facility of up to $1.031 billion, subject to borrowing base availability, which matures July 6, 2013, which we refer to as the "ABL Facility" and, together with the Term Loan Facility, as the "Credit Facilities," bear interest at variable rates and other debt we incur also could be variable-rate debt. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. While we have and may in the future enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk. We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in our Credit Facilities and the indentures governing our Notes. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

         Our debt agreements contain restrictions that limit our flexibility in operating our business.

        Our Credit Facilities and the indentures governing our Notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and our restricted subsidiaries' ability to, among other things:

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  incur additional indebtedness, issue disqualified stock or issue certain preferred stock;

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  pay dividends and make certain distributions, investments and other restricted payments;

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  create certain liens or encumbrances;

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  sell assets;

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  enter into transactions with our affiliates;

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  limit the ability of restricted subsidiaries to make payments to us;

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  merge, consolidate, sell or otherwise dispose of all or substantially all of our assets; and

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  designate our subsidiaries as unrestricted subsidiaries.

        A breach of any of these covenants could result in a default under the agreement governing such indebtedness. Upon our failure to maintain compliance with these covenants, the lenders could elect to declare all amounts outstanding thereunder to be immediately due and payable and terminate all commitments to extend further credit thereunder. If the lenders under such indebtedness accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay those borrowings, as well as our other indebtedness, including our outstanding Notes. We have pledged a significant portion of our assets as collateral under our Credit Facilities. If we were unable to repay those amounts, the lenders under our Credit Facilities could proceed against the collateral granted to them to secure that indebtedness. Additional borrowings under the ABL Facility will, if excess availability under that facility is less than a certain amount, be subject to the satisfaction of a specified financial ratio. Accordingly, our ability to access the full availability under our ABL Facility may be constrained. Our ability to meet this financial ratio can be affected by events beyond our control, and we cannot assure you that we will meet this ratio and other covenants.

         The current recession and general economic factors may adversely affect our financial performance and other aspects of our business.

        A further slowdown in the economy or other economic conditions affecting disposable consumer income, such as unemployment levels, inflation, business conditions, fuel and other energy costs, consumer debt levels, lack of available credit, consumer confidence, interest rates, tax rates and changes in tax laws, may adversely affect our business by reducing overall consumer spending or by causing customers to shift their spending to products other than those sold by us or to products sold by us that are less profitable than other product choices, all of which could result in lower net sales, decreases in inventory turnover, greater markdowns on inventory, and a reduction in profitability due to lower margins. Many of those factors, as well as commodity rates, transportation costs, costs of labor, insurance and healthcare, foreign exchange rate fluctuations, lease costs, changes in other laws and regulations and other economic factors, also affect our cost of goods sold and our selling, general and administrative expenses, which may adversely affect our sales or profitability. We have no control or limited ability to control such factors.

        In addition, many of the factors discussed above, along with current adverse global economic conditions and uncertainties, the potential impact of the current recession, the potential for additional failures or realignments of financial institutions, and the related impact on available credit may affect us and our suppliers and other business partners, landlords, and customers in an adverse manner including, but not limited to, reducing access to liquid funds or credit (including through the loss of one or more financial institutions that are a part of our revolving credit facility), increasing the cost of credit, limiting our ability to manage interest rate risk, increasing the risk of bankruptcy of our suppliers, landlords or counterparties to or other financial institutions involved in our credit facilities and our derivative and other contracts, increasing the cost of goods to us, and other adverse consequences which we are unable to fully anticipate.

         Our plans depend significantly on initiatives designed to increase sales and improve the efficiencies, costs and effectiveness of our operations, and failure to achieve or sustain these plans could affect our performance adversely.

        We have had, and expect to continue to have, initiatives (such as those relating to marketing, merchandising, promotions, sourcing, shrink, private brand, store operations and real estate) in various stages of testing, evaluation, and implementation, upon which we expect to rely to continue to improve our results of operations and financial condition. These initiatives are inherently risky and uncertain, even when tested successfully, in their application to our business in general. It is possible that successful testing can result partially from resources and attention that cannot be duplicated in broader implementation. Testing and general implementation also can be affected by other risk factors described herein that reduce the results expected. Successful systemwide implementation relies on consistency of training, stability of workforce, ease of execution, and the absence of offsetting factors that can influence results adversely. Failure to achieve successful implementation of our initiatives or the cost of these initiatives exceeding management's estimates could adversely affect our results of operations and financial condition.

         Risks associated with the domestic and foreign suppliers from whom our products are sourced could adversely affect our financial performance.

        The products we sell are sourced from a wide variety of domestic and international suppliers. In fact, our largest supplier, The Procter & Gamble Company accounted for only 10% of our purchases in 2008. Our next largest supplier accounted for approximately 6% of our purchases in 2008. Nonetheless, if a supplier fails to deliver on key commitments, we could experience merchandise shortages that could lead to lost sales.

        We directly imported approximately 10% of our purchases (measured at cost) in 2008, but many of our domestic vendors directly import their products or components of their products. Political and economic instability in the countries in which foreign suppliers are located, the financial instability of suppliers, suppliers' failure to meet our supplier standards, issues with labor practices of our suppliers or labor problems they may experience (such as strikes), the availability and cost of raw materials to suppliers, merchandise quality or safety issues, currency exchange rates, transport availability and cost, inflation, and other factors relating to the suppliers and the countries in which they are located or from which they import are beyond our control and could have negative implications for us. Because a substantial amount of our imported merchandise comes from China, a change in the Chinese currency or other policies could negatively impact our merchandise costs. In addition, the United States' foreign trade policies, tariffs and other impositions on imported goods, trade sanctions imposed on certain countries, the limitation on the importation of certain types of goods or of goods containing certain materials from other countries and other factors relating to foreign trade are beyond our control. Disruptions due to labor stoppages, strikes or slowdowns, or other disruptions involving our vendors or the transportation and handling industries also may negatively affect our ability to receive merchandise and thus may negatively affect sales. These and other factors affecting our suppliers and our access to products could adversely affect our financial performance. As we increase our imports of merchandise from foreign vendors, the risks associated with foreign imports will increase.

        All of our vendors and their products must comply with applicable product safety laws. We generally seek contractual indemnification and insurance coverage from our suppliers. However, if we do not have adequate insurance or contractual indemnification available, product liability claims relating to products that are recalled, defective or otherwise harmful could have a material adverse effect on our business, reputation, financial condition and results of operations. Our ability to obtain indemnification from foreign suppliers may be hindered by the manufacturers' lack of understanding of U.S. product liability or other laws, which may make it more likely that we be required to respond to claims or complaints from customers as if we were the manufacturer of the products. This could adversely affect our reputation and our litigation expenses could increase, each of which could have a materially negative impact on our results of operations.

         Our private brands may not achieve or maintain broad market acceptance and increases the risks we face.

        We have substantially increased the number of our private brand items, and the program is a sizable part of our future growth plans. We believe that our success in gaining and maintaining broad market acceptance of our private brands depends on many factors, including pricing, our costs, quality and customer perception. We may not achieve or maintain our expected sales for our private brands. As a result, our business, financial condition and results of operations could be materially and adversely affected.

         We are subject to governmental regulations, procedures and requirements. A significant change in, or noncompliance with, these regulations could have a material adverse effect on our financial performance.

        Our business is subject to numerous federal, state and local laws and regulations. We routinely incur costs in complying with these regulations. New laws or regulations or changes in existing laws and regulations, particularly those governing the sale of products, may require extensive system and operating changes that may be difficult to implement and could increase our cost of doing business. In addition, such changes or new laws may require the write off and disposal of existing product inventory, resulting in significant adverse financial impact to the Company. Untimely compliance or noncompliance with applicable regulations or untimely or incomplete execution of a required product recall can result in the imposition of penalties, including loss of licenses or significant fines or monetary penalties, in addition to reputational damage.

         We are subject to the risk of product liability claims, including claims concerning food and prepared food products.

        The sale of food and prepared food products for human consumption involves the risk of injury to our customers. Such injuries may result from tampering by unauthorized third parties, product contamination or spoilage, including the presence of foreign objects, substances, chemicals, other agents, or residues introduced during the growing, storage, handling and transportation phases. While we believe our facilities comply in all material respects with all applicable laws and regulations, we cannot be sure that consumption of our products will not cause a health-related illness in the future or that we will not be subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could adversely affect our reputation with existing and potential customers.

         Litigation may adversely affect our business, financial condition and results of operations.

        Our business is subject to the risk of litigation by employees, consumers, suppliers, competitors, shareholders, government agencies or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The number of employment-related class actions filed each year has continued to increase, and recent changes in Federal law may cause claims to rise even more. The outcome of litigation, particularly class action lawsuits, regulatory actions and intellectual property claims, is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to these lawsuits may remain unknown for substantial periods of time. In addition, certain of these lawsuits, if decided adversely to us or settled by us, may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operation are required. The cost to defend future litigation may be significant. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations. See "Business—Legal Proceedings" for further details regarding certain of these pending matters.

         Failure to attract and retain qualified employees, particularly field, store and distribution center managers, while controlling labor costs, as well as other labor issues, could adversely affect our financial performance.

        Our future growth and performance depends on our ability to attract, retain and motivate qualified employees, many of whom are in positions with historically high rates of turnover such as field managers and distribution center managers. Our ability to meet our labor needs, while controlling our labor costs, is subject to many external factors, including competition for and availability of qualified personnel in a given market, unemployment levels within those markets, prevailing wage rates, minimum wage laws, health and other insurance costs and changes in employment and labor legislation (including changes in the process for our employees to join a union) or other workplace regulation (including changes in entitlement programs such as health insurance and paid leave programs). To the extent a significant portion of our employee base unionizes, or attempts to unionize, our labor costs could increase. Our ability to pass along labor costs to our customers is constrained.

        Also, our stores are decentralized and are managed through a network of geographically dispersed management personnel. Our inability to effectively and efficiently operate our stores, including the ability to control losses resulting from inventory and cash shrinkage, may negatively affect our sales and/or operating profits.

         Our profitability may be negatively affected by inventory shrinkage.

        We are subject to the risk of inventory loss and theft. We have experienced inventory shrinkage in the past, and we cannot assure you that incidences of inventory loss and theft will decrease in the future or that the measures we are taking will effectively address the problem of inventory shrinkage. Although some level of inventory shrinkage is a necessary and unavoidable cost of doing business, if we were to experience higher rates of inventory shrinkage or incur increased security costs to combat inventory theft, our financial condition could be affected adversely.

         We are dependent upon the smooth functioning of our distribution network and the timely receipt of inventory.

        We rely upon the ability to replenish depleted inventory through deliveries to our distribution centers from vendors and from the distribution centers or direct ship vendors to our stores by various means of transportation, including shipments by sea and truck. Delays or increases in transportation costs (including through increased fuel costs) could significantly decrease our profits. In addition, labor shortages in the transportation industry or long-term disruptions to the national and international transportation infrastructure that lead to delays or interruptions of service could negatively affect transportation costs and would adversely affect our business.

         Our planned future growth will be impeded, which would adversely affect sales, if we cannot open new stores on schedule.

        Our growth is dependent on both increases in sales in existing stores and the ability to open profitable new stores. Increases in sales in existing stores are dependent on factors such as competition, merchandise selection, store operations and other factors discussed in these Risk Factors. Our ability to timely open new stores and to expand into additional market areas depends in part on the following factors: the availability of attractive store locations; the absence of occupancy delays; the ability to negotiate favorable lease terms; the ability to hire and train new personnel, especially store managers in a cost effective manner; the ability to identify customer demand in different geographic areas; general economic conditions; and the availability of sufficient funds for expansion. In addition, many of these factors affect our ability to successfully relocate stores. Many of these factors are beyond our control. In addition, our substantial debt, particularly combined with the recent tightening of the credit markets, has made it more difficult for our real estate developers to obtain loans for our build-to-suit stores and to locate investors for those properties after they have been developed. If this trend continues, it could materially adversely impact our ability to open build-to-suit stores in desirable locations.

        Delays or failures in opening new stores, or achieving lower than expected sales in new stores, or drawing a greater than expected proportion of sales in new stores from existing stores, could materially adversely affect our growth and/or profitability. In addition, we may not anticipate all of the challenges imposed by the expansion of our operations and, as a result, may not meet our targets for opening new stores, remodeling or relocating stores or expanding profitably.

        Some of our new stores may be located in areas where we have little or no meaningful experience. Those markets may have different competitive conditions, market conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause our new stores to be less successful than stores in our existing markets.

        Some of our new stores will be located in areas where we have existing units. Although we have experience in these markets, increasing the number of locations in these markets may result in inadvertent over-saturation of markets and temporarily or permanently divert customers and sales from our existing stores, thereby adversely affecting our overall financial performance.

         Because our business is seasonal to a certain extent, with the highest volume of net sales during the fourth quarter, adverse events during the fourth quarter could materially affect our financial statements as a whole.

        We generally recognize our highest volume of net sales during the Christmas selling season, which occurs in the fourth quarter of our fiscal year. In anticipation of this holiday, we purchase substantial amounts of seasonal inventory and hire many temporary employees. An excess of seasonal merchandise inventory could result if our net sales during the Christmas selling season were to fall below either seasonal norms or expectations. If our fourth quarter sales results were substantially below expectations, our financial performance and operating results could be adversely affected by unanticipated markdowns, especially in seasonal merchandise. Lower than anticipated sales in the Christmas selling season would also negatively affect our ability to absorb the increased seasonal labor costs.

         We face intense competition that could limit our growth opportunities and adversely impact our financial performance.

        The retail business is highly competitive. We operate in the basic consumer packaged goods market, which is competitive with respect to price, store location, merchandise quality, assortment and presentation, in-stock consistency, and customer service. This competitive environment subjects us to the risk of adverse impact to our financial performance because of the lower prices, and thus the lower margins, required to maintain our competitive position. Also, companies operating in the basic consumer packaged goods market (due to customer demographics and other factors) may have limited ability to increase prices in response to increased costs (including, but not limited to, vendor price increases). This limitation may adversely affect our margins and financial performance. We compete for customers, employees, store sites, products and services and in other important aspects of our business with many other local, regional and national retailers. We compete with retailers operating discount, mass merchandise, outlet, warehouse, club, grocery, drug, convenience, variety and other specialty stores. Certain of our competitors have greater financial, distribution, marketing and other resources than we do and may be able to secure better arrangements with suppliers than we can. These other competitors compete in a variety of ways, including aggressive promotional activities, merchandise selection and availability, services offered to customers, location, store hours, in-store amenities and price. If we fail to respond effectively to competitive pressures and changes in the retail markets, it could adversely affect our financial performance.

        Competition for customers has intensified in recent years as larger competitors have moved into, or increased their presence in, our geographic markets. We remain vulnerable to the marketing power and high level of consumer recognition of these larger competitors and to the risk that these competitors or others could venture into our industry in a significant way. Generally, we expect an increase in competition.

         Natural disasters, unusually adverse weather conditions, pandemic outbreaks, boycotts and geo-political events could adversely affect our financial performance.

        The occurrence of one or more natural disasters, such as hurricanes and earthquakes, unusually adverse weather conditions, pandemic outbreaks, boycotts and geo-political events, such as civil unrest in countries in which our suppliers are located and acts of terrorism, or similar disruptions could adversely affect our operations and financial performance. To the extent these events result in physical damage to one or more of our properties, particularly one or more of our distribution centers, our operations and financial performance could be materially adversely affected. In addition, these events could result in increases in fuel (or other energy) prices or a fuel shortage, the temporary or permanent closure of one or more of our stores or distribution centers, delays in opening new stores, the temporary lack of an adequate work force in a market, the temporary or long-term disruption in the supply of products from some local and overseas suppliers, the temporary disruption in the transport of goods from overseas, delay in the delivery of goods to our distribution centers or stores, the temporary reduction in the availability of products in our stores and disruption to our information systems. These events also can have indirect consequences such as increases in the costs of insurance following a destructive hurricane season. These factors could otherwise disrupt and adversely affect our operations and financial performance.

         The efficient operation of our business is heavily dependent upon our information systems.

        We depend on a variety of information technology systems for the efficient functioning of our business. Such systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, security breaches and natural disasters. Damage or interruption to our computer systems may require a significant investment to fix or replace them, and we may suffer interruptions in our operations in the interim. Any material interruptions may have a material adverse effect on our business or results of operations.

        We also rely heavily on our information technology staff. If we cannot meet our staffing needs in this area, we may not be able to fulfill our technology initiatives while continuing to provide maintenance on existing systems. We rely on certain software vendors to maintain and periodically upgrade many of these systems so that they can continue to support our business. The software programs supporting many of our systems were licensed to us by independent software developers. The inability of these developers or us to continue to maintain and upgrade these information systems and software programs would disrupt or reduce the efficiency of our operations if we were unable to convert to alternate systems in an efficient and timely manner. In addition, costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems could also disrupt or reduce the efficiency of our operations.

         Our current insurance program may expose us to unexpected costs and negatively affect our financial performance.

        Our insurance coverage reflects deductibles, self-insured retentions, limits of liability and similar provisions that we believe are prudent based on the dispersion of our operations. However, there are types of losses we may incur but against which we cannot be insured or which we believe are not economically reasonable to insure, such as losses due to acts of war, employee and certain other crime and some natural disasters. If we incur these losses and they are material, our business could suffer. Certain material events may result in sizable losses for the insurance industry and adversely impact the availability of adequate insurance coverage or result in excessive premium increases. To offset negative insurance market trends, we may elect to self-insure, accept higher deductibles or reduce the amount of coverage in response to these market changes. In addition, we self-insure a significant portion of expected losses under our workers' compensation, automobile liability, general liability and group health insurance programs. Unanticipated changes in any applicable actuarial assumptions and management estimates underlying our recorded liabilities for these losses, including expected increases in medical and indemnity costs, could result in materially different amounts of expense than expected under these programs, which could have a material adverse effect on our financial condition and results of operations. Although we continue to maintain property insurance for catastrophic events, we are effectively self-insured for property losses up to the amount of our deductibles. If we experience a greater number of these losses than we anticipate, our financial performance could be adversely affected.

         If we fail to protect our brand name, competitors may adopt tradenames that dilute the value of our brand name.

        We may be unable or unwilling to strictly enforce our trademark in each jurisdiction in which we do business. Also, we may not always be able to successfully enforce our trademarks against competitors, or against challenges by others. Our failure to successfully protect our trademarks could diminish the value and efficacy of our brand recognition, and could cause customer confusion, which could, in turn, adversely affect our sales and profitability.

         Our success depends on our executive officers and other key personnel. If we lose key personnel or are unable to hire additional qualified personnel, our business may be harmed.

        Our future success depends to a significant degree on the skills, experience and efforts of our executive officers and other key personnel. The loss of the services of any of our executive officers, particularly Richard W. Dreiling, our Chief Executive Officer, could have a material adverse effect on our operations. Our future success will also depend on our ability to attract and retain qualified personnel and a failure to attract and retain new qualified personnel could have an adverse effect on our operations. We do not currently maintain key person life insurance policies with respect to our executive officers or key personnel.

         Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

        As a public company, the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission (the "SEC"), as well as the rules of the                , require us to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these public company obligations will increase our legal and financial compliance costs and place additional demands on our finance and accounting staff and on our financial, accounting and information systems.

        In particular, under current rules implementing Section 404 of the Sarbanes-Oxley Act of 2002 we will be required to have our independent registered public accounting firm report on the effectiveness of our internal control over financial reporting for our Annual Report on Form 10-K for our fiscal year ending January 29, 2010. If we are unable to conclude that we have effective internal control over financial reporting or, if our independent registered public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal control over financial reporting, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

         We face risks related to protection of customers' credit card data.

        In connection with credit card sales, we transmit confidential credit card information. Third parties may have the technology or know-how to breach the security of this customer information, and our security measures and those of our technology vendors may not effectively prohibit others from obtaining improper access to this information. Any security breach could expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and any resulting negative publicity could significantly harm our reputation.

Risks Related to this Offering and Ownership of Our Common Stock

         An active, liquid trading market for our common stock may not develop.

        After our 2007 merger and prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on                        or otherwise or how active and liquid that market may become. If an active and liquid trading market does not develop, you may have difficulty selling any of our common stock that you purchase. The initial public offering price for the shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price of our common stock may decline below the initial offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all.

         You will incur immediate and substantial dilution in the net tangible book value of the shares you purchase in this offering.

        Prior investors have paid substantially less per share of our common stock than the price in this offering. The initial public offering price of our common stock is substantially higher than the net tangible book value per share of outstanding common stock prior to completion of the offering. Based on our net tangible book value as of                         , 2009 and upon the issuance and sale of                shares of common stock by us at an assumed initial public offering price of $                per share (the midpoint of the initial public offering price range indicated on the cover of this prospectus), if you purchase our common stock in this offering, you will pay more for your shares than the amounts paid by our existing shareholders for their shares and you will suffer immediate dilution of approximately $                per share in net tangible book value. We also have a large number of outstanding stock options to purchase common stock with exercise prices that are below the estimated initial public offering price of our common stock. To the extent that these options are exercised, you will experience further dilution.

         Our stock price may change significantly following the offering, and you could lose all or part of your investment as a result.

        We and the underwriters will negotiate to determine the initial public offering price. You may not be able to resell your shares at or above the initial public offering price due to a number of factors such as those listed in "—Risks Related to Our Business" and the following, some of which are beyond are control:

  •
  quarterly variations in our results of operations;

  •
  results of operations that vary from the expectations of securities analysts and investors;

  •
  results of operations that vary from those of our competitors;

  •
  changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

  •
  announcements by us, our competitors or our vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

  •
  announcements by third parties of significant claims or proceedings against us;

  •
  increases in prices of raw materials for our products, fuel or our goods;

  •
  future sales of our common stock; and

  •
  general domestic and international economic conditions.

        Furthermore, the stock market recently has experienced extreme volatility that in some cases has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.

        In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

         If we or our existing investors sell additional shares of our common stock after this offering, the market price of our common stock could decline.

        The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After the completion of this offering, we will have                 million shares of common stock outstanding. This number includes                  million shares being sold in this offering, which may be resold immediately in the public market.

        We, our directors and executive officers, the selling shareholders and, through their investment in Parent, KKR, GS Capital Partners VI Fund, L.P. and affiliated funds (affiliates of Goldman, Sachs & Co.), Citi Private Equity, Wellington Management Company, LLP, CPP Investment Board (USRE II) Inc., and other equity co-investors, which we refer to collectively as the "Investors," have agreed not to offer or sell, dispose of or hedge, directly or indirectly, any common stock without the permission of each of Citigroup Global Markets Inc., Goldman, Sachs & Co. and KKR Capital Markets LLC for a period of 180 days from the date of this prospectus, subject to certain exceptions and automatic extension in certain circumstances. In addition, pursuant to shareholders agreements, we have granted certain members of our management and other shareholders the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act of 1933, as amended (the "Securities Act") covering resales of our common stock held by them. These shares will represent approximately       % of our outstanding common stock after this offering. These shares also may be sold pursuant to Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. As restrictions on resale end or if these shareholders exercise their registration rights, the market price of our stock could decline if the holders of restricted shares sell them or are perceived by the market as intending to sell them. See "Certain Relationships and Related Party Transactions—Relationships with the Investors—Registration Rights Agreement" and "Shares Eligible for Future Sale."

        As of                        , 2009,                         shares of our common stock were outstanding (                        of which are held by our employees and are subject to restrictions on transfer),                         shares were issuable upon the exercise of outstanding vested stock options under our 2007 stock incentive plan,                shares were subject to outstanding unvested stock options and restricted stock grants under our 2007 stock incentive plan, and                shares were reserved for future grant under our 2007 stock incentive plan. All shares held by employees, stock options and restricted stock granted under our stock incentive plans are subject to transfer restrictions that run for five years from the date of our 2007 merger or the employee's hire or promotion date, as applicable, unless such restrictions lapse in accordance with the terms of the management stockholder's agreements. Subject to the lapse of such transfer restrictions, these shares will first become eligible for resale        days after the date of this prospectus. Sales of a substantial number of shares of our common stock could cause the market price of our common stock to decline.

         Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

        We may retain future earnings, if any, for future operation, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future (other than the special dividend to be paid prior to this offering). Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur, including our Credit Facilities and the indentures governing the Notes. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

         Some provisions of Tennessee law and our governing documents could discourage a takeover that shareholders may consider favorable.

        In addition to the Investors' ownership of a controlling percentage of our common stock, Tennessee law and provisions contained in our charter and bylaws as we expect them to be in effect upon completion of this offering could make it difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. For example, our charter authorizes our Board of Directors to determine the rights, preferences, privileges and restrictions of unissued preferred stock, without any vote or action by our shareholders. As a result, our Board of Directors could authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock or with other terms that could impede the completion of a merger, tender offer or other takeover attempt. In addition, as described under "Description of Capital Stock—Tennessee Anti-Takeover Statutes" elsewhere in this prospectus, we are subject to certain provisions of Tennessee law that may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through transactions, and, in particular, unsolicited transactions, that some or all of our shareholders might consider to be desirable. As a result, efforts by our shareholders to change the direction or management of our company may be unsuccessful.

         The Investors will continue to have significant influence over us after this offering, including control over decisions that require the approval of shareholders, which could limit your ability to influence the outcome of key transactions, including a change of control.

        We are controlled, and after this offering is completed will continue to be controlled, by the Investors. The Investors will indirectly own through their investment in Parent approximately      % of

our common stock (or      % if the underwriters exercise their option to purchase additional shares in full) after the completion of this offering. In addition, the Investors will have the ability to elect our entire Board of Directors. As a result, the Investors will have control over our decisions to enter into any corporate transaction and the ability to prevent any transaction that requires shareholder approval regardless of whether others believe that the transaction is in our best interests. So long as the Investors continue to indirectly hold a majority of our outstanding common stock, they will have the ability to control the vote in any election of directors. In addition, pursuant to a shareholders agreement that we expect to enter into upon the consummation of this offering with Parent, KKR and Goldman, Sachs & Co., KKR will have a consent right over certain significant corporate actions. See "Certain Relationships and Related Party Transactions—Relationships with the Investors—Shareholders Agreement."

        The Investors are also in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Investors may also pursue acquisition opportunities that are complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as the Investors, or other funds controlled by or associated with the Investors, continue to indirectly own a significant amount of our outstanding common stock, even if such amount is less than 50%, the Investors will continue to be able to strongly influence or effectively control our decisions. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive shareholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

         We are a "controlled company" within the meaning of the                rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

        After completion of this offering, the Investors will continue to control a majority of the voting power of our outstanding common stock. As a result, we are a "controlled company" within the meaning of the                        corporate governance standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including:

  •
  the requirement that a majority of the Board of Directors consist of independent directors;

  •
  the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

  •
  the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

        Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors, our nominating/corporate governance committee and compensation committee will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the                .

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of the federal securities laws, including certain of the statements under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." You can identify forward-looking statements because they are not solely statements of historical fact or they contain words such as "believe," "expect," "may," "will," "should," "seek," "approximately," "intend," "plan," "estimate," "anticipate," "continue," "potential," "predict," "project" or similar expressions that concern our strategy, plans or intentions. For example, all statements we make relating to our estimated and projected earnings, revenues, costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies, or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:

  •
  failure to successfully execute our growth strategy, including delays in store growth, difficulties executing sales and operating profit margin initiatives and inventory shrinkage reduction;

  •
  the failure of our new store base to achieve sales and operating levels consistent with our expectations;

  •
  risks and challenges in connection with sourcing merchandise from domestic and foreign vendors;

  •
  our level of success in gaining and maintaining broad market acceptance of our private brands;

  •
  unfavorable publicity or consumer perception of our products;

  •
  our debt levels and restrictions in our debt agreements;

  •
  economic conditions, including their effect on the financial and capital markets, our suppliers and business partners, employment levels, consumer demand, spending patterns, inflation and the cost of goods;

  •
  levels of inventory shrinkage;

  •
  seasonality of our business;

  •
  increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor, employment and health care;

  •
  the impact of governmental laws and regulations and the outcomes of legal proceedings;

  •
  disruptions in our supply chain;

  •
  damage or interruption to our information systems;

  •
  changes in the competitive environment in our industry and the markets where we operate;

  •
  natural disasters, unusually adverse weather conditions, pandemic outbreaks, boycotts and geo-political events;

  •
  the incurrence of material uninsured losses or excessive insurance costs;

  •
  our failure to protect our brand name;

  •
  our loss of key personnel or our inability to hire additional qualified personnel; and

  •
  our failure to maintain effective internal controls.

        We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations ("cautionary statements") are disclosed under "Risk Factors" in this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

        We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

 USE OF PROCEEDS

        We estimate that the net proceeds we will receive from the sale of                shares of our common stock in this offering, after deducting underwriter discounts and commissions and estimated expenses payable by us, will be approximately $                 million. This estimate assumes an initial public offering price of $                per share, the midpoint of the range set forth on the cover page of this prospectus. A $1.00 increase (decrease) in the assumed initial public offering price of $                per share would increase (decrease) the net proceeds to us from this offering by $                 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us. We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders (including any shares sold by the selling shareholders pursuant to the underwriters' option to purchase additional shares).

        We intend to use the anticipated net proceeds as follows: (1) $                 million of the net proceeds will be applied to redeem $                 million in aggregate principal amount of our Senior Subordinated Notes at a redemption price of 111.875% and (2) the remaining $                 million of the net proceeds will be applied to redeem $                 million in aggregate principal amount of our Senior Notes at a redemption price of 110.625%. In each case, we will pay accrued and unpaid interest on the Notes through the redemption date with cash generated from operations. To the extent we raise more proceeds in this offering, we will redeem additional Senior Notes. To the extent we raise less proceeds in this offering, we will reduce the amount of Senior Notes that will be redeemed.

        As of the date hereof, there is approximately $1.175 billion aggregate principal amount of Senior Notes outstanding, which bear interest at a rate of 10.625% per annum and mature on July 15, 2015 and $655.9 million aggregate principal amount of Senior Subordinated Notes outstanding, which bear cash interest at a rate of 11.875% per annum and mature on July 15, 2017.

 DIVIDEND POLICY

        Prior to our 2007 merger, we declared a quarterly cash dividend in the amount of $0.05 per share payable on or before April 19, 2007 to common shareholders of record on April 5, 2007. We have not declared a dividend thereafter. However, we anticipate paying a special dividend of approximately $200 million to our existing shareholders prior to this offering. The dividend will be paid with cash generated from operations. Following completion of the offering, we have no current plans to pay any cash dividends on our common stock for the foreseeable future and instead may retain earnings, if any, for future operation and expansion and debt repayment. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends is limited by covenants in our Credit Facilities and in the indentures governing the Notes. See "Description of Indebtedness" for restrictions on our ability to pay dividends.

CAPITALIZATION

        The following table sets forth our capitalization as of May 1, 2009:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to (1) the issuance of common stock in this offering and the application of proceeds from the offering as described in "Use of Proceeds" as if each had occurred on May 1, 2009, (2) the payment of a special dividend in an amount of $                         million to our existing shareholders on                                    , 2009 and (3) the payment of approximately $64 million in fees under our monitoring agreement with KKR and Goldman, Sachs & Co. See "Certain Relationships and Related Party Transactions—Relationships with the Investors—Monitoring Agreement and Indemnity Agreement."

        You should read this table in conjunction with "Use of Proceeds," "Selected Historical Financial and Other Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto, included elsewhere in this prospectus.

	May 1, 2009
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$434.6	$

Long-term obligations:
Credit Facilities:
Senior secured asset-based revolving credit facility	$—	$
Senior secured term loan facility	2,300.0
Senior notes, net of discount(1)	1,155.5
Senior subordinated notes	655.9
Senior notes due 2010	1.8
Tax increment financing	14.5
Capital lease obligations and other	9.0

Total long-term obligations(1)	4,136.7

Shareholders' equity:
Preferred stock	—
Common stock	278.2
Additional paid-in capital	2,492.5
Retained earnings	186.4
Accumulated other comprehensive loss	(40.4)

Total shareholders' equity(1)	2,916.6

Total capitalization	$7,053.3	$

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $                per share would (decrease) increase each of our senior notes and total long-term obligations and would increase (decrease) equity by $                , $                and $                , respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us. To the extent we raise more proceeds in this offering, we will redeem additional Senior Notes. To the extent we raise less proceeds in this offering, we will reduce the amount of Senior Notes that will be redeemed.

        The table set forth above is based on the number of shares of our common stock outstanding as of May 1, 2009. This table does not reflect:

  •
  shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $                per share as of May 1, 2009,                         of which were then exercisable; and

  •
  shares of our common stock reserved for future grants under our 2007 Stock Incentive Plan.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

        The following table sets forth selected consolidated financial and other data of Dollar General Corporation as of the dates and for the periods indicated. We derived the selected historical statement of operations data and statement of cash flows data for the fiscal years or periods, as applicable, ended January 30, 2009, February 1, 2008, July 6, 2007 and February 2, 2007, and balance sheet data as of January 30, 2009 and February 1, 2008, from our historical audited consolidated financial statements included elsewhere in this prospectus. We derived the selected historical statement of operations data and statement of cash flows data for the fiscal years ended February 3, 2006 and January 28, 2005 and balance sheet data as of February 2, 2007, February 3, 2006 and January 28, 2005 presented in this table from audited consolidated financial statements not included in this prospectus. We derived the consolidated selected financial data for the thirteen week periods ended May 1, 2009 and May 2, 2008 from our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated interim financial information set forth below on the same basis as our audited consolidated financial statements, except for the adoption of Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. The interim results set forth below are not necessarily indicative of results for the fiscal year ending January 29, 2010 or for any other period.

        On July 6, 2007, we completed a merger with Buck Acquisition Corp. ("Buck") and, as a result, we are a subsidiary of a Delaware limited partnership controlled by investment funds affiliated with KKR. As a result of our 2007 merger, the related purchase accounting adjustments, and a new basis of accounting beginning on July 7, 2007, the 2007 financial reporting periods presented below include the Predecessor period of the Company reflecting 22 weeks of operating results from February 3, 2007 to July 6, 2007 and 30 weeks of operating results for the Successor period, reflecting the 2007 merger from July 7, 2007 to February 1, 2008. Buck's results of operations for the period from March 6, 2007 to July 6, 2007 (prior to the 2007 merger on July 6, 2007) are also included in the consolidated financial statements for the 2007 Successor period described above, as a result of certain derivative financial instruments entered into by Buck prior to the merger. Other than these financial instruments, Buck had no assets, liabilities, or operations prior to the merger. The fiscal years presented from 2004 to 2006 reflect the Predecessor. Due to the significance of the 2007 merger and related transactions that occurred in 2007, the financial information for all Successor periods is not comparable to that of the Predecessor periods presented in the accompanying table.

        Our historical results are not necessarily indicative of future operating results. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, "Prospectus Summary—Summary Historical and Pro Forma Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Predecessor				Successor
(amounts in millions, excluding number of stores, selling square feet, net sales per square foot and per share data)	Year Ended			February 3, 2007 through July 6, 2007(2)	March 6, 2007 through February 1, 2008(2)(3)	Year Ended	Thirteen Weeks Ended
	January 28, 2005	February 3, 2006(1)	February 2, 2007(2)			January 30, 2009	May 2, 2008	May 1, 2009
Statement of Operations Data:
Net sales	$7,660.9	$8,582.2	$9,169.8	$3,923.8	$5,571.5	$10,457.7	$2,403.5	$2,779.9
Cost of goods sold	5,397.7	6,117.4	6,801.6	2,852.2	3,999.6	7,396.6	1,710.4	1,924.6

Gross profit	2,263.2	2,464.8	2,368.2	1,071.6	1,571.9	3,061.1	693.1	855.4
Selling, general and administrative expenses	1,706.2	1,903.0	2,119.9	960.9	1,324.5	2,448.6	582.2	630.5
Litigation settlement and related costs, net	—	—	—	—	—	32.0	—	—
Transaction and related costs	—	—	—	101.4	1.2	—	—	—

Operating profit	557.0	561.9	248.3	9.2	246.1	580.5	110.9	224.9
Interest income	(6.6)	(9.0)	(7.0)	(5.0)	(3.8)	(3.1)	(1.0)	(0.1)
Interest expense	28.8	26.2	34.9	10.3	252.9	391.9	100.9	89.2
Other (income) expense	—	—	—	—	3.6	(2.8)	0.3	1.7

Income (loss) before income taxes	534.8	544.6	220.4	4.0	(6.6)	194.4	10.7	134.1
Income tax expense (benefit)	190.6	194.5	82.4	12.0	(1.8)	86.2	4.7	51.1

Net income (loss)	$344.2	$350.2	$137.9	$(8.0)	$(4.8)	$108.2	$5.9	$83.0

Earnings (loss) per share(4):
Basic
Diluted
Weighted average shares(4):
Basic
Diluted
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$391.5	$555.5	$405.4	$201.9	$239.6	$575.2	$151.6	$108.9
Investing activities	(259.2)	(264.4)	(282.0)	(66.9)	(6,848.4)	(152.6)	(32.2)	(51.7)
Financing activities	(245.4)	(323.3)	(134.7)	25.3	6,709.0	(144.8)	(103.7)	(0.6)
Total capital expenditures	(288.3)	(284.1)	(261.5)	(56.2)	(83.6)	(205.5)	(35.4)	(51.8)
Other Financial and Operating Data:
Same-store sales growth(5)	3.2%	2.2%	3.3%	2.6%	1.9%	9.0%	5.4%	13.3%
Same-store sales(5)	$6,589.0	$7,555.8	$8,327.2	$3,656.6	$5,264.2	$10,118.5	$2,309.6	$2,703.8
Number of stores included in same-store sales calculation	5,932	7,186	7,627	7,655	7,735	8,153	7,887	8,179
Number of stores (at period end)	7,320	7,929	8,229	8,205	8,194	8,362	8,265	8,462
Selling square feet (in thousands at period end)	50,015	54,753	57,299	57,379	57,376	58,803	57,919	59,546
Net sales per square foot(6)	$160	$160	$163	$164	$165	$180	$167	$185
Consumables sales	63.0%	65.3%	65.7%	66.7%	66.4%	69.3%	69.9%	71.8%
Seasonal sales	16.5%	15.7%	16.4%	15.4%	16.3%	14.6%	13.4%	12.8%
Home product sales	11.5%	10.6%	10.0%	9.2%	9.1%	8.2%	8.5%	7.8%
Apparel sales	9.0%	8.4%	7.9%	8.7%	8.2%	7.9%	8.2%	7.6%
Rent expense	$268.8	$312.3	$343.9	$150.2	$214.5	$389.6	$94.5	$101.8
Balance Sheet Data (at period end):
Cash and cash equivalents and short-term investments	$275.8	$209.5	$219.2		$119.8	$378.0	$115.9	$434.6
Total assets	2,841.0	2,980.3	3,040.5		8,656.4	8,889.2	8,663.0	8,978.8
Total long-term obligations	271.3	278.7	270.0		4,282.0	4,137.1	4,179.0	4,136.7
Total shareholders' equity	1,684.5	1,720.8	1,745.7		2,703.9	2,831.7	2,730.6	2,916.6

(1)
The fiscal year ended February 3, 2006 was comprised of 53 weeks.

(2)
Includes the effects of certain strategic merchandising and real estate initiatives that resulted in the closing of approximately 460 stores and changes in our inventory management model which resulted in greater inventory markdowns than in previous years.

(3)
Includes the results of Buck Acquisition Corp. for the period prior to its 2007 merger with and into Dollar General Corporation from March 6, 2007 (Buck's formation) through July 6, 2007 and the post-merger results of Dollar General Corporation for the period from July 7, 2007 through February 1, 2008.

(4)
Because of our 2007 merger, our capital structure for periods before and after the merger is not comparable, and therefore we are presenting earnings per share and weighted average share information only for periods subsequent to our 2007 merger. Similarly, dividends per share for the periods prior to the merger have not been presented, and we have not paid dividends for the periods presented since our 2007 merger.

(5)
For fiscal periods ending after January 28, 2005, same-store sales have been calculated based upon stores that were open at least 13 full fiscal months and remained open at the end of the reporting period. For fiscal periods ending on or before January 28, 2005, same-store sales include stores that were open both at the end of the reporting period and at the beginning of the preceding fiscal year. We exclude the sales in the 53rd week of a 53-week year from the same-store sales calculation.

(6)
Net sales per square foot was calculated based on total sales for the preceding 12 months as of the ending date of the reporting period divided by the average selling square footage during the period, including the end of the fiscal year, the beginning of the fiscal year, and the end of each of our three interim fiscal quarters. For the period from February 3, 2007 through July 6, 2007, average selling square footage was calculated using the average of square footage as of July 6, 2007 and as of the end of each of the four preceding quarters. For the fiscal year ended February 3, 2006, net sales per square foot was calculated based on 52 weeks' sales.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations with "Selected Historical Financial and Other Data" and the audited historical and unaudited interim financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including but not limited to those described in the "Risk Factors" section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. You should read "Special Note Regarding Forward-Looking Statements" and "Risk Factors."

Executive Overview

        We are the largest discount retailer in the United States by number of stores, with 8,577 stores located in 35 states as of July 31, 2009, primarily in the southern, southwestern, midwestern and eastern United States. We offer a broad selection of merchandise, including consumable products such as food, paper and cleaning products, health and beauty products and pet supplies, and non-consumable products such as seasonal merchandise, home décor and domestics, and apparel. Our merchandise includes high quality national brands from leading manufacturers, as well as comparable quality private brand selections with prices at substantial discounts to national brands. We offer our customers these national brand and private brand products at everyday low prices (typically $10 or less) in our convenient small-box (small store) locations. We believe our convenient store format and broad selection of high quality products at compelling values have driven our substantial growth and financial success over the years.

        On July 6, 2007, we completed a merger and, as a result, we are a subsidiary of Buck Holdings, L.P. ("Parent"), a Delaware limited partnership controlled by investment funds affiliated with Kohlberg Kravis Roberts & Co., L.P. (collectively, "KKR" or "Sponsor"). KKR, GS Capital Partners VI Fund, L.P. and affiliated funds (affiliates of Goldman, Sachs & Co.), Citi Private Equity, Wellington Management Company, LLP, CPP Investment Board (USRE II) Inc., and other equity co-investors (collectively, the "Investors") indirectly own a substantial portion of our capital stock through their investment in Parent. The merger consideration was funded through the use of our available cash, cash equity contributions from the Investors, equity contributions of certain members of our management and certain debt financings discussed below under "—Liquidity and Capital Resources."

        The customers we serve are value-conscious, and Dollar General has always been intently focused on helping our customers make the most of their spending dollars. Consumers have faced heightened economic challenges, including fluctuating gasoline and energy costs, rising food costs, increased unemployment, and difficult housing and credit markets in 2008 and 2009, and the timetable for economic recovery is uncertain. Nonetheless, as a result of our long-term mission of serving the value-conscious customer, coupled with a vigorous focus on improving our operating and financial performance, our 2008 and first quarter 2009 results have been strong, and we remain optimistic with regard to executing our operating priorities for the remainder of 2009.

        Discussion of Operating Priorities.    We have been keenly focused on executing the following four operating priorities which we defined at the beginning of 2008:

  •
  Drive productive sales growth;

  •
  Increase gross margins;

  •
  Leverage process improvements and information technology to reduce costs; and

  •
  Strengthen and expand Dollar General's culture of "serving others."

        Our first priority is driving productive sales growth by increasing shopper frequency and transaction amount and maximizing sales per square foot. We utilized numerous initiatives in 2008 and 2009 to enable productive sales growth. For example, we are defining and improving our store standards with a goal of developing a consistent look and feel across all stores. We expanded offerings of convenience foods and beverages, added new impulse racks at the checkout stands and expanded our store operating hours. To further improve space utilization, we have begun the process of raising the height of merchandise fixtures in our stores, starting with the food area. We also intend to increase sales growth by increasing our number of stores. We believe we have significant potential to increase our number of stores in new and existing markets, with a plan to open approximately 500 new stores in fiscal 2009 and to continue this growth into the future.

        Our second priority is to increase gross profit through shrink reduction, distribution efficiencies, an improved pricing model, the expansion of private brand offerings and increased foreign sourcing. In 2008 and 2009, inventory shrink decreased as a result of several focused initiatives, including the elimination of packaway inventories from the stockrooms, the installation of additional security cameras, the implementation of exception-based shrink detection tools, and improved hiring practices and employee retention. Higher sales volumes have contributed to our ability to leverage transportation and distribution costs, and we were able to offset the impact of higher average fuel costs for 2008 through better trailer utilization, expansion of backhaul opportunities and improved fleet management. We reviewed and reset our consumables planograms, eliminating less productive items in order to add more productive ones. In this process, we reviewed our pricing strategy and worked diligently to minimize vendor cost increases. Some merchandise cost increases were unavoidable in 2008, but as a result of our improved pricing analysis tools, we were able to recoup a portion of these increases through pricing. We continue to focus on sales of private brand consumables, which generally have higher gross profit rates, while continuing to offer a wide variety of national brands in our efforts to offer the optimal mix of products to our customers. With regard to the expansion of foreign sourcing, we are still in the early stages of defining the objectives and building the team.

        Our third priority is leveraging process improvements and information technology to reduce costs. We are committed as an organization to extract costs that do not affect the customer experience. Examples of cost reduction initiatives in 2008 and 2009 include recycling of cardboard, reduction of workers' compensation expense through a focus on safety and improvement of energy management in the stores through installation and monitoring of new equipment. With regard to information technology, we are focusing our resources on improving systems that are designed to enhance retail store operations and merchandising.

        Our fourth priority is to strengthen and expand Dollar General's culture of serving others. For customers this means helping them "Save Time. Save Money. Every Day." For employees, this means creating an environment that attracts and retains key employees throughout the organization. For the public, this means giving back to our store communities.

        Financial and operating highlights.    For the quarter ended May 1, 2009, our focus on our four priorities resulted in improved financial performance over the comparable 2008 period in each of our key financial metrics, as follows:

  •
  Total sales increased 15.7% to $2.78 billion. Sales in same-stores increased 13.3%, driven by increases in customer traffic and average transaction amount. Average sales per square foot for all stores over the 52-week period ended May 1, 2009 were approximately $185, up from $167 for the comparable prior 52-week period ended May 2, 2008.

  •
  Gross profit, as a percentage of sales, increased to 30.8%, compared to 28.8% in the 2008 period, as a result of higher average markups driven by our focused effort to reduce our merchandise purchase costs while maintaining our everyday low prices (including strategic changes we have made to the mix of merchandise, such as increasing private brand items which generally are associated with higher average markups), lower transportation and distribution costs and continued improvement in inventory shrinkage.

  •
  SG&A, as a percentage of sales, was 22.7%, compared to 24.2% in the 2008 quarter. The improvement is attributable to leverage resulting from our significant sales increase and a reduction in insurance costs, primarily workers' compensation.

  •
  Inventory turnover improved to 5.2 times on a rolling four-quarter basis, compared to 5.0 times for the corresponding prior year period.

  •
  We reported net income of $83.0 million, compared to net income of $5.9 million in the 2008 quarter.

        For the quarter ended May 1, 2009, we generated $108.9 million of cash from operating activities. At May 1, 2009, we had a cash balance of $434.6 million. Because of continued uncertainties in the financial markets, we believe maintaining excess liquidity is prudent. Also during the 2009 first quarter, we opened 104 new stores, remodeled or relocated 100 stores, and closed four stores, resulting in a store count of 8,462 on May 1, 2009.

        Our fiscal 2008 annual financial highlights included:

  •
  A 10.1% total sales increase from 2007 and a 9.0% same-stores sales increase, driven by increases in customer traffic and average transaction amount. Average sales per square foot for all stores in 2008 were approximately $180, up from $165 in 2007. Sales increases of consumables products outpaced our more discretionary categories, likely the result of both our merchandising initiatives, which were more focused on consumables, and the negative effect of the economy on consumer discretionary spending.

  •
  Gross profit, as a percentage of sales, was 29.3% in 2008. During the year, we made progress in reducing our inventory shrinkage and improving the efficiencies of our distribution and transportation processes as well as leveraging fixed distribution costs. Improvements in our pricing systems and processes also permitted us to make timelier price changes to compensate for unavoidable cost increases, and for the year, markdowns declined.

  •
  SG&A, as a percentage of sales, for fiscal 2008 was 23.4%, compared to 23.8% in the 2007 Successor period and 24.5% in the 2007 Predecessor period. Our increased sales levels favorably affected SG&A, as a percentage of sales, in addition to a reduction in workers' compensation expense, resulting from safety initiatives implemented over the last several years, and reduced advertising expense. The 2007 Predecessor period included SG&A of $45.0 million, or 115 basis points, related to closing underperforming stores.

  •
  Litigation expense of $32 million reflecting the settlement and related expenses, net of insurance proceeds, of a class action lawsuit filed as a result of our 2007 merger. We determined that the settlement was in our best interests to avoid costly and time consuming litigation.

  •
  Interest expense of $391.9 million in 2008 relating primarily to interest on debt incurred to finance our 2007 merger. We repaid all borrowings under our revolving credit facility in the first quarter of 2008 and incurred no additional borrowings during the year. In January 2009, we further reduced our total long-term obligations by repurchasing $44.1 million of our Senior Subordinated Notes.

  •
  Net income of $108.2 million, compared to a net loss of $4.8 million in the 2007 Successor period and a net loss of $8.0 million in the 2007 Predecessor period (each of the 2007 periods included significant costs related to the 2007 merger and other strategic initiatives as more fully described below in the comparison of results of operations for 2008 and 2007).

  •
  Cash from operating activities of $575.2 million, a portion of which we used to invest in our stores and to reduce long-term obligations. At year end, our cash balance was $378 million.

  •
  Opening of 207 new stores, remodeling or relocating of 404 stores, and closing of 39 stores, resulting in a store count of 8,362 on January 30, 2009. In addition, we are pleased with the progress we made during the year in our efforts to better utilize existing square footage and to improve the appearance of our stores.

        Outlook for 2009.    We plan to continue to focus on our same four operating priorities for the remainder of the year. We intend to continue to refine and improve our store standards, focusing on achieving a consistent look and feel across the chain, and plan to measure customer satisfaction. We expect to complete the process of raising the height of our merchandise fixtures, allowing us to better utilize our store square footage. We will continue to focus on reducing inventory shrink by implementing additional analytical tools and expanding the utilization of surveillance equipment. We have identified additional opportunities to reduce labor and other costs in our distribution centers. In addition, we plan to continue to expand our private brand consumables offerings and to increase and upgrade our private brand merchandise in the home and seasonal categories. Most of our merchandising focus and the recent changes we have made have centered on items in our consumables category, which have demonstrated strong sales growth as a result. In 2009, we are bringing the same focus and intensity to our apparel, home and seasonal categories. We intend to make strides in expanding our foreign sourcing efforts and expect to begin seeing a greater impact from this initiative in late 2009.

        With regard to leveraging information technology and process improvements to reduce costs, we will continue to focus on making improvements that benefit our merchandising and operations efforts, including projects such as pricing and profitability analysis, merchandise selection and allocation and labor scheduling. All of our store managers now have access to a back office computer, which improves reporting and communications with the stores and, consequently, will assist us in improving store productivity.

        Finally, in 2009, we plan to open approximately 500 new stores within the 35 states in which we currently operate, and to remodel or relocate an additional 400 stores. With regard to planned new store openings, our criteria are based on numerous factors including, among other things, availability of appropriate sites, expected sales, lease terms, population demographics, competition, and the employment environment. We use various real estate site selection tools to determine target markets and optimum site locations within those markets. Our 2009 store expansion plans include expansion only within our existing markets. With respect to store relocations, we begin to evaluate a store for relocation opportunities approximately 18 months prior to the store's lease expiration using the same basic tools and criteria as those used for new stores. Remodels, which require a much smaller investment, are determined based on the need, the opportunity for sales improvement at the location and an expectation of a desirable return on investment. The majority of new store sites for 2009 have been identified and terms agreed to.

        We expect to continue to face difficult economic issues in 2009 which will restrict our customers' ability to spend and, therefore, will challenge our efforts to increase sales and gross profit. We also believe that competitive pricing, promotions, and advertising will continue and are likely to increase if overall retail sales continue to decline. We remain committed to our operating model and to making improvements in our stores and our merchandise to better serve the needs of our customers.

        As a result of this offering and the related transactions, we anticipate that we will incur significant charges in the accounting period in which such transactions are consummated, including charges relating to the redemption of our Senior Notes and Senior Subordinated Notes and a transaction fee under, and fees associated with the termination of, our monitoring agreement.

Results of Operations

        Accounting Periods.    The following text contains references to years 2009, 2008, 2007, and 2006, which represent fiscal years ending or ended January 29, 2010, January 30, 2009, February 1, 2008, and February 2, 2007, respectively. Our fiscal year ends on the Friday closest to January 31. Fiscal years 2009, 2008 and 2006 were all 52-week accounting periods.

        As discussed above, we completed a merger transaction on July 6, 2007, and therefore the 2007 presentation includes the 22-week Predecessor period of Dollar General Corporation through July 6, 2007, reflecting the historical basis of accounting prior to the 2007 merger, and a 30-week Successor period, reflecting the impact of the business combination and associated purchase price allocation of the merger of Dollar General Corporation and Buck Acquisition Corp. ("Buck"), from July 7, 2007 to February 1, 2008. Buck was formed on March 6, 2007, and its results of operations prior to the 2007 merger, related solely to interest rate swaps entered into in anticipation of the merger, are included in the 2007 Successor results of operations. Transactions relating to or resulting from the 2007 merger are discussed separately.

        Seasonality.    The nature of our business is seasonal to a certain extent. Primarily because of sales of holiday-related merchandise, sales in our fourth quarter (November, December and January) have historically been higher than sales achieved in each of the first three quarters of the fiscal year. Expenses and, to a greater extent, operating income vary by quarter. Results of a period shorter than a full year may not be indicative of results expected for the entire year. Furthermore, the seasonal nature of our business may affect comparisons between periods.

  Thirteen Weeks Ended May 1, 2009 and May 2, 2008

        The following table contains results of operations data for the first 13 weeks of each of 2009 and 2008, and the dollar and percentage variances among those periods:

	13 Weeks Ended		2009 vs. 2008
(in millions, except per share data)	May 1, 2009	May 2, 2008	Amount change	% change
Net sales by category:
Consumables	$1,995.8	$1,680.9	$314.9	18.7%
% of net sales	71.79%	69.94%
Seasonal	356.5	322.1	34.3	10.7
% of net sales	12.82%	13.40%
Home products	216.9	204.5	12.4	6.1
% of net sales	7.80%	8.51%
Apparel	210.8	196.0	14.8	7.6
% of net sales	7.58%	8.15%

Net sales	$2,779.9	$2,403.5	$376.4	15.7
Cost of goods sold	1,924.6	1,710.4	214.2	12.5
% of net sales	69.23%	71.16%

Gross profit	855.4	693.1	162.3	23.4
% of net sales	30.77%	28.84%
Selling, general and administrative expenses	630.5	582.2	48.3	8.3
% of net sales	22.68%	24.22%

Operating profit	224.9	110.9	114.0	102.8
% of net sales	8.09%	4.61%
Interest income	(0.1)	(1.0)	0.9	(90.2)
% of net sales	(0.00)%	(0.04)%
Interest expense	89.2	100.9	(11.6)	(11.5)
% of net sales	3.21%	4.20%
Other (income) expense	1.7	0.3	1.4	—
% of net sales	0.06%	0.01%

Income before income taxes	134.1	10.7	123.4	—
% of net sales	4.82%	0.44%
Income tax expense	51.1	4.7	46.3	—
% of net sales	1.84%	0.20%

Net income	$83.0	$5.9	$77.1	—%
% of net sales	2.99%	0.25%

Earnings per share:
Basic
Diluted

        Net Sales.    The net sales increase in the 2009 first quarter reflects a same-store sales increase of 13.3% compared to the 2008 quarter. Same-stores include stores that have been open for 13 months and remain open at the end of the reporting period. For the 2009 quarter, there were 8,179 same-stores which accounted for sales of $2.70 billion. The remainder of the sales increase was attributable to new stores, partially offset by sales from closed stores.

        We believe that the increase in sales reflects the impact of various operating and merchandising initiatives implemented over the last year, including the impact of improved store standards, the expansion of convenience food and beverage offerings and additional private brand consumables that offer improved quality and value. We have adjusted our store hours to better accommodate our customers, resulting in increased customer traffic. In addition, we have increased the utilization of store square footage and have improved the timing, selection and management of seasonal, home and apparel merchandise, adding items that are more trend relevant. As indicated by our growth in sales during this challenging economic period, value-conscious customers are relying on our stores for value and convenience more than ever.

        Gross Profit.    The gross profit rate as a percentage of sales was 30.8% in the 2009 first quarter, compared to 28.8% in the 2008 quarter. Several factors contributed significantly to our gross profit rate expansion:

  •
  Average markups increased as a result of our focus on lowering costs from our vendors, while maintaining our everyday low prices, and changes we have made to the mix of merchandise, such as the increase in private brand items which generally represent higher gross profit rates.

  •
  Distribution and transportation costs decreased as a result of lower fuel costs and improved efficiencies arising from changes in our distribution processes.

  •
  Inventory shrink as a percentage of sales declined.

        In 2008, we faced increased commodity cost pressures which resulted in multiple product cost increases. As a result, we recorded a LIFO provision of $43.9 million in fiscal 2008. On a quarterly basis, we estimate the annual impact of commodity cost fluctuations based upon the best available information at that point in time. The estimated LIFO provision in the 2009 first quarter was $0.8 million, reflecting a flattening of these increases based on our 2009 trends and our current 2009 estimates.

        SG&A Expense.    The 8.3% increase in SG&A expense in the 2009 period compared to the 2008 period is the result primarily of SG&A required to operate new stores and to support increased same-store sales levels. As a percentage of sales, SG&A decreased to 22.7% in the 2009 period from 24.2% in the 2008 period, a decrease of 154 basis points, primarily attributable to leverage on payroll and store occupancy costs attained from significantly higher sales. In addition, workers' compensation costs and general liability insurance expense decreased as a result of our continued cost reduction efforts.

        Interest Income.    Interest income consists primarily of interest on investments. The decrease in interest income in the 2009 period compared to the 2008 period was the result of lower interest rates.

        Interest Expense.    The decrease in interest expense in the 2009 period from the 2008 period is due to lower interest rates on our variable rate debt, primarily on our term loan, and lower outstanding borrowings as the result of the repurchase of $44.1 million of the Senior Subordinated Notes in the fourth quarter of 2008. We had outstanding variable-rate debt of $836 million and $623 million, after taking into consideration the impact of interest rate swaps, as of May 1, 2009 and January 30, 2009, respectively. The remainder of our outstanding indebtedness at May 1, 2009 and January 30, 2009 was fixed rate debt.

        Income Taxes.    The effective income tax rate for the 2009 period was 38.1%, compared to a rate of 44.5% for the 2008 period. Both periods included similar amounts of income tax-related interest, but because the 2009 pretax income was higher, the effective rate was affected to a lesser degree.

  Fiscal Year 2008, 2007 Successor and Predecessor Periods, and Fiscal Year 2006

        The following table contains results of operations data for fiscal year 2008, the Successor and Predecessor periods in 2007, and fiscal year 2006.

	Successor		Predecessor
(amounts in millions, except per share data)	2008	2007(a)(c)	2007(b)(c)	2006(c)
Net sales by category:
Consumables	$7,248.4	$3,701.7	$2,615.1	$6,022.0
% of net sales	69.31%	66.44%	66.65%	65.67%
Seasonal	1,521.5	908.3	604.9	1,510.0
% of net sales	14.55%	16.30%	15.42%	16.47%
Home products	862.2	507.0	362.7	914.4
% of net sales	8.24%	9.10%	9.24%	9.97%
Apparel	825.6	454.4	341.0	723.5
% of net sales	7.89%	8.16%	8.69%	7.89%

Net sales	$10,457.7	$5,571.5	$3,923.8	$9,169.8
Cost of goods sold	7,396.6	3,999.6	2,852.2	6,801.6
% of net sales	70.73%	71.79%	72.69%	74.17%

Gross profit	3,061.1	1,571.9	1,071.6	2,368.2
% of net sales	29.27%	28.21%	27.31%	25.83%
Selling, general and administrative expenses	2,448.6	1,324.5	960.9	2,119.9
% of net sales	23.41%	23.77%	24.49%	23.12%
Litigation settlement and related costs, net	32.0	—	—	—
% of net sales	0.31%	—	—	—
Transaction and related costs	—	1.2	101.4	—
% of net sales	—	0.02%	2.58%	—

Operating profit	580.5	246.1	9.2	248.3
% of net sales	5.55%	4.42%	0.24%	2.71%
Interest income	(3.1)	(3.8)	(5.0)	(7.0)
% of net sales	(0.03)%	(0.07)%	(0.13)%	(0.08)%
Interest expense	391.9	252.9	10.3	34.9
% of net sales	3.75%	4.54%	0.26%	0.38%
Other (income) expense	(2.8)	3.6	—	—
% of net sales	(0.03)%	0.07%	—	—

Income (loss) before income taxes	194.4	(6.6)	4.0	220.4
% of net sales	1.86%	(0.12)%	0.10%	2.40%
Income taxes	86.2	(1.8)	12.0	82.4
% of net sales	0.82%	(0.03)%	0.31%	0.90%

Net income (loss)	$108.2	$(4.8)	$(8.0)	$137.9
% of net sales	1.03%	(0.09)%	(0.20)%	1.50%

Earnings per share(d)
Basic
Diluted

(a)
Includes the results of operations of Buck Acquisition Corp. for the period prior to its 2007 merger with and into Dollar General Corporation from March 6, 2007 (Buck's formation) through July 6, 2007 (reflecting the change in fair value of interest rate swaps), and the post-merger results of Dollar General Corporation for the period from July 7, 2007 through February 1, 2008.

(b)
Includes the pre-merger results of Dollar General Corporation for the period from February 3, 2007 through July 6, 2007.

(c)
Includes the effects of certain strategic merchandising and real estate initiatives that resulted in the closing of approximately 460 stores and changes in our inventory management model which resulted in greater inventory markdowns than in previous years.

(d)
Because of our 2007 merger, our capital structure for periods before and after the merger is not comparable and therefore we are presenting earnings per share information only for periods subsequent to our 2007 merger.

        The following discussion of our financial performance also includes supplemental unaudited pro forma condensed consolidated financial information for fiscal years 2007 and 2006. Because our merger occurred during our 2007 second quarter, we believe this information aids in the comparison between the periods presented. The pro forma information does not purport to represent what our results of operations would have been had the 2007 merger and related transactions actually occurred at the beginning of the years indicated, and they do not purport to project our results of operations or financial condition for any future period. The following table contains results of operations data for 2008 compared to pro forma results of operations for fiscal years 2007 and 2006, and the dollar and percentage variances among those years. See "—Unaudited Pro Forma Condensed Consolidated Financial Information" below.

		Pro Forma		2008 vs. 2007 Pro Forma		2007 Pro Forma vs. 2006 Pro Forma
(amounts in millions)	2008	2007	2006	$ change	% change	$ change	% change
Net sales by category:
Consumables	$7,248.4	$6,316.8	$6,022.0	$931.6	14.7%	$294.8	4.9%
% of net sales	69.31%	66.53%	65.67%
Seasonal	1,521.5	1,513.2	1,510.0	8.2	0.5	3.2	0.2
% of net sales	14.55%	15.94%	16.47%
Home products	862.2	869.8	914.4	(7.5)	(0.9)	(44.6)	(4.9)
% of net sales	8.24%	9.16%	9.97%
Apparel	825.6	795.4	723.5	30.2	3.8	72.0	9.9
% of net sales	7.89%	8.38%	7.89%

Net sales	$10,457.7	$9,495.2	$9,169.8	$962.4	10.1%	$325.4	3.5%
Cost of goods sold	7,396.6	6,852.5	6,803.1	544.1	7.9	49.3	0.7
% of net sales	70.73%	72.17%	74.19%

Gross profit	3,061.1	2,642.8	2,366.7	418.3	15.8	276.1	11.7
% of net sales	29.27%	27.83%	25.81%
Selling, general and administrative expenses	2,448.6	2,310.9	2,180.9	137.7	6.0	130.0	6.0
% of net sales	23.41%	24.34%	23.78%
Litigation settlement and related costs, net	32.0	—	—	32.0	—	—	—
% of net sales	0.31%	—	—			—	—
Transaction and related costs	—	1.2	—	(1.2)	—	1.2	—
% of net sales	—	0.01%	—

Operating profit	580.5	330.6	185.7	249.9	75.6	144.9	78.0
% of net sales	5.55%	3.48%	2.03%
Interest income	(3.1)	(8.8)	(7.0)	5.8	(65.4)	(1.8)	26.3
% of net sales	(0.03)%	(0.09)%	(0.08)%
Interest expense	391.9	436.7	436.9	(44.8)	(10.3)	(0.2)	(0.0)
% of net sales	3.75%	4.60%	4.76%
Other (income) expense	(2.8)	3.6	—	(6.4)	—	3.6	—
% of net sales	(0.03)%	0.04%	—

Income (loss) before income taxes	194.4	(100.9)	(244.2)	295.3	—	143.3	(58.7)
% of net sales	1.86%	(1.06)%	(2.66)%
Income taxes	86.2	(42.9)	(88.0)	129.1	—	45.1	(51.2)
% of net sales	0.82%	(0.45)%	(0.96)%

Net income (loss)	$108.2	$(57.9)	$(156.2)	$166.1	—%	$98.2	(62.9)%
% of net sales	1.03%	(0.61)%	(1.70)%

        Net Sales.    The net sales increase in fiscal 2008 reflects a same-store sales increase of 9% compared to 2007. For the 2008 fiscal year, there were 8,153 same-stores which accounted for sales of $10.12 billion. There were no purchase accounting or other adjustments to net sales as a result of our 2007 merger, therefore, the 2007 net sales and other amounts presented related to 2007 net sales are calculated using the 2007 52-week fiscal year. The remainder of the increase in sales in fiscal 2008 was attributable to new stores, partially offset by sales from closed stores. The increase in consumables sales reflects the various initiatives implemented in 2008, including the impact of improved store standards, the expansion of convenience food and beverage offerings, improved utilization of square footage and extended store hours. The majority of our merchandising efforts in 2008 related to the consumables category, including planogram resets and increased emphasis on private brand products as further discussed above in the Executive Overview. Both the number of customer transactions and average transaction amount increased for the year, and we believe that our stores benefited to some degree from attracting new customers who are seeking value as a result of the current economic environment.

        The net sales increase in 2007 primarily reflects a same-store sales increase of 1.9% for the 2007 Successor period and 2.6% for the Predecessor period compared to the same periods in 2006. For the 2007 Successor period, there were 7,735 same-stores (generating $5.26 billion of net sales) and for the 2007 Predecessor period there were 7,655 same-stores (generating $3.66 billion of net sales). Sales resulting from new store growth, including 170 new stores in the 2007 Successor period and 195 stores in the 2007 Predecessor period, were partially offset by the impact of store closings in the 2007 Predecessor and Successor periods and in 2006. Sales of consumables were 66.4% of total sales in the 2007 Successor period and 66.6% of total sales in the 2007 Predecessor period, compared to 65.7% of total sales in 2006, resulting from successful changes during the 2007 periods to our consumables merchandising mix. Sales of seasonal merchandise increased slightly in dollars but declined as a percentage of total sales in the 2007 periods compared to 2006. Apparel sales increased as a percentage of total sales in the 2007 periods compared to 2006, while home products sales decreased as a percentage of sales. To some extent, sales in these more discretionary categories were affected by our efforts to eliminate our inventory packaway strategy by the end of 2007 and to reduce overall inventory levels. In addition, we believe sales of seasonal merchandise, apparel and home products were negatively affected by continued economic pressures on our customers, particularly in the fourth quarter of 2007. The increase in same-store sales represents an increase in average customer purchase, offset by a slight decrease in customer traffic.

        Of our four major merchandise categories, the consumables category has grown significantly over the past several years. Although this category generally has a lower gross profit rate than the other three categories, as discussed below, we have been able to increase our overall gross profit rate since our 2007 merger. Because of the impact of sales mix on gross profit, we continually review our merchandise mix and strive to adjust it when appropriate. Maintaining an appropriate sales mix is an integral part of achieving our gross profit and sales goals.

        Gross Profit.    The gross profit rate as a percentage of sales was 29.3% in 2008, compared to 28.2% in the 2007 Successor period, 27.3% in the 2007 Predecessor period, and 27.8% for pro forma 2007. Factors contributing to the increase in the 2008 gross profit rate include a lower inventory shrink rate; lower promotional markdowns; improved leverage on distribution and transportation costs; and improved markups related to changes resulting from the outcome of pricing analysis, our ability to react more quickly to product cost changes and diligent vendor negotiations. In January 2009, we marked down merchandise as the result of a change in the interpretation of the phthalates provision of the Consumer Product Safety Improvement Act of 2008 resulting in a charge of $8.6 million. Also in 2008, we faced increased commodity cost pressures mainly related to food and pet products which have been driven by rising fruit and vegetable prices and freight costs. Increases in petroleum, resin, metals, pulp and other raw material commodity driven costs also resulted in multiple product cost increases. Related to these commodity cost increases, we recorded a LIFO provision of $43.9 million in 2008, compared to the LIFO provision recorded in the 2007 Successor period of $6.1 million. We intend to address these commodity cost increases through negotiations with our vendors and by increasing retail prices as necessary. On a quarterly basis, we estimate the annual impact of commodity cost fluctuations based upon the best available information at that point in time.

        The gross profit rate as a percentage of sales was 27.3% in the 2007 Predecessor period, 28.2% in the 2007 Successor period, and 27.8% in pro forma 2007, compared to 25.8% in 2006. Factors affecting the increase in the gross profit rate include: lower markdowns (markdowns in 2006 included significant markdowns and below cost adjustments relating to the move away from our packaway inventory strategy); and improved leverage on distribution and transportation costs driven by logistics efficiencies. The gross profit rate in the 2007 Successor period was greater than in the Predecessor period, in part due to the seasonality of our sales which generally result in greater sales of higher margin discretionary purchases in the fourth quarter. Offsetting the factors listed above was an increase in our shrink rate in the 2007 periods as compared to 2006 and a shift in the mix of sales to more consumables products which have relatively lower gross profit rates.

        SG&A Expense.    SG&A expense as a percentage of sales decreased to 23.4% in 2008, compared to 23.8% and 24.5% in the 2007 Successor and Predecessor periods, respectively. The more significant items resulting in the decrease in 2008 compared to the 2007 periods include: approximately $9.0 million and $45.0 million in the 2007 Successor and Predecessor periods, respectively (including $2.4 million and $4.1 million, respectively, also included in advertising costs discussed below) relating to the closing of stores and the elimination of our packaway inventory strategy; a $5.0 million gain in 2008, compared to a $12.0 million loss in the 2007 Successor period, relating to potential losses on distribution center leases; advertising costs of $27.8 million in 2008 compared to $23.6 million and $17.3 million in the 2007 Successor and Predecessor periods, respectively; and decreases in workers' compensation and other insurance-related costs compared to the 2007 periods. These decreases were partially offset by an increase in incentive compensation and related payroll taxes in 2008 compared to the 2007 periods due to improved overall financial performance, increased amortization of leasehold intangibles capitalized in connection with the revaluation of assets at the date of our 2007 merger and an increase in professional fees in 2008 compared to the 2007 periods primarily reflecting legal expenses related to shareholder litigation.

        SG&A decreased to 23.4% of sales in 2008, compared to 24.3% of sales in pro forma 2007. The more significant items resulting in the decrease from the 2007 pro forma results include: $54.0 million of costs in pro forma 2007 SG&A relating to the closing of stores and the elimination of our packaway inventory strategy; a $5.0 million gain in 2008, compared to a $12.0 million loss in the 2007 pro forma period relating to possible losses on distribution center leases; and decreases in workers' compensation and other insurance-related costs in 2008 of $10.4 million compared to the 2007 pro forma period. These decreases were partially offset by an increase in incentive compensation and related payroll taxes of $42.0 million in 2008 compared to pro forma 2007 due to improved overall financial performance and an increase in professional fees in 2008 of $10.4 million compared to pro forma 2007 primarily reflecting legal expenses related to shareholder litigation.

        SG&A expense increased as a percentage of sales to 23.8% in the 2007 Successor period and 24.5% in the 2007 Predecessor period from 23.1% in 2006. SG&A in the 2007 periods includes: $23.4 million in the 2007 Successor period related to amortization of leasehold intangibles capitalized in connection with the revaluation of assets at the date of our 2007 merger; $19.3 million and $7.6 million of administrative employee incentive compensation expense in the 2007 Successor and Predecessor periods, respectively, resulting from meeting certain financial targets, compared to $9.6 million of discretionary bonuses in 2006; approximately $9.0 million and $45.0 million of expenses in the 2007 Successor and Predecessor periods, respectively, relating to the closing of stores and the elimination of our packaway inventory strategy (compared to approximately $33 million in 2006) and an accrued loss of approximately $12.0 million in the 2007 Successor period relating to probable losses for certain distribution center leases. In addition, SG&A in the 2007 Successor period includes approximately $4.8 million of KKR-related consulting and monitoring fees. SG&A expense in 2006 was partially offset by insurance proceeds of $13.0 million received during the year related to losses incurred due to Hurricane Katrina.

        On a pro forma basis, SG&A expense increased as a percentage of sales to 24.3% in 2007, compared to 23.8% in 2006. SG&A in the 2007 pro forma results compared to 2006 includes: $26.9 million of administrative employee incentive compensation expense in 2007 resulting from meeting certain financial targets, compared to $9.6 million of discretionary bonuses in 2006; approximately $54 million of expenses in 2007 relating to the closing of stores and the elimination of our packaway inventory strategy, compared to approximately $33 million in 2006; and an accrued loss of approximately $12.0 million in 2007 relating to probable losses for certain distribution center leases. SG&A expense in 2006 was partially offset by insurance proceeds of $13.0 million received during the year related to losses incurred due to Hurricane Katrina.

        Litigation Settlement and Related Costs, Net.    The $32.0 million in 2008 represents the settlement of a class action lawsuit filed in response to our 2007 merger, and includes a $40.0 million settlement and estimated expenses of $2.0 million, net of $10.0 million of insurance proceeds received in the fourth quarter of 2008.

        Transaction and Related Costs.    The $1.2 million and $101.4 million of expenses recorded in the 2007 Successor and Predecessor periods, respectively, reflect $1.2 million and $62.0 million, respectively, of expenses related to our 2007 merger, such as investment banking and legal fees as well as $39.4 million of compensation expense in the Predecessor period related to stock options, restricted stock and restricted stock units which were fully vested immediately prior to and as a result of our 2007 merger.

        Interest Income.    Interest income consists primarily of interest on investments. The decrease in interest income in 2008 compared to the 2007 periods was a result of lower interest rates, partially offset by higher investments. In the 2007 periods (primarily the 2007 Predecessor period) we had higher levels of cash and short-term investments on hand as compared to 2006.

        Interest Expense.    The significant increase in interest expense in 2008 and the 2007 Successor period subsequent to our 2007 merger is due to interest on long-term obligations incurred to finance the merger. See further discussion under "—Liquidity and Capital Resources" below. We had outstanding variable-rate debt of $623 million and $787 million, after taking into consideration the impact of interest rate swaps, as of January 30, 2009 and February 1, 2008, respectively. The remainder of our outstanding indebtedness at January 30, 2009 and February 1, 2008 was fixed rate debt.

        Interest expense in 2008 was less than 2007 pro forma interest expense due to lower borrowing amounts, specifically on the ABL Facility and Senior Subordinated Notes, along with lower interest rates. Pro forma interest expense for both 2007 and 2006 was approximately $437 million.

        Other (Income) Expense.    In 2008, we recorded a gain of $3.8 million resulting from the repurchase of $44.1 million of our Senior Subordinated Notes, offset by expense of $1.0 million related to hedge ineffectiveness related to certain interest rate swaps.

        During the 2007 Successor period, we recorded an unrealized loss of $4.1 million related to the change in the fair value of interest swaps prior to the designation of such swaps as cash flow hedges in October 2007, offset by earnings of $1.7 million under the contractual provisions of the swap agreements. Also during the 2007 Successor period, we recorded $6.2 million of expenses related to consent fees and other costs associated with a tender offer for certain notes payable maturing in June 2010 ("2010 Notes"). Approximately 99% of the 2010 Notes were retired as a result of the tender offer. The costs related to the tender of the 2010 Notes were partially offset by a $4.9 million gain in the 2007 Successor period resulting from the repurchase of $25.0 million of our Senior Subordinated Notes.

        Income Taxes.    The effective income tax rates for 2008, the 2007 Successor and Predecessor periods and 2006 were an expense of 44.4%, a benefit of 26.9% and expense of 300.2%, and 37.4%, respectively.

        The 2008 income tax rate is greater than the expected U.S. statutory tax rate of 35% principally due to the non-deductibility of the settlement and related expenses associated with our 2007 merger-related shareholder lawsuit.

        The income tax rate for the Successor period ended February 1, 2008 is a benefit of 26.9%. This benefit is less than the expected U.S. statutory rate of 35% due to the incurrence of state income taxes in several of the group's subsidiaries that file their state income tax returns on a separate entity basis and the election to include, effective February 3, 2007, income tax related interest and penalties in the amount reported as income tax expense.

        The income tax rate for the Predecessor period ended July 6, 2007 is an expense of 300.2%. This expense is higher than the expected U.S. statutory rate of 35% due principally to the non-deductibility of certain acquisition related expenses.

  Off Balance Sheet Arrangements

        We lease three of our distribution centers from lessors, which meet the definition of a Variable Interest Entity ("VIE") as described by Financial Accounting Standards Board ("FASB") Interpretation 46, Consolidation of Variable Interest Entities ("FIN 46"), as revised. One of these distribution centers has been recorded as a financing obligation whereby the property and equipment are reflected in our consolidated balance sheets. The land and buildings of the other two distribution centers have been recorded as operating leases in accordance with Statement of Financial Accounting Standards ("SFAS") No. 13, Accounting for Leases. We are not the primary beneficiary of these VIEs and, accordingly, have not included these entities in our consolidated financial statements. Other than the foregoing, we are not party to any off balance sheet arrangements.

  Unaudited Pro Forma Condensed Consolidated Financial Information

        The following supplemental unaudited pro forma condensed consolidated statements of operations data have been developed by applying pro forma adjustments to our historical consolidated statements of operations. We were acquired on July 6, 2007 through a merger accounted for as a reverse acquisition. Although we continued as the same legal entity after this merger, the accompanying unaudited pro forma condensed consolidated financial information is presented for the Predecessor and Successor relating to the periods preceding and succeeding the merger, respectively. As a result of our 2007 merger, we applied purchase accounting standards and a new basis of accounting effective July 7, 2007. The unaudited pro forma condensed consolidated statements of operations for the years ended February 1, 2008 and February 2, 2007 gives effect to the 2007 merger as if it had occurred on February 3, 2007 and February 4, 2006, respectively. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated financial information.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for supplemental informational purposes only, although we believe this information is useful in providing comparisons between years. The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations would have been had our 2007 merger and related transactions actually occurred on the date indicated, and they do not purport to project our results of operations or financial condition for any future period. The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with other sections of this Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as "Selected Historical Financial and Other Data" and our audited consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated statements of operations.

	Fiscal Year Ended February 1, 2008
(In thousands)	Successor	Predecessor	Adjustments		Pro Forma
Net sales	$5,571,493	$3,923,753	$—		$9,495,246
Cost of goods sold	3,999,599	2,852,178	695	(a)	6,852,472

Gross profit	1,571,894	1,071,575	(695)		2,642,774
Selling, general and administrative expenses	1,324,508	960,930	25,461	(b)	2,310,899
Transaction and related costs	1,242	101,397	(101,397	)(c)	1,242

Operating profit	246,144	9,248	75,241		330,633
Interest income	(3,799)	(5,046)	—		(8,845)
Interest expense	252,897	10,299	173,502	(d)	436,698
Other (income) expense	3,639	—	—		3,639

Income (loss) before income taxes	(6,593)	3,995	(98,261)		(100,859)
Income tax expense (benefit)	(1,775)	11,993	(53,138	)(e)	(42,920)

Net loss	$(4,818)	$(7,998)	$(45,123)		$(57,939)

See notes to unaudited pro forma condensed consolidated statements of operations.

	Fiscal Year Ended February 2, 2007
(In thousands)	Predecessor	Adjustments		Pro Forma
Net sales	$9,169,822	$—		$9,169,822
Cost of goods sold	6,801,617	1,532	(a)	6,803,149

Gross profit	2,368,205	(1,532)		2,366,673
Selling, general and administrative expenses	2,119,929	61,016	(b)	2,180,945

Operating profit	248,276	(62,548)		185,728
Interest income	(7,002)	—		(7,002)
Interest expense	34,915	401,987	(d)	436,902

Income (loss) before income taxes	220,363	(464,535)		(244,172)
Income tax expense (benefit)	82,420	(170,404	)(e)	(87,984)

Net income (loss)	$137,943	$(294,131)		$(156,188)

See notes to unaudited pro forma condensed consolidated statements of operations.

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(a)
Represents the estimated impact on cost of goods sold of depreciation expense related to the adjustment to fair value of the property and equipment at our distribution centers.

(b)
Primarily represents depreciation and amortization of the fair value adjustments related to tangible and intangible long-lived assets. Identifiable intangible assets with a determinable life have been amortized on a straight-line basis in the unaudited pro forma consolidated statement of operations over a period ranging from 2 to 17.5 years. The primary fair value adjustments (on which the pro forma adjustments are based) impacting SG&A expenses were to leasehold interests ($185 million), property and equipment ($101 million) and internally developed software ($12 million). This adjustment also includes management fees that are payable to affiliates of certain of the Investors subsequent to the closing of our 2007 merger and related transactions (at an initial annual rate of $5.0 million which shall be increased by 5% for each succeeding year during the term of the agreement).

(c)
Represents $101.4 million of charges that are non-recurring in nature and directly attributable to our 2007 merger and related transactions. Such charges are comprised of $39.4 million of stock compensation expense from the acceleration of unvested stock options, restricted stock and restricted stock units as required as a result of this merger and $62.0 million of transaction costs we incurred that were expensed as one-time charges upon the close of the merger. Such adjustments do not include any adjustments to reflect the effects of our new stock based compensation plan.

(d)
Reflects pro forma interest expense resulting from our new capital structure as follows (in millions):

	Predecessor
	Fiscal Year Ended February 2, 2007	Period Ended July 6, 2007
Revolving credit facility(1)	$21.4	$8.9
Term loan facilities(2)	177.8	74.1
Notes(3)	210.9	87.9
Letter of credit fees(4)	1.7	0.7
Bank commitment fees(5)	2.3	1.0
Other existing debt obligations(6)	7.2	3.0

Total cash interest expense	421.3	175.6
Amortization of capitalized debt issuance costs and debt discount(7)	9.8	4.1
Amortization of discounted liabilities(8)	8.5	3.5
Other(9)	(2.7)	0.6

Total pro forma interest expense	436.9	183.8
Less historical interest expense	(34.9)	(10.3)

Net adjustment to interest expense	$402.0	$173.5

    (1)
    The $1.125 billion revolving credit facility carries an interest rate of 3-month LIBOR of 5.32% plus 1.50% for tranche A loans and 3-month LIBOR of 5.32% plus 2.25% for tranche A-1 loans. Reflects assumed borrowings of $175.0 million under tranche A and $125.0 million under tranche A-1. Such levels of borrowings will fluctuate in future periods dependent upon short term cash needs. Changes in the levels of borrowings would impact interest expense.

    (2)
    Reflects interest on the $2.3 billion term loan facility at a rate of LIBOR plus 2.75%. To hedge against interest rate risk, we have entered into a swap agreement with respect to a $2.0 billion notional amount for 4.93%. This swap agreement became effective as a result of the acquisition on July 31, 2007 and will amortize on a quarterly basis until maturity at July 31, 2012. The unhedged portion of the facility is reflected at an interest rate of LIBOR of 5.32% plus 2.75%.

    (3)
    Reflects interest on the 10.625% Senior Notes and 11.875%/12.625% Senior Subordinated Notes. Assumes the cash interest payment option at a rate of 11.875% has been elected with respect to all of the Senior Subordinated Notes.

    (4)
    Represents fees on balances of trade letters of credit of $141.2 million at 0.75% and standby letters of credit of $40.7 million at 1.50%.

    (5)
    Represents commitment fees of 0.375% on the $612.1 million unutilized balance of the revolving credit facility at July 6, 2007. Outstanding letters of credit noted in (4) above reduce the availability under the revolving credit facility.

    (6)
    Represents historical interest expense on other existing indebtedness.

    (7)
    Represents debt issuance costs associated with the new bank facilities amortized using the effective interest method over 6 years for the revolving facility, 7 years for the term loan facility, 8 years for the senior notes, 10 years for the senior subordinated notes and 8 years for other capitalized debt issuance costs. Also includes the amortization of debt discount of the Senior Notes.

    (8)
    Represents interest expense on long-term liabilities which were discounted as a result of our 2007 merger.

    (9)
    Represents an adjustment to historical interest expense to reflect the effect of the adoption of current accounting standards for income taxes, offset by capitalized interest expense.

(e)
Represents the tax effect of the pro forma adjustments, calculated at an effective rate of 54.1% for the Predecessor period ended July 6, 2007 and 36.7% for the fiscal year ended February 2, 2007. The effective tax rate, a benefit, applied to the pro forma changes for the Predecessor period ended July 6, 2007, reflects the pro forma elimination of non-deductible transaction costs from income before taxes. The pro forma income tax expense for the year ended February 2, 2007 has been adjusted to reflect changes required by FIN 48 as if FIN 48 had been adopted as of the beginning of the year.

Effects of Inflation

        In 2008, increased commodity cost pressures mainly related to food and pet products, which have been driven by fruit and vegetable prices and rising freight costs, have increased the costs of certain products. Increases in petroleum, resin, metals, pulp and other raw material commodity driven costs also resulted in multiple product cost increases. We believe that our ability to increase selling prices in response to cost increases largely mitigated the effect of these cost increases on our overall results of operations. We believe that inflation and/or deflation had a minimal impact on our overall operations during the first quarter of 2009 and in fiscal years 2007 and 2006.

Liquidity and Capital Resources

  Current Financial Condition/Recent Developments

        On July 31, 2009, we amended the senior secured asset-based revolving credit facility (the "ABL Facility"). Wells Fargo Retail Finance, LLC, became the successor administrative agent, replacing CIT Group/Business Credit, Inc., whose $94 million in commitments were also terminated. The total commitments under the ABL Facility are now $1.031 billion.

        At May 1, 2009, we had total outstanding debt (including the current portion of long-term obligations) of approximately $4.14 billion. We had $970.4 million available for borrowing under our ABL Facility at that date based on borrowing base availability. Our liquidity needs are significant, primarily due to our debt service and other obligations. However, we believe our cash flow from operations and existing cash balances, combined with availability under the Credit Facilities, will provide sufficient liquidity to fund our current obligations, projected working capital requirements and capital spending for a period that includes the next twelve months.

        As described in Note 6 to the condensed consolidated financial statements appearing elsewhere in this prospectus, we have contingencies related to certain distribution center leases and are involved in a number of legal actions and claims, some of which could potentially result in material cash payments. Adverse developments in those contingencies or actions could materially and adversely affect our liquidity. We have certain income tax-related contingencies as more fully described below under "Critical Accounting Policies and Estimates" and in Note 3 to the condensed consolidated financial statements. Future negative developments could have a material adverse effect on our liquidity.

        We may seek, from time to time, to retire the Notes through cash purchases on the open market, in privately negotiated transactions or otherwise. Such repurchases, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. In connection with this offering, we intend to redeem some of the Notes. See "Use of Proceeds."

        During the three-year period from 2006 through 2008, we generated an aggregate of approximately $1.4 billion in cash flows from operating activities. During that period, we expanded the number of stores we operate by approximately 5% (433 stores), remodeled or relocated over 9% of our currently operated stores (768 stores), and incurred approximately $607 million in capital expenditures. As noted above, we made certain strategic decisions which slowed our store growth in 2007 and 2008, but have accelerated store growth again in 2009.

        Prior to our 2007 merger, we declared a quarterly cash dividend in the amount of $0.05 per share payable on or before April 19, 2007 to common shareholders of record on April 5, 2007. We have not declared a dividend thereafter. However, we anticipate paying a special dividend of approximately $200 million to our existing shareholders prior to this offering. The dividend will be paid with cash generated from operations. Following completion of the offering, we have no current plans to pay any cash dividends on our common stock for the foreseeable future and instead may retain earnings, if any, for future operation and expansion and debt repayment. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends is limited by covenants in our Credit Facilities and in the indentures governing the Notes. See "Description of Indebtedness" for restrictions on our ability to pay dividends.

  Credit Facilities

        Overview.    We have two senior secured credit facilities (the "Credit Facilities") which provide financing of up to $3.331 billion. The Credit Facilities consist of a $2.3 billion senior secured term loan facility (the "Term Loan Facility") and the ABL Facility, which provides financing of up to $1.031 billion (of which up to $350.0 million is available for letters of credit), subject to borrowing base availability. The ABL Facility includes borrowing capacity available for letters of credit and for short-term borrowings referred to as swingline loans.

        The agreements governing the Credit Facilities provide that we have the right at any time to request up to $325.0 million of incremental commitments under one or more incremental term loan facilities and/or asset-based revolving credit facilities. The lenders under these facilities are not under any obligation to provide any such incremental commitments and any such addition of or increase in commitments will be subject to our not exceeding certain senior secured leverage ratios and certain other customary conditions precedent. Our ability to obtain extensions of credit under these incremental commitments also will be subject to the same conditions as extensions of credit under the Credit Facilities.

        The amount available under the ABL Facility (including letters of credit) shall not exceed the sum of the tranche A borrowing base and the tranche A-1 borrowing base. The tranche A borrowing base equals the sum of (i) 85% of the net orderly liquidation value of all our eligible inventory and that of each guarantor thereunder and (ii) 90% of all our accounts receivable and credit/debit card receivables and that of each guarantor thereunder, in each case, subject to a reserve equal to the principal amount of the 2010 Notes that remain outstanding at any time and other customary reserves and eligibility criteria. An additional 10% of the net orderly liquidation value of all of our eligible inventory and that of each guarantor thereunder is made available to us in the form of a "last out" tranche under which we may borrow up to a maximum amount of $101.0 million. Borrowings under the ABL Facility will be incurred first under the last out tranche, and no borrowings will be permitted under any other tranche until the last out tranche is fully utilized. Repayments of the ABL Facility will be applied to the last out tranche only after all other tranches have been fully paid down.

        Interest Rates and Fees.    Borrowings under the Credit Facilities bear interest at a rate equal to an applicable margin plus, at our option, either (a) LIBOR or (b) a base rate (which is usually equal to the prime rate). The applicable margin for borrowings is (i) under the Term Loan Facility, 2.75% for LIBOR borrowings and 1.75% for base-rate borrowings (ii) as of January 30, 2009 and February 1, 2008, respectively, under the ABL Facility (except in the last out tranche described above), 1.25% and 1.50% for LIBOR borrowings; 0.25% and 0.50% for base-rate borrowings and for any last out borrowings, 2.25% for LIBOR borrowings and 1.25% for base-rate borrowings. The applicable margins for borrowings under the ABL Facility (except in the case of last out borrowings) are subject to adjustment each quarter based on average daily excess availability under the ABL Facility. We are also required to pay a commitment fee to the lenders under the ABL Facility for any unutilized commitments at a rate of 0.375% per annum, to be reduced to 0.25% per annum if unutilized commitments are equal to or less than 50% of aggregate commitments. We also must pay customary letter of credit fees. See "—Quantitative and Qualitative Disclosures About Market Risk" below for a discussion of our use of interest rate swaps to manage our interest rate risk.

        Prepayments.    The senior secured credit agreement for the Term Loan Facility requires us to prepay outstanding term loans, subject to certain exceptions, with:

  •
  50% of our annual excess cash flow (as defined in the credit agreement) which will be reduced to 25% and 0% if we achieve and maintain a total net leverage ratio of 6.0 to 1.0 and 5.0 to 1.0, respectively;

  •
  100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property in excess of $25.0 million in the aggregate and subject to our right to reinvest the proceeds; and

  •
  100% of the net cash proceeds of any incurrence of debt, other than proceeds from debt permitted under the senior secured credit agreement.

        The mandatory prepayments discussed above will be applied to the Term Loan Facility as directed by the senior secured credit agreement. Through May 1, 2009, no prepayments have been required under the prepayment provisions listed above.

        In addition, the senior secured credit agreement for the ABL Facility requires us to prepay the ABL Facility, subject to certain exceptions, with:

  •
  100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of revolving facility collateral (as defined below) in excess of $1.0 million in the aggregate and subject to our right to reinvest the proceeds; and

  •
  to the extent such extensions of credit exceed the then current borrowing base (as defined in the senior secured credit agreement for the ABL Facility).

        We may voluntarily repay outstanding loans under the ABL Facility and the Term Loan Facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

        An event of default under the senior secured credit agreements will occur upon a change of control as defined in the senior secured credit agreements governing our Credit Facilities. Upon an event of default, indebtedness under the Credit Facilities may be accelerated, in which case we will be required to repay all outstanding loans plus accrued and unpaid interest and all other amounts outstanding under the Credit Facilities.

        Amortization.    Beginning September 30, 2009, we are required to repay installments on the loans under the term loan credit facility in equal quarterly principal amounts in an aggregate amount per annum equal to $23 million, or 1% of the total funded principal amount at July 6, 2007, with the balance payable on July 6, 2014. There is no amortization under the ABL Facility. The entire principal amounts (if any) outstanding under the ABL Facility are due and payable in full at maturity, on July 6, 2013, on which day the commitments thereunder will terminate.

        Guarantee and Security.    All obligations under the Credit Facilities are unconditionally guaranteed by substantially all of our existing and future domestic subsidiaries (excluding certain immaterial subsidiaries and certain subsidiaries designated by us under our senior secured credit agreements for the Credit Facilities as "unrestricted subsidiaries"), referred to, collectively, as U.S. Guarantors.

        All obligations and related guarantees under the Term Loan Facility are secured by:

  •
  a second-priority security interest in all existing and after-acquired inventory, accounts receivable, and other assets arising from such inventory and accounts receivable, of our company and each U.S. Guarantor (the "Revolving Facility Collateral"), subject to certain exceptions;

  •
  a first priority security interest in, and mortgages on, substantially all of our and each U.S. Guarantor's tangible and intangible assets (other than the Revolving Facility Collateral); and

  •
  a first-priority pledge of 100% of the capital stock held by us, or any of our domestic subsidiaries that are directly owned by us or one of the U.S. Guarantors and 65% of the voting capital stock of each of our existing and future foreign subsidiaries that are directly owned by us or one of the U.S. Guarantors.

        All obligations and related guarantees under the asset-based credit facility are secured by the Revolving Facility Collateral, subject to certain exceptions.

        Certain Covenants and Events of Default.    The senior secured credit agreements for the Credit Facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

  •
  incur additional indebtedness;

  •
  sell assets;

  •
  pay dividends and distributions or repurchase our capital stock;

  •
  make investments or acquisitions;

  •
  repay or repurchase subordinated indebtedness (including the Senior Subordinated Notes discussed below) and the Senior Notes discussed below;

  •
  amend material agreements governing our subordinated indebtedness (including the Senior Subordinated Notes discussed below) or our Senior Notes discussed below; and

  •
  change our lines of business.

        The senior secured credit agreements also contain certain customary affirmative covenants and events of default.

        At May 1, 2009, we had no borrowings, $31.7 million of commercial letters of credit, and $86.0 million of standby letters of credit outstanding under our ABL Facility.

  Senior Notes due 2015 and Senior Subordinated Toggle Notes due 2017

        Overview.    We have $1.175 billion aggregate principal amount of 10.625% senior notes due 2015 (the "Senior Notes") outstanding, which mature on July 15, 2015, pursuant to an indenture dated as of July 6, 2007 (the "senior indenture"), and $655.9 million aggregate principal amount of 11.875%/12.625% senior subordinated toggle notes due 2017 (the "Senior Subordinated Notes") outstanding, which mature on July 15, 2017, pursuant to an indenture dated as of July 6, 2007 (the "senior subordinated indenture"). The Senior Notes and the Senior Subordinated Notes are collectively referred to herein as the "Notes." The senior indenture and the senior subordinated indenture are collectively referred to herein as the "indentures." We may redeem some or all of the Notes at any time at redemption prices described or set forth in the indentures.

        Interest on the Notes is payable on January 15 and July 15 of each year. Interest on the Senior Notes is payable in cash. Cash interest on the Senior Subordinated Notes accrues at a rate of 11.875% per annum, and PIK interest (as that term is defined below) accrues at a rate of 12.625% per annum, if applicable. The initial interest payment on the Senior Subordinated Notes was payable in cash. For any future interest period through July 15, 2011, we may elect to pay interest on the Senior Subordinated Notes (i) in cash, (ii) by increasing the principal amount of the Senior Subordinated Notes or issuing new senior subordinated notes ("PIK interest") or (iii) by paying interest on half of the principal amount of the Senior Subordinated Notes in cash interest and half in PIK interest. After July 15, 2011, all interest on the Senior Subordinated Notes will be payable in cash. Through May 1, 2009, all such interest has been paid in cash.

        The Notes are fully and unconditionally guaranteed by each of the existing and future direct or indirect wholly owned domestic subsidiaries that guarantee the obligations under our Credit Facilities.

        We may redeem some or all of the Notes at any time at redemption prices described or set forth in the indentures. We also may seek, from time to time, to retire some or all of the Notes through cash purchases on the open market, in privately negotiated transactions or otherwise. Such repurchases, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. We repurchased $44.1 million and $25.0 million of the Senior Subordinated Notes in the fourth quarters of 2008 and 2007, respectively.

        Change of Control.    Upon the occurrence of a change of control, which is defined in the indentures, each holder of the Notes has the right to require us to repurchase some or all of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

        Covenants.    The indentures contain covenants limiting, among other things, our ability and the ability of our restricted subsidiaries to (subject to certain exceptions):

  •
  incur additional debt, issue disqualified stock or issue certain preferred stock;

  •
  pay dividends on or make certain distributions and other restricted payments;

  •
  create certain liens or encumbrances;

  •
  sell assets;

  •
  enter into transactions with affiliates;

  •
  make payments to us;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

  •
  designate our subsidiaries as unrestricted subsidiaries.

        Events of Default.    The indentures also provide for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Notes to become or to be declared due and payable.

  Adjusted EBITDA

        Under the agreements governing the Credit Facilities and the indentures, certain limitations and restrictions could arise if we are not able to satisfy and remain in compliance with specified financial ratios. Management believes the most significant of such ratios is the senior secured incurrence test under the Credit Facilities. This test measures the ratio of the senior secured debt to Adjusted EBITDA for the four most recently completed quarterly financial periods. This ratio would need to be no greater than 4.25 to 1 to avoid such limitations and restrictions. As of May 1, 2009, this ratio was 1.8 to 1. Senior secured debt is defined as our total debt secured by liens or similar encumbrances less cash and cash equivalents. EBITDA is defined as income (loss) from continuing operations before cumulative effect of change in accounting principle plus interest and other financing costs, net, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, further adjusted to give effect to adjustments required in calculating this covenant ratio under our Credit Facilities. EBITDA and Adjusted EBITDA are not presentations made in accordance with U.S. GAAP, are not measures of financial performance or condition, liquidity or profitability, and should not be considered as an alternative to (i) net income, operating income or any other performance measures determined in accordance with U.S. GAAP or (ii) operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management's discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements and replacements of fixed assets.

        Our presentation of EBITDA and Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. We believe that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information about the calculation of this financial ratio in the Credit Facilities. Adjusted EBITDA is a material component of this ratio. Specifically, non-compliance with the senior secured indebtedness ratio contained in our Credit Facilities could prohibit us from making investments, incurring liens, making certain restricted payments and incurring additional secured indebtedness (other than the additional funding provided for under the senior secured credit agreement and pursuant to specified exceptions).

        The calculation of Adjusted EBITDA under the Credit Facilities is as follows:

	13-weeks ended		52-weeks ended
(in millions)	May 1, 2009	May 2, 2008	May 1, 2009	January 30, 2009
Net income	$83.0	$5.9	$185.3	$108.2
Add (subtract):
Interest income	(0.1)	(1.0)	(2.2)	(3.1)
Interest expense	89.2	100.9	380.2	391.9
Depreciation and amortization	61.2	58.3	238.0	235.1
Income taxes	51.1	4.7	132.6	86.2

EBITDA	284.4	168.8	933.9	818.3

Adjustments:
Gain on debt retirements	—	—	(3.8)	(3.8)
Loss on hedging instruments	0.7	0.3	1.5	1.1
Reversal of contingent loss on distribution center leases	—	—	(5.0)	(5.0)
Impact of markdowns related to inventory clearance activities, net of purchase accounting adjustments	(3.5)	—	(28.4)	(24.9)
Hurricane-related expenses and write-offs	—	—	2.2	2.2
Monitoring and consulting fees to affiliates	1.6	2.2	8.0	8.6
Stock option and restricted stock unit expense	2.9	2.3	10.6	10.0
Indirect merger-related costs	4.4	7.8	17.3	20.7
Litigation settlement and related costs, net	—	—	32.0	32.0
Other noncash charges (including LIFO)	0.5	1.3	53.9	54.7

Total Adjustments	6.6	13.9	88.3	95.6

Adjusted EBITDA	$291.0	$182.7	$1,022.2	$913.9

  Interest Rate Swaps

        We use interest rate swaps to minimize the risk of adverse changes in interest rates. These swaps are intended to reduce risk by hedging an underlying economic exposure. Because of high correlation between the derivative financial instrument and the underlying exposure being hedged, fluctuations in the value of the financial instruments are generally offset by reciprocal changes in the value of the underlying economic exposure. Our principal interest rate exposure relates to outstanding amounts under our Credit Facilities. At May 1, 2009, we had interest rate swaps with a total notional amount of approximately $1.48 billion. For more information see "—Quantitative and Qualitative Disclosures about Market Risk" below.

  Fair Value Accounting

        We have classified our interest rate swaps, as further discussed in "—Quantitative and Qualitative Disclosures About Market Risk" below, in Level 2 (as defined by SFAS No. 157, Fair Value Measurements ("SFAS 157")) of the fair value hierarchy, as the significant inputs to the overall valuations are based on market-observable data or information derived from or corroborated by market-observable data, including market-based inputs to models, model calibration to market-clearing transactions, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. Where models are used, the selection of a particular model to value a derivative depends upon the contractual terms of, and specific risks inherent in, the instrument as well as the availability of pricing information in the market. We use similar models to value similar instruments. Valuation models require a variety of inputs, including contractual terms, market prices, yield curves, credit curves, measures of volatility, and correlations of such inputs. For our derivatives, all of which trade in liquid markets, model inputs can generally be verified and model selection does not involve significant management judgment.

        To comply with the provisions of SFAS 157, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurements of our derivatives. The credit valuation adjustments are calculated by determining the total expected exposure of the derivatives (which incorporates both the current and potential future exposure) and then applying each counterparty's credit spread to the applicable exposure. For derivatives with two-way exposure, such as interest rate swaps, the counterparty's credit spread is applied to our exposure to the counterparty, and our own credit spread is applied to the counterparty's exposure to us, and the net credit valuation adjustment is reflected in our derivative valuations. The total expected exposure of a derivative is derived using market-observable inputs, such as yield curves and volatilities. The inputs utilized for our own credit spread are based on implied spreads from our publicly-traded debt. For counterparties with publicly available credit information, the credit spreads over LIBOR used in the calculations represent implied credit default swap spreads obtained from a third party credit data provider. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees. Additionally, we actively monitor counterparty credit ratings for any significant changes.

        As of May 1, 2009, the net credit valuation adjustments reduced the settlement values of our derivative liabilities by $4.1 million. Various factors affect changes in the credit valuation adjustments over time, including changes in the credit spreads of the parties to the contracts, as well as changes in market rates and volatilities, which affect the total expected exposure of the derivative instruments. When appropriate, valuations are also adjusted for various factors such as liquidity and bid/offer spreads, which factors we deemed to be immaterial as of May 1, 2009.

  Other Considerations

        Our inventory balance represented approximately 44% of our total assets exclusive of goodwill and other intangible assets as of May 1, 2009. Our proficiency in managing our inventory balances can have a significant impact on our cash flows from operations during a given fiscal year. As a result, efficient inventory management has been and continues to be an area of focus for us.

  Contractual Obligations

        The following table summarizes our significant contractual obligations and commercial commitments as of January 30, 2009 (in thousands):

	Payments Due by Period
Contractual obligations	Total	< 1 yr	1-3 yrs	3-5 yrs	> 5 yrs
Long-term debt obligations	$4,147,109	$11,500	$47,723	$46,000	$4,041,886
Capital lease obligations	9,939	2,658	2,471	564	4,246
Interest(a)	2,159,555	332,792	661,518	656,169	509,076
Self-insurance liabilities(b)	216,817	70,047	93,198	30,590	22,982
Operating leases(c)	1,671,935	358,367	569,005	371,966	372,597
Monitoring agreement(d)	20,682	5,403	11,630	3,649	—

Subtotal	$8,226,037	$780,767	$1,385,545	$1,108,938	$4,950,787

	Commitments Expiring by Period
Commercial commitments(e)	Total	< 1 yr	1-3 yrs	3-5 yrs	> 5 yrs
Letters of credit	$51,014	$51,014	$—	$—	$—
Purchase obligations(f)	634,014	632,857	1,157	—	—

Subtotal	$685,028	$683,871	$1,157	$—	$—

Total contractual obligations and commercial commitments	$8,911,065	$1,464,638	$1,386,702	$1,108,938	$4,950,787

(a)
Represents obligations for interest payments on long-term debt and capital lease obligations, and includes projected interest on variable rate long-term debt, based upon 2008 year end rates.

(b)
We retain a significant portion of the risk for our workers' compensation, employee health insurance, general liability, property loss and automobile insurance. As these obligations do not have scheduled maturities, these amounts represent undiscounted estimates based upon actuarial assumptions. Reserves for workers' compensation and general liability which existed as of our 2007 merger date were discounted in order to arrive at estimated fair value. All other amounts are reflected on an undiscounted basis in our consolidated balance sheets.

(c)
Operating lease obligations are inclusive of amounts included in deferred rent and closed store obligations in our consolidated balance sheets.

(d)
We entered into a monitoring agreement, dated July 6, 2007, with affiliates of certain of our Investors pursuant to which those entities will provide management and advisory services. Such agreement has no contractual term and for purposes of this schedule is presumed to be outstanding for a period of five years.

(e)
Commercial commitments include information technology license and support agreements, supplies, fixtures, letters of credit for import merchandise, and other inventory purchase obligations.

(f)
Purchase obligations include legally binding agreements for software licenses and support, supplies, fixtures, and merchandise purchases excluding such purchases subject to letters of credit.

        There have been no material changes to the information in the table above in our first quarter ended May 1, 2009 other than contractual payments made in accordance with their terms. Long-term debt obligations, interest and monitoring agreement line items in the table above have not been adjusted to give effect to this offering and related transactions. See "Use of Proceeds" and "Certain Relationships and Related Party Transactions—Relationships with the Investors—Monitoring Agreement and Indemnity Agreement."

        In 2008 and 2007, our South Carolina-based wholly owned captive insurance subsidiary, Ashley River Insurance Company ("ARIC"), had investments in U.S. Government securities, obligations of Government Sponsored Enterprises, short- and long-term corporate obligations, and asset-backed obligations. These investments were held pursuant to South Carolina regulatory requirements to maintain certain asset balances in relation to ARIC's liability and equity balances which could limit our ability to use these assets for general corporate purposes. In May 2008, the state of South Carolina made certain changes to these regulatory requirements, which had the effect of reducing the amounts and types of investments required, allowing ARIC to liquidate investments (primarily U.S. Government and corporate debt securities) totaling $48.6 million during 2008. At May 1, 2009, the asset balances held pursuant to these revised regulatory requirements equaled $20.0 million and were reflected in our condensed consolidated balance sheet as cash and cash equivalents.

        In August 2005, we incurred significant losses caused by Hurricane Katrina, primarily inventory and fixed assets in the form of store fixtures and leasehold improvements. We reached final settlement of our related insurance claim in 2006 and received proceeds totaling $21.0 million due to these losses, including $13.0 million in 2006 and $8.0 million prior to 2006, and have utilized a portion of these proceeds to replace lost assets. Insurance proceeds related to fixed assets are included in cash flows from investing activities, and proceeds related to inventory losses and business interruption are included in cash flows from operating activities.

        Legal actions, claims and tax contingencies.    As described in "Business—Legal Proceedings," we are involved in a number of legal actions and claims, some of which could potentially result in material cash payments. Adverse developments in those actions could materially and adversely affect our liquidity. We also have certain income tax-related contingencies as more fully described below under "Critical Accounting Policies and Estimates." Future negative developments could have a material adverse effect on our liquidity.

        Credit ratings.    On March 26, 2009, Moody's upgraded our corporate credit rating to B2 with a stable outlook. On April 1, 2009, Standard & Poor's raised our corporate credit rating to B+ from B. The outlook is also stable. These current ratings are considered non-investment grade. Our current credit ratings, as well as future rating agency actions, could (1) impact our ability to obtain financings to finance our operations on satisfactory terms; (2) have an effect on our financing costs; and (3) have an effect on our insurance premiums and collateral requirements necessary for our self-insured programs.

  Cash flows

        Cash flows from operating activities.    The most significant components of the change in cash flows from operating activities in the first quarter of 2009 as compared to the first quarter of 2008 were related to working capital in general and accrued expenses and other liabilities in particular. Accrued expenses and other liabilities decreased by $50.4 million in the 2009 period, compared to an increase of $67.9 million in the 2008 period, with the most significant items including a $40.0 million payment in the 2009 period to settle a shareholder lawsuit resulting from our 2007 merger, higher bonus payouts in the 2009 period compared to the prior year period as a result of our improved 2008 operating results, and reductions of income tax reserves in the 2009 period. In addition, in 2008 we implemented initiatives to aggressively manage our payables and improve payment terms. While these initiatives continue, their impact, as expected, is less significant in the 2009 period compared to when they were implemented. Our cash flows from operating activities in the 2009 period compared to the 2008 period was positively impacted by our strong operating performance due to greater sales, higher gross margins and lower SG&A expenses as a percentage of sales, as described in more detail above under "—Results of Operations." In addition, we experienced increased inventory turns in the 2009 period as compared to the 2008 period. We continue to closely monitor our inventory balances, which increased by 3% overall during the first quarter of 2009 compared to a 2% overall increase during the first quarter of 2008. Inventory levels in our four inventory categories in the 2009 period compared to the respective 2008 period were as follows: the consumables category increased 7% compared to a 3% increase; the seasonal category increased by 1% compared to a 3% increase; the home products category declined by 4% compared to a decline of 3%; and apparel declined by 2% compared to a 2% increase.

        A significant component of the change in cash flows from operating activities in 2008 compared to the 2007 Successor and Predecessor periods was our strong operating performance due to greater sales, higher gross margins and lower SG&A expenses as a percentage of sales, partially offset by significantly higher interest expense, as described in more detail above under "—Results of Operations." In addition, we experienced increased inventory turns and improved merchandise payment terms in 2008 as compared to the 2007 periods. Accounts payable balances increased by $140.4 million in 2008, compared to a decline of $41.4 million in the 2007 Successor period and an increase of $34.8 million in the 2007 Predecessor period, partially as a result of our implementation of initiatives to aggressively manage our payables. Also positively affecting cash flows from operations were increases in accrued expenses and other in 2008, which was primarily attributable to increases in litigation reserves, incentive bonus accruals, deferred vendor rebates, and property and sales tax accruals. Other significant components of the change in cash flows from operating activities in 2008 as compared to 2007 were changes in inventory balances, which increased by 10% in 2008 compared to decreases of approximately 6% and 1% during the 2007 Successor and Predecessor periods, respectively. Inventory levels in the consumables category increased by $77.8 million, or 12%, in 2008, compared to a decline of $90.7 million, or 12%, in the 2007 Successor period and an increase of $48.8 million, or 7%, in the 2007 Predecessor period. The seasonal category increased by $20.9 million, or 8%, in 2008, compared to a decline of $24.2 million, or 8%, in the 2007 Successor period and a decline of $38.7 million, or 11%, in the 2007 Predecessor period. The home products category declined by $2.6 million, or 2%, in 2008, compared to an increase of $25.4 million, or 19%, in the 2007 Successor period and a decline of $15.0 million, or 10%, in the 2007 Predecessor period. The apparel category increased by $30.2 million, or 15%, in 2008, compared to an increase of $10.0 million, or 5%, in the 2007 Successor period and a decline of $11.5 million, or 5%, in the 2007 Predecessor period. In addition, net income in 2008 compared to the net losses in the 2007 periods discussed above was a principal factor in the increase in income taxes paid in 2008. Income tax refunds received in 2007 for taxes paid in prior years that did not reoccur in 2008 also contributed to the increase in income taxes paid during 2008.

        Cash flows from operating activities for the 2007 periods were impacted by a net loss of $4.8 million and $8.0 million in the 2007 Successor and Predecessor periods, respectively, compared to net income of $137.9 million in 2006, as described in detail under "—Results of Operations" above, including the incurrence of $101.4 million of Transaction and related costs in the 2007 Predecessor period. Other significant components of the change in cash flows from operating activities in 2007 as compared to 2006 were changes in inventory balances, which decreased by approximately 6% and 1% during the 2007 Successor and Predecessor periods, respectively, compared to a decrease of approximately 3% during 2006. As compared to changes in inventory levels in the 2007 periods discussed above, in 2006 consumables increased $63.2 million, or 10%; seasonal increased $6.7 million, or 2%; home products decreased $52.5 million, or 25%; and apparel decreased $59.5 million, or 21%. In addition to inventory changes, the net losses in the 2007 periods discussed above were principal factors in the reduction in income taxes paid in those periods as compared to 2006. Also offsetting the decline in net income were changes in accrued expenses, particularly in the 2007 Predecessor period as compared to 2006, which were primarily attributable to income tax related reserves, accruals for lease liabilities on closed stores and property and sales tax accruals.

        Cash flows from investing activities.    Significant components of property and equipment purchases in the first quarter of 2009 included the following approximate amounts: $35 million for improvements and upgrades to existing stores; $9 million for new stores and $4 million for remodels and relocations of existing stores. During the 2009 period, we opened 104 new stores and remodeled or relocated 100 stores. Significant components of property and equipment purchases in the 2008 first quarter included the following approximate amounts: $15 million for improvements and upgrades to existing stores; $7 million for remodels and relocations of existing stores; $6 million for new stores; $4 million for distribution and transportation-related capital expenditures; and $3 million for systems-related capital projects. During the 2008 period, we opened 73 new stores and remodeled or relocated 125 stores. Purchases and sales of short-term investments of $9.9 million and $13.0 million, respectively, during the 2008 period relate primarily to our captive insurance subsidiary.

        Cash flows used in investing activities totaling $152.6 million in 2008 were primarily related to capital expenditures and sales of investments. Significant components of our property and equipment purchases in 2008 included the following approximate amounts: $149 million for improvements, upgrades, remodels and relocations of existing stores; $22 million for new stores; $17 million for distribution and transportation-related capital expenditures; and $13 million for information systems upgrades and technology-related projects. During 2008 we opened 207 new stores and remodeled or relocated 404 stores.

        Purchases and sales of short-term investments, which equaled net sales of $51.6 million in 2008, primarily reflect our investment activities in our captive insurance subsidiary, including a change in regulatory requirements as discussed in more detail above under "Other Considerations."

        Our 2007 merger, as discussed in more detail above, required cash payments in the 2007 Successor period of approximately $6.7 billion, net of cash acquired of $350 million. Significant components of property and equipment purchases in the 2007 Successor period included the following approximate amounts: $45 million for improvements, upgrades, remodels and relocations of existing stores; $23 million for distribution and transportation-related capital expenditures; and $16 million for new stores. During the 2007 Successor period, we opened 170 new stores and remodeled or relocated 235 stores. Significant components of property and equipment purchases in the 2007 Predecessor period included the following approximate amounts: $29 million for new stores; $15 million for improvements, upgrades, remodels and relocations of existing stores; and $7 million for distribution and transportation-related capital expenditures. During the 2007 Predecessor period, we opened 195 new stores and remodeled or relocated 65 stores.

        During the 2007 Successor period we purchased a secured promissory note for $37.0 million which represents debt issued by a third-party entity from which we lease our distribution center in Ardmore, Oklahoma. Purchases and sales of short-term investments, which equaled net sales of $17.6 million and $4.4 million in the respective 2007 Successor and Predecessor periods, primarily reflect our investment activities in our captive insurance subsidiary, and all purchases of long-term investments were related to the captive insurance subsidiary.

        Cash flows used in investing activities totaling $282.0 million in 2006 were primarily related to capital expenditures and, to a lesser degree, purchases of long-term investments. Significant components of our property and equipment purchases in 2006 included the following approximate amounts: $66 million for distribution and transportation-related capital expenditures (including approximately $30 million related to our distribution center in Marion, Indiana which opened in 2006); $66 million for new stores; $50 million for a capital project designed to improve inventory flow from our distribution centers to consumers; and $38 million for capital projects in existing stores. During 2006 we opened 537 new stores and remodeled or relocated 64 stores.

        Purchases and sales of short-term investments in 2006, which equaled net sales of $1.9 million, reflect our investment activities in tax-exempt auction rate securities as well as investing activities of our captive insurance subsidiary. Purchases of long-term investments are related to the captive insurance subsidiary.

        Capital expenditures for the 2009 fiscal year are projected to be approximately $300 to $325 million. We anticipate funding our 2009 capital requirements with cash flows from operations and, if necessary, borrowings under our ABL Facility.

        Cash flows from financing activities.    We had no borrowings or repayments under our ABL Facility in the first quarter of 2009, and had no borrowings and repayments of $102.5 million under this facility in the first quarter of 2008, representing all borrowing and repayment activity under this facility in 2008. As of January 30, 2009 and May 1, 2009, we had no borrowings under the revolving credit facility.

        Also during 2008, we repurchased $44.1 million of our outstanding senior subordinated notes.

        In the 2007 Successor period, to finance our merger, we issued long-term debt of approximately $4.2 billion and issued common stock in the amount of approximately $2.8 billion (primarily relating to the cash equity contributions from the Investors); we incurred costs associated with the issuance of merger-related long-term debt of $87.4 million; we completed a cash tender offer for our 2010 Notes, resulting in the valid tender of approximately 99% of the 2010 Notes resulting in repayments of long-term debt and related consent fees in the amount of $215.6 million; and incurred borrowings, net of repayments, under our ABL Facility of $102.5 million.

        Cash flows used in financing activities during 2006 included the repurchase of approximately 4.5 million shares of the Predecessor's common stock at a total cost of $79.9 million, cash dividends paid of $62.5 million, or $0.20 per share, on the Predecessor's outstanding common stock, and $14.1 million to reduce our outstanding capital lease and financing obligations. These uses of cash were partially offset by proceeds from the exercise of stock options during 2006 of $19.9 million.

        The borrowings and repayments under the revolving credit agreements in 2008, the 2007 Successor period and 2006 were primarily a result of activity associated with periodic cash needs.

Critical Accounting Policies and Estimates

        The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. In addition to the estimates presented below, there are other items within our financial statements that require estimation, but are not deemed critical as defined below. We believe these estimates are reasonable and appropriate. However, if actual experience differs from the assumptions and other considerations used, the resulting changes could have a material effect on the financial statements taken as a whole.

        Management believes the following policies and estimates are critical because they involve significant judgments, assumptions, and estimates. Management has discussed the development and selection of the critical accounting estimates with the Audit Committee of our Board of Directors, and the Audit Committee has reviewed the disclosures presented below relating to those policies and estimates.

        Merchandise Inventories.    Merchandise inventories are stated at the lower of cost or market with cost determined using the retail last-in, first-out ("LIFO") method. Under our retail inventory method ("RIM"), the calculation of gross profit and the resulting valuation of inventories at cost are computed by applying a calculated cost-to-retail inventory ratio to the retail value of sales at a department level. The RIM is an averaging method that has been widely used in the retail industry due to its practicality. Also, it is recognized that the use of the RIM will result in valuing inventories at the lower of cost or market ("LCM") if markdowns are currently taken as a reduction of the retail value of inventories.

        Inherent in the RIM calculation are certain significant management judgments and estimates including, among others, initial markups, markdowns, and shrinkage, which significantly impact the gross profit calculation as well as the ending inventory valuation at cost. These significant estimates, coupled with the fact that the RIM is an averaging process, can, under certain circumstances, produce distorted cost figures. Factors that can lead to distortion in the calculation of the inventory balance include:

  •
  applying the RIM to a group of products that is not fairly uniform in terms of its cost and selling price relationship and turnover;

  •
  applying the RIM to transactions over a period of time that include different rates of gross profit, such as those relating to seasonal merchandise;

  •
  inaccurate estimates of inventory shrinkage between the date of the last physical inventory at a store and the financial statement date; and

  •
  inaccurate estimates of LCM and/or LIFO reserves.

        Factors that reduce potential distortion include the use of historical experience in estimating the shrink provision (see discussion below) and an annual LIFO analysis whereby all SKUs are considered in the index formulation. An actual valuation of inventory under the LIFO method is made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels, sales for the year and the expected rate of inflation/deflation for the year and are thus subject to adjustment in the final year-end LIFO inventory valuation. We also perform interim inventory-aging analysis for determining obsolete inventory. Our policy is to write down inventory to an LCM value based on various management assumptions including estimated markdowns and sales required to liquidate such aged inventory in future periods. Inventory is reviewed on a quarterly basis and adjusted as appropriate to reflect write-downs determined to be necessary.

        Factors such as slower inventory turnover due to changes in competitors' tactics, consumer preferences, consumer spending and unseasonable weather patterns, among other factors, could cause excess inventory requiring greater than estimated markdowns to entice consumer purchases, resulting in an unfavorable impact on our consolidated financial statements. Sales shortfalls due to the above factors could cause reduced purchases from vendors and associated vendor allowances that would also result in an unfavorable impact on our consolidated financial statements.

        We calculate our shrink provision based on actual physical inventory results during the fiscal period and an accrual for estimated shrink occurring subsequent to a physical inventory through the end of the fiscal reporting period. This accrual is calculated as a percentage of sales at each retail store, at a department level, and is determined by dividing the book-to-physical inventory adjustments recorded during the previous twelve months by the related sales for the same period for each store. To the extent that subsequent physical inventories yield different results than this estimated accrual, our effective shrink rate for a given reporting period will include the impact of adjusting the estimated results to the actual results. Although we perform physical inventories in virtually all of our stores on an annual basis, the same stores do not necessarily get counted in the same reporting periods from year to year, which could impact comparability in a given reporting period.

        Goodwill and Other Intangible Assets.    We amortize intangible assets over their estimated useful lives unless such lives are deemed indefinite. If impairment indicators are noted, amortizable intangible assets are tested for impairment based on projected undiscounted cash flows, and, if impaired, written down to fair value based on either discounted projected cash flows or appraised values. Future cash flow projections are based on management's projections. Significant judgments required in this testing process may include projecting future cash flows, determining appropriate discount rates and other assumptions. Projections are based on management's best estimates given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value or impairment. Future indicators of impairment could result in an asset impairment charge.

        Under SFAS No. 142, Goodwill and Other Intangible Assets, we are required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The goodwill impairment test is a two-step process that requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of our reporting unit based on valuation techniques (including a discounted cash flow model using revenue and profit forecasts) and comparing that estimated fair value with the recorded carrying value, which includes goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an "implied fair value" of goodwill. The determination of the "implied fair value" of goodwill would require us to allocate the estimated fair value of our reporting unit to its assets and liabilities. Any unallocated fair value represents the "implied fair value" of goodwill, which would be compared to its corresponding carrying value.

        We performed our annual impairment tests of goodwill and indefinite-lived intangible assets during the third quarter of 2008 based on conditions as of the end of our second quarter, and subsequently reviewed such results as of the end of 2008. These analyses indicated that no impairment was necessary. We are not currently projecting a decline in cash flows that could be expected to have an adverse effect such as a violation of debt covenants or future impairment charges.

        Purchase Accounting.    Our 2007 merger was accounted for as a reverse acquisition in accordance with the purchase accounting provisions of SFAS 141, Business Combinations, under which our assets and liabilities have been accounted for at their estimated fair values as of the date of our 2007 merger. The aggregate purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed, based upon an assessment of their relative fair values as of the date of our 2007 merger. These estimates of fair values, the allocation of the purchase price and other factors related to the accounting for our 2007 merger are subject to significant judgments and the use of estimates.

        Property and Equipment.    Property and equipment are recorded at cost. We group our assets into relatively homogeneous classes and generally provide for depreciation on a straight-line basis over the estimated average useful life of each asset class, except for leasehold improvements, which are amortized over the lesser of the applicable lease term or the estimated useful life of the asset. Certain store and warehouse fixtures, when fully depreciated, are removed from the cost and related accumulated depreciation and amortization accounts. The valuation and classification of these assets and the assignment of useful depreciable lives involves significant judgments and the use of estimates.

        Impairment of Long-lived Assets.    We review the carrying value of all long-lived assets for impairment at least annually, and whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we review for impairment stores open for approximately two years or more for which recent cash flows from operations are negative. Impairment results when the carrying value of the assets exceeds the estimated undiscounted future cash flows over the life of the lease. Our estimate of undiscounted future cash flows over the lease term is based upon historical operations of the stores and estimates of future store profitability which encompasses many factors that are subject to variability and are difficult to predict. If a long-lived asset is found to be impaired, the amount recognized for impairment is equal to the difference between the carrying value and the asset's estimated fair value. The fair value is estimated based primarily upon projected future cash flows (discounted at our credit adjusted risk-free rate) or other reasonable estimates of fair value in accordance with U.S. GAAP.

        We recorded impairment charges included in SG&A expense of approximately $4.0 million in 2008, $0.2 million in the 2007 Predecessor period and $9.4 million in 2006 to reduce the carrying value of certain of our stores' assets as deemed necessary based on our evaluation that such amounts would not be recoverable, primarily due to insufficient sales or excessive costs resulting in negative current and projected future cash flows at these locations. Such assets with remaining fair value, to the extent still functional, are held for use in other store locations. The majority of the 2006 charges were recorded pursuant to certain strategic initiatives discussed above in "—Results of Operations—Fiscal Year 2008, 2007 Successor and Predecessor Periods, and Fiscal Year 2006."

        Insurance Liabilities.    We retain a significant portion of the risk for our workers' compensation, employee health insurance, general liability, property loss and automobile coverage. These costs are significant primarily due to the large employee base and number of stores. Provisions are made to these insurance liabilities on an undiscounted basis based on actual claim data and estimates of incurred but not reported claims developed using actuarial methodologies based on historical claim trends. If future claim trends deviate from recent historical patterns, we may be required to record additional expenses or expense reductions, which could be material to our future financial results.

        Contingent Liabilities—Income Taxes.    Income tax reserves are determined using the methodology established by the Financial Accounting Standards Board ("FASB") Interpretation 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement 109 ("FIN 48"). FIN 48 requires companies to assess each income tax position taken using a two step process. A determination is first made as to whether it is more likely than not that the position will be sustained, based upon the technical merits, upon examination by the taxing authorities. If the tax position is expected to meet the more likely than not criteria, the benefit recorded for the tax position equals the largest amount that is greater than 50% likely to be realized upon ultimate settlement of the respective tax position. Uncertain tax positions require determinations and estimated liabilities to be made based on provisions of the tax law which may be subject to change or varying interpretation. If our determinations and estimates prove to be inaccurate, the resulting adjustments could be material to our future financial results.

        Contingent Liabilities—Legal Matters.    We are subject to legal, regulatory and other proceedings and claims. We establish liabilities as appropriate for these claims and proceedings based upon the probability and estimability of losses and to fairly present, in conjunction with the disclosures of these matters in our financial statements and SEC filings, management's view of our exposure. We review outstanding claims and proceedings with external counsel to assess probability and estimates of loss. We re-evaluate these assessments on a quarterly basis or as new and significant information becomes available to determine whether a liability should be established or if any existing liability should be adjusted. The actual cost of resolving a claim or proceeding ultimately may be substantially different than the amount of the recorded liability. In addition, because it is not permissible under U.S. GAAP to establish a litigation liability until the loss is both probable and estimable, in some cases there may be insufficient time to establish a liability prior to the actual incurrence of the loss (upon verdict and judgment at trial, for example, or in the case of a quickly negotiated settlement).

        Lease Accounting and Excess Facilities.    The majority of our stores are subject to short-term leases (usually with initial or current terms of 3 to 5 years) with multiple renewal options when available. We also have stores subject to build-to-suit arrangements with landlords, which typically carry a primary lease term of 10 years with multiple renewal options. As of January 30, 2009, approximately 42% of our stores had provisions for contingent rentals based upon a percentage of defined sales volume. We recognize contingent rental expense when the achievement of specified sales targets is considered probable. We recognize rent expense over the term of the lease. We record minimum rental expense on a straight-line basis over the base, non-cancelable lease term commencing on the date that we take physical possession of the property from the landlord, which normally includes a period prior to store opening to make necessary leasehold improvements and install store fixtures. When a lease contains a predetermined fixed escalation of the minimum rent, we recognize the related rent expense on a straight-line basis and record the difference between the recognized rental expense and the amounts payable under the lease as deferred rent. Tenant allowances, to the extent received, are recorded as deferred incentive rent and amortized as a reduction to rent expense over the term of the lease. We reflect as a liability any difference between the calculated expense and the amounts actually paid. Improvements of leased properties are amortized over the shorter of the life of the applicable lease term or the estimated useful life of the asset.

        For store closures (excluding those associated with a business combination) where a lease obligation still exists, we record the estimated future liability associated with the rental obligation on the date the store is closed in accordance with SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). Based on an overall analysis of store performance and expected trends, management periodically evaluates the need to close underperforming stores. Liabilities are established at the point of closure for the present value of any remaining operating lease obligations, net of estimated sublease income, and at the communication date for severance and other exit costs, as prescribed by SFAS 146. Key assumptions in calculating the liability include the timeframe expected to terminate lease agreements, estimates related to the sublease potential of closed locations, and estimation of other related exit costs. If actual timing and potential termination costs or realization of sublease income differ from our estimates, the resulting liabilities could vary from recorded amounts. These liabilities are reviewed periodically and adjusted when necessary.

        Share-Based Payments.    Our share-based stock option awards are valued on an individual grant basis using the Black-Scholes-Merton closed form option pricing model. The application of this valuation model involves assumptions that are judgmental and highly sensitive in the valuation of stock options, which affects compensation expense related to these options. These assumptions include an estimate of the fair value of our common stock (which is based on externally prepared valuations by an unrelated party as our stock is not currently publicly traded), the term that the options are expected to be outstanding, an estimate of the volatility of our stock price (which is based on a peer group of publicly traded companies), applicable interest rates and the dividend yield of our stock. Other factors involving judgments that affect the expensing of share-based payments include estimated forfeiture rates of share-based awards. If our estimates differ materially from actual experience, we may be required to record additional expense or reductions of expense, which could be material to our future financial results.

        Fair Value Measurements.    We measure fair value of assets and liabilities in accordance with SFAS 157, which requires that fair values be determined based on the assumptions that market participants would use in pricing the asset or liability. SFAS 157 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). Therefore, Level 3 inputs are typically based on an entity's own assumptions, as there is little, if any, related market activity, and thus requires the use of significant judgment and estimates.

        Our fair value measurements are primarily associated with our derivative financial instruments and to a lesser degree our investments. The values of our derivative financial instruments are determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments). The variable cash receipts (or payments) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

        Derivative Financial Instruments.    We account for derivative instruments in accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value, and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. See "Fair Value Measurements" above for a discussion of derivative valuations. Special accounting for qualifying hedges allows a derivative's gains and losses to either offset related results on the hedged item in the statement of operations or be accumulated in other comprehensive income, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. We use derivative instruments to manage our exposure to changing interest rates, primarily with interest rate swaps.

        In addition to making valuation estimates, we also bear the risk that certain derivative instruments that have been designated as hedges and currently meet the strict hedge accounting requirements of SFAS 133 may not qualify in the future as "highly effective," as defined, as well as the risk that hedged transactions in cash flow hedging relationships may no longer be considered probable to occur. Further, new interpretations and guidance related to SFAS 133 may be issued in the future, and we cannot predict the possible impact that such guidance may have on our use of derivative instruments going forward.

Adoption of Accounting Standards

        In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). SFAS 162 became effective in November 2008. The adoption of this standard did not have a material impact on our financial statements.

        We adopted the provisions of SFAS 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 ("SFAS 161"), during the first quarter of 2009. SFAS 161 amends and expands the disclosure requirements of SFAS 133 with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of, and gains and losses on, derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

        In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. The new standard establishes the requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest (formerly minority interest) in an acquiree; provides updated requirements for recognition and measurement of goodwill acquired in the business combination or a gain from a bargain purchase; and provides updated disclosure requirements to enable users of financial statements to evaluate the nature and financial effects of the business combination. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is not allowed. Unless a qualifying transaction is consummated subsequent to the effective date, the adoption of this standard on our financial statements is expected to be limited to any future adjustments to uncertain tax positions resulting from our 2007 merger that would, if subsequently recognized, impact our results of operations rather than goodwill.

        In September 2006, the FASB issued SFAS 157, which provides guidance for using fair value to measure assets and liabilities. The standard also requires expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. For financial assets and liabilities, SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. For non-financial assets and liabilities, SFAS 157 is effective for all fiscal years beginning after November 15, 2008. SFAS 157 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements.

Accordingly, the standard does not require any new fair value measurements of reported balances. On February 2, 2008, we adopted certain components of SFAS 157 relative to financial assets and liabilities. During the first quarter of 2009 we changed our accounting for the fair value of our nonfinancial assets and liabilities in connection with the adoption of SFAS 157.

        We adopted the provisions of FIN 48 effective February 3, 2007. The adoption resulted in an $8.9 million decrease in retained earnings and a reclassification of certain amounts between deferred income taxes and other noncurrent liabilities to conform to the balance sheet presentation requirements of FIN 48. As of the date of adoption, the total reserve for uncertain tax benefits was $77.9 million. This reserve excludes the federal income tax benefit for the uncertain tax positions related to state income taxes which is now included in deferred tax assets. As a result of the adoption of FIN 48, the reserve for interest expense related to income taxes was increased to $15.3 million and a reserve for potential penalties of $1.9 million related to uncertain income tax positions was recorded. As of the date of adoption, approximately $27.1 million of the reserve for uncertain tax positions would have impacted our effective income tax rate subsequently if we were to recognize the tax benefit for these positions.

        Subsequent to the adoption of FIN 48, we elected to record income tax related interest and penalties as a component of the provision for income tax expense.

Quantitative and Qualitative Disclosures About Market Risk

  Financial Risk Management

        We are exposed to market risk primarily from adverse changes in interest rates, and to a lesser degree, commodity prices. To minimize this risk, we may periodically use financial instruments, including derivatives. As a matter of policy, we do not buy or sell financial instruments for speculative or trading purposes and all derivative financial instrument transactions must be authorized and executed pursuant to approval by the Board of Directors. All financial instrument positions taken by us are intended to be used to reduce risk by hedging an underlying economic exposure. Because of high correlation between the derivative financial instrument and the underlying exposure being hedged, fluctuations in the value of the financial instruments are generally offset by reciprocal changes in the value of the underlying economic exposure.

  Interest Rate Risk

        We manage our interest rate risk through the strategic use of fixed and variable interest rate debt and, from time to time, derivative financial instruments. Our principal interest rate exposure relates to outstanding amounts under our Credit Facilities. Our Credit Facilities provide for variable rate borrowings of up to $3.331 billion including up to $1.031 billion under our ABL Facility, subject to the borrowing base. In order to mitigate a portion of the variable rate interest exposure under the Credit Facilities, we entered into interest rate swaps which became effective on July 31, 2007. Pursuant to the swaps, we swapped three month LIBOR rates for fixed interest rates, resulting in the payment of an all-in fixed rate of 7.68% on an original notional amount of $2.0 billion originally scheduled to amortize on a quarterly basis until maturity at July 31, 2012.

        On October 3, 2008, a counterparty to one of our 2007 swap agreements declared bankruptcy, which constituted a technical default under this contract and on October 30, 2008, we terminated this swap agreement. We subsequently cash settled the swap on November 10, 2008 for approximately $7.6 million, including interest accrued to the date of termination. As of May 1, 2009, the notional amount under the remaining 2007 swaps is $853.3 million.

        Effective February 28, 2008, we entered into a $350.0 million step-down interest rate swap in order to mitigate an additional portion of the variable rate interest exposure under the Credit Facilities.

Under the terms of this agreement we swapped one month LIBOR rates for fixed interest rates, which will result in the payment of an all-in fixed rate of 5.58% on a notional amount of $350.0 million for the first year and $150.0 million for the second year.

        Effective December 31, 2008, we entered into a $475.0 million interest rate swap in order to mitigate an additional portion of the variable rate interest exposure under the Credit Facilities. This swap is scheduled to mature on January 31, 2013. Under the terms of this agreement we swapped one month LIBOR rates for fixed interest rates, which will result in the payment of an all-in fixed rate of 5.06% on a notional amount of $475.0 million through April 2010, $400.0 million from May 2010 to October 2011, and $300.0 million to maturity.

        A change in interest rates on variable rate debt impacts our pre-tax earnings and cash flows; whereas a change in interest rates on fixed rate debt impacts the economic fair value of debt but not our pre-tax earnings and cash flows. Our interest rate swaps qualify for hedge accounting as cash flow hedges. Therefore, changes in market fluctuations related to the effective portion of these cash flow hedges do not impact our pre-tax earnings until the accrued interest is recognized on the derivatives and the associated hedged debt. Based on our outstanding debt as of January 30, 2009 and assuming that our mix of debt instruments, derivative instruments and other variables remain the same, the annualized effect of a one percentage point change in variable interest rates would have a pretax impact on our earnings and cash flows of approximately $6.2 million.

        The interest rate swaps are accounted for in accordance with SFAS 133. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized as either assets or liabilities at fair value.

        The conditions and uncertainties in the global credit markets have substantially increased the credit risk of other counterparties to our swap agreements. In the event such counterparties fail to perform under our swap agreements and we are unable to enter into new swap agreements on terms favorable to us, our ability to effectively manage our interest rate risk may be materially impaired. We attempt to manage counterparty credit risk by periodically evaluating the financial position and creditworthiness of such counterparties, monitoring the amount for which we are at risk with each counterparty, and where possible, dispersing the risk among multiple counterparties. There can be no assurance that we will manage or mitigate our counterparty credit risk effectively.

BUSINESS

        We are the largest discount retailer in the United States by number of stores, with 8,577 stores located in 35 states as of July 31, 2009, primarily in the southern, southwestern, midwestern and eastern United States. We offer a broad selection of merchandise, including consumable products such as food, paper and cleaning products, health and beauty products and pet supplies, and non-consumable products such as seasonal merchandise, home décor and domestics, and apparel. Our merchandise includes high quality national brands from leading manufacturers, as well as comparable quality private brand selections with prices at substantial discounts to national brands. We offer our customers these national brand and private brand products at everyday low prices (typically $10 or less) in our convenient small-box (small store) locations. We believe our convenient store format and broad selection of high quality products at compelling values have driven our substantial growth and financial success over the years. From 1968 through the end of 2008, we grew our store base from 215 in 13 states to 8,362 in 35 states, mostly through organic growth, and grew our annual sales from $40 million to $10.5 billion, which represents compound annual growth rates of 9.6% and 14.9%, respectively.

Our Business Model

        Our compelling value and convenience proposition has driven our same-store sales growth regardless of economic conditions. Our small-box stores (typically 7,000 square feet) and our attractive store economics lead to strong returns on investment and, we believe, provide ample opportunity for growth. These elements combine for a profitable business model with wide appeal allowing us to be successful in varied markets. We believe these elements will continue to provide a foundation for profitable growth in our existing store base as well as a significant opportunity to open new stores. The fundamentals of our model are as follows:

          Our value and convenience proposition:     Our proposition to consumers is: "Save time. Save money. Every day!" We deliver on that pledge with convenient locations, a time-saving shopping experience and everyday low prices on quality basic merchandise. We are able to offer these everyday low prices because of our operating efficiencies, purchasing scale and sourcing capabilities. Our well-situated neighborhood locations drive customer loyalty and trip frequency and make us an attractive alternative to large discount and other big-box (large store) retail stores. Finally, our stores' small size and convenient layout enable quick store navigation, while our focused product offerings within categories allow customers to quickly satisfy most of their basic daily household purchasing needs.

          Our consistent growth:     We are now in our 20th year of consecutive annual same-store sales growth. This timeframe includes periods of economic growth and contraction during all of which we have had sales growth. We believe this success is driven by our necessity-weighted product mix and the strength of our value and convenience proposition, both of which attract consumers in all economic environments. We expect this combination will continue to provide a foundation for profitable same-store sales growth.

          Our store economics:     Our store economics are based on low capital investment to open stores, rapid sales increases after opening, consistent sales volumes in mature stores and low ongoing operating costs, which together result in an attractive return on capital. Our new stores are typically cash flow positive in their first year, generally pay back capital in approximately two years, and, we believe, deliver attractive returns relative to our competitors. Our model has been effective in both rural and small communities as well as in more densely populated and metropolitan areas that typically include a larger number of competitors.

Our History

        J.L. Turner founded our Company in 1939 as J.L. Turner and Son, Wholesale. We opened our first store in 1955, when we were incorporated as a Kentucky corporation under the name J.L. Turner & Son, Inc. We changed our name to Dollar General Corporation in 1968 and reincorporated in 1998 as a Tennessee corporation. Our common stock was publicly traded from 1968 until July 2007, when we merged with an entity controlled by investment funds affiliated with KKR. We are now a subsidiary of Parent, a Delaware limited partnership controlled by KKR.

Progress Since our 2007 Merger

        Strengthening our management team has been one of our top priorities since our 2007 merger. In January 2008, we hired Richard W. Dreiling, who has 39 years of retail experience, to serve as our Chief Executive Officer. Including Mr. Dreiling, we have added or replaced eight executives at the Senior Vice President level or higher in our core merchandising and distribution functions and in key support roles including human resources, finance and information technology.

        Ensuring superior execution of our operating priorities is one of our key strategic goals. Our operating priorities include: driving productive sales growth; increasing gross margins; leveraging process improvements and information technology to reduce costs; and strengthening and expanding Dollar General's culture of "serving others." Since our 2007 merger, our management team has focused on executing against these priorities, making a number of specific operational improvements supported by enhanced business processes and data-driven analytical and measurement tools. Business process and operational improvements have encompassed most key functions, including merchandising, distribution and transportation, store operations and real estate, and include changes such as redefined merchandise line reviews, expanded price benchmarking, markdown strategies, enhanced real estate site selection modeling, new shrink detection metrics and more disciplined store employee hiring practices. These improvements have been critical to the successful implementation of our recent initiatives in merchandising, private brand development, store operations, real estate and expense management. Examples of our progress since our 2007 merger include:

  Merchandising

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  Optimized our product assortment through eliminating unproductive and less productive SKUs and allocating more space to productive ones

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  Improved product adjacencies and enhanced product presentation standards and consistency

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  Raised the profile of shelving to introduce key new products and categories

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  Implemented new markdown strategies to sell through end-of-season merchandise

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  Added new product fixtures near the checkout stands to promote impulse sales

  Private Brand

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  Implemented new private branding strategy and redefined brands

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  Improved quality standards and updated packaging, typically while maintaining price and, in many cases, maintaining or reducing cost

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  Introduced approximately 350 net new private brand items since 2007 and grew private brand penetration to over 20% of consumables sales in the first quarter of 2009, up from approximately 17% in 2007

  Store Operations

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  Instituted a "model store" program and rigorous measurement tools to improve store standards

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  Lowered store manager turnover through improved recruiting, leadership, training, feedback and work processes

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  Customized store hours to better accommodate customer demand

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  Significantly reduced inventory shrink rate through implementation and detailed monitoring of key metrics, rigorous training and increased field management discipline

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  Further refined store work processes and implemented additional safety measures, yielding improved labor efficiencies and significantly reduced workers' compensation expense

  Real Estate

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  Implemented more sophisticated market analysis and store site selection modeling

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  Enhanced our new real estate vetting processes, contributing to increased first year sales in new stores by 20% between 2006 and 2008

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  Improved our effectiveness in renegotiating lease terms and assessing opportunities to remodel or relocate stores

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  Opened 207 new stores and remodeled or relocated 404 stores in 2008 and accelerated new store growth for 2009; we plan to open approximately 500 new stores and to relocate or remodel approximately 450 stores in 2009

  Expense and Working Capital Management

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  Instituted a process whereby we employ analytical tools and processes to mine for cost reduction opportunities, particularly in the expense areas of distribution, labor, rent and general overhead

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  Pursued a variety of distribution and transportation initiatives to reduce costs and leverage overhead

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  Implemented additional energy and waste management initiatives in the stores

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  Improved inventory turns

        These initiatives, along with more stringent business processes, have improved our operating and financial performance since our 2007 merger and we believe have laid the foundation for ongoing improvement. We generated strong sales growth of 10.1% in 2008, including annual same-store sales growth of 9.0%. For the first quarter of 2009, our total sales growth accelerated to 15.7%, including same-store sales growth of 13.3% following 5.4% same-store sales growth in the first quarter of 2008. Same-stores include stores that have been open for 13 months and remain open at the end of the reporting period. For 2008 and the first quarter of 2009, respectively, there were 8,153 and 8,179 same-stores which accounted for sales of $10.1 billion and $2.7 billion, compared to 7,887 same-stores accounting for $2.3 billion of sales for the first quarter of 2008. These initiatives also allowed us to expand our gross profit margin to 29.3% in fiscal 2008, up from 27.3% for the 2007 predecessor period and 28.2% for the 2007 successor period, and 30.8% in the first quarter of 2009 as compared to 28.8% in the first quarter of 2008. We had net income of $108.2 million for the full fiscal year 2008 and $83.0 million for the first quarter of 2009, compared to $5.9 million for the first quarter of 2008. Since our 2007 merger, we have reduced our total outstanding long-term obligations by $540.9 million to $4.1 billion, and we have had no borrowings under our revolving credit facility since the 2008 first quarter, having funded all capital expenditures and working capital needs from operating cash flow. In addition, at May 1, 2009, our cash balance was $434.6 million.

 Industry Overview

        We compete primarily in the approximately $843 billion U.S. market for basic consumer packaged goods in categories including food, beverages, health and beauty care, paper products, pet supplies and other general merchandise, including basic apparel and home products. These categories encompass most of the everyday needs of consumers. The broad market for these categories grew sales at a compound annual growth rate of 2.8% between 2001 and 2008. The discount channel grew sales at a compound annual growth rate of 4.6% during that same period and was the fastest growing channel for such goods over this period. According to Nielsen data, total customer trips to retailers in the basic consumer packaged goods market declined during the 2001 through 2008 period, while trips in the discount channel increased over this time. Our current share of the basic consumer packaged goods market is only 1.2% which, when coupled with our attractive value and convenience proposition, we believe provides substantial opportunity for growth.

Our Competitive Strengths

        We believe our key competitive strengths that will enable us to execute our growth strategy include:

        Compelling Value and Convenience Proposition.    Our ability to deliver highly competitive prices on national brand and quality private brand products in convenient locations and our easy in and out shopping format provide a compelling shopping experience and distinguish us from other discount, convenience and drugstore retailers. Our slogan, "Save time. Save money. Every day!" summarizes our appeal to customers. We believe our ability to effectively deliver both value and convenience distinguishes us from many of our competitors and allows us to succeed in small markets with limited shopping alternatives, as well as to profitably coexist alongside larger retailers in more competitive markets.

        We are in our 20th consecutive year of same-store sales growth. This growth, regardless of economic conditions, suggests that we have a less cyclical model than most retailers and, we believe, is a result of our strong value and convenience proposition. In fact, both customer traffic and average transaction amount have increased during 2008 and 2009 despite the difficult economic environment, and our research indicates that the vast majority of new and existing customers plan to continue shopping with us after the economy recovers.

        Our compelling value and convenience proposition is evidenced by the following attributes of our business model:

          Convenient Locations.     Our stores are conveniently located in a variety of rural, suburban and urban communities, currently with more than 60% serving communities with populations of less than 20,000. In more densely populated areas, our small-box stores typically serve the closely surrounding neighborhoods. The majority of our customers live within three miles, or a 10-minute drive, of our stores. Our close proximity to customers drives customer loyalty and trip frequency, and makes us an attractive alternative to large discount and other large-box retail and grocery stores which are often located farther away. Unlike large-box retailers, our low cost economic model enables us to serve many areas with fewer than 2,000 households.

          Time-Saving Shopping Experience.     We also provide customers with a highly convenient shopping experience. Our stores' smaller size allows us to locate parking near the front entrance and offers quick store navigation, providing a distinct convenience advantage over large-box stores and supercenters. Significant work to upgrade our in-store shopping experience over the past two years includes efforts aimed to unclutter aisles, improve signage and product adjacencies, and to better organize and stock shelves. We have also added shopping carts and extended our store hours, enhancing our convenience to customers. Our product mix offers most necessities such as basic packaged and refrigerated food and dairy products, cleaning supplies, paper products and health and beauty care items, as well as items such as greeting cards, apparel, housewares, hardware and automotive supplies, among others. Our focused product offering within categories allows customers to fulfill their routine shopping needs, minimizing their need to shop elsewhere.

          Everyday Low Prices on Quality Merchandise.     We offer quality consumable merchandise and other basic items at everyday low prices. Our strategy of maintaining a low-cost operating structure and a broad assortment of merchandise allows us to offer quality products at competitive prices. Our research indicates that we offer a price advantage over most food and drug retailers and that our prices are highly competitive with even the largest discount retailers. As part of this strategy, we attempt to maintain a limited number of SKUs per category which we believe helps us maintain strong purchasing power. We also emphasize even dollar price points on many of our items. In the typical Dollar General store, most items are priced below $10, with approximately 25% of items at $1 or less. We are able to offer at these everyday low prices quality national brands from companies such as Procter & Gamble, Kimberly Clark, Unilever, Kellogg's, General Mills, and Nabisco, Coca-Cola and PepsiCo, in addition to our own comparable quality private brands at value prices.

        Attractive Store Economics.    The traditional Dollar General store size, design and location requires minimal initial investment and low maintenance capital expenditures. Our typical locations involve a modest, no-frills building design, which helps keep our rental and other fixed overhead costs relatively low. When coupled with our new stores' ability to generally deliver positive cash flow in the first year, this low capital expenditure requirement typically results in pay back of capital in approximately two years, and delivers what we believe to be attractive returns on capital relative to our competitors. Moreover, the financial performance of recently-opened stores appears to be outpacing many of our existing stores, which we believe is a result of significant enhancements to our market analysis, real estate site selection and new store marketing program.

        Our decision to accelerate new store openings in 2009 and in the future is supported by the following improvements:

  •
  We have significantly enhanced our market analysis and real estate site selection and approval processes, increasing our ability to optimize selection of our new locations.

  •
  Our lean store staffing model, which has been strengthened in the last two years by improved employee retention, contributes to relatively low operating costs and more efficient and effective store operations.

  •
  Recent improvements to our new store marketing program have led to stronger first year sales volumes, accelerating our ability to recover initial capital costs.

        Substantial Growth Opportunities.    We believe we have substantial growth opportunities through both improved profitability of existing stores and new store openings. We are pursuing a number of initiatives to drive same-store sales growth, increase gross margins and reduce operating costs, leading to continued improvement in the profitability of our existing store base. In addition, we have identified significant opportunities to add new stores in both existing and new markets. We believe we have the long-term potential in the U.S. to more than double our existing store base while maintaining or improving our return on capital. See "Our Growth Strategy" for additional details.

        Experienced Management Team with a Proven Track Record.    Our experienced senior management team has an average of 25 years of retail experience. In total, we have added eight senior executives (Senior Vice President or higher) with significant retail experience since our 2007 merger, in addition to numerous executives at the Vice President level, primarily in our merchandising, distribution and transportation functions, and in key support roles including human resources, finance and information technology. Alongside our veteran Dollar General executives, our newly expanded team has enhanced leadership capabilities and has made significant progress in developing and implementing world-class retailing processes at Dollar General.

Our Growth Strategy

        Our long history of profitable growth is founded on a commitment to a relatively simple business model: providing a broad base of customers with their basic everyday and household needs, supplemented with a variety of general merchandise items, at everyday low prices in conveniently located, small-box stores.

        We believe we have the right strategy and execution capabilities to capitalize on the considerable growth opportunities afforded by our business model. We derive our growth from three distinct sources, including increasing store sales, expanding operating profit margins and growing our store base.

        Increasing Sales.    We believe the combination of our necessity-driven product mix and our attractive value proposition, including a well-balanced merchandising approach, provide a strong basis for increased sales. Our average sales per square foot increased to $180 in 2008 from $165 in 2007 and $163 in 2006. We believe we will continue to have additional opportunities to increase our store productivity through continued improvements in space utilization, better in-stock positions and additional operating and merchandising initiatives, including:

  •
  New products and categories.  We have redefined our product line review processes significantly over the past two years, aiding our efforts to identify areas for new product expansion and to more quickly identify and eliminate underperforming items, resulting in substantial sales increases.

  •
  Improved space utilization.  We intend to continue to expand product offerings and increase sales per square foot through improved space utilization, including increased shelf height, the elimination of unplanogrammed floor and shelf space, the addition of new impulse displays at the checkout stands, and improved product adjacencies.

  •
  Improved execution in home, apparel and seasonal.  Most of our merchandising focus and the recent changes we have made have centered on consumables which have demonstrated strong sales growth as a result. In 2009 we are bringing the same focus and intensity to our apparel, home and seasonal categories. We have recently improved our merchandising management team in these areas, adding individuals with significant experience in basic consumer trends, merchandise presentation, pricing and managing end-of-season sell-through. We expect to start realizing the favorable impact from these changes in 2010.

  •
  Improving store standards and operating hours.  In 2008-09, we have continued to define and improve our store standards and to adjust our store hours to better enhance our customers' experience. We believe that these improvements will continue to increase customer traffic and average transaction amount.

  •
  Expanding our loyal customer base.  Our research indicates that over 85% of our customers have shopped at Dollar General for over two years, indicating that we have a highly loyal customer base. In addition, our most recent surveys indicate that our retention rate of new customers has increased significantly over the past year, with over 94% indicating that they plan to continue shopping in our stores with either the same or increased frequency. We believe these merchandising initiatives will result in increased traffic and sales and will continue to drive growth in our customer base.

  •
  Remodels and Relocations.  We believe we have significant opportunities available for our relocation and remodel programs, which will further drive sales growth.

        Expanding Operating Profit Margins.    Another key component of our growth strategy is improving our operating profit margin through enhanced gross profit and expense reduction initiatives. Our financial results during the 2008 and 2009 to-date periods reflect the favorable outcome of many of these initiatives. We believe that we can build on our recent strong financial results by continuing to enhance these initiatives, which include:

  •
  Merchandising.  We continue to improve the overall profitability of our merchandising decisions. Our new line review processes have resulted in improved product selection and pricing decisions. These line reviews have contributed to our improved gross profit margins despite an increase in sales of consumables. We expect these expanded line reviews to continue to positively impact our overall sales and operating profit margins.

  •
  Sourcing.  Increasing our direct foreign sourcing has not been a top priority for us until recently. In 2008, we imported approximately $700 million of goods, or 10% of total purchases at cost. We believe we have the potential to directly source a larger portion of our products at significant savings to current costs. We are currently increasing our direct foreign sourcing efforts, which we believe offers significant opportunity for gross profit margin enhancement in the future.

  •
  Private Brand.  Improving the consistency, quality, appearance and breadth of our private brand offerings has yielded increased penetration, and we intend to continue to drive our private brand penetration going forward. Generally, private brand items have higher gross profit margins than similar national brand items. Our private brand program complements our model of offering customers nationally branded merchandise at everyday low prices. Since 2007, we have added approximately 350 net new private brand items, predominantly in consumables, increasing our total number of such items to over 900 SKUs. As a percentage of consumables sales, we increased private brand penetration from approximately 17% in 2007 to over 20% in the first quarter of 2009. We expect to expand on these efforts in the future in addition to greatly increasing the role of private brands in our non-consumable offerings.

  •
  Inventory Shrink Rate Reduction.  The reduction in shrink rate since 2007 has played a key role in increasing our gross profit margin, primarily the result of the focus and relentless efforts of our field management team and the introduction of improved indicator metrics at the stores, in conjunction with improved hiring practices, and lower store manager turnover. We continue to improve and automate our shrink indicator tools, and we believe we have opportunity for further shrink improvement.

  •
  Other Cost Reduction Efforts.  We continually look for ways to improve our cost structure and enhance efficiencies throughout the organization. Of most significance to date, we have made good progress in leveraging our costs of distribution and reducing our workers' compensation expense. Other cost reduction efforts include identifying additional efficiencies in distribution and transportation, labor productivity initiatives, continuing our store rent reduction work, implementing more energy management tools, and improving employee retention.

        Growing Our Store Base.    Based on a detailed, market-by-market analysis, we believe we have significant potential to increase our number of stores in existing and new markets. Our recent market analysis suggests there are as many as 12,000 opportunities, the majority of which are located in the 35 states where we currently operate. Also included are significant opportunities to open stores in new markets, most notably in states on the Pacific coast and in certain areas of the Northeast. Based on the initial successes of our 2008 and 2009 new store openings, we have confidence in our real estate disciplines and in our ability to identify, open and operate successful new stores. As a result, we believe that our present level of new store growth is sustainable for the foreseeable future. In addition, we also believe that in the current real estate market environment there may be opportunities to negotiate lower rent and construction costs and to improve the overall quality of our sites at attractive rental rates, increasing our opportunity to improve profitability.

Our Merchandise

        We offer a focused assortment of everyday necessities, which drive frequent customer visits, and key items in a broad range of general merchandise categories. Our product assortment provides the opportunity for our customers to address most of their basic shopping needs with one trip. We sell high quality national brands from leading manufacturers such as Procter & Gamble, Kimberly Clark, Unilever, Kellogg's, General Mills, Nabisco, Coca-Cola and PepsiCo, which are typically found at higher retail prices elsewhere. Additionally, our private brand selections offer consumers even greater value with options to purchase entry price point items and national brand equivalent products at substantial discounts to the national brand.

        Our stores currently offer approximately 10,000 total SKUs per store, of which approximately 70% are core items that are replenished on a weekly basis. The remaining 30% are rotated in and out of the stores over the course of a year. A majority of our products are priced at $10 or less and approximately 25% of our products are priced at $1 or less.

        We separate our merchandise into the following categories:

          Consumables is our largest category and includes the following:

  •
  Paper and Cleaning:  Paper towels, toilet paper, paper dinnerware, trash and storage bags, laundry and other home cleaning supplies. National brands include items manufactured by Procter & Gamble, Kimberly Clark, Unilever, Tide, Clorox, Hefty and others. Our private brands will include DG home and Smart & Simple.

  •
  Food:  Packaged food and perishables. National brands include Kellogg's, General Mills, Nabisco, Campbell's and others. Our private brands include Clover Valley. We also carry quality regional brands of milk, eggs and other perishable items.

  •
  Beverages and Snacks:  Beverages, candy and snacks. National brands include Coke and Pepsi and others. Our private brands include Clover Valley and will include Sweet Smiles.

  •
  Health and Beauty:  Health aids, over-the-counter medicines and personal care products. National brands include Theraflu, Prilosec, Olay, Covergirls, Johnson & Johnson, Pantene and others. Our private brands include DG health and DG body. Additionally, we are the only retailer that carries the full line of Rexall-branded vitamins and supplements.

  •
  Pet:  Pet supplies. National brands include Alpo, Purina, Pedigree, Milkbone and others. Our private brands are EverPet and EverPet Basics.

          Seasonal:     Seasonal includes seasonal decorations, toys, batteries, small electronics, greeting cards, stationery, prepaid cell phones and accessories, gardening supplies, hardware and home office supplies. National brands include Mead stationary. Our private brands are DG Office, DG home and Holiday Style. Additional private brands will include True Living Kids.

          Home Products:     Home Products include kitchen supplies, cookware, small appliances, light bulbs, storage containers, frames, candles, craft supplies, bed and bath soft goods. National brands include Procter Silex and Black and Decker small appliances. Our private brands include DG home and True Living.

          Apparel:     Apparel includes casual everyday apparel for infants, toddlers, girls, boys, women and men, as well as socks, underwear, shoes and accessories. Our private brands are DG baby, DG toddler and Open Trails. We hold an exclusive license to Bobbie Brooks clothing. We also hold a license to Fisher Price on certain items of children's clothing.

        The percentage of net sales of each of our categories of merchandise for the period indicated below was as follows:

	2006	2007	2008
Paper and Cleaning	21%	20%	20%
Food	14%	15%	16%
Beverages and Snacks	13%	13%	15%
Health and Beauty	13%	13%	13%
Pet	4%	5%	5%

Total Consumables	66%	67%	69%

Seasonal	16%	16%	15%
Home Products	10%	9%	8%
Apparel	8%	8%	8%

The Dollar General Store

        The average Dollar General store has approximately 7,000 square feet of selling space and is typically operated by a manager, an assistant manager and three or more sales clerks. Approximately 54% of our stores are in freestanding buildings, 44% in strip shopping centers and 2% are in downtown buildings. Most of our customers live within three miles, or a 10-minute drive, of our stores. Our store strategy features low initial capital expenditures, limited maintenance capital, low occupancy and operating costs, and a focused merchandise offering within a broad range of categories, allowing us to deliver low retail prices while generating strong cash flows and investment returns. A typical new store in 2009 is estimated to require approximately $230,000 of equipment, fixtures and initial inventory, net of payables.

        We generally have not encountered difficulty locating suitable store sites in the past. Given the size of the communities that we are targeting, we believe that there is ample opportunity for new store growth in existing and new markets. In addition, the current real estate market is providing an opportunity for us to access higher quality sites at lower rates than we have seen historically. Also, we believe we have significant opportunities available for our relocation and remodel programs.

        Our recent store growth is summarized in the following table:

Period	Stores at Beginning of Year	Stores Opened	Stores Closed(a)	Net Store Increase/ (Decrease)	Stores at End of Period
2006	7,929	537	237	300	8,229
2007	8,229	365	400	(35)	8,194
2008	8,194	207	39	168	8,362
First half 2009	8,362	225	10	215	8,577

(a)
Includes 128 stores and 275 stores closed in 2006 and 2007, respectively as a result of certain strategic initiatives.

Our Customers

        Our customers seek value and convenience. Primarily depending on their economic needs and geographic proximity, customers rely on Dollar General for varying levels of basic needs, including fill-in shopping, periodic routine trips to stock up on household items, and weekly or more frequent trips to meet most of the customer's essential needs. Our convenient locations, time-saving shopping experience and everyday low prices on quality merchandise make our stores a compelling alternative for purchasing everyday needs.

        Our highest frequency and highest spending customers, comprising approximately 50% of sales, are those for whom low prices and value are critical to everyday shopping. Recent additions to our merchandise offering, improvements to store operations and expansion of operating hours, coupled with our value proposition, are resonating well with this core customer. Our survey results indicate that 90% of these customers shopped Dollar General with equal or greater frequency over the past year than in the prior year, which has been a strong contributor to our sales performance. The survey also suggests approximately 95% of these customers expect to purchase the same or more items at Dollar General after the economy improves.

        Overall, we estimate that only 41% of the population in our markets has shopped at Dollar General in the past year. We believe that the remaining 59% represents an opportunity to grow our customer base. We are striving to persistently improve on the quality, selection and pricing of our merchandise and to continually upgrade our store standards in order to attract and retain increasing numbers and demographics of customers.

Our Suppliers

        We purchase merchandise from a wide variety of suppliers and maintain direct buying relationships with many producers of national brand name merchandise, such as Procter & Gamble, Kimberly Clark, Unilever, Kellogg's, General Mills, Nabisco, Coca-Cola and PepsiCo. Despite our broad offering, we maintain only a limited number of SKUs per category, giving us a pricing advantage in dealing with our suppliers.

        Approximately 10% of our purchases in 2008 were from The Procter & Gamble Company. Our next largest supplier accounted for approximately 6% of our purchases in 2008. Our private brands rely upon a diversified supplier base. We directly imported approximately 10% of our purchases at cost (14% of our purchases at retail) in 2008. Our vendor arrangements generally provide for payment for such merchandise in U.S. Dollars.

        We have not experienced any difficulty in obtaining sufficient quantities of core merchandise, and believe that if one or more of our current sources of supply became unavailable, we would be able to obtain alternative sources without experiencing a substantial disruption of our business.

Distribution, Transportation and Inventory Management

        Our stores are supported by nine distribution centers located strategically throughout our geographic footprint. Of these nine, we lease three and own the other six. We lease additional temporary warehouse space as necessary to support our distribution needs. We believe that our distribution network is well-positioned to support our planned growth. Over the past few years we have made significant investments in facilities, technological improvements and upgrades, and we continue to improve work processes, all of which increase our efficiency and ability to support our merchandising and operations initiatives as well as our new store growth. We continually analyze and rebalance the network to ensure that it remains efficient and provides the service our stores require. We believe our current distribution network is sufficiently flexible and capable of supporting our growth within our current operating areas for several years. See "—Properties" for additional information pertaining to our distribution centers.

        In addition, we have actively sought to improve our inventory turns. Initiatives along this front have included reducing excess inventory in stores and better inventory tracking. We turned our inventory approximately 5.2 times over the most recent four quarters, and we believe that there is opportunity for continued improvement.

Seasonality

        Our business is seasonal to a certain extent. Generally, our highest sales volume occurs in the fourth quarter, which includes the Christmas selling season, and the lowest occurs in the first quarter. In addition, our quarterly results can be affected by the timing of new store openings and store closings, the amount of sales contributed by new and existing stores, as well as the timing of certain holidays. We purchase substantial amounts of inventory in the third quarter and incur higher shipping costs and higher payroll costs in anticipation of the increased sales activity during the fourth quarter. In addition, we carry merchandise during our fourth quarter that we do not carry during the rest of the year, such as gift sets, holiday decorations, certain baking items, and a broader assortment of toys and candy.

        The following table reflects the seasonality of net sales, gross profit, and net income (loss) by quarter for each of the quarters of our three most recent fiscal years. All of the quarters reflected below are comprised of 13 weeks (see note (a) regarding results for the second quarter of 2007).

(in millions)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Year Ended January 30, 2009
Net sales	$2,403.5	$2,609.4	$2,598.9	$2,845.8
Gross profit	693.1	758.0	772.3	837.7
Net income (loss)	5.9	27.7	(7.3)	81.9
Year Ended February 1, 2008(a)
Net sales	2,275.3	(a)	2,312.8	2,559.6
Gross profit	633.1	(a)	646.8	740.4
Net income (loss)	34.9	(a)	(33.0)	55.4
Year Ended February 2, 2007
Net sales	2,151.4	2,251.1	2,213.4	2,554.0
Gross profit	584.3	611.5	526.4	646.0
Net income (loss)	47.7	45.5	(5.3)	50.1

(a)
Our merger was completed during the second quarter of 2007. Net sales, Gross profit, and Net income (loss) were $1,648.5, $438.5 and $(42.9), respectively, for the Predecessor period from May 5, 2007 to July 6, 2007, and were $699.1, $184.7 and $(27.2), respectively, for the Successor period from March 6, 2007 to August 3, 2007. For comparison purposes, these Successor results include the results of operations for Buck Acquisition Corp. for the period prior to the merger from March 6, 2007 (Buck's formation) through July 6, 2007 (reflecting the change in fair value of interest rate swaps).

Our Competition

        We operate in the basic consumer packaged goods market, which is highly competitive with respect to price, store location, merchandise quality, assortment and presentation, in-stock consistency, and customer service. We compete with discount stores and with many other retailers, including mass merchandise, grocery, drug, convenience, variety and other specialty stores. These other retail companies operate stores in many of the areas where we operate, and many of them engage in extensive advertising and marketing efforts. Our direct competitors include Family Dollar, Dollar Tree, Fred's, 99 Cents Only and various local, independent operators as well as Wal-Mart, Walgreens, CVS, Rite Aid, Target and Costco, among others. Certain of our competitors have greater financial, distribution, marketing and other resources than we do.

        We differentiate ourselves from other forms of retailing by offering consistently low prices in a convenient, small-store format. We believe that our prices are competitive due in part to our low cost operating structure and the relatively limited assortment of products offered. Historically, we have minimized labor by offering fewer price points and a reliance on simple merchandise presentation. We maintain strong purchasing power due to our leadership position and our focused assortment of merchandise within categories. See "Our Competitive Strengths" above for further discussion of our competitive situation.

Our Employees

        As of July 31, 2009, we employed approximately 77,200 full-time and part-time employees, including divisional and regional managers, district managers, store managers and distribution center and administrative personnel. We have increasingly focused on recruiting, training, motivating and retaining employees, and we believe that the quality, performance and morale of our employees have increased as a result. Our store manager turnover on an annual basis has decreased by approximately 14% since the time of our 2007 merger. We currently are not a party to any collective bargaining agreements.

Our Trademarks

        We own marks that are registered with the United States Patent and Trademark Office, including without limitation the trademarks Dollar General®, Dollar General Market®, Clover Valley®, DG®, DG Guarantee and the Dollar General price point designs, along with variations and formatives of these trademarks as well as certain other trademarks. We attempt to obtain registration of our trademarks whenever practicable and to pursue vigorously any infringement of those marks. Our trademark registrations have various expiration dates; however, assuming that the trademark registrations are properly renewed, they have a perpetual duration.

Properties

        As of July 31, 2009, we operated 8,577 retail stores located in 35 states as follows:

State	Number of Stores	State	Number of Stores
Alabama	473	Nebraska	80
Arizona	53	New Jersey	22
Arkansas	237	New Mexico	42
Colorado	22	New York	233
Delaware	24	North Carolina	495
Florida	434	Ohio	475
Georgia	485	Oklahoma	282
Illinois	312	Pennsylvania	405
Indiana	325	South Carolina	345
Iowa	171	South Dakota	12
Kansas	150	Tennessee	431
Kentucky	319	Texas	999
Louisiana	339	Utah	9
Maryland	58	Vermont	4
Michigan	239	Virginia	252
Minnesota	16	West Virginia	154
Mississippi	278	Wisconsin	85
Missouri	317

        Most of our stores are located in leased premises. Individual store leases vary as to their terms, rental provisions and expiration dates. The majority of our leases are relatively low-cost, short-term leases (usually with current terms of three to five years) often with multiple renewal options. We also have stores subject to build-to-suit arrangements with landlords, which typically carry a primary lease term of 10 years with multiple renewal options. In recent years, an increasing percentage of our new stores have been subject to build-to-suit arrangements. In 2008, approximately 85% of our new stores were build-to-suit arrangements.

        As of July 31, 2009, we operated nine distribution centers, as described in the following table:

Location	Year Opened	Approximate Square Footage	Approximate Number of Stores Served
Scottsville, KY	1959	720,000	956
Ardmore, OK	1994	1,310,000	1,307
South Boston, VA	1997	1,250,000	820
Indianola, MS	1998	820,000	809
Fulton, MO	1999	1,150,000	1,122
Alachua, FL	2000	980,000	794
Zanesville, OH	2001	1,170,000	1,155
Jonesville, SC	2005	1,120,000	776
Marion, IN	2006	1,110,000	838

        We lease the distribution centers located in Oklahoma, Mississippi and Missouri and own the other six distribution centers. Approximately 7.25 acres of the land on which our Kentucky distribution center is located is subject to a ground lease. We lease additional temporary warehouse space as necessary to support our distribution needs.

        Our executive offices are located in approximately 302,000 square feet of leased space in Goodlettsville, Tennessee.

Legal Proceedings

        On August 7, 2006, a lawsuit entitled Cynthia Richter, et al. v. Dolgencorp, Inc., et al. was filed in the United States District Court for the Northern District of Alabama (Case No. 7:06-cv-01537-LSC) ("Richter") in which the plaintiff alleges that she and other current and former Dollar General store managers were improperly classified as exempt executive employees under the Fair Labor Standards Act ("FLSA") and seeks to recover overtime pay, liquidated damages, and attorneys' fees and costs. On August 15, 2006, the Richter plaintiff filed a motion in which she asked the court to certify a nationwide class of current and former store managers. We opposed the plaintiff's motion. On March 23, 2007, the court conditionally certified a nationwide class of individuals who worked for Dollar General as store managers since August 7, 2003. The number of persons who will be included in the class has not been determined.

        On May 30, 2007, the court stayed all proceedings in the case, including the sending of the Notice, to evaluate, among other things, certain appeals pending in the Eleventh Circuit involving claims similar to those raised in this action. That stay has been extended on several occasions, most recently through October 31, 2009. During the stay, the statute of limitations has been tolled for potential class members. If the court ultimately permits Notice to issue, we will have an opportunity at the close of the discovery period to seek decertification of the class, and we expect to file such a motion if necessary.

        We believe that our store managers are and have been properly classified as exempt employees under the FLSA and that this action is not appropriate for collective action treatment. We intend to vigorously defend this action. However, at this time, it is not possible to predict whether the court ultimately will permit this action to proceed collectively, and no assurances can be given that we will be successful in the defense on the merits or otherwise. If we are not successful in our efforts to defend this action, the resolution could have a material adverse effect on our financial statements as a whole.

        On May 18, 2006, we were served with a lawsuit entitled Tammy Brickey, Becky Norman, Rose Rochow, Sandra Cogswell and Melinda Sappington v. Dolgencorp, Inc. and Dollar General Corporation (Western District of New York, Case No. 6:06-cv-06084-DGL, originally filed on February 9, 2006 and amended on May 12, 2006 ("Brickey")). The Brickey plaintiffs seek to proceed collectively under the FLSA and as a class under New York, Ohio, Maryland and North Carolina wage and hour statutes on behalf of, among others, assistant store managers who claim to be owed wages (including overtime wages) under those statutes. At this time, it is not possible to predict whether the court will permit this action to proceed collectively or as a class. However, we believe that this action is not appropriate for either collective or class treatment and that our wage and hour policies and practices comply with both federal and state law. We plan to vigorously defend this action; however, no assurances can be given that the Company will be successful in the defense on the merits or otherwise, and, if we are not successful, the resolution of this action could have a material adverse effect on our financial statements as a whole.

        On March 7, 2006, a complaint was filed in the United States District Court for the Northern District of Alabama (Janet Calvert v. Dolgencorp, Inc., Case No. 2:06-cv-00465-VEH ("Calvert")), in which the plaintiff, a former store manager, alleged that she was paid less than male store managers because of her sex, in violation of the Equal Pay Act and Title VII of the Civil Rights Act of 1964, as amended ("Title VII"). The complaint subsequently was amended to include additional plaintiffs, who also allege to have been paid less than males because of their sex, and to add allegations that our compensation practices disparately impact females. Under the amended complaint, Plaintiffs seek to proceed collectively under the Equal Pay Act and as a class under Title VII, and request back wages, injunctive and declaratory relief, liquidated damages, punitive damages and attorneys' fees and costs.

        On July 9, 2007, the plaintiffs filed a motion in which they asked the court to approve the issuance of notice to a class of current and former female store managers under the Equal Pay Act. We opposed plaintiffs' motion. On November 30, 2007, the court conditionally certified a nationwide class of females under the Equal Pay Act who worked for Dollar General as store managers between November 30, 2004 and November 30, 2007. The notice was issued on January 11, 2008, and persons to whom the notice was sent were required to opt into the suit by March 11, 2008. Approximately 2,100 individuals have opted into the lawsuit. We will have an opportunity at the close of the discovery period to seek decertification of the Equal Pay Act class, and the Company expects to file such motion.

        The plaintiffs have not yet moved for class certification relating to their Title VII claims. We expect such motion to be filed within the next several months and will strenuously oppose such a motion.

        At this time, it is not possible to predict whether the court ultimately will permit the Calvert action to proceed collectively under the Equal Pay Act or as a class under Title VII. However, we believe that the case is not appropriate for class or collective treatment and that its policies and practices comply with the Equal Pay Act and Title VII. We intend to vigorously defend the action; however, no assurances can be given that we will be successful in the defense on the merits or otherwise. If we are not successful in defending the Calvert action, its resolution could have a material adverse effect on our financial statements as a whole.

        On July 30, 2008, we were served with a complaint filed in the District Court for Dallas County, Iowa (Julie Cox, et al. v. Dolgencorp, Inc., et al—Case No. LACV-034423 ("Cox")) in which the plaintiff, a former store manager, alleges that we discriminate against pregnant employees on the basis of sex and retaliate against employees in violation of the Iowa Civil Rights Act. Cox seeks to represent a class of "all current, former and future employees from the State of Iowa who are employed by Dollar General who suffered from, are currently suffering from or in the future may suffer from" alleged sex/pregnancy discrimination and retaliation and seeks declaratory and injunctive relief as well as equitable, compensatory and punitive damages and attorneys' fees and costs.

        At this time, it is not possible to predict whether the court ultimately will permit the Cox action to proceed as a class. However, we believe that the case is not appropriate for class treatment and that our policies and practices comply with the Iowa Civil Rights Act. We intend to vigorously defend the action; however, no assurances can be given that we will be successful in the defense on the merits or otherwise. If we are not successful in defending this action, its resolution could have a material adverse effect on our financial statements as a whole.

        On December 4, 2008, a complaint was filed in the United States District Court for the Western District of Tennessee (Tressa Holt, et al v. Dollar General Corporation, et al., Case No.1:08-cv-01298 JDB) in which the plaintiff, on behalf of herself and a putative class of non-exempt store employees, alleges that we violated the Fair Labor Standards Act by failing to pay for all hours worked, including overtime hours. We have reached an agreement to resolve this matter for an amount that is not material, and the matter is expected to be concluded within the next 30 days.

        Subsequent to the announcement of the agreement relating to our 2007 merger, we and our directors were named in seven putative class actions alleging claims for breach of fiduciary duty arising out of our proposed sale to investment funds affiliated with KKR. Each of the complaints alleged, among other things, that our directors engaged in "self-dealing" by agreeing to recommend the transaction to our shareholders and that the consideration available to such shareholders in the transaction is unfairly low. On motion of the plaintiffs, each of these cases was transferred to the Sixth Circuit Court for Davidson County, Twentieth Judicial District, at Nashville. By order dated April 26, 2007, the seven lawsuits were consolidated in the court under the caption, "In re: Dollar General," Case No. 07MD-1. On June 13, 2007, the court denied the Plaintiffs' motion for a temporary injunction to block the shareholder vote that was then held on June 21, 2007. On June 22, 2007, the Plaintiffs filed their amended complaint making claims substantially similar to those outlined above. The court on

November 6, 2008 certified a class of all persons who held stock in us on the date of the merger. The defendants filed for summary judgment.

        On November 24, 2008, all defendants, including us, reached an agreement in principle to settle this lawsuit, subject to final documentation and court approval. We determined that the agreement would be in the best interest of the Company to avoid costly and time-consuming litigation. Based on the agreement in principle, we recorded a charge of $32.0 million in the third and fourth quarters of 2008 in connection with the proposed settlement, which was net of insurance proceeds of $10.0 million which were collected in the fourth quarter of 2008. On February 2, 2009, we funded the $40.0 million settlement and on February 11, 2009, the court approved the terms of the settlement.

        From time to time, we are a party to various other legal actions involving claims incidental to the conduct of our business, including actions by employees, consumers, suppliers, government agencies, or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation, including under federal and state employment laws and wage and hour laws. We believe, based upon information currently available, that such other litigation and claims, both individually and in the aggregate, will be resolved without a material adverse effect on our financial statements as a whole. However, litigation involves an element of uncertainty. Future developments could cause these actions or claims to have a material adverse effect on our results of operations, cash flows, or financial position. In addition, certain of these lawsuits, if decided adversely to us or settled by us, may result in liability material to our financial position or may negatively affect operating results if changes to our business operation are required.

MANAGEMENT

Directors and Executive Officers

        Information regarding our directors and executive officers as of the date of this prospectus is set forth below. Each of our directors holds office for a term of 1 year or until a successor is elected and qualified. Each of our executive officers serves at the pleasure of our Board of Directors and is elected annually by the Board to serve until a successor is duly elected. There are no familial relationships between any of our directors or executive officers.

Name	Age	Position
Richard W. Dreiling	56	Director; Chairman & Chief Executive Officer
David L. Bere	56	President & Chief Strategy Officer
David M. Tehle	53	Executive Vice President & Chief Financial Officer
Kathleen R. Guion	58	Executive Vice President, Division President, Store Operations & Store Development
Todd J. Vasos	47	Executive Vice President, Division President & Chief Merchandising Officer
Susan S. Lanigan	47	Executive Vice President & General Counsel
Anita C. Elliott	44	Senior Vice President & Controller
John W. Flanigan	58	Senior Vice President, Global Supply Chain
Robert D. Ravener	50	Senior Vice President & Chief People Officer
Raj Agrawal	36	Director
Michael M. Calbert	46	Director
Adrian Jones	45	Director

        Mr. Dreiling joined Dollar General in January 2008 as Chief Executive Officer and a member of our Board. He was appointed Chairman of the Board on December 2, 2008. Prior to joining Dollar General, Mr. Dreiling served as Chief Executive Officer, President and a director of Duane Reade Holdings, Inc. and Duane Reade Inc., the largest drugstore chain in New York City, from November 2005 until January 2008 and as Chairman of the Board of Duane Reade from March 2007 until January 2008. Mr. Dreiling previously served as Executive Vice President—Chief Operating Officer of Longs Drug Stores Corporation, an operator of a chain of retail drug stores on the West Coast and Hawaii, since March 2005, after having joined Longs in July 2003 as Executive Vice President and Chief Operations Officer. From 2000 to 2003, Mr. Dreiling served as Executive Vice President—Marketing, Manufacturing and Distribution at Safeway, Inc., a food and drug retailer. Prior to that, Mr. Dreiling served from 1998 to 2000 as President of Vons, a Southern California food and drug division of Safeway.

        Mr. Bere joined Dollar General in December 2006 as President and Chief Operating Officer. He also served as our Interim Chief Executive Officer from July 6, 2007 to January 21, 2008. In April 2008, he was named President and Chief Strategy Officer. He served as a member of our Board of Directors from 2002 until March 2008. Mr. Bere served from December 2003 until June 2005 as Corporate Vice President of Ralcorp Holdings, Inc. and as the President and Chief Executive Officer of Bakery Chef, Inc., a leading manufacturer of frozen bakery products that was acquired by Ralcorp Holdings in December 2003. From 1998 until the acquisition, Mr. Bere was the President and Chief Executive Officer of Bakery Chef, Inc., and also served on its board of directors. From 1996 to 1998, he served as President and Chief Executive Officer of McCain Foods USA, a manufacturer and marketer of frozen foods and a subsidiary of McCain Foods Limited. From 1978 to 1995, Mr. Bere worked for The Quaker Oats Company and served as President of the Breakfast Division from 1992 to 1995 and President of the Golden Grain Division from 1990 to 1992.

        Mr. Tehle joined Dollar General in June 2004 as Executive Vice President and Chief Financial Officer. He served from 1997 to June 2004 as Executive Vice President and Chief Financial Officer of Haggar Corporation, a manufacturing, marketing and retail corporation. From 1996 to 1997, he was Vice President of Finance for a division of The Stanley Works, one of the world's largest manufacturers of tools, and from 1993 to 1996, he was Vice President and Chief Financial Officer of Hat Brands, Inc., a hat manufacturer. Earlier in his career, Mr. Tehle served in a variety of financial-related roles at Ryder System, Inc. and Texas Instruments. Mr. Tehle currently serves as a director of Jack in the Box, Inc.

        Ms. Guion joined Dollar General in October 2003 as Executive Vice President, Store Operations. She was named Executive Vice President, Store Operations and Store Development in February 2005, and was promoted to Executive Vice President, Division President, Store Operations and Store Development in November 2005. From 2000 until joining Dollar General, Ms. Guion served as President and Chief Executive Officer of Duke and Long Distributing Company, a convenience store chain operator and wholesale distributor of petroleum products. Prior to that time, she served as an operating partner for Devon Partners (1999-2000), where she developed operating plans and assisted in the identification of acquisition targets in the convenience store industry, and as President and Chief Operating Officer of E-Z Serve Corporation (1997-1998), an owner/operator of convenience stores, mini-marts and gas marts. From 1987 to 1997, Ms. Guion served as the Vice President and General Manager of the largest division (Chesapeake Division) of company-owned stores at 7-Eleven, Inc., a convenience store chain. Other positions held by Ms. Guion during her tenure at 7-Eleven include District Manager, Zone Manager, Operations Manager, and Division Manager (Midwest Division).

        Mr. Vasos joined Dollar General in December 2008 as Executive Vice President, Division President and Chief Merchandising Officer. Prior to joining Dollar General, Mr. Vasos served in executive positions with Longs Drug Stores Corporation for 7 years, including Executive Vice President and Chief Operating Officer (February 2008 through November 2008) and Senior Vice President and Chief Merchandising Officer (2001-2008), where he was responsible for all pharmacy and front-end marketing, merchandising, procurement, supply chain, advertising, store development, store layout and space allocation, and the operation of three distribution centers. He also previously served in leadership positions at Phar-Mor Food and Drug Inc. and Eckerd Drug Corp.

        Ms. Lanigan joined Dollar General in July 2002 as Vice President, General Counsel and Corporate Secretary. She was promoted to Senior Vice President in October 2003 and to Executive Vice President in March 2005. Prior to joining Dollar General, Ms. Lanigan served as Senior Vice President, General Counsel and Secretary at Zale Corporation, a specialty retailer of fine jewelry. During her six years with Zale, Ms. Lanigan held various positions, including Associate General Counsel. Prior to that, she held legal positions with both Turner Broadcasting System, Inc. and the law firm of Troutman Sanders LLP.

        Ms. Elliott joined Dollar General as Senior Vice President and Controller in August 2005. Prior to joining Dollar General, she served as Vice President and Controller of Big Lots, Inc., a closeout retailer, from May 2001 to August 2005. Overseeing a staff of 140 employees at Big Lots, she was responsible for accounting operations, financial reporting and internal audit. Prior to serving at Big Lots, she served as Vice President and Controller for Jitney-Jungle Stores of America, Inc., a grocery retailer, from April 1998 to March 2001. At Jitney-Jungle, Ms. Elliott was responsible for the accounting operations and the internal and external financial reporting functions. Prior to serving at Jitney-Jungle, she practiced public accounting for 12 years, 6 of which were with Ernst & Young LLP.

        Mr. Flanigan joined Dollar General as Senior Vice President, Global Supply Chain, in May 2008. He has 25 years of management experience in retail logistics. Prior to joining Dollar General, he was group vice president of logistics and distribution for Longs Drug Stores Corporation from October 2005 to April 2008. In this role, he was responsible for overseeing warehousing, inbound and outbound transportation and facility maintenance to service 500+ retail outlets. From September 2001 to October 2005 he served as the Vice President of Logistics for Safeway Inc. where he oversaw distribution of food products from Safeway distribution centers to all retail outlets, inbound traffic and transportation. He also held distribution and logistics leadership positions at Vons—a Safeway company, Specialized Distribution Management Inc., and Crum & Crum Logistics.

        Mr. Ravener joined Dollar General as Senior Vice President and Chief People Officer in August 2008. Prior to joining Dollar General, he served as the Senior Vice President of U.S. Partner Resources for Starbucks Coffee Company from April 2007 to August 2008. In this role, Mr. Ravener oversaw all aspects of human resources activity for more than 10,000 stores. He also served as Starbucks' Vice President, Partner Resources-Eastern Division, from September 2005 to March 2007. Prior to serving at Starbucks, Mr. Ravener held Vice President of Human Resources roles for The Home Depot's Store Support Center and a domestic field division from April 2003 to September 2005. Mr. Ravener also served in executive roles in both human resources and operations at Footstar, Inc. and roles of increasing leadership at PepsiCo.

        Mr. Agrawal joined KKR in 2006 and is a member of the Infrastructure team. He previously was a member of KKR's Retail and Energy industry teams. Prior to joining KKR, he was a Vice President with Warburg Pincus, where he participated in the execution and oversight of a number of investments in the energy sector. Mr. Agrawal's prior experience also includes Thayer Capital Partners and McKinsey & Co., where he provided strategic and mergers and acquisitions advice to clients in a variety of industries. He has been a member of our Board since July 2007. KKR's affiliates indirectly own a substantial portion of our outstanding common stock through their investment in Buck Holdings, LLC and Buck Holdings, L.P.

        Mr. Calbert has been with KKR for over nine years and during that time has been directly involved with several portfolio companies. He heads the Retail industry team. Mr. Calbert is currently on the board of directors of Toys "R" Us, Inc. and U.S. Foodservice. He joined Randall's Food Markets as the Chief Financial Officer in 1994, ultimately taking the company through a transaction with KKR in June 1997. He left Randall's Food Markets after the company was sold in September 1999 and joined KKR. Mr. Calbert started his professional career as a consultant with Arthur Andersen Worldwide, where his primary focus was on the retail/consumer industry. He has been a member of our Board since July 2007 and served as our Chairman until December 2008. KKR's affiliates indirectly own a substantial portion of our outstanding common stock through their investment in Buck Holdings, LLC and Buck Holdings, L.P.

        Mr. Jones has been with Goldman, Sachs & Co. since 1994. He is a managing director in Principal Investment Area (PIA) in New York where he focuses on healthcare and consumer-related opportunities and sits on the Global Investment Committee. Mr. Jones joined Goldman, Sachs & Co. as an associate in the Investment Banking Division and, after two years in the Communications and Media Department and mobility assignments in Equity Capital Markets and in the Executive Office of Goldman Sachs International, he joined PIA in London in 1998. He returned to New York with PIA in 2002 and became a managing director later that year. He became a partner in 2004. Affiliates of Goldman, Sachs & Co. indirectly own a substantial portion of our outstanding common stock through their investment in Buck Holdings, LLC and Buck Holdings, L.P. Mr. Jones is currently on the board of directors of Biomet, Inc., Education Management Corporation, HealthMarkets, Inc. and Signature Hospital, LLC. He has been a member of our Board since July 2007.

Controlled Company Exception

        Our Board of Directors consists of Richard Dreiling, Michael Calbert, Raj Agrawal and Adrian Jones. Messrs. Calbert and Agrawal serve on our Audit Committee and, along with Mr. Jones, on our Compensation Committee. David Bere served on our Board until March 2008, and Dean Nelson served

on our Board until March 2009. Upon completion of this offering, we intend to appoint                ,                 , and                to our Board of Directors.

        After completion of this offering, the Investors will continue to control a majority of our outstanding common stock. As a result, we are a "controlled company" within the meaning of the                 corporate governance standards. Under the                rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain                corporate governance standards, including:

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  the requirement that a majority of the Board of Directors consist of independent directors;

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  the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

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  the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

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  the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

        Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors, our nominating/corporate governance committee and compensation committee will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the                corporate governance requirements.

Committees of the Board of Directors

        Audit Committee.    Our audit committee currently consists of Messrs. Calbert and Agrawal. Upon completion of this offering, the current audit committee members will resign, and we intend to appoint                ,                , and                to our audit committee. Our Board has affirmatively determined that each of such nominees meets the definition of "independent director" for purposes of the                rules and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our Board will also determine which member of our audit committee qualifies as an "audit committee financial expert" under SEC rules and regulations.

        Our audit committee will be responsible for:

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  selecting the independent registered public accounting firm,

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  pre-approving all audit engagement fees and terms, as well as audit and permitted non-audit services to be provided by the independent registered public accounting firm,

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  at least annually, obtaining and reviewing a report of the independent registered public accounting firm describing the independent registered public accounting firm's internal quality-control procedures and any material issues raised by its most recent review of internal quality controls,

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  annually evaluating the qualifications, performance and independence of the independent registered public accounting firm,

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  discussing the scope of the audit and any problems or difficulties,

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  setting policies regarding the hiring of current and former employees of the independent registered public accounting firm,

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  discussing the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm,

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  discussing types of information to be disclosed in earnings press releases and provided to analysts and rating agencies,

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  discussing policies governing the process by which risk assessment and risk management is to be undertaken,

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  reviewing disclosures made by the CEO and CFO regarding any significant deficiencies or material weaknesses in our internal control over financial reporting,

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  reviewing internal audit activities, projects and budget,

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  establishing procedures for receipt, retention and treatment of complaints received by the Company regarding accounting or internal controls and the submission of anonymous employee concerns regarding accounting,

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  discussing with our general counsel legal matters having an impact on financial statements,

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  periodically reviewing and reassessing the audit committee charter,

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  providing information to our Board that may be relevant to the annual evaluation of performance and effectiveness of the Board and its committees,

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  preparing the report required by the SEC to be included in our proxy statement and

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  evaluating and making recommendations to the Board concerning shareholder proposals relating to matters of which the committee has expertise.

        Our Board of Directors will update its written charter for the audit committee which will be available on our website.

        Compensation Committee.    Our compensation committee currently consists of Messrs. Agrawal, Calbert and Jones. Upon completion of this offering, we intend to appoint                and                as additional members of our compensation committee. Our Board of Directors has affirmatively determined that each of such newly- appointed nominees meets the definition of "independent director" for purposes of the                rules, the definition of "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the definition of "non-employee director" for purposes of Section 16 of the Exchange Act. In addition, we intend to establish a sub-committee of our compensation committee consisting of                and                for purposes of approving any compensation that may otherwise be subject to Section 162(m) of the Internal Revenue Code of 1986, as amended. Our compensation committee is responsible for:

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  reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer,

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  determining the compensation of our officers and directors,

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  recommending, when appropriate, changes to our compensation philosophy and principles,

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  administration of overall compensation and benefits programs,

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  recommending to our Board any changes in our incentive compensation and equity-based plans that are subject to Board approval,

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  reviewing and discussing with management, prior to the filing of the proxy statement, the disclosure prepared regarding executive compensation, including the CD&A and compensation tables (in addition to preparing a report on executive compensation for the proxy statement),

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  providing information to our Board that may be relevant to the annual evaluation of performance and effectiveness of the Board and its committees,

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  evaluating and making recommendations to our Board concerning shareholder proposals relating to matters of which the committee has expertise, and

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  periodically reviewing and reassessing the compensation committee charter.

        Our Board of Directors will update its written charter for the compensation committee which will be available on our website.

        Nominating and Corporate Governance Committee.    Immediately prior to the closing of this offering, we will form a nominating and corporate governance committee that will consist of                ,                 and                . The nominating and corporate governance committee will be responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to the Board of Directors individuals qualified to become executive officers and (3) handling such other matters that are specifically delegated to the nominating and corporate governance committee by the Board of Directors from time to time.

        Our Board of Directors will adopt a written charter for the nominating and corporate governance committee which will be available on our website.

Executive Compensation

        We refer to the persons included in the Summary Compensation Table below as our "named executive officers." References to "2008," "2007," and "2006" mean, respectively, our fiscal years ended January 30, 2009, February 1, 2008 and February 2, 2007. References to the "merger" or the "2007 merger" mean our merger, discussed more fully elsewhere in this document, that occurred on July 6, 2007 as a result of which we became a subsidiary of Buck Holdings, L.P. ("Buck" or "Parent"), a Delaware limited partnership controlled by investment funds affiliated with Kohlberg Kravis Roberts & Co., L.P. ("KKR" or "Sponsor").

Compensation Discussion and Analysis

Executive Compensation Philosophy and Objectives

        We strive to attract, retain and motivate persons with superior ability, to reward outstanding performance, and to align the interests of our named executive officers with the long-term interests of our shareholders. The material compensation principles applicable to the 2008 compensation of our named executive officers included the following, all of which are discussed in more detail in "Elements of 2008 Named Executive Officer Compensation" below:

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  We generally target total compensation at the benchmarked median of our market comparator group, but we make adjustments based on circumstances, such as unique job descriptions and our particular niche in the retail sector, that are not reflected in the market data. For competitive reasons, our levels of total compensation or any component of compensation may exceed the median of our comparator group.

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  We set base salaries to reflect the responsibilities, experience and contributions of the named executive officers and the salaries for comparable benchmarked positions, subject to minimums set forth in employment agreements.

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  We reward named executive officers who enhance our performance by linking cash and equity incentives to the achievement of our financial goals.

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  We promote share ownership to align the interests of our named executive officers with those of our shareholders.

        The Compensation Committee of our Board of Directors utilizes employment agreements with the named executive officers which, among other things, set forth minimum levels of certain compensation components. The Committee believes such arrangements are a common protection offered to named executive officers at comparable companies and help ensure continuity and aid in retention. The agreements also provide for standard protections to both the officer and to Dollar General should the officer's employment terminate.

Named Executive Officer Compensation Process

        Oversight.    The Compensation Committee of our Board of Directors is responsible for recommending CEO compensation to our Board and for approving compensation of other named executive officers. The Board retains sole authority to determine CEO compensation. The Committee members include Messrs. Calbert, Agrawal and Jones.

        Use of Outside Advisors.    Prior to our 2007 merger, the former Compensation Committee selected Hewitt Associates ("Hewitt") as its compensation consultant and approved a written agreement with Hewitt which describes the general terms of the working relationship. Hewitt remains a consultant to the Company subsequent to our 2007 merger, and while the written agreement with Hewitt has not been formally renewed, we continue to operate consistent with its terms.

        The written agreement with Hewitt specifies that Hewitt may perform compensation consulting services upon management or Committee request, which services may include competitive market pay analyses, support regarding legal, regulatory or accounting considerations impacting compensation programs, redesign of those programs, assistance with market data, trends and competitive practices, meeting preparation and attendance and other miscellaneous work.

        While the Committee or any of its members may consult directly with Hewitt should it or they choose to do so, subsequent to our 2007 merger Hewitt has directly dealt solely with Mr. Dreiling, Ms. Challis Lowe (while she served as our EVP of Human Resources) and Mr. Robert Ravener (since he became our SVP and Chief People Officer) (Ms. Lowe or Mr. Ravener, during the applicable time period, our "Senior HR Officer"), as well as with non-executive members of our human resources group, both with respect to management's work in connection with named executive officer compensation (as described below under "Management's Role") and in connection with general employee compensation and benefits matters. Our Committee Chairman, Mr. Calbert, reviews with Mr. Dreiling and our Senior HR Officer information provided by Hewitt, along with Mr. Dreiling's and our Senior HR Officer's executive compensation recommendations.

        Management's Role.    Mr. Dreiling and the Senior HR Officer, along with non-executive members of the human resources group, assist Hewitt in gathering and analyzing relevant competitive data and identifying and evaluating various alternatives for named executive officer compensation (including their own). Mr. Dreiling and the Senior HR Officer regularly provide and discuss their recommendations regarding named executive officer pay components, typically based on Hewitt benchmarking data, to the Compensation Committee Chairman between Committee meetings and to the full Committee at Committee meetings. Mr. Dreiling assesses named executive officer performance (with Mr. Bere's assistance with respect to fiscal 2007 performance) for purposes of determining whether each named executive officer is eligible, as a threshold matter, for a base salary increase and for a Teamshare bonus payout in the event the relevant EBITDA performance level is achieved (each as discussed more fully below under "Elements of 2008 Named Executive Officer Compensation").

        While the Board and the Committee members valued and welcomed such input from management, the Board and the Committee ultimately made all 2008 named executive officer compensation decisions.

        Use of Market Benchmarking Data.    To attract and retain named executive officers who we believe will enhance our long-term business results, we must pay compensation that is competitive with the external market for executive talent. We believe that this primary talent market consists of retail companies with revenues and business models similar to ours because those companies have executive positions similar in breadth, complexity and scope of responsibility to our named executive officer positions. For 2008, Hewitt provided data to management regarding total and individual compensation elements from its proprietary salary survey database and from the proxy statements of selected retail companies that met these criteria. We refer to this combined group as the market comparator group. In 2008, this group consisted of Advance Auto Parts, AutoZone, Big Lots, Family Dollar, Kohl's, Limited Brands, Longs Drug Stores, Nordstrom, OfficeMax, Payless Shoe Source, Retail Ventures, Staples, J.C. Penney, The Gap, Macy's, Blockbuster, The Pantry, Ross Stores, and SuperValu Inc. Hewitt was also asked to provide summary market data from all of the retail companies in their data base and from the proxy statement information for certain other significantly larger retail companies (Wal-Mart, Target, Walgreen's and CVS) as additional reference points in assessing the appropriateness of the compensation levels of our named executive officers.

        For 2009 compensation decisions, the same market comparator group of nineteen companies was used except for five companies (Advance Auto Parts, Kohl's, Limited Brands, Retail Ventures and SuperValu) that discontinued their participation in the Hewitt study. These companies were replaced by 7-Eleven, Genuine Parts, McDonald's, PetSmart, and Yum Brands which were chosen due to their relative comparability to the companies in the existing market comparator group.

        The Committee believes that the median range of the competitive market generally is the appropriate target for a named executive officer's total compensation, and the Committee takes into account the value of the named executive officer's long-term compensation when determining the levels of the cash compensation components. The Committee recognizes, however, that it is difficult to compare equity granted by a private company to equity granted by a public company because of liquidity and other comparability issues. In addition, the Committee does not make annual equity grants to the named executive officers, as it believes that the long-term equity previously granted to the named executive officers in fiscal 2007 or at the time they were employed, as applicable, is sufficiently retentive and otherwise adequately meets our compensation objectives as discussed under "Long-Term Incentive Program" below.

Elements of 2008 Named Executive Officer Compensation

        We provide compensation in the form of base salary, short-term cash incentives, long-term equity incentives, benefits and perquisites. As discussed in more detail below, the Compensation Committee believes that each of these elements is a necessary component of the compensation package and is consistent with compensation programs at competing companies.

        Base Salary.    Base salary generally promotes the recruiting and retention functions of our compensation principles by reflecting the salaries for comparable positions in the competitive marketplace and by providing a stable and predictable source of income for our executives. The Committee believes that we would be unable to attract or retain quality named executive officers in the absence of competitive base salary levels. For this reason, base salary constitutes a significant portion of a named executive officer's total compensation. Base salary also furthers the pay for performance role of our philosophy because, as a threshold matter, a named executive officer is not eligible for a salary increase unless he or she achieves a satisfactory overall subjective performance evaluation.

        Following fiscal 2007, Mr. Dreiling (with input from Mr. Bere) subjectively assessed each named executive officer in the context of that officer's job responsibilities and made a determination as to whether that officer's performance for fiscal 2007 was satisfactory or unsatisfactory on an overall basis. A determination of unsatisfactory performance would have precluded that named executive officer from receiving an increase in 2008 base salary. A threshold determination of satisfactory performance did not by itself result in any variation in a named executive officer's compensation. Rather, satisfactory performance merely created the possibility of an increase in base salary. Once a named executive officer's eligibility was established, the magnitude of any salary increase was determined on the basis of benchmarking information from Hewitt regarding the compensation and role of each named executive officer within our management structure in comparison to the compensation that companies in our market comparator group provide to similarly situated executives. Because Mr. Dreiling determined that each such person performed satisfactorily overall, as a threshold matter each named executive officer was eligible to be considered for a 2008 salary increase.

        In determining each named executive officer's 2008 base salary, the Compensation Committee reviewed the composition of the market comparator group, as described above, and Ms. Lowe informed the Compensation Committee of the results of the benchmarking analysis, which had been discussed in detail separately with the Committee's chairman. This benchmarking data showed that there was significant movement in the market median for Ms. Guion's position and, as a result, the Committee adjusted her pay accordingly which resulted in an approximate 15.5% base salary increase. The Committee approved 3% base salary increases for all other named executive officers (other than Mr. Dreiling, who was not considered for an increase given his recent hiring in January 2008) in order to maintain base salaries within the median range of the market comparator group.

        Subsequent to the fiscal 2008 year end, the Compensation Committee considered the 2009 base salary increases for each named executive officer. Mr. Dreiling advised the Committee that he had subjectively assessed the overall performance of each named executive officer and determined that each had performed the duties and responsibilities of his or her respective position in a satisfactory manner. As in prior years, a determination of unsatisfactory performance would have precluded that named executive officer from receiving an increase in base salary, and the threshold determination of satisfactory performance did not by itself result in any variation in compensation. Rather, satisfactory performance merely created the possibility of an increase in base salary. The magnitude of the salary increase was determined on the basis of benchmarking information from Hewitt regarding data from our market comparator group.

        After reviewing a summary of the Hewitt data, the Committee determined that a 2.25% increase in base salary for each named executive officer (other than Mr. Dreiling and Ms. Lanigan) was within the competitive median range of base salary increases within the market comparator group. The benchmarking data showed that there was additional movement in the market median for Ms. Lanigan's position and, as a result, the Committee adjusted her pay accordingly which resulted in an approximate 5% base salary increase. All such increases were effective April 1, 2009.

        The Committee also met with Mr. Dreiling privately to subjectively review his performance in fiscal 2008 in the context of his job responsibilities. The Committee determined that Mr. Dreiling's fiscal 2008 performance was satisfactory on an overall basis, thus also qualifying him for a 2009 base salary increase. As with other named executive officers, such determination did not by itself result in any variation in Mr. Dreiling's compensation, but rather merely created the possibility of a base salary increase. Based on the same Hewitt market data reviewed for the other named executive officers, the Committee recommended, and the non-management members of the Board of Directors approved, a 12.1% base salary increase for Mr. Dreiling, effective April 1, 2009, in order to maintain his base salary within the median range of the market comparator group.

        Short-Term Incentive Plan.    Our short-term incentive plan, called Teamshare, serves to motivate named executive officers to achieve certain pre-established, objective financial goals. For our named executive officers, the Teamshare program operates pursuant to the terms of the Dollar General Annual Incentive Plan. As a threshold matter, unless required by contract, a named executive officer is not eligible to receive a bonus under the 2008 Teamshare program if that officer receives an

"unsatisfactory" overall subjective individual performance rating, and payment of any bonus is in the Compensation Committee's discretion if the officer receives a "needs improvement" overall individual performance rating. Accordingly, Teamshare fulfills an important part of our pay for performance philosophy while aligning the interests of our named executive officers and our shareholders. Teamshare also helps meet our recruiting and retention objectives by providing compensation opportunities that are consistent with those prevalent in our market comparator group.

        (a)    2008 Teamshare Structure.    Teamshare provides an opportunity for each named executive officer to receive a cash bonus payment equal to a certain percentage of base salary based upon Dollar General's achievement of a pre-established financial performance measure. As it did in 2007, the Compensation Committee selected as the 2008 Teamshare financial performance measure a measure based upon earnings before interest, taxes, depreciation and amortization ("EBITDA"), with adjustments similar to those made for the purposes of calculating performance targets for our long-term incentive program, including exclusions for the impact of:

  •
  any fee paid to KKR, Goldman, Sachs & Co. and any affiliates thereof pursuant to the terms of the Monitoring Fee Letter Agreement dated July 6, 2007;

  •
  all consulting, accounting, legal, valuation, banking, filing, disclosure and similar costs, fees and expenses directly related to the consideration, negotiation, approval and consummation of our 2007 merger and related financing and any related litigation or settlement of any related litigation; and

  •
  any unplanned items of a non-recurring or extraordinary nature as determined in good faith by the CEO and CFO and approved by the Committee.

        The Committee established the target financial performance level for purposes of the 2008 Teamshare program at $815 million, which, consistent with prior practice, was equal to our annual financial objective. It also was similar to the fiscal 2008 level for vesting of performance-based options granted on July 6, 2007 to the named executive officers. The Committee established the threshold financial performance level, below which no bonus would be paid under the 2008 Teamshare program, at 95% of the target financial performance level. This differed from prior practice, which established the threshold level at 90% of the target level as the Committee believed that a threshold level of 95% of target was more consistent with other companies within the KKR portfolio.

        Unlike the Teamshare program in prior years, there was no maximum level of EBITDA performance associated with the 2008 Teamshare program. The Committee felt that setting a maximum EBITDA performance level could discourage employees to strive to achieve EBITDA results beyond the maximum level.

        The Committee considered the 2008 Teamshare program target financial performance level to be challenging and generally consistent with the level of difficulty of achievement associated with our performance-based awards for prior years. We did not achieve the threshold Teamshare performance level in fiscal years 2006 or 2005. We achieved Teamshare performance levels between threshold and target in fiscal years 2004 and 2002, between target and maximum in fiscal year 2007, and at maximum in fiscal year 2003.

        The bonus payable to each named executive officer if Dollar General reached the 2008 target financial performance level was equal to the applicable percentage of each officer's salary as set forth in the chart below. Such payout levels, which are consistent with prior years' payout levels, were selected because they are within the median range of the Hewitt data for the market comparator group.

Name	Target Payout Percentage
Mr. Dreiling(1)	100%
Mr. Bere(2)	70%
Mr. Tehle	65%
Ms. Guion	65%
Ms. Lanigan	65%
Mr. Buley	65%
Ms. Lowe	65%

    (1)
    Mr. Dreiling's threshold and target bonus percentages are established in his employment agreement with us, and he was guaranteed a payout at least at the threshold level (50% of his target level) for fiscal 2008.

    (2)
    Per Mr. Bere's April 9, 2008 letter agreement with us (the "Letter Agreement"), to the extent earned for February and March of 2008, any payout would be based on the Threshold Bonus (35%), Target Bonus (140%) and Maximum Bonus (280%) levels of his base salary which were contemplated in Mr. Bere's employment agreement entered into with us in fiscal 2007 (such payout levels had been settled upon as a result of active renegotiations with Mr. Bere when he assumed the position of Interim Chief Executive Officer and were deemed necessary to secure the critical services of Mr. Bere at that time). We entered into the Letter Agreement at the end of the transition period which followed Mr. Dreiling's hiring in January 2008 and ran through the date of the Letter Agreement (the "Transition Period"). The Committee believed it was fair to use the bonus payout levels that were in place under the employment agreement during the Transition Period, but to modify those levels for all months after the Transition Period (as reflected in this table) to reflect the Hewitt data for the market comparator group relative to Mr. Bere's new position of President and Chief Strategy Officer.

        Payments for financial performance below or above the target level are prorated on a graduated scale commensurate with performance levels in accordance with the following schedule.

% of Target Performance Level	% of Bonus Target
95%	50%
96%	60%
97%	70%
98%	80%
99%	90%
100%	100%
101%	110%
102%	120%
103%	130%
104%	140%
105%	150%
106%	160%
107%	170%
108%	180%
109%	190%
110%(1)	200% (1)

    (1)
    For every 1% EBITDA increase over 110%, each named executive officer was eligible to receive an additional 7.1491% of his or her bonus target. Individual awards are capped at $2.5 million per the terms of the plan document under which our Teamshare program operates, the Dollar General Corporation Annual Incentive Plan.

        This pro ration schedule, through 110% of the target EBITDA performance level (the prior maximum EBITDA performance level), is consistent with the pro ration schedule in prior years. The Committee determined that the pro ration schedule for EBITDA performance above 110% of target should approximate a sharing between Dollar General and the Teamshare participants of 20% of the EBITDA dollars earned above that level. When calculated against the total incentive dollars that would be paid at 110% of the target EBITDA performance level, the incremental incentive payout equated to an additional 7.1491% of each named executive officer's bonus target for each additional 1% of EBITDA earned above 110% of the target level.

        (b)    2008 Teamshare Results.    Following fiscal 2008, Mr. Dreiling assessed each named executive officer in the context of that officer's job responsibilities and made a subjective determination as to whether that officer's performance for fiscal 2008 was satisfactory or unsatisfactory on an overall basis. A determination of unsatisfactory performance would have precluded that named executive officer from receiving a Teamshare payout for 2008 performance (unless otherwise contractually provided) regardless of whether we achieved our overall, objective EBITDA performance target for fiscal 2008. A threshold determination of satisfactory performance did not by itself result in any variation in the named executive officer's incentive compensation. Rather, satisfactory performance merely created the possibility of a payout under the Teamshare program. Once a named executive officer's eligibility was established, the Teamshare payout was determined based upon our objective EBITDA performance. Because Mr. Dreiling determined that each such person performed satisfactorily overall, as a threshold matter each named executive officer was eligible to receive a 2008 Teamshare payout to the extent we achieved the relevant EBITDA performance level.

        The Committee also subjectively reviewed Mr. Dreiling's individual performance for 2008 in a manner similar to Mr. Dreiling's evaluations of the other named executive officers discussed above. The Committee determined that he had performed satisfactorily and as a threshold matter, he was therefore also eligible to receive a 2008 Teamshare payout to the extent we achieved the relevant EBITDA performance level.

        In March 2009, the Compensation Committee approved the EBITDA performance level at 217.63% of target. Accordingly, Teamshare payouts in the amount reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table were made to each named executive officer (other than Mr. Buley and Ms. Lowe who are no longer employed by Dollar General) at the following percentages of base salary: Mr. Dreiling, 217.63%; Mr. Bere, 177.73%; Mr. Tehle, 141.46%; Ms. Guion, 141.46%; and Ms. Lanigan, 141.46%.

        (c)    2009 Teamshare Structure.    As it did in 2008, the Compensation Committee selected as the 2009 Teamshare financial performance measure a measure based upon earnings before interest, taxes, depreciation and amortization ("EBITDA"), with adjustments similar to those described above pertaining to the 2008 Teamshare structure. The Committee established the target financial performance level for purposes of the 2009 Teamshare program at a level equal to our annual financial objective, which was consistent with past practice. The Committee considers the 2009 Teamshare program target financial performance level to be challenging and generally consistent with the level of difficulty of achievement associated with the our performance-based awards for prior years (see "2008 Teamshare Structure" above for a discussion of the level of achievement in recent years of the financial performance targets).

        As in 2008 and for the same reasons identified under "2008 Teamshare Structure" above, the Committee established the threshold financial performance level, below which no bonus may be paid under the 2009 Teamshare program, at 95% of the target financial performance level, and the Committee did not establish a maximum level of EBITDA performance under the 2009 Teamshare program.

        The bonus payable to each named executive officer if Dollar General reaches the 2009 target financial performance level is equal to the applicable percentage of each officer's salary as set forth in the chart below. Such payout levels, which are consistent with prior years' payout levels, were selected because they are within the median range of the Hewitt data for the market comparator group.

Name	Target Payout Percentage
Mr. Dreiling(1)	100%
Mr. Bere	70%
Mr. Tehle	65%
Ms. Guion	65%
Ms. Lanigan	65%

    (1)
    Mr. Dreiling's threshold and target bonus percentages are established in his employment agreement with us.

        Payments for financial performance below or above the target level are prorated on the same graduated scale commensurate with performance levels as described under "2008 Teamshare Structure" above, except that for every 1% EBITDA increase over 110% of target, each named executive officer is eligible to receive an additional 9.14% of his or her bonus target.

        Long-Term Incentive Program.    Long-term equity incentives motivate named executive officers to focus on long-term success for shareholders. These incentives provide a balance between short-term and long-term goals and are also important to our compensation program's recruiting and retention objectives because most of the companies in our market comparator group offer them. Our long-term incentives are designed to compensate named executive officers for a long-term commitment to us, while motivating sustained increases in our financial performance. We believe that our long-term equity incentive program provides significant motivation and retention value to us for many reasons, most notably:

  •
  Due to limitations on transferability until the earlier to occur of the fifth anniversary of certain specified dates or certain liquidity events, an investment in our common stock generally is illiquid while the executive remains employed by us. If an executive's employment with us terminates, we may generally compel him or her to sell that stock back to us for a price determined in accordance with the Management Stockholder's Agreement between us and that executive.

  •
  Half of all option awards are time-based and vest over a five-year period, provided the executive continues to be employed by us. The other half are intended to be performance-based and generally require that Dollar General achieve specified financial targets before those options will vest, provided that the executive continues to be employed by us over the applicable performance periods. These terms are further discussed below.

        Equity awards are made under our Board-adopted and shareholder-approved 2007 Stock Incentive Plan for Key Employees (the "2007 Plan").

        The 2007 Plan generally provides the Committee the authority to grant equity-based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, and other equity-based awards (including dividend equivalent rights). The 2007 Plan currently expires July 6, 2017, although awards made on or before expiration of the 2007 Plan may extend beyond the expiration date. There are currently 27.5 million shares authorized for issuance under the 2007 Plan, approximately 2.75 million of which remain available for future grants (1.71 million of which are available to be granted subject to options) as of August 11, 2009. Before completion of the offering, our Board of Directors intends to increase the number of shares authorized for issuance under the 2007 Plan to                        in order to provide us with a pool of shares of our common stock that is reasonably sufficient for our Committee to be able to make grants of equity-based awards in a manner that is competitive. Our Board of Directors also intends to amend and restate the 2007 Plan in order to allow us to grant performance-based compensation (within the meaning of Section 162(m) of the Internal Revenue Code) and to ensure compliance with applicable securities laws and exchange rules.

        We intend to take such actions as our Board of Directors deems equitable with respect to outstanding stock options granted under the 2007 Plan in connection with the special dividend contemplated to be declared and paid to our shareholders prior to this offering.

        Under the current equity award program, a personal financial investment in Dollar General is a prerequisite to eligibility to receive an option grant under the 2007 Plan. In 2007, that personal investment could be made in the form of cash, rollover of stock and/or rollover of in-the-money options issued prior to our 2007 merger. Each named executive officer (other than Mr. Dreiling who joined us in 2008 and is discussed separately below) met the personal investment requirement and, accordingly, received option grants in 2007 under the 2007 Plan. Because the named executive officers received options in 2007, they were not granted any further options in 2008 and are not expected to receive additional options in 2009 absent a job promotion or other special circumstance.

        The options granted under the 2007 Plan are divided so that half are time-vested and half are performance-vested based on a comparison of an EBITDA-based performance metric, as described below, against pre-set goals for that performance metric. The combination of time and performance based vesting of these awards is designed to compensate executives for long-term commitment to us, while motivating sustained increases in our financial performance. The options have an exercise price of $5 per share, which was the fair market value on the grant date as determined by our Board of Directors.

        The time-vested options vest and become exercisable ratably on each of the five anniversary dates of July 6, 2007 solely based upon continued employment with us over that time period. The performance-vested options are eligible to vest and become exercisable ratably at the end of each of the five fiscal years ending after the grant date of the option, based upon continued employment with us over that time period and if the Board determines in good faith that we achieve specified annual performance targets for each of these fiscal years based on EBITDA and adjusted as described below. For fiscal year 2007 and fiscal year 2008 that target was $700 million and $828 million, respectively, which targets were based on the long-term financial plan at the time of our 2007 merger and anticipated permitted adjustments, primarily to account for unique expenses related to our 2007 merger. If a performance target for a given fiscal year is not met, the performance-based options may still vest and become exercisable on a "catch up" basis if, at the end of a subsequent fiscal year through fiscal year 2012, a specified cumulative EBITDA-based performance target is achieved. Because the performance targets are based on our long-term financial plan, at the time of grant we believed these levels, while attainable, would require strong performance and execution.

        For purposes of calculating the achievement of performance targets for our long-term incentive program, "EBITDA" means earnings before interest, taxes, depreciation and amortization plus transaction, management and/or similar fees paid to KKR and/or its affiliates. In addition, the Board is required to fairly and appropriately adjust the calculation of EBITDA to reflect, to the extent not contemplated in our financial plan, the following: acquisitions, divestitures, any change required by generally accepted accounting principles ("GAAP") relating to share-based compensation or for other changes in GAAP promulgated by accounting standard setters that, in each case, the Board in good faith determines require adjustment to the EBITDA performance metric we use for our long-term incentive program. Adjustments to EBITDA for purposes of calculating performance targets for our long-term incentive program may not in all circumstances be identical to adjustments to EBITDA for other purposes, including our Teamshare targets and the covenants contained in our principal financial agreements. Accordingly, comparability of such measures is limited.

        The specified adjusted EBITDA performance targets were achieved for both fiscal year 2007 and fiscal year 2008.

        Benefits and Perquisites.    We provide benefits and limited perquisites to named executive officers for retention and recruiting purposes, to promote tax efficiency for such persons, and to replace benefit opportunities lost due to regulatory limits. We also provide named executive officers with benefits and perquisites as additional forms of compensation that are believed to be consistent and competitive with benefits and perquisites provided to similar positions in our market comparator group and our industry. Most of the perquisites were established prior to our 2007 merger by our former compensation committee, which believed these benefits and perquisites help to attract and retain executive talent. Along with certain benefits offered to named executive officers on the same terms that are offered to all of our salaried employees (such as health and welfare benefits and matching contributions under our 401(k) plan), we provide such persons with certain additional benefits and perquisites.

        The named executive officers have the opportunity to participate in the Compensation Deferral Plan (the "CDP") and the defined contribution Supplemental Executive Retirement Plan (the "SERP", and together with the CDP, the "CDP/SERP Plan"). Our Compensation Committee determined in 2008 to no longer offer SERP participation to persons to whom employment offers are made after May 28, 2008, including newly hired executive officers.

        We provide each named executive officer a life insurance benefit equal to 2.5 times his or her base salary up to a maximum of $3 million. We pay the premiums and gross up such person's income to pay the tax cost of this benefit. We also provide each named executive officer a disability insurance benefit that provides income replacement of 60% of base salary up to a maximum monthly benefit of $20,000. We pay the cost of this benefit and gross up such officer's income to pay the tax cost of the premiums of this benefit to the extent necessary to provide benefits comparable to the group plan applicable to all salaried employees.

        Each named executive officer may choose either a leased automobile (for which we pay for gasoline, repairs, service and insurance) or a fixed monthly automobile allowance. We provide a gross-up payment to pay the tax cost of the imputed income for both programs. Since the Compensation Committee believes that executive automobile programs are no longer typical in the competitive retail market, the Committee determined in 2008 to no longer offer an automobile lease or allowance program to persons to whom employment offers are made after May 28, 2008, including newly hired executive officers, and terminated the program for existing named executive officers as of July 6, 2009 (as of April 1, 2009 for Mr. Dreiling).

        We also provide a relocation assistance program to named executive officers under a policy applicable to officer-level employees, which policy is similar to that offered to certain other employees. In 2008, we incurred relocation expenses for Mr. Dreiling in accordance with this policy and his employment agreement (as discussed below in "Compensation of Mr. Dreiling") and for Mr. Bere in accordance with the policy. The significant differences between the relocation assistance available to officers from the relocation assistance available to non-officers are as follows:

  •
  We provide a pre-move allowance of 5% of the officer's annual base salary (we cap this allowance at $5,000 for other employees);

  •
  We provide home sale assistance by offering to purchase the officer's prior home at an independently determined appraised value in the event the prior home is not sold to an outside buyer (we do not offer this service to other employees);

  •
  We reimburse officers for all reasonable and customary home purchase closing costs (we limit our reimbursement to other employees to 2% of the purchase price to a maximum of $2,500) except for loan origination fees which are limited to 1%; and

  •
  We provide 60 days of temporary living expenses (we limit temporary living expenses to 30 days for all other employees).

Compensation of Mr. Dreiling

        Mr. Dreiling entered into an employment agreement with a term of five years, and automatic one-year renewals thereafter, to become CEO and a member of our Board effective January 21, 2008. Key compensatory provisions of the agreement include:

  •
  Minimum annual base salary of $1,000,000.

  •
  Annual bonus payout range of 50% (threshold), 100% (target) and up to no less than 200% (maximum) of base salary based upon EBITDA performance. For 2008, Mr. Dreiling was guaranteed to earn at least a threshold level bonus.

  •
  A signing bonus of $2,000,000.

  •
  Equity grants consisting of 890,000 shares of restricted stock and options to purchase 2.5 million shares of Dollar General at $5 per share (the fair market value on the grant date). The restricted stock is scheduled to vest upon the earlier to occur of the last day of fiscal 2011, a change in control, an initial public offering, termination without cause or due to death or disability, or resignation with good reason. Half of the options are time-vested and the other half are performance-vested. These options vest upon the same terms as the other options that have been granted under the 2007 Plan.

  •
  Payment of the premiums on his personal long-term disability insurance policies.

  •
  Use of our plane for Mr. Dreiling and his spouse for up to nine trips per year between our headquarters and his second home in California.

  •
  Reimbursement and gross-up for taxes of all closing costs and expenses, including broker's fees, loan origination and/or loan discount fees (not to exceed 2 points in total), and attorney fees incurred to purchase a residence in the Nashville, Tennessee area and for up to 2 months' lease cancellation on his apartment in the New York metropolitan area. Reimbursement and/or payment of and gross-up for taxes of temporary living expenses for 120 days as well as 2 house hunting trips not to exceed 7 nights/8 days. Relocation also includes the payment of packing, loading, transporting, storing and delivering his household goods including the movement of 1 car and a miscellaneous cash allowance equal to $25,000 less applicable taxes.

  •
  Reimbursement of legal fees up to $35,000, grossed-up for taxes, incurred in negotiating and preparing the employment agreement and documents associated with Mr. Dreiling's equity grants.

  •
  Payment of monthly membership fees and costs related to his membership in professional clubs selected by him, grossed-up for any taxes.

        Mr. Dreiling was chosen for the CEO position after a lengthy and careful search. The Board firmly believes he is the right leader for the Company as we move forward. The terms of his employment agreement summarized above were settled after negotiation with Mr. Dreiling, and the Board believes that they are fair and appropriate given CEO compensation and benefits at comparable companies and given Mr. Dreiling's experience and leadership ability. These arrangements were also necessary to entice Mr. Dreiling to resign from his previous employer and to give him the opportunity to offset the potential financial gain he would be foregoing by leaving that employer.

Severance Arrangements

        As noted above, we have an employment agreement with each of our named executive officers that, among other things, provides for such officer's rights upon a termination of employment. We believe that reasonable severance benefits are appropriate to protect the named executive officer against circumstances over which he or she does not have control and as consideration for the promises of non-disclosure, non-competition, non-solicitation and non-interference that we require in our employment agreements.

        All of our severance provisions in the event of a change-in-control operate under a double trigger, requiring both a change-in-control and a termination event, except for the provisions related to long-term equity incentives under our 2007 Plan. As required by applicable securities laws, we have included a summary of these arrangements as they existed as of the end of our fiscal year 2008 (that is, as of January 30, 2009) under the "Potential Payments upon Termination or Change-in-Control" discussion below. However, effective April 1, 2009, we entered into new employment agreements with each of our named executive officers, other than Messrs. Dreiling and Bere. These new employment agreements contain substantially all of the same terms as the employment agreements that were in effect on January 30, 2009, with the following exceptions:

  •
  The definition of "good reason" has been revised (1) to exclude our failure to continue any significant compensation plan or benefit without replacing it with a similar plan or a compensation equivalent if such action is in connection with across-the-board changes or terminations similarly affecting 100 percent of officers at the same grade level; and (2) to clarify that the assignment to the executive by us of duties inconsistent with, or the significant reduction of the title, powers and functions associated with, the officer's position, title or office as described in the employment agreement, unless such action is the result of a restructuring or realignment of duties and responsibilities by us, for business reasons, that leaves the officer at the same rate of base salary and annual target bonus opportunity (the prior employment agreements only referred to "compensation"), and officer level and with a similar level of responsibility, or unless such action is the result of the officer's failure to meet pre-established and objective performance criteria;

  •
  The definition of "cause" as set forth in each employment agreement has been modified to include (1) any material act of misconduct relating to the officer's performance of his or her duties under the agreement; (2) any material violation of our Code of Business Conduct and Ethics (or the equivalent code in place at that time); or (3) the officer's willful or repeated refusal or failure substantially to perform executive's material obligations and duties thereunder or those reasonably directed by the officer's supervisor, the CEO and/or the Board (except in connection with a disability);

  •
  If we fail to offer to renew, extend or replace the named executive officer's employment agreement before, at or within 6 months (the prior employment agreements required only 60 days) after the end of the agreement's term (unless we enter into a mutually acceptable severance arrangement or the resignation is a result of the named executive officer's voluntary retirement or termination), and the officer resigns within 60 days after any such failure, the officer will be entitled to the same severance payments and benefits to which he or she would be entitled upon a termination of employment without cause by us or for good reason by the officer;

  •
  Upon a termination of employment without cause by us or for good reason by the officer (or upon any resignation by the officer for the reasons described in the immediately preceding paragraph), instead of a lump sum payment equal to 2 times the named executive officer's target incentive bonus then in effect, the officer will instead be entitled to receive a lump sum payment equal to 2 times the amount of the average percentage of target bonus paid or to be paid to employees at the same job grade level as the named executive officer (if any) under the annual bonus programs for officers for the Company's two fiscal years immediately preceding the fiscal year in which the termination date occurs;

  •
  Upon a termination of employment without cause by us or for good reason by the officer (or upon any resignation by the officer for the reasons described in the third paragraph above), the lump sum payment equal to 2 times the annual contribution that we would have made in respect of the plan year in which the officer's termination of employment occurs for the officer's participation in our medial, dental and vision benefits program also now includes for the officer's participation in our pharmacy benefits program;

  •
  Most importantly, if the named executive officer is involuntarily terminated without cause or resigns for good reason at any time on or after a change-in-control of Dollar General, so long as the employment agreement remains in effect, he or she will receive the same severance payments and benefits as described under "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement", absent a change-in-control occurring (that is, the new employment agreements do not contain the special severance payment due upon such a termination of employment that occurs within the two-year period following any change-in-control); consequently, there is also now no definition of "change-in-control" of our company that applies in the employment agreements, other than as described in the immediately following paragraph;

  •
  If any payments or benefits in connection with a change-in-control (as defined in Section 280G of the Code) would be subject to the "golden parachute" excise tax under federal income tax rules, we will pay an additional amount to the named executive officer to cover the excise tax and any other excise and income taxes resulting from this payment. However, if after receiving this payment the named executive officer's after-tax benefit would not be at least $50,000 (in the prior employment agreements, this limit was $25,000) more than it would be without this payment, then this payment will not be made and the severance and other benefits due to the named executive officer will be reduced so that the golden parachute excise tax is not incurred.

Payments to Mr. Buley and Ms. Lowe in Connection with Employment Separation

        Mr. Buley's and Ms. Lowe's employment with us ended in April 2008 and September 2008, respectively. Payments and other benefits to Mr. Buley and Ms. Lowe in connection with these employment terminations are itemized under "Potential Payments Upon Termination or Change-in-Control" below and generally were in accordance with the terms of their employment agreements. In recognition of her service to Dollar General, we transferred to Ms. Lowe title to her Company-leased automobile in connection with her separation from our employment. In addition, we extended health insurance coverage benefits to Ms. Lowe and her eligible dependents from the date of her employment termination through December 31, 2008. Ms. Lowe bore the entire cost of this coverage extension.

Considerations Associated with Regulatory Requirements

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to any publicly held corporation for individual compensation over $1 million paid in any taxable year to each of the persons who were, at the end of the fiscal year, the Company's CEO or one of the other named executive officers (other than our Chief Financial Officer). Section 162(m) specifically exempts certain performance-based compensation from the deduction limit.

        Prior to our 2007 merger, our policy historically was, generally, to design our compensation plans and programs to ensure full deductibility. The Compensation Committee attempted to balance this policy with compensation programs designed to motivate management to maximize shareholder value. After the offering is completed, if our Compensation Committee determines that the shareholders' interests are best served by the implementation of compensation policies that are affected by Section 162(m), our policies will not restrict the Compensation Committee from exercising discretion to approve compensation packages even though that flexibility may result in certain non-deductible compensation expenses.

        Our 2007 Plan will be amended and restated before the completion of the offering and will be approved by our current shareholders. We believe this Plan will satisfy the requirements of Section 162(m), so that compensation expense realized in connection with stock options and stock appreciation rights, and in connection with performance-based restricted stock and restricted stock unit awards, will be deductible. However, restricted stock or restricted stock units granted to executive officers that solely vest over time are not "performance-based" compensation under Section 162(m), so that compensation expense realized in connection with those time-vested awards to executive officers covered by Section 162(m) will not be deductible by the Company.

        In addition, any salary, signing bonuses or other annual compensation paid or imputed to the executive officers covered by Section 162(m) that causes non-performance-based compensation to exceed the $1 million limit will not be deductible by the Company.

        The Compensation Committee administers our compensation programs with the good faith intention of complying with Section 409A of the Internal Revenue Code, which relates to the taxation of nonqualified deferred compensation arrangements.

 Summary Compensation Table

        The following table summarizes compensation paid to or earned by our named executive officers in each of fiscal 2008, fiscal 2007 and fiscal 2006. We have omitted from this table the column for Change in Pension Value and Nonqualified Deferred Compensation Earnings as no amounts are required to be reported in such column for any named executive officer.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)		Total ($)
Richard W. Dreiling,	2008	1,000,038	—	1,103,306	1,395,576	2,176,300	343,397	(7)	6,018,617
Chairman & Chief Executive Officer	2007	34,615	2,000,000	36,777	42,174	41,760	62,141		2,217,467

David L. Bere,	2008	739,053	—	—	1,212,228	1,319,885	211,275	(8)	3,482,441
President & Chief Strategy Officer	2007	717,528	—	974,231	1,381,712	1,009,400	187,402		4,270,273

David M. Tehle,	2008	612,358	—	—	592,644	870,431	153,431	(9)	2,228,864
Executive Vice President	2007	594,523	—	632,162	1,149,922	493,213	130,456		3,000,276
& Chief Financial Officer	2006	580,022	188,500	235,247	194,127	—	120,499		1,318,395

Kathleen R. Guion,	2008	581,689	—	—	471,422	841,684	141,333	(10)	2,036,128
Executive Vice President,	2007	512,520	—	521,453	917,214	425,184	115,217		2,491,588
Division President, Store Operations & Store Development	2006	500,019	162,500	206,455	154,982	—	151,697		1,175,653

Susan S. Lanigan, Executive Vice President & General Counsel	2008	432,874	—	—	363,668	615,305	93,315	(11)	1,505,162

Beryl J. Buley,	2008	124,131	—	—	(35,357)	—	2,051,921	(12)	2,140,695
Former Division President,	2007	589,398	—	690,116	1,065,045	488,962	111,205		2,944,726
Merchandising, Marketing & Supply Chain	2006	575,022	186,875	183,223	180,669	—	273,923		1,399,712

Challis M. Lowe,	2008	269,754	—	—	155,258	—	1,540,363	(13)	1,965,375
Former Executive Vice	2007	420,266	—	512,771	768,251	348,651	118,239		2,168,178
President, Human Resources	2006	404,182	133,250	130,813	117,933	—	174,129		960,307

(1)
Mr. Dreiling was hired on January 21, 2008. Mr. Bere joined the Company in December 2006. Ms. Lanigan joined the Company in July 2002, but was not a named executive officer in fiscal 2007 or fiscal 2006. Mr. Buley and Ms. Lowe separated from the Company on April 15, 2008 and September 15, 2008, respectively.

(2)
All named executive officers deferred a portion of their fiscal 2008 salaries under the CDP. The amounts of such deferrals are included in the Nonqualified Deferred Compensation Table. All named executive officers also contributed a portion of their fiscal 2008 salary to our 401(k) Plan. All named executive officers (other than Mr. Dreiling) for which fiscal 2007 salaries are reported in this column deferred a portion of their fiscal 2007 salaries under the CDP and contributed a portion of their salaries to our 401(k) Plan. All named executive officers for which fiscal 2006 salaries are reported in this column deferred a portion of their fiscal 2006 salaries under the CDP and contributed a portion of their salaries to our 401(k) Plan.

(3)
The 2007 amount for Mr. Dreiling represents the signing bonus paid pursuant to his employment agreement. The 2006 amounts represent a one-time discretionary bonus awarded to these named executive officers for fiscal 2006.

(4)
Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with Statement of Financial Accounting Standards 123(R) ("SFAS 123(R)"), but disregarding the estimate of forfeitures related to service-based vesting conditions, for outstanding awards of restricted stock and restricted stock units ("RSUs"). Prior to our 2007 merger, the expense was recorded on a straight-line basis over the restriction period based on the market price of the underlying stock on the grant date. There were no forfeitures of restricted stock or RSUs held by the named executive officers during fiscal 2008, fiscal 2007 or fiscal 2006. For more information regarding the assumptions used in the valuation of these awards, see Note 10 of the annual consolidated financial statements included in this document. As a result of our 2007 merger, all restricted stock and RSU awards outstanding immediately before our 2007 merger vested and, therefore, all remaining compensation expense associated with those awards was recognized in fiscal 2007 in accordance with SFAS 123(R).

(5)
Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R), but disregarding the estimate of forfeitures related to service-based vesting conditions, for stock options. Option awards were valued under the fair value method of SFAS 123(R) using the Black-Scholes option pricing model with the following assumptions:

	March 16, 2006	March 23, 2007	July 7, 2007	January 21, 2008
Expected dividend yield	.82%	.91%	0%	0%
Expected stock price volatility	28.7%	18.5%	42.3%	41.1%
Risk-free interest rate	4.7%	4.5%	4.9%	3.7%
Expected life of options (years)	5.7	5.7	7.5	7.3
Exercise price	$17.54	$21.25	$5.00	$5.00
Stock price on date of grant	$17.54	$21.25	$5.00	$5.00

  For more information regarding the assumptions used in the valuation of these awards, see Note 10 of the annual consolidated financial statements included in this prospectus. As a result of our 2007 merger, all options outstanding immediately before our 2007 merger vested and, therefore, all compensation expense associated with those awards was recognized in fiscal 2007 in accordance with SFAS 123(R). In connection with their employment separations, Mr. Buley and Ms. Lowe had 787,500 and 540,000 options, respectively, that were forfeited in fiscal 2008 and, as a result of those forfeitures, certain previously recorded expenses related to these options were reversed. Mr. Tehle and Ms. Guion had 63,000 and 50,300 options, respectively, that were forfeited in fiscal 2007 as a result of our 2007 merger. There were no forfeitures of options held by named executive officers in fiscal 2006.

(6)
Represents amounts earned pursuant to our Teamshare bonus program for fiscal 2008 and fiscal 2007. See the discussion of the "Short-Term Incentive Plan" in "Compensation Discussion and Analysis" above. The 2007 amount reported for Mr. Dreiling represents a prorated payment for the number of days worked in fiscal 2007. Mr. Bere and Ms. Guion each deferred 5% of his or her fiscal 2008 bonus payments under the CDP. Messrs. Bere and Buley and Ms. Guion deferred 5%, 20% and 5%, respectively, of their fiscal 2007 bonus payments under the CDP. No amounts were earned under our Teamshare bonus program for fiscal 2006 because we did not meet the financial performance level required for a payout.

(7)
Includes $45,840 for tax reimbursements related to relocation, $26,200 for tax reimbursements related to our payment of certain legal expenses, $8,584 for tax reimbursements related to life and disability insurance premiums, $5,183 for premiums paid under Mr. Dreiling's existing portable long-term disability policies, $4,167 for our match contributions to the CDP, $3,824 for premiums paid under our life and disability insurance programs, and $249,599 which represents the aggregate incremental cost of providing certain perquisites, including $114,647 for costs associated with personal airplane usage, $76,641 for costs associated with relocation, $33,706 for reimbursement of legal expenses incurred in connection with negotiating his employment agreement with us, $21,000 for an annual automobile allowance, and other amounts which individually did not equal the greater of $25,000 or 10% of total perquisites, including a decorative plaque, expenses related to attendance at entertainment events, and a racing scanner/headset. The aggregate incremental cost related to the personal airplane usage was calculated using costs we would not have incurred but for the usage (including costs incurred as a result of "deadhead" legs of personal flights), including fuel costs, maintenance costs, engine restoration/reserve fees, crew expenses, landing, parking and other associated fees, and supplies and catering costs. The aggregate incremental cost related to relocation included moving expenses, househunting, meal and transportation expenses, temporary living expenses, and closing costs incurred in connection with his new home (such as loan origination fees, points and other closing fees).

(8)
Includes $130,999 for our contributions to the SERP, $25,363 for our match contributions to the CDP, $11,586 for our match contributions to the 401(k) Plan, $13,407 for the reimbursement of taxes related to life and disability insurance premiums, the personal use of a company-leased automobile, and the receipt of a holiday gift, $4,081 for premiums paid under our life and disability insurance programs, and $25,839 which represents the aggregate incremental cost of providing certain perquisites, including $18,698 for personal use of a company-leased automobile and other amounts which individually did not equal the greater of $25,000 or 10% of total perquisites, including costs associated with relocation, expenses related to attendance at entertainment events, costs incurred in connection with a medical physical examination, and a holiday gift.

(9)
Includes $82,806 for our contributions to the SERP, $19,043 for our match contributions to the CDP, $11,571 for our match contributions to the 401(k) Plan, $3,829 for the reimbursement of taxes related to life and disability insurance premiums and the receipt of a holiday gift, $3,325 for premiums paid under our life and disability insurance programs, and $32,858 which represents the aggregate incremental cost of providing certain perquisites, including $21,000 for an automobile allowance and other amounts which individually did not equal the greater of $25,000 or 10% of total perquisites, including expenses related to Mr. Tehle's and his guests' attendance at entertainment events, and a holiday gift.

(10)
Includes $75,015 for our contributions to the SERP, $17,251 for our match contributions to the CDP, $11,792 for our match contributions to the 401(k) Plan, $6,052 for the reimbursement of taxes related to life and disability insurance premiums and the receipt of a holiday gift, $3,860 for premiums paid under our life and disability insurance programs, and $27,363 which represents the aggregate incremental cost of providing certain perquisites, including $21,000 for an automobile allowance and other amounts which individually did not equal the greater of $25,000 or 10% of total perquisites, including a directed donation to charity, expenses related to attendance at entertainment events, and a holiday gift.

(11)
Includes $35,121 for our contributions to the SERP, $11,550 for our match contributions to the 401(k) Plan, $10,091 for our match contributions to the CDP, $9,150 for the reimbursement of taxes related to life and disability insurance premiums, the personal use of a company-leased automobile, and the receipt of a holiday gift, $2,494 for premiums paid under our life and disability insurance programs, and $24,909 which represents the aggregate incremental cost of providing certain perquisites, including $12,128 for personal use of a company-leased automobile, $7,162 for a pro-rated automobile allowance, and other amounts which individually did not equal the greater of $25,000 or 10% of total perquisites, including expenses related to Ms. Lanigan's and her guests' attendance at entertainment events, costs incurred in connection with a medical physical exam, and a holiday gift.

(12)
Includes $2,044,598 in severance payments and benefits in connection with Mr. Buley's employment termination (see "Potential Payments upon Termination or Change-in-Control" below), $5,834 for our match contributions to the 401(k) Plan, $755 for the reimbursement of taxes related to life and disability insurance premiums, and $734 for premiums paid under our life and disability insurance programs. Excludes the aggregate incremental cost of providing certain perquisites to Mr. Buley which totaled less than $10,000.

(13)
Includes $1,487,873 paid in connection with Ms. Lowe's employment termination (including $1,455,223 in severance payments and benefits and $32,650 which constituted the fair market value of a company vehicle transferred to Ms. Lowe in connection with her termination. See "Potential Payments upon Termination or Change-in-Control" below.), $12,422 for the reimbursement of taxes related to life and disability insurance premiums and the personal use of a company-leased automobile, $9,412 for our match contributions to the 401(k) Plan, $3,747 for our match contributions to the CDP, $2,929 for premiums paid under our life and disability insurance programs, and $23,980 which represents the aggregate incremental cost of providing certain perquisites, including $18,260 for personal use of a company-leased automobile and other amounts which individually did not equal the greater of $25,000 or 10% of total perquisites, including a directed charitable donation and costs incurred in connection with a medical physical exam.

Grants of Plan-Based Awards in Fiscal 2008

        The table below sets forth each named executive officer's annual Teamshare bonus opportunity established for fiscal 2008. Actual bonus amounts earned by each named executive officer for fiscal 2008 as a result of our EBITDA performance are set forth in the Summary Compensation Table above and represent prorated payment on a graduated scale for performance above the target EBITDA performance level, but below the maximum payout cap of $2.5 million, for each of the named executive officers. Mr. Buley and Ms. Lowe did not receive a Teamshare payout for fiscal 2008 due to their employment separations from the Company prior to the end of the fiscal year. See "Short-Term Incentive Plan" in "Compensation Discussion and Analysis" above for further discussion of the fiscal 2008 Teamshare program.

        We did not make any equity awards to our named executive officers in fiscal 2008. Accordingly, we have omitted from this table all columns pertaining to equity grants.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Mr. Dreiling	500,000	1,000,000	2,500,000
Mr. Bere	303,241	606,481	2,500,000
Mr. Tehle	199,980	399,959	2,500,000
Ms. Guion	193,375	386,750	2,500,000
Ms. Lanigan	141,365	282,730	2,500,000
Mr. Buley	198,256	396,512	2,500,000
Ms. Lowe	141,365	282,730	2,500,000

Outstanding Equity Awards at 2008 Fiscal Year-End

        The table below sets forth information regarding outstanding equity awards held by our named executive officers as of the end of fiscal 2008, including (1) equity awards granted under our 2007 Stock Incentive Plan; and (2) Rollover Options, as defined and discussed following the table, granted under our 1998 Stock Incentive Plan. We have omitted from this table the columns pertaining to stock awards under equity incentive plans because they are inapplicable.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Mr. Dreiling	250,000	(5)	1,000,000	—	5.00	07/06/2017	—	—
	500,000	(6)	—	750,000	5.00	07/06/2017	—	—
	—		—	—	—	—	890,000	4,895,000

Mr. Bere	5,809	(7)	—	—	1.25	08/12/2012	—	—
	17,590	(8)	—	—	1.25	03/13/2013	—	—
	25,313	(9)	—	—	1.25	03/23/2017	—	—
	225,000	(5)	900,000	—	5.00	07/06/2017	—	—
	450,000	(6)	—	675,000	5.00	07/06/2017	—	—

Mr. Tehle	54,426	(10)	—	—	1.25	08/09/2014	—	—
	44,464	(11)	—	—	1.25	08/24/2014	—	—
	83,134	(12)	—	—	1.25	03/16/2016	—	—
	9,983	(9)	—	—	1.25	03/23/2017	—	—
	110,000	(5)	440,000	—	5.00	07/06/2017	—	—
	220,000	(6)	—	330,000	5.00	07/06/2017	—	—

Ms. Guion	22,942	(13)	—	—	1.25	12/02/2013	—	—
	35,504	(11)	—	—	1.25	08/24/2014	—	—
	66,364	(12)	—	—	1.25	03/16/2016	—	—
	7,976	(9)	—	—	1.25	03/23/2017	—	—
	87,500	(5)	350,000	—	5.00	07/06/2017	—	—
	175,000	(6)	—	262,500	5.00	07/06/2017	—	—

Ms. Lanigan	39,379	(7)	—	—	1.25	08/12/2012	—	—
	10,483	(14)	—	—	1.25	08/26/2013	—	—
	21,133	(11)	—	—	1.25	08/24/2014	—	—
	59,466	(12)	—	—	1.25	03/16/2016	—	—
	7,146	(9)	—	—	1.25	03/23/2017	—	—
	67,500	(5)	270,000	—	5.00	07/06/2017	—	—
	135,000	(6)	—	202,500	5.00	07/06/2017	—	—

Mr. Buley	—		—	—	—	—	—	—

Ms. Lowe	—		—	—	—	—	—	—

(1)
The options reported in this column were granted under our 2007 Stock Incentive Plan and are scheduled to vest 25% per year on July 6, 2009, July 6, 2010, July 6, 2011 and July 6, 2012. In addition, these options are subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change-in-Control" below.

(2)
If we achieve specific EBITDA targets, options reported in this column, which were granted under our 2007 Stock Incentive Plan, are eligible to vest 1/3 per year on January 29, 2010, January 28, 2011, and February 3, 2012. If an annual EBITDA target is not met, these options may still vest on a "catch up" basis if, at the end of fiscal years 2009, 2010, 2011, or 2012, the applicable cumulative EBITDA target is achieved. These options also are subject to certain accelerated vesting provisions as described in "Potential Payments upon Termination or Change-in-Control" below.

(3)
These restricted shares were granted under our 2007 Stock Incentive Plan and are scheduled to vest upon the earliest to occur of: a change in control of the Company, an initial public offering of the Company, Mr. Dreiling's termination without cause or due to death or disability, Mr. Dreiling's resignation for good reason, or February 3, 2012.

(4)
Based on a per share fair market value of $5.50 as of January 30, 2009 as determined by our Board in good faith. Such good faith determination was based upon (a) a third party valuation as of January 30, 2009; (b) management's opinion that no events have occurred between such third party valuation date and the date of the Board's determination that would materially change the information used as a basis for such third party valuation; and (c) all other material factors known to the Board at the time of the determination, including a report on material pending and threatened litigation and financial results through the end of the period immediately preceding the date of such valuation.

(5)
These options were granted under our 2007 Stock Incentive Plan and vested on July 6, 2008.

(6)
These options were granted under our 2007 Stock Incentive Plan and vested 50% as of February 1, 2008 and 50% as of January 30, 2009.

(7)
The options for which these Rollover Options were exchanged vested on August 12, 2003.

(8)
The options for which these Rollover Options were exchanged vested on March 13, 2004.

(9)
The options for which these Rollover Options were exchanged vested on July 6, 2007.

(10)
The options for which these Rollover Options were exchanged vested 25% on August 9, 2005 and 75% on February 3, 2006.

(11)
The options for which these Rollover Options were exchanged vested 25% on August 24, 2005 and 75% on February 3, 2006.

(12)
The options for which these Rollover Options were exchanged vested 25% on March 16, 2007 and 75% on July 6, 2007.

(13)
The options for which these Rollover Options were exchanged vested 25% per year on December 2, 2004 and December 2, 2005 and 50% on February 3, 2006.

(14)
The options for which these Rollover Options were exchanged vested 25% per year on August 26, 2004, August 26, 2005, August 26, 2006 and July 6, 2007.

        Mr. Buley and Ms. Lowe held no outstanding equity awards at fiscal year end due to their separation from our employment during fiscal 2008. See "Option Exercises and Stock Vested During Fiscal 2008".

        In connection with our 2007 merger, certain named executive officers elected to roll over all or a portion of their options held prior to our 2007 merger (the "Rollover Options") rather than receive in exchange for each such option the cash merger consideration, without interest and less applicable withholding taxes, equal to $22.00 less the exercise price of each option. The exercise price of the Rollover Options and the number of shares underlying the Rollover Options were adjusted as a result of our 2007 merger to provide their pre-merger value equivalents. The Rollover Options are fully vested and are deemed to have been granted, and otherwise continue, under the terms of our 1998 Stock Incentive Plan under which the original options were issued. We intend to take such actions as our Board of Directors deems equitable with respect to outstanding Rollover Options in connection with the special dividend contemplated to be declared and paid to our shareholders prior to this offering.

        See "Long-Term Incentive Program" in "Compensation Discussion and Analysis" above for discussion of the terms of the equity awards granted under the 2007 Stock Incentive Plan.

Option Exercises and Stock Vested During Fiscal 2008

        In connection with Mr. Buley's and Ms. Lowe's employment separations, we exercised our call rights under our Management Stockholder's Agreement with each of Mr. Buley and Ms. Lowe to purchase all of our outstanding equity owned by each such executive, including shares of stock previously purchased from us by each executive as well as all vested options and Rollover Options held by each executive. All unvested options held by Mr. Buley and Ms. Lowe were automatically cancelled upon the employment terminations. The table below provides information regarding the value realized by Mr. Buley and Ms. Lowe upon our purchase of vested stock options and Rollover Options pursuant to each Management Stockholder's Agreement. The vested options and Rollover Options were cancelled upon their purchase by us from each of Mr. Buley and Ms. Lowe. We have omitted from this table the columns pertaining to stock awards because they are inapplicable.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Mr. Dreiling	—	—
Mr. Bere	—	—
Mr. Tehle	—	—
Ms. Guion	—	—
Ms. Lanigan	—	—
Mr. Buley	—	754,864
Ms. Lowe	—	396,375

    (1)
    Represents the aggregate dollar amount realized by each named executive officer upon the transfer of vested options and Rollover Options to us when we exercised our call rights under the applicable Management Stockholder's Agreement. The value realized is computed by multiplying the number of vested options and Rollover Options by the difference between the per share fair market value of our common stock as determined by our Board as of the last day of the month preceding the call ($5.00) and the per share exercise price of the vested options ($5.00) and Rollover Options ($1.25). Such good faith determination was based upon (a) a third party valuation as of May 2, 2008; (b) management's opinion that no events have occurred between such third party valuation date and the date of the Board's determination that would materially change the information used as a basis for such third party valuation; and (c) all other material factors known to the Board at the time of the determination, including a report on material pending and threatened litigation and financial results through the end of the period immediately preceding the date of such valuation. The amounts reported in this column were previously reported in the same column in the Option Exercises and Stock Vested Table in our Form 10-K for the 2007 fiscal year because they represented the value that the applicable named executive officer would have received in our 2007 merger in exchange for options held prior to our 2007 merger, but which value the executive chose to roll over into the Rollover Options that we called in 2008. Ms. Lowe also realized $130,275 not reflected in this table as a result of our call of shares of stock that she previously purchased from us at fair market value.

 Pension Benefits
Fiscal 2008

        We have omitted the Pension Benefits table as it is inapplicable.

Nonqualified Deferred Compensation
Fiscal 2008

        Information regarding each named executive officer's participation in our CDP/SERP Plan is included in the following table. The material terms of the CDP/SERP Plan are described after the table. Please also see "Benefits and Perquisites" in "Compensation Discussion and Analysis" above.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Mr. Dreiling	4,167	4,167	(79)	—	8,255
Mr. Bere	87,423	156,361	(81,064)	—	290,801
Mr. Tehle	30,618	101,849	(144,526)	—	320,529
Ms. Guion	50,840	92,266	(103,543)	—	336,169
Ms. Lanigan	21,644	45,212	(82,568)	—	175,427
Mr. Buley	105,240	—	(125,394)	—	173,182
Ms. Lowe	13,488	3,747	(67,307)	—	125,992

(1)
Reported as "Salary" in the Summary Compensation Table.

(2)
Reported as "All Other Compensation" in the Summary Compensation Table.

(3)
The amounts shown in this column are not reported in the Summary Compensation Table because they do not represent above-market or preferential earnings.

(4)
Includes the following amounts previously reported as compensation to each named executive officer in the Summary Compensation Table in the Form 10-K or proxy statements, as applicable, filed for the fiscal years indicated:

Name	Fiscal 2007 ($)	Fiscal 2006 ($)	Fiscal 2005 ($)	Fiscal 2004 ($)*
Mr. Dreiling	—	—	—	—
Mr. Bere	122,431	—	—	—
Mr. Tehle	117,642	102,104	84,387	3,333
Ms. Guion	98,597	61,503	43,168	57,689
Ms. Lanigan	—	—	—	42,976
Mr. Buley	92,323	89,392	4,792	—
Ms. Lowe	72,162	91,496	—	—

    *
    Amounts for Mss. Guion and Lanigan represent the respective aggregate amounts previously reported in the Summary Compensation Table contained in the proxy statement filed in calendar year 2005 with respect to compensation in fiscal years 2002, 2003 and 2004.

        Pursuant to the CDP, named executive officers may annually elect to defer up to 65% of base salary if their compensation is in excess of the Internal Revenue Service limit set forth in Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and up to 100% of bonus pay if their compensation equals or exceeds the Internal Revenue Service highly compensated limit under Section 414(g)(1)(B) of the Internal Revenue Code. We currently match base pay deferrals at a rate of 100%, up to 5% of annual salary, with annual salary offset by the amount of match-eligible salary under the 401(k) plan. All named executive officers are 100% vested in all compensation and matching deferrals and earnings on those deferrals.

        Pursuant to the SERP, we make an annual contribution equal to a certain percentage of a participant's annual salary and bonus to all participants who are actively employed in an eligible job grade on January 1 and continue to be employed as of December 31 of a given year. Persons hired after May 27, 2008 (the "Eligibility Freeze Date") are not eligible to participate in the SERP. The contribution percentage is based on age, years of service and job grade. The fiscal 2008 contribution percentage for each eligible named executive officer was 7.5% for Mr. Bere, Mr. Tehle and Ms. Guion and 4.5% for Ms. Lanigan. Mr. Buley and Ms. Lowe were not eligible for a fiscal 2008 contribution due to their employment separations prior to December 31, 2008. Mr. Dreiling was not eligible for a fiscal 2008 contribution because he was not employed by us as of January 1, 2008.

        As a result of our 2007 merger, which constituted a change-in-control under the CDP/SERP Plan, all previously unvested SERP amounts vested on July 6, 2007. For newly eligible SERP participants after July 6, 2007 but prior to the Eligibility Freeze Date, SERP amounts vest at the earlier of the participant's attainment of age 50 or the participant's being credited with 10 or more "years of service", or upon termination of employment due to death or "total and permanent disability" or upon a "change-in-control", all as defined in the CDP/SERP Plan. See "Potential Payments upon Termination or Change-in-Control—Payments After a Change-in-Control" below for a general description of our change-in-control arrangements.

        The amounts deferred or contributed to the CDP/SERP Plan are credited to a liability account, which is then invested at the participant's option in an account that mirrors the performance of a fund or funds selected by the Compensation Committee or its delegate (the "Mutual Fund Options"). Beginning on August 2, 2008, these funds are identical to the funds offered in our 401(k) Plan.

        A participant who ceases employment with at least 10 years of service or after reaching age 50 and whose CDP account balance or SERP account balance exceeds $25,000 may elect for that account balance to be paid in cash by (a) lump sum, (b) monthly installments over a 5, 10 or 15-year period or (c) a combination of lump sum and installments. Otherwise, payment is made in a lump sum. The vested amount will be payable at the time designated by the Plan upon the participant's termination of employment. A participant's CDP/SERP benefit normally is payable in the following February if employment ceases during the first 6 months of a calendar year or is payable in the following August if employment ceases during the last 6 months of a calendar year. However, participants may elect to receive an in-service lump sum distribution of vested amounts credited to the CDP account, provided that the date of distribution is no sooner than 5 years after the end of the year in which the amounts were deferred. In addition, a participant who is actively employed may request an "unforeseeable emergency hardship" in-service lump sum distribution of vested amounts credited to the participant's CDP account. Account balances deemed to be invested in the Mutual Fund Options are payable in cash. As a result of our 2007 merger, the CDP/SERP Plan liabilities through July 6, 2007 were fully funded into an irrevocable rabbi trust. We also funded into the rabbi trust deferrals into the CDP/SERP Plan between July 6, 2007 and October 15, 2007. All CDP/SERP Plan liabilities incurred on or after October 15, 2007 are unfunded.

Potential Payments upon Termination or Change-in-Control

        Other than with respect to Mr. Buley and Ms. Lowe, the tables below reflect potential payments to each of our named executive officers in various termination and change-in-control scenarios based on compensation, benefit, and equity levels in effect on January 30, 2009. The amounts shown assume that the termination or change-in-control event was effective as of January 30, 2009. For stock valuations, we have assumed that the price per share is the fair market value of our stock on January 30, 2009 ($5.50), which was the value determined by our Board of Directors in good faith based upon a third party valuation as of January 30, 2009 and the other factors described in footnote 4 to the table set forth under "Outstanding Equity Awards at 2008 Fiscal Year-End" above. The amounts shown are merely estimates. We cannot determine the actual amounts to be paid until the time of the named executive officer's termination of employment or the time of a change-in-control. Due to changes that we have made to our employment agreements with our named executive officers (other than Messrs. Dreiling and Bere) on April 1, 2009, the descriptions below would be different if we were describing the terms of these agreements, as they have been modified. Please see our "Compensation Disclosure & Analysis" discussion above for a summary of the changes that we have made to these employment agreements.

        Because Mr. Buley's and Ms. Lowe's employment separations occurred prior to the end of fiscal 2008, we discuss below, and the tables below present, the payments they actually received in connection with such employment separations.

Payments Regardless of Manner of Termination

        Regardless of the termination scenario, the named executive officers will receive (and Mr. Buley and Ms. Lowe received) earned but unpaid base salary through the employment termination date, along with any other payments or benefits owed under any of our plans or agreements covering the named executive officer as governed by the terms of those plans or agreements. These benefits include vested amounts in the CDP/SERP Plan discussed under "Nonqualified Deferred Compensation" above.

        The tables below exclude any amounts payable to the named executive officer to the extent that they are available generally to all salaried employees and do not discriminate in favor of our executive officers.

Payments Upon Termination Due to Retirement

        Retirement is not treated differently from any other voluntary termination without good reason (as defined under the relevant agreements, as discussed below under "Payments Upon Voluntary Termination") under any of our plans or agreements for named executive officers, except that all Rollover Options will remain exercisable for a period of 3 years following the named executive officer's retirement unless the options expire earlier. To be entitled to the extended exercise period for the Rollover Options, the retirement must occur on or after the named executive officer reaches the age of 65 or, with our express consent, prior to age 65 in accordance with any applicable early retirement policy then in effect or as may be approved by our Compensation Committee.

Payments Upon Termination Due to Death or Disability

        In the event of death or disability, with respect to each named executive officer:

  •
  The 20% portion of the time-based options that would have become exercisable on the next anniversary date of our 2007 merger if the named executive officer had remained employed with us through that date will become vested and exercisable.

  •
  The 20% portion of the performance-based options that would have become exercisable in respect of the fiscal year in which the named executive officer's employment terminates if the named executive officer had remained employed with us through that date, will remain outstanding through the date we determine whether the applicable performance targets are met for that fiscal year. If the performance targets are met for that fiscal year, that 20% portion of the performance-based options will become exercisable on such performance-vesting determination date. Otherwise, that 20% portion will be forfeited.

  •
  All unvested options will be forfeited, and vested options generally may be exercised (by the employee's survivor in the case of death) for a period of 1 year (3 years in the case of Rollover Options) from the service termination date unless we purchase such vested options in total at the fair market value of the shares of our common stock underlying the vested options less the aggregate exercise price of the vested options.

        In the event of death, each named executive officer's beneficiary will receive payments under our group life insurance program in an amount, up to a maximum of $3 million, equal to 2.5 times the named executive officer's annual base salary. We have excluded from the tables below amounts that the named executive officer would receive under our disability insurance program since the same benefit level is provided to all of our salaried employees. The named executive officer's CDP/SERP Plan benefit also becomes fully vested (to the extent not already vested) upon his or her death and is payable in a lump sum within 60 days after the end of the calendar quarter in which the named executive officer's death occurs.

        In the event of disability, each named executive officer's CDP/SERP Plan benefit becomes fully vested (to the extent not already vested) and is payable in a lump sum within 60 days after the end of the calendar quarter in which we receive notification of the determination of the named executive officer's disability by the Social Security Administration.

        In addition to the foregoing payments and benefits, in the event of Mr. Dreiling's death or termination of employment due to disability, any then unvested shares of his 890,000 restricted shares will vest. In the event of Mr. Dreiling's termination of employment due to disability, he will also be entitled to receive any incentive bonus accrued in respect of any of our previously completed fiscal years but unpaid as of the date of his termination. In the event of his termination of employment due to his disability, he will also receive a lump sum cash payment, payable at the time annual bonuses are paid to our other senior executives, equal to a pro-rata portion of his annual incentive bonus, if any, that he would have been entitled to receive, if such termination had not occurred, for the fiscal year in which his termination occurred.

        In the event Mr. Bere's employment is terminated due to death or disability, he will also be entitled to receive any incentive bonus accrued in respect of any of our previously completed fiscal years but unpaid as of the date of such termination.

        For purposes of the named executive officers' employment agreements, other than Mr. Dreiling's, "disability" means (1) the employee must be disabled for purposes of our long-term disability insurance plan or (2) the employee has an inability to perform the duties under the agreement in accordance with our expectations because of a medically determinable physical or mental impairment that (x) can reasonably be expected to result in death or (y) has lasted or can reasonably be expected to last longer than ninety (90) consecutive days. For purposes of Mr. Dreiling's employment agreement, "disability" means (1) he must be disabled for purposes of our long-term disability insurance plan or for purposes of his portable long-term disability insurance policy, or (2) if no such plan or policy is in effect or in the case of the plan, the plan is in effect but no longer applies to him, he has an inability to perform the duties under the agreement in accordance with our expectations because of a medically determinable physical or mental impairment that (x) can reasonably be expected to result in death or (y) has lasted or can reasonably be expected to last longer than ninety (90) consecutive days. For purposes of the CDP/SERP Plan, "disability" means total and permanent disability for purposes of entitlement to Social Security disability benefits.

Payments Upon Voluntary Termination

        The payments to be made to a named executive officer upon voluntary termination vary depending upon whether the named executive officer resigns with or without "good reason" or after our failure to offer to renew, extend or replace the named executive officer's employment agreement under certain circumstances. For purposes of each named executive officer, "good reason" generally means (as more fully described in the applicable employment agreement):

  •
  a reduction in base salary or target bonus level;

  •
  our material breach of the named executive officer's employment agreement;

  •
  the failure of any successor to all or substantially all of our business and/or assets to expressly assume and agree to perform the employment agreement in the same manner and to the same extent that our Company would be required to perform if no such succession had taken place;

  •
  our failure to continue any significant compensation plan or benefit without replacing it with a similar plan or a compensation equivalent (except for across-the-board changes or terminations similarly affecting at least 95% of all of our executives);

  •
  relocation of our principal executive offices outside of the middle-Tennessee area or basing the officer anywhere other than our principal executive offices; or

  •
  assignment of duties inconsistent, or the significant reduction of the title, powers and functions associated, with the named executive officer's position, all without the named executive officer's written consent. For all named executive officers other than Mr. Dreiling, such acts will not constitute good reason if it results from our restructuring or realignment of duties and responsibilities for business reasons that leaves the named executive officer at the same compensation and officer level and with similar responsibility levels or results from the named executive officer's failure to meet pre-established and objective performance criteria.

        No event (in the case of Messrs. Dreiling and Bere, no isolated, insubstantial and inadvertent event not in bad faith) will constitute "good reason" if we cure the claimed event within 30 days (10 business days in the case of Messrs. Dreiling and Bere) after receiving notice from the named executive officer.

        Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement.    If any named executive officer resigns with good reason, all then unvested option grants held by that officer will be forfeited. Unless we purchase any then vested options (including Rollover Options) in total at a price equal to the fair market value of the shares underlying the vested options, less the aggregate exercise price of the vested options, the named executive officer generally may exercise vested options for a period of 180 days (90 days in the case of Rollover Options) from the termination date.

        Any unvested shares of Mr. Dreiling's 890,000 shares of restricted stock will vest if he resigns with good reason.

        In the event any named executive officer (other than Mr. Dreiling or Mr. Bere) resigns under the circumstances described in (2) below, or in the event we fail to extend the term of Mr. Dreiling's employment as provided in (3) below, the relevant named executive officer's equity will be treated as described under "Voluntary Termination without Good Reason" below.

        Additionally, if the named executive officer (1) resigns with good reason, or (2) in the case of named executive officers other than Mr. Dreiling and Mr. Bere, resigns within 60 days of our failure to offer to renew, extend or replace the named executive officer's employment agreement before, at or within 60 days after the end of the agreement's term (unless we enter into a mutually acceptable severance arrangement or the resignation is a result of the named executive officer's voluntary retirement or termination), or (3) in the case of Mr. Dreiling, in the event we elect not to extend the term of his employment by providing 60 days prior written notice before the applicable extension date, then the named executive officer will receive the following benefits as soon as administratively practicable after the 60th day after termination of employment but contingent upon the execution and effectiveness of a release of certain claims against us and our affiliates in the form attached to the named executive officer's employment agreement:

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  Continuation of base salary, as in effect immediately before the termination, for 24 months payable in accordance with our normal payroll cycle and procedures (Mr. Bere will instead receive a lump sum payment equal to 2 times his base salary in effect on July 6, 2007).

  •
  A lump sum payment equal to 2 times the named executive officer's target incentive bonus then in effect (Mr. Dreiling's target incentive bonus payment instead will be payable over 24 months; Mr. Bere will instead receive a lump sum payment equal to 2 times the target incentive bonus he was eligible to earn under our bonus plan as in effect on July 6, 2007).

  •
  A lump sum payment equal to 2 times our annual contribution for the named executive officer's participation in our medical, dental and vision benefits program (in the case of Mr. Dreiling, the medical, dental and vision benefit instead will be in the form of a continuation of these benefits to Mr. Dreiling, his spouse and his eligible dependents to the extent covered immediately prior to the employment termination, for 2 years from the termination date or, if earlier, until he is or becomes eligible for comparable coverage under the group health plans of a subsequent employer).

  •
  Mr. Dreiling will receive a prorated bonus payment based on our performance for the fiscal year, paid at the time bonuses are normally paid for that fiscal year.

  •
  If Mr. Bere's termination occurred prior to the payment of our fiscal 2008 bonus, he would receive a lump sum payment of his fiscal 2008 bonus, determined as if he had remained employed through the date necessary to receive the payment of the fiscal 2008 bonus but prorated based on the number of months during fiscal 2008 during which he was employed by us.

  •
  Outplacement services, at our expense, for 1 year or, if earlier, until other employment is secured.

        Note that any amounts owed to a named executive officer in the form of salary continuation that would otherwise have been paid during the 60 day period after the named executive officer's employment termination will instead be payable in a single lump sum as soon as administratively practicable after the 60th day after such termination date and the remainder will be paid in the form of salary continuation payments as set forth above.

        Subject to any applicable prohibition on acceleration of payment under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), we may, at any time and in our sole discretion, elect to make a lump-sum payment of all these amounts (other than Mr. Dreiling's medical, dental and vision benefit continuation which shall be provided over 24 months), or all other earned but unpaid amounts due as a result of this type of termination.

        The named executive officer will forfeit any unpaid severance amounts upon a material breach of any continuing obligation under the employment agreement or the release (the "Continuing Obligations"), which include:

  •
  The named executive officer must maintain the confidentiality of, and refrain from disclosing or using, our (a) trade secrets for any period of time as the information remains a trade secret under applicable law and (b) confidential information for a period of 2 years following the employment termination date.

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  For a period of 2 years after the employment termination date, the named executive officer may not accept or work in a "competitive position" within any state in which we maintain stores at the time of his termination date or any state in which we have specific plans to open stores within 6 months of that date. For this purpose, "competitive position" means any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the named executive officer and any person engaged wholly or in material part in the business in which we are engaged, including but not limited to Wal-Mart, Target, K-Mart, Walgreen's, Rite-Aid, CVS, Family Dollar Stores, Fred's, the 99 Cents Stores, and Dollar Tree Stores (and, with respect to Messrs. Dreiling and Bere, Costco, BJ's Wholesale Club, Casey's General Stores and The Pantry, Inc.; and also, with respect to Mr. Bere, Longs Drug Stores; Walgreen's, Rite-Aid and CVS are not specifically listed in Mr. Dreiling's employment agreement), or any person then planning to enter the deep discount consumable basics retail business, if the named executive officer is required to perform services for that person which are substantially similar to those he or she provided or directed at any time while employed by us.

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  For a period of 2 years after the employment termination date, the named executive officer may not actively recruit or induce any of our exempt employees (exempt executives in the case of Mr. Dreiling) to cease employment with us.

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  For a period of 2 years after the employment termination date, the named executive officer may not solicit or communicate with any person who has a business relationship with us and with whom the named executive officer had contact while employed by us, if that contact would likely interfere with our business relationships or result in an unfair competitive advantage over us.

  •
  The named executive officer may not engage in any communications to persons outside Dollar General which disparages Dollar General or interferes with our existing or prospective business relationships.

        Voluntary Termination without Good Reason.    If the named executive officer resigns without good reason, he or she will forfeit all unvested equity grants and all vested but unexercised options (other than Rollover Options). Rollover Options are fully exercisable and generally may be exercised for 3 months from the termination date unless they expire earlier or unless we repurchase them, on a per share basis, at a per share price equal to the lesser of (1) the fair market value of one of our shares, minus the per share exercise price of a Rollover Option or (2) the sum of (x) $5.00 per share (the "Base Price") plus (y) the applicable percentage (e.g., 20% for each anniversary of July 6, 2007 or each anniversary of the grant date, depending upon the executive officer) of the excess of the fair market value of one of our shares over the per share Base Price, minus (z) the per share exercise price of a Rollover Option.

Payments Upon Involuntary Termination

        The payments to be made to a named executive officer upon involuntary termination vary depending upon whether termination is with or without "cause". For purposes of each named executive officer, "cause" generally means (as more fully described in the applicable employment agreement):

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  Attendance at work in a state of intoxication or in possession of any prohibited drug or substance which would amount to a criminal offense;

  •
  Assault or other act of violence;

  •
  Any act involving fraud or dishonesty;

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  Any material breach of any SEC or other law or regulation or any Dollar General policy governing securities trading or inappropriate disclosure or "tipping";

  •
  Any activity or public statement, other than as required by law, that prejudices Dollar General or reduces our good name and standing or would bring Dollar General into public contempt or ridicule; or

  •
  Conviction of, or plea of guilty or nolo contendere to, any felony whatsoever or any misdemeanor that would preclude employment under our hiring policy.

        For purposes of determining treatment of a named executive officer's Rollover Options, "cause" means, to the extent that our Compensation Committee determines that it is directly and materially harmful to our business or reputation:

  •
  A felony conviction or the failure to contest prosecution of a felony; or

  •
  Willful misconduct or dishonesty.

        Involuntary Termination for Cause.    If the named executive officer is involuntarily terminated for cause, he or she will forfeit all unvested equity grants, as well as all vested but unexercised options. However, we may repurchase all Rollover Options at a per share price equal to the lesser of (x) Base Price over the per share exercise price of these options and (y) the fair market value of one of our shares underlying these options over the per share exercise price of these options.

        Involuntary Termination without Cause.    If the named executive officer is involuntarily terminated without cause, the named executive officer's equity grants will be treated as described under "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement" above. In addition, each named executive officer will receive the applicable payments and benefits as described under "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement" above.

Payments After a Change-in-Control

        Upon a change-in-control (as defined under each applicable governing document), regardless of whether the named executive officer's employment terminates:

  •
  Under the 2007 Plan, (1) all time-vested options will vest and become immediately exercisable as to 100% of the shares of common stock subject to such options immediately prior to a change-in-control and (2) all performance-vested options will vest and become immediately exercisable as to 100% of the shares of common stock subject to such options immediately prior to a change-in-control if, as a result of the change-in-control, (x) investment funds affiliated with KKR realize a specified internal rate of return on 100% of their aggregate investment, directly or indirectly, in our equity securities (the "Sponsor Shares") and (y) the investment funds affiliated with KKR earn a specified cash return on 100% of the Sponsor Shares; provided, however, that in the event that a change-in-control occurs in which more than 50% but less than 100% of our common stock or other voting securities or the common stock or other voting securities of Buck Holdings, L.P. is sold or otherwise disposed of, then the performance-vested options will become vested up to the same percentage of Sponsor Shares on which investment funds affiliated with KKR achieve a specified internal rate of return on their aggregate investment and earn a specified return on their Sponsor Shares.

  •
  All CDP/SERP Plan benefits will become fully vested (to the extent not already vested).

  •
  Any then unvested shares of Mr. Dreiling's 890,000 shares of restricted stock will vest.

        If the named executive officer, other than Messrs. Dreiling or Bere, is involuntarily terminated without cause or resigns for good reason, in each case within 2 years following a change-in-control that constitutes a change in ownership or effective control within the meaning of Section 409A(a)(2)(A)(v) of the Code, he or she will receive, as soon as administratively practicable after the 60th day after the employment termination but contingent upon execution and effectiveness of a release of certain claims against us and our affiliates in the form attached to the relevant employment agreement, a lump sum payment equal to the sum of (x) 2 times the named executive officer's annual base salary plus 2 times the named executive officer's target incentive bonus, each as in effect immediately prior to the change-in-control (or in each case, if greater, at the employment termination date) plus (y) 2 times our annual contribution for the named executive officer's participation in our medical, dental and vision benefits program. The named executive officer also will receive outplacement services, at our expense, for 1 year or, if earlier, until other employment is secured.

        If the named executive officer, other than Messrs. Dreiling or Bere, is involuntarily terminated without cause or resigns for good reason, in each case within 2 years following a change-in-control that does not constitute a change in ownership or effective control within the meaning of Section 409A(a)(2)(A)(v) of the Code, the termination will be treated in the same manner as a voluntary termination with good reason as described under "Voluntary Termination with Good Reason or after Failure to Renew the Employment Agreement" above.

        For Messrs. Dreiling and Bere, an involuntary termination without cause or a resignation for good reason following a change-in-control event will be treated in the same manner as a "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement" as described above.

        If any payments or benefits in connection with a change-in-control would be subject to the "golden parachute" excise tax under federal income tax rules, we will pay an additional amount to the named executive officer to cover the excise tax and any other excise and income taxes resulting from this payment. However, other than with respect to Messrs. Dreiling and Bere, if after receiving this payment the named executive officer's after-tax benefit would not be at least $25,000 more than it would be without this payment, then this payment will not be made and the severance and other benefits due to the named executive officer will be reduced so that the golden parachute excise tax is not incurred.

        For purposes of the CDP/SERP Plan and the named executive officers' (other than Messrs. Dreiling and Bere) employment agreements, a change-in-control generally is deemed to occur (as more fully described in those documents):

  •
  if any person (other than Dollar General or any of our employee benefit plans) acquires 35% or more of our voting securities (other than as a result of our issuance of securities in the ordinary course of business);

  •
  for purposes of our CDP/SERP Plan, if a majority of our Board members at the beginning of any consecutive 2-year period are replaced within that period without the approval of at least 2/3 of our Board members who served as directors at the beginning of the period;

  •
  for purposes of the specified employment agreements, if a majority of our Board members as of the effective date of the applicable employment agreement are replaced without the approval of at least 75% of our Board members who served as directors on that effective date or are replaced, even with this 75% approval, by persons who initially assumed office as a result of an actual or threatened election contest or other actual or threatened proxy solicitation other than by our Board; or

  •
  upon the consummation of a merger, other business combination or sale of assets of, or cash tender or exchange offer or contested election with respect to, Dollar General if less than 65% (less than a majority, for purposes of our CDP/SERP Plan) of our voting securities are held after the transaction in the aggregate by holders of our securities immediately prior to the transaction.

        For purposes of the treatment of equity discussed above (including Mr. Dreiling's 890,000 shares of restricted stock), a change-in-control generally means (as more fully described in the Management Stockholder's Agreement between us and the named executive officers) one or a series of related transactions described below which results in us, KKR and its affiliates or an employee benefit plan referenced below ceasing to hold the ability to elect (or cause to be elected) a majority of our Board members:

  •
  the sale of all or substantially all of the assets of Buck Holdings, L.P. or us and our subsidiaries to any person (or group of persons acting in concert), other than to (x) investment funds affiliated with KKR or its affiliates or (y) any employee benefit plan (or trust forming a part thereof) maintained by us, KKR or our respective affiliates or other person of which a majority of its voting power or other equity securities is owned, directly or indirectly, by us, KKR or our respective affiliates; or

  •
  a merger, recapitalization or other sale by us, KKR (indirectly) or any of our respective affiliates, to a person (or group of persons acting in concert) of our common stock or our other voting securities that results in more than 50% of our common stock or our other voting securities (or any resulting company after a merger) being held, directly or indirectly, by a person (or group of persons acting in concert) that is not controlled by (x) KKR or its affiliates or (y) an employee benefit plan (or trust forming a part thereof) maintained by us, KKR or our respective affiliates or other person of which a majority of its voting power or other equity securities is owned, directly or indirectly, by us, KKR or our respective affiliates.

Payments to Mr. Buley and Ms. Lowe

        Mr. Buley's and Ms. Lowe's employment with us ended in April 2008 and September 2008, respectively. Mr. Buley and Ms. Lowe each received the following payments and benefits under their respective employment agreements and other plans in which he or she participated. The severance payments were contingent upon execution and effectiveness of a release of certain claims against us and our affiliates in the form attached to the relevant employment agreement.

  •
  A lump sum payment equal to the sum of (x) 2 times the sum of his or her annual base salary as in effect at the relevant employment termination date, plus (y) 2 times his or her target incentive bonus for fiscal 2008, plus (z) 2 times our annual contribution for his or her participation in our medical, dental and vision benefits program.

  •
  In lieu of providing Mr. Buley and Ms. Lowe the third party outplacement services described above, we paid a cash amount to each equal to the estimated amount we would have incurred to provide such services.

  •
  All unvested equity grants automatically terminated.

  •
  We exercised our call rights under our Management Stockholder's Agreement with each of Mr. Buley and Ms. Lowe to purchase all of our outstanding equity owned by each such executive, including shares of stock previously purchased from us by Ms. Lowe, as well as all vested options and vested Rollover Options held by each executive. See "Option Exercises and Stock Vested during Fiscal 2008" above.

        We also transferred to Ms. Lowe the title to her Company-provided vehicle (valued at $32,650), and we extended to her and her eligible dependents coverage under our health benefits plan from the date of her termination through December 31, 2008. Ms. Lowe paid 100% of the premium costs of such extended insurance coverage.

        Mr. Buley and Ms. Lowe are subject to the Continuing Obligations set forth under "Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement" above.

However, because all severance amounts have been paid to Mr. Buley and Ms. Lowe in full, we will have no right to recoup those payments in the event either such person breaches any of the Continuing Obligations.

        The following tables summarize, as required by applicable securities laws, the potential payments to our named executive officers upon the occurrence of various termination of employment events as of the end of our most recently completed fiscal year (i.e., January 30, 2009). Due to changes that we have made to our employment agreements with our named executive officers (other than Messrs. Dreiling and Bere) on April 1, 2009, the amounts contained in these tables would be different if we were to calculate these payments under the terms of these new employment agreements.

Potential Payments to Named Executive Officers Upon Occurrence of Various Termination Events
As of January 30, 2009

Name	Voluntary Without Good Reason	Involuntary Without Cause or Voluntary With Good Reason	Involuntary With Cause	Death	Disability	Retirement	Change-in- Control(1)
Richard W. Dreiling
Vested Options Prior to Event	$375,000	$375,000	$375,000	$375,000	$375,000	$375,000	$375,000
Vesting of Options Due to the Event	N/A	N/A	N/A	$250,000	$250,000	N/A	$875,000
Vesting of Restricted Stock Due to the Event	N/A	$4,895,000	N/A	$4,895,000	$4,895,000	N/A	$4,895,000
SERP Benefits Prior to the Event	$0	$0	$0	$0	$0	$0	$0
SERP Benefits Due to the Event	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Deferred Comp Plan Balance Prior to and After the Event	$8,254	$8,254	$8,254	$8,254	$8,254	$8,254	$8,254
Cash Severance	N/A	$6,176,300	N/A	N/A	$2,176,300	N/A	$6,176,300
Health and Welfare Continuation(2)	N/A	$10,923	N/A	N/A	N/A	N/A	$10,923
Health and Welfare Continuation Gross-Up	N/A	$14,851	N/A	N/A	N/A	N/A	$14,851
Outplacement(3)	N/A	$10,000	N/A	N/A	N/A	N/A	$10,000
Section 280(G) Excise Tax and Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Life Insurance Proceeds	N/A	N/A	N/A	$2,500,000	N/A	N/A	N/A
Total	$383,254	$11,490,328	$383,254	$8,028,254	$7,704,554	$383,254	$12,365,328

David L. Bere
Vested Options Prior to Event	$544,526	$544,526	$544,526	$544,526	$544,526	$544,526	$544,526
Vesting of Options Due to the Event	N/A	N/A	N/A	$225,000	$225,000	N/A	$787,500
Vesting of Restricted Stock Due to the Event	N/A	N/A	N/A	N/A	N/A	N/A	N/A
SERP Benefits Prior to the Event	$164,956	$164,956	$164,956	$164,956	$164,956	$164,956	$164,956
SERP Benefits Due to the Event	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Deferred Comp Plan Balance Prior to and After the Event	$125,844	$125,844	$125,844	$125,844	$125,844	$125,844	$125,844
Cash Severance	N/A	$3,844,818	N/A	$1,319,876	$1,319,876	N/A	$3,844,818
Health and Welfare Payment	N/A	$17,422	N/A	N/A	N/A	N/A	$17,422
Outplacement(3)	N/A	$10,000	N/A	N/A	N/A	N/A	$10,000
Section 280(G) Excise Tax and Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	$0
Life Insurance Proceeds	N/A	N/A	N/A	$1,856,575	N/A	N/A	N/A
Total	$835,326	$4,707,566	$835,326	$4,236,777	$2,380,202	$835,326	$5,495,066

David M. Tehle
Vested Options Prior to Event	$981,030	$981,030	$981,030	$981,030	$981,030	$981,030	$981,030
Vesting of Options Due to the Event	N/A	N/A	N/A	$110,000	$110,000	N/A	$385,000
Vesting of Restricted Stock Due to the Event	N/A	N/A	N/A	N/A	N/A	N/A	N/A
SERP Benefits Prior to the Event	$179,041	$179,041	$179,041	$179,041	$179,041	$179,041	$179,041
SERP Benefits Due to the Event	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Deferred Comp Plan Balance Prior to and After the Event	$141,488	$141,488	$141,488	$141,488	$141,488	$141,488	$141,488
Cash Severance	N/A	$2,030,563	N/A	N/A	N/A	N/A	$2,030,563
Health and Welfare Payment	N/A	$17,422	N/A	N/A	N/A	N/A	$107,681
Outplacement(3)	N/A	$10,000	N/A	N/A	N/A	N/A	$10,000
Section 280(G) Excise Tax and Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	$0
Life Insurance Proceeds	N/A	N/A	N/A	$1,538,305	N/A	N/A	N/A
Total	$1,301,559	$3,359,544	$1,301,559	$2,949,864	$1,411,559	$1,301,559	$3,834,803

Name	Voluntary Without Good Reason	Involuntary Without Cause or Voluntary With Good Reason	Involuntary With Cause	Death	Disability	Retirement	Change-in- Control(1)
Kathleen R. Guion
Vested Options Prior to Event	$695,591	$695,591	$695,591	$695,591	$695,591	$695,591	$695,591
Vesting of Options Due to the Event	N/A	N/A	N/A	$87,500	$87,500	N/A	$306,250
Vesting of Restricted Stock Due to the Event	N/A	N/A	N/A	N/A	N/A	N/A	N/A
SERP Benefits Prior to the Event	$170,880	$170,880	$170,880	$170,880	$170,880	$170,880	$170,880
SERP Benefits Due to the Event	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Deferred Comp Plan Balance Prior to and After the Event	$165,290	$165,290	$165,290	$165,290	$165,290	$165,290	$165,290
Cash Severance	N/A	$1,963,500	N/A	N/A	N/A	N/A	$1,963,500
Health and Welfare Payment	N/A	$10,923	N/A	N/A	N/A	N/A	$10,923
Outplacement(3)	N/A	$10,000	N/A	N/A	N/A	N/A	$10,000
Section 280(G) Excise Tax and Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	$0
Life Insurance Proceeds	N/A	N/A	N/A	$1,487,500	N/A	N/A	N/A
Total	$1,031,761	$3,016,184	$1,031,761	$2,606,761	$1,119,261	$1,031,761	$3,322,434

Susan S. Lanigan
Vested Options Prior to Event	$686,080	$686,080	$686,080	$686,080	$686,080	$686,080	$686,080
Vesting of Options Due to the Event	N/A	N/A	N/A	$67,500	$67,500	N/A	$236,250
Vesting of Restricted Stock Due to the Event	N/A	N/A	N/A	N/A	N/A	N/A	N/A
SERP Benefits Prior to the Event	$112,668	$112,668	$112,668	$112,668	$112,668	$112,668	$112,668
SERP Benefits Due to the Event	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Deferred Comp Plan Balance Prior to and After the Event	$62,759	$62,759	$62,759	$62,759	$62,759	$62,759	$62,759
Cash Severance	N/A	$1,435,398	N/A	N/A	N/A	N/A	$1,435,398
Health and Welfare Payment	N/A	$10,985	N/A	N/A	N/A	N/A	$10,985
Outplacement(3)	N/A	$10,000	N/A	N/A	N/A	N/A	$10,000
Section 280(G) Excise Tax and Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	$0
Life Insurance Proceeds	N/A	N/A	N/A	$1,087,423	N/A	N/A	N/A
Total	$861,507	$2,317,890	$861,507	$2,016,430	$929,007	$861,507	$2,554,140

(1)
All payments in this column require termination of employment to be paid except options (prior to and due to the event) and restricted stock.

(2)
Mr. Dreiling's Health and Welfare Continuation was calculated in the same manner as the Health and Welfare Payment for the other NEOs.

(3)
Outplacement is estimated based on outplacement services to our recently terminated named executive officers.

Payments to Mr. Buley in Connection With Termination on April 15, 2008

Vested Options Called by Company	$754,864
SERP Benefits Vested Prior to the Event	$40,898
SERP Benefits Due to the Event	$0
Deferred Comp Plan Balance Paid	$131,552
Cash Severance	$2,013,059
Health and Welfare Continuation Payment	$21,539
Outplacement	$10,000
Section 280(G) Excise Tax and Gross-Up	$0
Total	$2,971,912

 Payments to Ms. Lowe in Connection With Termination on September 15, 2008

Vested Options Called by Company	$396,375
SERP Benefits Vested Prior to the Event(1)	$53,588
SERP Benefits Due to the Event(1)	$0
Deferred Comp Plan Balance Paid	$72,404
Cash Severance	$1,435,398
Gift of Company Vehicle	$32,650
Health and Welfare Continuation Payment	$9,825
Outplacement	$10,000
Section 280(G) Excise Tax and Gross-Up	N/A
Total	$2,010,240

    (1)
    Ms. Lowe will be eligible for payments from the SERP and CDP in August 2009. Final payment amounts may vary due to potential gains or losses until payment is made.

Compensation Committee Interlocks and Insider Participation

        Each of Messrs. Michael Calbert, Raj Agrawal and Adrian Jones was a member of our Compensation Committee during fiscal 2008. None of these persons was at any time during fiscal 2008 an officer or employee of Dollar General or any of our subsidiaries, or an officer of Dollar General or any of our subsidiaries at any time prior to fiscal 2008. Messrs. Calbert and Agrawal, due to their relationships with KKR, and Mr. Jones, due to his relationship with Goldman, Sachs & Co., may be viewed as having an indirect material interest in certain relationships and transactions with KKR and Goldman, Sachs & Co. discussed under "Certain Relationships and Related Party Transactions" below. Mr. Dreiling serves and, for a portion of fiscal 2008, Mr. Bere served as a director of Buck Holdings, LLC, for which Messrs. Calbert, Agrawal and Jones serve as executive officers.

Director Compensation

        The following table and text discuss the compensation of persons who served as a member of our Board of Directors during all or part of fiscal 2008, other than Mr. Dreiling and Mr. Bere each of whose compensation is discussed under "Executive Compensation" above and who was not separately compensated for Board service. We have omitted from this table the columns pertaining to stock awards, option awards, non-equity incentive plan compensation, and nonqualified deferred compensation earnings because they are inapplicable.

Fiscal 2008 Director Compensation

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(1)	Total ($)
Raj Agrawal	40,000	—	40,000
Michael M. Calbert	40,000	—	40,000
Adrian Jones	40,000	—	40,000
Dean B. Nelson(2)	40,000	—	40,000

    (1)
    Perquisites and personal benefits, if any, totaled less than $10,000 per director.

    (2)
    Mr. Nelson resigned from our Board of Directors on March 16, 2009.

        Our director compensation structure encompasses only cash compensation. Cash fees payable to our non-employee directors consist solely of a $40,000 annual retainer fee, payable in quarterly installments. We do not compensate for Board service any director who simultaneously serves as a Dollar General employee. We will reimburse directors for certain fees and expenses incurred in connection with continuing education seminars and for travel and related expenses related to Dollar General business. We allow directors to travel on the Dollar General airplane for those purposes.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following table shows the amount of our common stock beneficially owned as of July 31, 2009, and as adjusted to reflect the                         shares of our common stock offered hereby, by those who were known by us to beneficially own more than 5% of our common stock, by each selling shareholder, by our directors and named executive officers individually and by our directors and all of our executive officers as a group. A person is a "beneficial owner" of a security if that person has or shares voting or investment power over the security or if he has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, these persons may be contacted at our executive offices and, to our knowledge, have sole voting and investment power over the shares listed. Where shares are indicated as being indirectly held through Buck Holdings, L.P., shares to be sold in the offering will be sold by Buck Holdings, L.P. on behalf of such selling shareholder. Percentage computations are based on 556,433,343 shares of our common stock outstanding as of July 31, 2009. As of July 31, 2009, there were 203 holders of record of our common stock.

				Shares of Common Stock Beneficially Owned After this Offering			Percentage of Common Stock Beneficially Owned After this Offering
	Shares of Common Stock Beneficially Owned Prior to this Offering					Percentage of Common Stock Beneficially Owned Prior to this Offering
			Shares of Common Stock Subject to Option
Name of Beneficial Owner		Shares of Common Stock Being Offered		With Option	Without Option		With Option	Without Option
5% Shareholders and other Selling Shareholders:
KKR(1)(2)	288,399,897
The Goldman Sachs Group, Inc.(2)(3)	119,999,943
Citigroup Capital Partners(2)(4)	39,999,981
CPP Investment Board (USRE II) Inc.(2)(5)	40,000,000
Wellington Management Company, LLP(2)(6)	40,000,000
Directors and Executive Officers:
Michael M. Calbert(7)	288,399,897
Raj Agrawal(7)	288,399,897
Adrian Jones(8)	119,999,943
Richard W. Dreiling(9)(10)	1,890,000					*
David L. Beré(10)	1,362,177					*
David M. Tehle(10)	648,001					*
Kathleen R. Guion(10)	513,198					*
Susan S. Lanigan(10)	407,607					*
Beryl J. Buley	—					—
Challis M. Lowe	—					—
All current directors and executive officers as a group (12 persons)(7)(8)(9)(10)(11)	413,848,227

*
Less than 1%.

(1)
Includes the following number of shares held by the following entities: KKR 2006 Fund L.P. (203,464,902.69); KKR PEI Investments, L.P. (42,937,218.076); 8 North America Investor L.P. (7,062,758.012); KKR Partners III, L.P. (4,724,997.74) and Buck Holdings Co-Invest, LP (30,210,020). Buck Holdings Co-Invest GP, LLC, which is controlled through KKR Associates 2006 L.P. by KKR 2006 GP LLC, is the general partner of Buck Holdings Co-Invest, LP, and has the right to manage the affairs of such entity, and thus is deemed to be the beneficial owner of the securities owned by such entity. However, it does not have any economic or other dispositive rights with respect to such securities and thus disclaims beneficial ownership with respect thereto. KKR's address is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(2)
Indirectly held through Buck Holdings, L.P. Voting and investment power with respect to such shares is held by Buck Holdings, LLC.

(3)
Includes the following number of shares held by the following entities: GS Capital Partners VI Parallel, L.P. (12,194,145.412); GS Capital Partners VI GmbH & Co. KG (1,576,025.208); GS Capital Partners VI Fund, L.P. (44,345,094.704); GS Capital Partners VI Offshore Fund, L.P. (36,884,689.242); Goldman Sachs DGC Investors, L.P. (6,692,778.104) and Goldman Sachs DGC Investors Offshore Holdings, L.P. (13,307,212.332) (collectively, the "GS Funds"); and GSUIG, L.L.C. (4,999,997.608). Affiliates of The Goldman Sachs Group, Inc. are the general partner, managing general partner or investment manager of each of the GS Funds, and each of the GS Funds shares voting and investment power with certain of its respective affiliates. Each of the GS Funds is affiliated with or managed by Goldman, Sachs & Co., a wholly owned subsidiary of The Goldman Sachs Group, Inc. Each of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. disclaims beneficial ownership of the shares owned by each of the GS Funds, except to the extent of their pecuniary interest therein, if any. The address of each of the GS Funds and GSUIG, L.L.C. is c/o Goldman, Sachs & Co., 85 Broad Street 10th floor, New York, New York 10004.

(4)
Includes the following number of shares held by the following entities: Citigroup Capital Partners II Employee Master Fund, L.P. (8,598,705.956); Citigroup Capital Partners II 2007 Citigroup Investment, L.P. (7,655,121.066); Citigroup Capital Partners II Onshore, L.P. (3,881,957.266); Citigroup Capital Partners II Cayman Holdings, L.P. (4,864,203.756) and CPE Co-Investment (Dollar General) LLC (14,999,992.826). The address of Citigroup Capital Partners is c/o Citigroup Inc., 388 Greenwich Street, 21st Floor, New York, New York 10013.

(5)
The Address of CPP Investment Board (USRE II) Inc. is c/o Canada Pension Plan Investment Board, One Queen Street East, Suite 2600, Toronto, ON M5C 2W5, Canada.

(6)
Wellington Management Company, LLP ("Wellington") is an investment advisor registered under the Investment Advisors Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts. Certain of its client accounts hold shares through the following entities: Buck Co-Investor I, LLC (17,933,540); Buck Co-Investor II, LLC (827,780); Buck Co-Investor III, LLC (7,365,100); Buck Co-Investor IV, LLC (5,822,740); Buck Co-Investor V, LLC (2,201,580); Buck Co-Investor VI, LLC (499,900), Buck Co-Investor VII, LLC (2,252,700), Buck Co-Investor VIII, LLC (445,820), Buck Co-Investor IX, LLC (281,560), Buck Co-Investor X, LLC (609,280), Buck Co-Investor XI, LLC (1,160,000), Buck Co-Investor XII, LLC (476,000), and Buck Co-Investor XIII, LLC (124,000). The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(7)
Messrs. Calbert and Agrawal are our directors and are executives of KKR, and as such may be deemed to share beneficial ownership of shares beneficially owned by KKR. Messrs. Calbert and Agrawal disclaim such beneficial ownership except to the extent of their pecuniary interest therein, if any.

(8)
Mr. Jones is our director and an executive of GS Capital Partners, but disclaims any beneficial ownership except to the extent of his pecuniary interest in those shares, if any.

(9)
Includes 890,000 shares of restricted common stock that were unvested as of July 31, 2009 over which the named holder does not have investment power until the vesting of those shares. The vesting of such restricted shares will accelerate upon completion of this offering.

(10)
Includes the following number of shares subject to options either currently exercisable or exercisable within 60 days of July 31, 2009 over which the person will not have voting or investment power until the options are exercised: Mr. Dreiling (1,000,000); Mr. Bere (948,712); Mr. Tehle (632,007); Ms. Guion (482,786); Ms. Lanigan (407,607); and all current directors and executive officers as a group (3,831,853). The shares described in this note are considered outstanding for the purpose of computing the percentage of outstanding stock owned by each named person and by the group, but not for the purpose of computing the percentage ownership of any other person.

(11)
Excluding the shares described in notes (7) and (8), all current directors and executive officers as a group beneficially own 5,448,387 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        We describe below the transactions that have occurred since the beginning of fiscal 2006, and any currently proposed transactions, that involve Dollar General and exceed $120,000, and in which a related party had or has a direct or indirect material interest.

Relationships with Management

  Management Stockholder's Agreement

        Simultaneously with the closing of our 2007 merger and, thereafter, in connection with our offering equity awards to our employees under our 2007 stock incentive plan, we, Parent and our employees who hold shares of common stock (including through the exercise of options), or who were granted options to acquire shares of common stock or who were granted shares of restricted common stock, of Dollar General (collectively, "management shareholders") entered into shareholder's agreements (each, a "Management Stockholder's Agreement"). The Management Stockholder's Agreement imposes significant restrictions on transfer of shares of our common stock. Generally, shares will be nontransferable by any means at any time prior to the fifth anniversary of either the closing date of our July 6, 2007 merger or the management shareholder's hire or promotion date (depending upon the terms of the Management Stockholder's Agreement), except (i) sales pursuant to an effective registration statement filed by us under the Securities Act in accordance with the Management Stockholder's Agreement, (ii) a sale pursuant to the Sale Participation Agreement (described below), (iii) a sale to certain permitted transferees, or (iv) as otherwise permitted by our Board of Directors or pursuant to a waiver of the restrictions on transfers given by the Sponsor; provided, that, in the event the Sponsor or its affiliates transfer limited partnership units owned by them to a third party, such transfer restrictions shall lapse with respect to the same proportion of shares of common stock owned by a management shareholder as the proportion of limited partnership units transferred by the Sponsor and such affiliates relative to the aggregate number of limited partnership units owned by them prior to such transfer.

        In the event that a management shareholder wishes to sell his or her stock at any time following the fifth anniversary but prior to the earlier of a "change in control" (as defined in the Management Stockholder's Agreement) or the consummation of a "qualified public offering" (as defined in the Management Stockholder's Agreement), the Management Stockholder's Agreement provides us with a right of first refusal on those shares upon the same terms and conditions pursuant to which the management shareholder proposes to sell them to a third party. It is anticipated that this offering would constitute a "qualified public offering", in which case, such right would no longer apply. In the event that a registration statement is filed with respect to our common stock, the Management Stockholder's Agreement prohibits management shareholders from selling shares not included in the registration statement from the time of receipt of notice that we have filed or intend to file such registration statement until 180 days (in the case of an initial public offering) or 90 days (in the case of any other public offering) of the effective date of the registration statement. The Management Stockholder's Agreement also provides for the management shareholder's ability to cause us to repurchase his outstanding stock and vested options (and vested restricted stock, with respect to Mr. Dreiling) in the event of the management shareholder's death or disability, and for our ability to cause the management shareholder to sell his stock or options back to us upon certain termination events.

        Certain members of senior management, including the executive officers (the "Senior Management Shareholders"), will have limited "piggyback" registration rights with respect to their shares of common stock in the event that certain of the Investors are selling, or causing to be sold, shares of common stock in a public offering of shares of our common stock. See "—Relationships with the Investors—Registration Rights Agreement."

  Sale Participation Agreement

        Each management shareholder has also entered into a Sale Participation Agreement with Parent. The Sale Participation Agreement grants the Senior Management Shareholders the right to participate in any private direct or indirect sale of shares of common stock by Parent or its affiliates (such right being referred to herein as the "Tag-Along Right") and requires all management shareholders to participate in any such private sale if so elected by Parent in the event that Parent or its affiliates are proposing to sell at least 50% of the outstanding shares of common stock held by it (such right being referred to herein as the "Drag-Along Right"). The number of shares of common stock which a management shareholder would be permitted or required, as applicable, to sell pursuant to the exercise of the Tag-Along Right or the Drag-Along Right is equal to the number of shares of common stock then owned by the management shareholder and his or her affiliates, plus all shares of common stock the management shareholder is entitled to acquire under any unexercised options (to the extent such options are exercisable or would become exercisable as a result of the consummation of the proposed sale and also, with respect to Drag-Along Rights pertaining to Mr. Dreiling, unvested shares of restricted stock that would vest upon consummation of the transaction), multiplied by a fraction (x) the numerator of which shall be the aggregate number of shares of common stock proposed to be transferred by Parent in the proposed sale and (y) the denominator of which shall be the total number of shares of common stock owned directly or indirectly by Parent. Management shareholders will bear the pro rata share of any fees, commissions, adjustments to purchase price, expenses or indemnities in connection with any sale of common stock under the Sale Participation Agreement. The Tag-Along Rights and Drag-Along Rights will lapse upon the consummation of this offering.

  Equity Investment by Senior Management Participants

        In connection with our 2007 merger, the Senior Management Participants were offered the opportunity to roll over portions of their equity and/or options and to purchase additional equity of Dollar General in connection with the merger. In connection with such investment and the merger, we adopted our 2007 stock incentive plan pursuant to which these individuals were granted new non-qualified stock options with respect to additional shares of common stock of Dollar General on July 6, 2007. Messrs. David Bere, David Tehle, Beryl Buley and Wayne Gibson and Mss. Kathleen Guion, Susan Lanigan, Challis Lowe and Anita Elliott, each of whom was an executive officer at that time, each invested an approximate total of $2,249,995, $799,996, $754,864, $348,704, $650,008, $516,026, $526,650 and $249,998, respectively, and received grants of 2,250,000, 1,100,000, 875,000, 400,000, 875,000, 675,000, 675,000, and 400,000 options, respectively. Effective January 21, 2008, our board also granted to Mr. Dreiling options to purchase 2.5 million shares of our common stock and 890,000 shares of restricted common stock pursuant to the terms of the 2007 stock incentive plan.

        Half of the options will vest ratably over a five-year period solely based upon continued employment over that time period, while the other half of these options will vest based both upon continued employment and upon the achievement of predetermined annual or cumulative financial-based targets over time which coincide with our fiscal year. The options also have certain accelerated vesting provisions upon a change in control or certain public offerings, as defined in the 2007 stock incentive plan. The options have a 10-year maximum expiration date and have an exercise price of $5.00 per share, which represented the fair market value of one share of our common stock on the date of grant as determined by our board.

        The restricted stock will vest on the last day of our 2011 fiscal year if Mr. Dreiling remains employed by us through that date. The restricted stock also has certain accelerated vesting provisions upon a change in control, initial public offering, termination without cause or due to death or disability, or resignation for good reason, all as defined in Mr. Dreiling's employment agreement. Accordingly, Mr. Dreiling's restricted stock will vest upon completion of this offering.

        We believe that the 2007 stock incentive plan has been designed to effectively align the interests of our employees and shareholders.

        Any shares purchased or otherwise acquired by the Senior Management Participants as described above (including any shares subject to rollover options or acquired upon exercise thereof) are subject to certain transfer limitations and repurchase rights by Dollar General.

        In fiscal 2008, three of our executive officers, Messrs. Todd Vasos, John Flanigan, and Robert Ravener, purchased shares of our common stock that were issued pursuant to our 2007 stock incentive plan, as follows:

Name	Effective Date of Purchase	Number of Shares	Per Share Purchase Price*	Aggregate Purchase Price
Mr. Vasos	12/19/2008	130,000	$5.00	$650,000
Mr. Flanigan	08/28/2008	40,000	$5.00	$200,000
Mr. Ravener	08/28/2008	25,000	$5.00	$125,000
	12/19/2008	35,000	$5.00	$175,000

*
Equals the per share fair market value of our common stock on the effective date of purchase as determined in good faith by our Board of Directors considering the factors referenced in, or similar to those referenced in, Footnote 1 to the table entitled "Option Exercises and Stock Vested During Fiscal 2008" under "Management—Executive Compensation" elsewhere in this prospectus.

        The investments set forth in the table above were a prerequisite to the eligibility of these executives to receive grants of stock options pursuant to our 2007 stock incentive plan (our Compensation Committee granted Messrs. Vasos, Flanigan and Ravener 875,000, 320,000, and 400,000 options, respectively, during fiscal 2008, with a per share exercise price of $5.00).

        In addition, in August 2008 and December 2008, each of Mr. Flanigan and Mr. Ravener respectively indicated an intention to invest an additional $50,000 and $200,000 in Dollar General common stock in May 2009. The number of shares each of Messrs. Flanigan and Ravener received in connection with the May 2009 investment was determined based upon the per share fair market value of our common stock on the date of such investment (May 28, 2009) as determined by our Board of Directors considering (a) a third party valuation report as of May 28, 2009; (b) management's opinion on the reasonableness of that valuation report; and (c) all other material factors known to the board at the time of the determination, including a report on material pending and threatened litigation. Upon consummation of his investment in May 2009, Mr. Flanigan received an additional grant of 80,000 stock options issued pursuant to our 2007 stock incentive plan.

        The shares purchased by Messrs. Vasos, Flanigan and Ravener, along with any shares such individuals may otherwise acquire (such as upon exercise of the stock options referenced above) are subject to certain transfer limitations and repurchase rights by Dollar General as set forth in a Management Stockholder's Agreement between us and each such executive officer.

        In connection with the separation from our employment of Mr. Wayne Gibson, our former Senior Vice President of Dollar General Markets and Shrink, in June 2008 we paid Mr. Gibson an aggregate of $348,704 (less applicable withholding for taxes and other payroll deductions) in connection with the exercise of our call right under our Management Stockholder's Agreement with Mr. Gibson to purchase all of our outstanding equity owned by him. Specifically, we purchased at $5.00 per share (less any applicable option exercise price) 13,721 shares of Dollar General common stock that he previously purchased from us for $5.00 per share, 40,000 vested options with an exercise price of $5.00 per share and 74,693 vested options with an exercise price of $1.25 per share. The per share purchase price equaled the fair market value of our common stock on the last day of the month preceding the call, as determined in good faith by our Board of Directors pursuant to the terms of our Management Stockholder's Agreement with Mr. Gibson. All such vested options were cancelled upon their purchase by us, and all 360,000 unvested options held by Mr. Gibson were automatically cancelled upon the end of his employment with us.

        We also exercised our call rights with respect to equity held by Mr. Buley and Ms. Lowe, all as disclosed under "Option Exercises and Stock Vested During 2008" in "Management—Executive Compensation" elsewhere in this prospectus.

  Pre-Merger Equity

        Prior to our 2007 merger, we maintained various share-based compensation programs which included options, restricted stock and restricted stock units. In connection with the merger, the outstanding stock options, restricted stock and restricted stock units became fully vested immediately prior to the completion of the merger and were settled in cash, canceled or, in limited circumstances, exchanged for new options to purchase our common stock, as described below. Unless exchanged for new options, each option holder received an amount in cash, without interest and less applicable withholding taxes, equal to $22 less the exercise price of each option. Additionally, each restricted stock and restricted stock unit holder received $22 in cash, without interest and less applicable withholding taxes. Certain stock options held by our management were exchanged for new options to purchase our common stock. The exercise price of these rollover options and the number of shares of our common stock underlying the rollover options were adjusted as a result of the merger. The rollover options otherwise continue under the terms of the equity plans under which they were issued.

  Compensation Deferral Plan (CDP) and Supplemental Executive Retirement Plan (SERP)

        The CDP, in which the executive officers are eligible to participate, and the associated grantor trust agreement provide that the full amount of the benefits due under the CDP will be funded in the grantor trust within 30 days following a change in control of Dollar General, and will be payable in accordance with the terms of the CDP and trust. Our 2007 merger constituted a change in control for purposes of the CDP. Messrs. Bere, Tehle, Buley and Gibson and Mss. Guion, Lanigan, Lowe and Elliott had benefits under the CDP having approximate values as of the merger date (July 6, 2007) of $37,297.42, $143,419.06, $100,425.31, $58,071.55, $140,542.64, $45,312.57, $73,370.05 and $173,186.85, respectively.

        The SERP, in which our executive officers other than Messrs. Vasos and Ravener, participate, provides that, in the event of a change in control of Dollar General, benefits will become immediately vested. The associated grantor trust agreement provides that the full amount of the benefits due under the SERP will be funded in the grantor trust within 30 days following a change in control and will be payable in accordance with the terms of the SERP and the trust. Our 2007 merger constituted a change in control for purposes of the SERP. Mr. Tehle and Mss. Guion and Lowe were already vested in benefits under the SERP having approximate values as determined on July 6, 2007 of $105,332.01, $83,706.80 and $41,776.60, respectively. As of the merger, Messrs. Buley and Gibson and Mss. Lanigan and Elliott became vested in benefits under the SERP having an approximate value of $39,125.13, $20,035.14, $109,199.14 and $17,471.36, respectively, as determined on July 6, 2007.

Relationships with the Investors

  Operating Agreements

        In connection with our 2007 merger and related transactions, the Investors (or funds affiliated with the Investors), directly or indirectly, acquired limited partnership interests in Parent and certain of such Investors also acquired membership interests in Buck Holdings, LLC, the general partner of Parent. In connection with such investments, these entities entered into a limited partnership agreement with respect to their investment in Parent, an operating agreement with respect to their investment in Parent's general partner and a registration rights agreement relating to such investment. These agreements contain agreements among the parties with respect to, among other things, restrictions on the issuance or transfer of interests, other special corporate governance provisions, the election of managers of Parent's general partner and registration rights (including customary indemnification provisions).

  Shareholders Agreement

        Upon the completion of this offering, we will enter into a shareholders agreement (the "Shareholders Agreement") with Parent, KKR and Goldman, Sachs & Co. The Shareholders Agreement will grant KKR and Goldman, Sachs & Co. rights to name representatives to our Board of Directors. In addition, the Shareholders Agreement will provide that, in addition to the approval of our Board of Directors, the consent of KKR shall be required prior to our taking certain significant corporate actions.

  Registration Rights Agreement

        In connection with our 2007 merger, we entered into a registration rights agreement with Parent, Buck Holdings, LLC (the general partner of Parent) and the Investors (or funds affiliated with the Investors). Pursuant to this registration rights agreement, certain of the Investors, have the right to require us to register such Investors' shares of common stock beneficially owned by them through Parent with the SEC for sale by them to the public, subject to certain limitations. In addition, in the event that we are registering additional shares of common stock for sale to the public, we are required to give notice of such registration to all of the Investors, including certain senior management members, and such persons have the right to have us include the shares of common stock owned by them in such registration. In each such event, we are required to pay the registration expenses.

  Monitoring Agreement and Indemnity Agreement

        Goldman, Sachs & Co. and KKR provide management and advisory services to us and our affiliates pursuant to a monitoring agreement with us and Parent executed in connection with our 2007 merger. Under the terms of this monitoring agreement, among other things, we are obligated to pay to those entities an aggregate annual management fee plus all reasonable out of pocket expenses incurred in connection with the provision of services under the agreement. We paid to those entities an aggregate management fee of approximately $2.9 million in fiscal 2007 ($0.6 million of which was paid to Goldman, Sachs & Co. and $2.3 million of which was paid to KKR) and $5.1 million in fiscal 2008 ($1.1 million of which was paid to Goldman, Sachs & Co. and $4.0 million of which was paid to KKR). We also reimbursed KKR approximately $0.4 million in expenses in fiscal 2008. We expect to incur an aggregate annual fee for fiscal 2009 of approximately $5.4 million plus expenses. Thereafter, the annual management fee will increase 5% per year until the arrangement is terminated. The monitoring agreement also provides that such entities will be entitled to receive a fee equal to 1% of the gross transaction value in connection with certain subsequent financing, acquisition or disposition of assets or equity interests, recapitalization and other similar transactions, as well as a termination fee in the event of an initial public offering or under certain other circumstances. All such fees are to be split based upon an agreed upon formula, which results in an initial split of 78.38% of this fee payable to KKR and 21.62% payable to Goldman, Sachs & Co. In connection with this offering, the parties intend to terminate the monitoring agreement in accordance with its terms. Upon completion of this offering, pursuant to the monitoring agreement, we will pay a fee of approximately $64 million from cash generated from operations to KKR and Goldman, Sachs & Co. (which amount will include a transaction fee equal to 1%, or $        million, of the estimated proceeds from this offering and $        million in connection with its termination).

        In connection with entering into the monitoring agreement, on July 6, 2007 we and Parent also entered into a separate indemnification agreement with the parties to the monitoring agreement, pursuant to which we agreed to provide customary indemnification to such parties and their affiliates.

        In addition, pursuant to the monitoring agreement, we paid aggregate fees of approximately $75 million in connection with services provided in connection with the 2007 merger and related transactions, $58.8 million of which was paid to a KKR affiliate and $16.2 million of which was paid to Goldman, Sachs & Co.

  Other Relationships

        In connection with our 2007 merger, Goldman, Sachs & Co. and Citigroup Global Markets Inc. and their affiliates participated in several related transactions with us. Specifically, Goldman Sachs Credit Partners L.P. and Citigroup Global Markets Inc., along with other institutions, served as joint lead arranger and joint bookrunner with respect to the credit agreements and related security and other agreements consisting of (i) a $2.3 billion senior secured term loan facility (affiliates of KKR and Wellington Management Company, LLP were, and we believe continue to be, lenders under this facility) and (ii) a senior secured asset-based revolving credit facility of $1.125 billion (the commitments under which are now $1.031 billion). Goldman Sachs Credit Partners L.P. also served as syndication agent for each of the facilities. Citicorp North America, Inc. serves as administrative agent and collateral agent for the senior secured term loan facility. The amount of principal outstanding under this term loan facility at all times since our 2007 merger and as of July 31, 2009 was $2.3 billion, and we have paid no principal to date and approximately $102.9 million of interest during fiscal 2007, approximately $133.4 million of interest during fiscal 2008 and approximately $39.8 million of interest through July 31, 2009. For its services related to such facility, Citicorp North America, Inc. receives an annual fee of $100,000, beginning in 2007. For additional information regarding the senior secured term loan facility, see "Description of Indebtedness" included elsewhere in this prospectus.

        Goldman, Sachs & Co. also is a counterparty to an amortizing interest rate swap totaling $420.0 million as of July 31, 2009, entered into in connection with the senior secured term loan facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk" included elsewhere in this prospectus for information regarding this interest rate swap. We paid Goldman, Sachs & Co. approximately $0, $9.5 million and $8.3 million in fiscal 2007, fiscal 2008 and through July 31, 2009, respectively, pursuant to the interest rate swap. We also received approximately $0.7 million in fiscal 2007 and $0.04 million in fiscal 2008, respectively, from Goldman, Sachs & Co. pursuant to the interest rate swap.

        Also in connection with our 2007 merger, Goldman, Sachs & Co. and Citigroup Global Markets Inc., along with other institutions, (i) acted as initial purchasers for our issuance of the Notes and (ii) provided financial advisory services to, and received financial advisory fees from us, the Investors and their affiliates.

        Finally, in connection with our 2007 merger, we completed a cash tender offer to purchase any and all of our $200 million principal amount of our 8 5/8% Notes due June 2010. Goldman, Sachs & Co. acted as dealer manager and consent solicitation agent for that tender offer.

        In the aggregate for fiscal 2007, approximately $32.0 million in fees were paid to Goldman, Sachs & Co. and its affiliates and approximately $26.2 million in fees were paid to Citigroup Global Markets Inc. and its affiliates in connection with the foregoing transactions relating to our 2007 merger, portions of which have been capitalized as debt financing costs or as direct acquisition costs. In addition, pursuant to our obligations under the registration rights agreement, we have filed and maintain a"market-making" prospectus in order to enable Goldman, Sachs & Co. to engage in market-making activities for the Notes.

        Goldman, Sachs & Co., Citigroup Global Markets Inc. and KKR Capital Markets LLC are acting as underwriters for this offering. See "Underwriting."

        In 2008, we paid approximately $1.1 million to KKR for expenses incurred in connection with the recruitment of Mr. Dreiling to serve as our Chief Executive Officer, including fees paid to executive search firms and fees paid to a management assessment firm.

        Our board members Mr. Mike Calbert and Mr. Raj Agrawal and our former Board member Mr. Dean Nelson serve as a Member, a Director and a Partner of KKR, respectively, while our Board member Mr. Adrian Jones and our former Board member Mr. Sumit Rajpal each serve as a Managing Director of Goldman, Sachs & Co. KKR, GS Capital Partners VI Fund, L.P. and affiliated funds (affiliates of Goldman, Sachs & Co.), Wellington Management Company and funds managed by Citigroup Private Equity LP (an affiliate of Citicorp North America Inc.) indirectly own through their investments in Parent, a substantial portion of our common stock.

        From time to time we use Capstone Consulting, LLC, a team of executives who work exclusively with KKR portfolio companies providing certain consulting services. During fiscal 2007, fiscal 2008 and to date in fiscal 2009, we paid Capstone aggregate fees and expenses of approximately $2.0 million, $3.0 million, and $0.2 million. Our former board member Mr. Dean Nelson is the Chief Executive Officer of Capstone. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone, prior to January 1, 2007 KKR had provided financing to Capstone.

Interlocks

        Mr. Dreiling serves and, for a portion of fiscal 2008, Mr. Bere served as a director of Buck Holdings, LLC for which Messrs. Calbert, Agrawal and Jones (our Compensation Committee members) serve as executive officers.

Related Party Transaction Approval Policy

        On August 28, 2008, our Board of Directors adopted a written policy for the review, approval or ratification of "related party" transactions. For purposes of this policy, a "related party" includes our directors, executive officers, and greater than 5% shareholders, as well as their immediate family members, and a "transaction" includes one in which (1) the total amount may exceed $100,000, (2) Dollar General is a participant, and (3) a related party will have a direct or indirect material interest (other than as a director or a less than 10% owner of another entity, or both).

        Pursuant to this policy and subject to certain exceptions, all known related party transactions require prior board approval. In addition, at least annually after receiving a list of immediate family members and affiliates from our directors, executive officers and over 5% shareholders, the Corporate Secretary will coordinate with relevant internal departments to determine whether any transactions were unknowingly entered into with a related party and will present a list of such transactions to the board for review.

        This policy authorizes Mr. Dreiling to approve a related party transaction in which he is not involved if the total amount is less than $1 million and if the board is informed of transactions approved in this manner. In addition, the following transactions are deemed automatically pre-approved and require no further board approval or reporting to the Board:

  •
  Transactions involving a related party that is an entity or involving another company with a relationship to a related party if the total amount does not exceed the greater of $1 million or 2% of that company's total annual consolidated revenues (total consolidated assets in the case of a lender) and no related party who is an individual participates in the actual provision of services or goods to, or negotiations with, us on the other company's behalf or receives special compensation as a result.

  •
  Charitable contributions if the total amount does not exceed 2% of the entity's total annual receipts and no related party who is an individual participates in the grant decision or receives any special compensation or benefit as a result.

  •
  Transactions where the interest arises solely from share ownership in Dollar General and all of our shareholders receive the same benefit on a pro rata basis.

  •
  Transactions where the rates or charges are determined by competitive bid.

  •
  Transactions for services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental authority.

  •
  Transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

  •
  Compensatory transactions available on a nondiscriminatory basis to all salaried employees generally, or ordinary course business travel and expenses and reimbursements.

        The policy prohibits the related party from participating in any discussion or approval of the transaction and requires the related party to provide to the board all material information concerning the transaction. None of the requirements in the policy supersede or replace any separate procedures and requirements in our Code of Business Conduct and Ethics or other relevant policy.

DESCRIPTION OF INDEBTEDNESS

Senior Secured Credit Facilities

        Overview.    We have two senior secured credit facilities (the "Credit Facilities") which provide financing of up to $3.331 billion. The Credit Facilities consist of a $2.3 billion senior secured term loan facility (the "Term Loan Facility") and a senior secured asset-based revolving credit facility (the "ABL Facility") of up to $1.031 billion (of which up to $350.0 million is available for letters of credit), subject to borrowing base availability. The ABL Facility includes borrowing capacity available for letters of credit and for short-term borrowings referred to as swingline loans.

        The agreements governing the Credit Facilities provide that we have the right at any time to request up to $325.0 million of incremental commitments under one or more incremental term loan facilities and/or asset-based revolving credit facilities. The lenders under these facilities are not under any obligation to provide any such incremental commitments and any such addition of or increase in commitments will be subject to our not exceeding certain senior secured leverage ratios and certain other customary conditions precedent. Our ability to obtain extensions of credit under these incremental commitments also will be subject to the same conditions as extensions of credit under the Credit Facilities.

        The amount available under the senior secured asset-based credit facility (including letters of credit) shall not exceed the sum of the tranche A borrowing base and the tranche A-1 borrowing base. The tranche A borrowing base equals the sum of (i) 85% of the net orderly liquidation value of all our eligible inventory and that of each guarantor thereunder and (ii) 90% of all our accounts receivable and credit/debit card receivables and that of each guarantor thereunder, in each case, subject to a reserve equal to the principal amount of our 8 5/8% unsecured notes due June 15, 2010 that remain outstanding at any time and other customary reserves and eligibility criteria. An additional 10% of the net orderly liquidation value of all of our eligible inventory and that of each guarantor thereunder is made available to us in the form of a "last out" tranche under which we may borrow up to a maximum amount of $101.0 million. Borrowings under the asset-based credit facility will be incurred first under the last out tranche, and no borrowings will be permitted under any other tranche until the last out tranche is fully utilized. Repayments of the ABL Facility will be applied to the last out tranche only after all other tranches have been fully paid down.

        Interest Rates and Fees.    Borrowings under the Credit Facilities bear interest at a rate equal to an applicable margin plus, at our option, either (a) LIBOR or (b) a base rate (which is usually equal to the prime rate). The applicable margin for borrowings is (i) under the Term Loan Facility, 2.75% for LIBOR borrowings and 1.75% for base-rate borrowings (ii) as of May 1, 2009, under the ABL Facility (except in the last out tranche described above), 1.25% for LIBOR borrowings; 0.25% for base-rate borrowings and for any last out borrowings, 2.25% for LIBOR borrowings and 1.25% for base-rate borrowings. The applicable margins for borrowings under the asset- based revolving credit facility (except in the case of last out borrowings) are subject to adjustment each quarter based on average daily excess availability under the ABL Facility. We are also required to pay a commitment fee to the lenders under the ABL Facility for any unutilized commitments at a rate of 0.375% per annum, to be reduced to 0.25% per annum if unutilized commitments are equal to or less than 50% of aggregate commitments. We also must pay customary letter of credit fees.

        Prepayments.    The senior secured credit agreement for the Term Loan Facility requires us to prepay outstanding term loans, subject to certain exceptions, with:

  •
  50% of our annual excess cash flow (as defined in the credit agreement) which will be reduced to 25% and 0% if we achieve and maintain a total net leverage ratio of 6.0 to 1.0 and 5.0 to 1.0, respectively;

  •
  100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property in excess of $25.0 million in the aggregate and subject to our right to reinvest the proceeds; and

  •
  100% of the net cash proceeds of any incurrence of debt, other than proceeds from debt permitted under the senior secured credit agreement.

        The mandatory prepayments discussed above will be applied to the Term Loan Facility as directed by the senior secured credit agreement. Through May 1, 2009, no prepayments have been required under the prepayment provisions listed above.

        In addition, the senior secured credit agreement for the ABL Facility requires us to prepay the ABL Facility, subject to certain exceptions, with:

  •
  100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of revolving facility collateral (as defined below) in excess of $1.0 million in the aggregate and subject to our right to reinvest the proceeds; and

  •
  to the extent such extensions of credit exceed the then current borrowing base (as defined in the senior secured credit agreement for the ABL Facility).

        We may voluntarily repay outstanding loans under the ABL Facility and the Term Loan Facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

        An event of default under the senior secured credit agreements will occur upon a change of control as defined in the senior secured credit agreements governing our Credit Facilities. Upon an event of default, indebtedness under the Credit Facilities may be accelerated, in which case we will be required to repay all outstanding loans plus accrued and unpaid interest and all other amounts outstanding under the Credit Facilities.

        Amortization.    Beginning September 30, 2009, we are required to repay installments on the loans under the term loan credit facility in equal quarterly principal amounts in an aggregate amount per annum equal to $23 million, or 1% of the total funded principal amount at July 6, 2007, with the balance payable on July 6, 2014. There is no amortization under the ABL Facility. The entire principal amounts (if any) outstanding under the ABL Facility are due and payable in full at maturity, on July 6, 2013, on which day the commitments thereunder will terminate.

        Guarantee and Security.    All obligations under the Credit Facilities are unconditionally guaranteed by substantially all of our existing and future domestic subsidiaries (excluding certain immaterial subsidiaries and certain subsidiaries designated by us under our senior secured credit agreements as "unrestricted subsidiaries"), referred to, collectively, as U.S. Guarantors.

        All obligations and related guarantees under the term loan credit facility are secured by:

  •
  a second-priority security interest in all existing and after-acquired inventory, accounts receivable, and other assets arising from such inventory and accounts receivable, of our company and each U.S. Guarantor (the "Revolving Facility Collateral"), subject to certain exceptions;

  •
  a first priority security interest in, and mortgages on, substantially all of our and each U.S. Guarantor's tangible and intangible assets (other than the Revolving Facility Collateral); and

  •
  a first-priority pledge of 100% of the capital stock held by us, or any of our domestic subsidiaries that are directly owned by us or one of the U.S. Guarantors and 65% of the voting capital stock of each of our existing and future foreign subsidiaries that are directly owned by us or one of the U.S. Guarantors.

        All obligations and related guarantees under the asset-based credit facility are secured by the Revolving Facility Collateral, subject to certain exceptions.

        Certain Covenants and Events of Default.    The senior secured credit agreements contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

  •
  incur additional indebtedness;

  •
  sell assets;

  •
  pay dividends and distributions or repurchase our capital stock;

  •
  make investments or acquisitions;

  •
  repay or repurchase subordinated indebtedness (including the senior subordinated notes discussed below) and the senior notes discussed below;

  •
  amend material agreements governing our subordinated indebtedness (including the senior subordinated notes discussed below) or the senior notes discussed below; and

  •
  change our lines of business.

        The senior secured credit agreements also contain certain customary affirmative covenants and events of default.

        At May 1, 2009, we had no borrowings, $31.7 million of commercial letters of credit, and $86.0 million of standby letters of credit outstanding under our ABL Facility.

        Covenant Financial Ratios.    Under the agreements governing the Credit Facilities, certain limitations and restrictions could arise if we are not able to satisfy and remain in compliance with specified financial ratios. The senior secured incurrence test under the Credit Facilities measures the ratio of the senior secured debt to Adjusted EBITDA for the most recently completed four quarterly financial periods. This ratio would need to be no greater than 4.25 to 1 to avoid such limitations and restrictions. As of May 1, 2009, this ratio was 1.8 to 1. Senior secured debt is defined as our total debt secured by liens or similar encumbrances less cash and cash equivalents. EBITDA is defined as income (loss) from continuing operations before cumulative effect of change in accounting principle plus interest and other financing costs, net, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, further adjusted to give effect to adjustments required in calculating this covenant ratio under the Credit Facilities. EBITDA and Adjusted EBITDA are not presentations made in accordance with U.S. GAAP, are not measures of financial performance or condition, liquidity or profitability, and should not be considered as an alternative to (i) net income, operating income or any other performance measures determined in accordance with U.S. GAAP or (ii) operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management's discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements and replacements of fixed assets.

        Our presentation of EBITDA and Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. We believe that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information about the calculation of this financial ratio in the Credit Facilities. Adjusted EBITDA is a material component of this ratio. Specifically, non-compliance with the senior secured indebtedness ratio contained in our Credit Facilities could prohibit us from making investments, incurring liens, making certain restricted payments and incurring additional secured indebtedness (other than the additional funding provided for under the senior secured credit agreement and pursuant to specified exceptions).

        The calculation of Adjusted EBITDA and the ratio of senior secured debt to Adjusted EBITDA under the Credit Facilities for each quarterly period completed since the Credit Facilities were entered into in July 2007 is as follows:

	13-weeks ended
(in millions)	May 1, 2009	January 30, 2009	October 31, 2008	August 1, 2008	May 2, 2008	February 1, 2008	November 2, 2007
Net income (loss)	$83.0	$81.9	$(7.3)	$27.7	$5.9	$55.4	$(33.0)
Add (subtract):
Interest income	(0.1)	(0.3)	(0.6)	(1.2)	(1.0)	(1.3)	(1.4)
Interest expense	89.2	93.2	98.4	99.4	100.9	104.4	112.0
Depreciation and amortization	61.2	60.5	58.9	57.4	58.3	56.4	62.1
Income taxes	51.1	51.7	13.0	16.8	4.7	32.6	(18.6)

EBITDA	284.4	287.0	162.4	200.1	168.8	247.5	121.1

Adjustments:
Transaction and related costs	—	—	—	—	—	—	0.9
Gain on debt retirements	—	(3.8)	—	—	—	(5.0)	—
Loss on hedging instruments	0.7	0.2	0.3	0.3	0.3	0.3	6.8
Contingent loss (gain) on distribution center leases	—	(5.0)	—	—	—	—	3.4
Impact of markdowns related to inventory clearance activities, net of purchase accounting adjustments	(3.5)	(24.9)	—	—	—	(4.5)	0.3
SG&A related to store closing and inventory clearance activities		—	—	—	—	0.2	6.9
Operating losses (cash) of stores to be closed		—	—	—	—	1.1	—
Hurricane-related expenses and write-offs	—	0.2	2.0	—	—	—	—
Monitoring and consulting fees to affiliates	1.6	2.1	1.8	2.5	2.2	2.0	2.0
Stock option and restricted stock unit expense	2.9	2.8	2.7	2.2	2.3	0.7	2.0
Indirect merger-related costs	4.4	1.6	6.7	4.6	7.8	4.6	—
Litigation settlement and related costs, net	—	(2.5)	34.5	—	—	—	—
Other noncash charges (including LIFO)	0.5	19.2	18.2	16.0	1.3	6.1	(1.3)
Other	—	—	—	—	—	0.3	—

Total Adjustments	6.6	(10.1)	66.2	25.6	13.9	5.8	21.0

Adjusted EBITDA	$291.0	$276.9	$228.6	$225.7	$182.7	$253.3	$142.1

        The calculation of Adjusted EBITDA and the ratios of senior secured debt to Adjusted EBITDA under the Credit Facilities for each of the trailing 52 week periods completed since the Credit Facilities were entered into in July 2007 is as follows:

	52-weeks ended
(in millions)	May 1, 2009	January 30, 2009	October 31, 2008	August 1, 2008	May 2, 2008	February 1, 2008	November 2, 2007
Net income (loss)	185.3	108.2	81.7	56.0	(41.8)	(12.8)	(18.1)
Add (subtract):
Interest income	(2.2)	(3.1)	(4.1)	(4.9)	(7.2)	(8.8)	(9.7)
Interest expense	380.2	391.9	403.1	416.7	357.9	263.2	166.7
Depreciation and amortization	238.0	235.1	231.0	234.2	234.2	226.4	220.6
Income taxes	132.6	86.2	67.1	35.5	(2.0)	10.2	4.9

EBITDA	933.9	818.3	778.8	737.5	541.1	478.2	364.4

Adjustments:
Transaction and related costs	—	—	—	0.9	97.0	102.6	102.6
Gain (loss) on debt retirements	(3.8)	(3.8)	(5.0)	(5.0)	1.2	1.2	6.2
Loss on hedging instruments	1.5	1.1	1.2	7.7	2.7	2.4	2.1
Contingent loss (gain) on distribution center leases	(5.0)	(5.0)	—	3.4	12.0	12.0	12.0
Impact of markdowns related to inventory clearance activities, net of purchase accounting adjustments	(28.4)	(24.9)	(4.5)	(4.2)	10.9	(0.4)	91.4
SG&A related to store closing and inventory clearance activities	—	—	0.2	7.1	24.7	54.0	78.2
Operating losses (cash) of stores to be closed	—	—	1.1	1.1	5.2	10.5	15.5
Hurricane-related expenses and write-offs	2.2	2.2	2.0	—	—	—	—
Monitoring and consulting fees to affiliates	8.0	8.6	8.5	8.7	7.0	4.8	2.8
Stock option and restricted stock unit expense	10.6	10.0	7.9	7.2	8.8	6.5	5.8
Indirect merger-related costs	17.3	20.7	23.7	17.0	12.4	4.6	—
Litigation settlement and related costs, net	32.0	32.0	34.5	—	—	—	—
Other noncash charges (including LIFO)	53.9	54.7	41.6	22.1		6.1	—
Other	—	—	0.3	0.3	0.3	1.0	1.7

Total Adjustments	88.3	95.6	111.5	66.3	182.2	205.3	318.3

Adjusted EBITDA	$1,022.2	$913.9	$890.3	$803.8	$723.3	$683.5	$682.7

Calculation of ratio of senior secured debt to Adjusted EBITDA:
Senior secured debt	$2,323.5	$2,324.4	$2,324.7	$2,324.9	$2,323.7	$2,427.3	$2,630.5
Less: cash	434.6	378.0	150.6	261.6	115.9	100.2	90.5

Senior secured debt, net of cash	$1,888.9	$1,946.4	$2,174.1	$2,063.3	$2,207.8	$2,327.1	$2,540.0

Adjusted EBITDA	$1,022.2	$913.9	$890.3	$803.8	$723.3	$683.5	$682.7

Ratio	1.8x	2.1x	2.4x	2.6x	3.1x	3.4x	3.7x

Senior Notes due 2015 and Senior Subordinated Toggle Notes due 2017

        Overview.    We have $1.175 billion aggregate principal amount of 10.625% senior notes due 2015 (the "senior notes") outstanding, which mature on July 15, 2015, pursuant to an indenture dated as of July 6, 2007 (the "senior indenture"), and $655.9 million aggregate principal amount of 11.875%/12.625% senior subordinated toggle notes due 2017 (the "senior subordinated notes") outstanding, which mature on July 15, 2017, pursuant to an indenture dated as of July 6, 2007 (the "senior subordinated indenture"). The senior notes and the senior subordinated notes are collectively referred to herein as the "notes." The senior indenture and the senior subordinated indenture are collectively referred to herein as the "indentures." We may redeem some or all of the notes at any time at redemption prices described or set forth in the indentures. In particular, until July 15, 2010, we may, at our option, on one or more occasions redeem up to 35% of the aggregate principal amount of Notes at a redemption price equal to 110.625%, in the case of the Senior Notes and 111.875%, in the case of the Senior Subordinated Notes, of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, to the applicable redemption date, with the net cash proceeds of one or more equity offerings. We intend to redeem a portion of the Notes pursuant to this provision using our proceeds from this offering. See "Use of Proceeds."

        Interest on the notes is payable on January 15 and July 15 of each year. Interest on the senior notes is payable in cash. Cash interest on the senior subordinated notes accrues at a rate of 11.875% per annum, and PIK interest (as that term is defined below) accrues at a rate of 12.625% per annum, if applicable. The initial interest payment on the senior subordinated notes was payable in cash. For any future interest period through July 15, 2011, we may elect to pay interest on the senior subordinated notes (i) in cash, (ii) by increasing the principal amount of the senior subordinated notes or issuing new senior subordinated notes ("PIK interest") or (iii) by paying interest on half of the principal amount of the senior subordinated notes in cash interest and half in PIK interest. After July 15, 2011, all interest on the senior subordinated notes will be payable in cash. Through May 1, 2009, all such interest has been paid in cash.

        The notes are fully and unconditionally guaranteed by each of the existing and future direct or indirect wholly owned domestic subsidiaries that guarantee the obligations under our Credit Facilities.

        Change of Control.    Upon the occurrence of a change of control, which is defined in the indentures, each holder of the notes has the right to require us to repurchase some or all of such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

        Covenants.    The indentures contain covenants limiting, among other things, our ability and the ability of our restricted subsidiaries to (subject to certain exceptions):

  •
  incur additional debt, issue disqualified stock or issue certain preferred stock;

  •
  pay dividends on or make certain distributions and other restricted payments;

  •
  create certain liens or encumbrances;

  •
  sell assets;

  •
  enter into transactions with affiliates;

  •
  make payments to us;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

  •
  designate our subsidiaries as unrestricted subsidiaries.

        Events of Default.    The indentures also provide for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the notes to become or to be declared due and payable.

2010 Notes and Other Indebtedness

        As of May 1, 2009, we had outstanding $1.8 million aggregate principal amount of 8 5/8% unsecured notes due June 15, 2010, and we had other indebtedness comprised of capital lease obligations of $9.0 million and a tax increment financing for our distribution center in Marion, Indiana of $14.5 million.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of our charter and bylaws as each is anticipated to be in effect upon the closing of this offering. We also refer you to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital

        At the time of the closing of this offering, our authorized capital stock will consist of:

  •
  1 billion shares of common stock, par value $.50 per share, of which 556,433,343 shares are issued and outstanding as of July 31, 2009, and;

  •
  1 million shares of preferred stock, of which no shares are issued and outstanding.

        As of July 31, 2009, there were 203 holders of record of our common stock.

        Immediately following the closing of this offering, there are expected to be                shares of common stock issued and outstanding and no shares of preferred stock outstanding.

Common Stock

        Voting Rights.    Holders of common stock are entitled to one vote per share on all matters submitted for action by the shareholders. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of more than 50% of the shares of common stock can, if they choose to do so, elect all the directors. In such event, the holders of the remaining shares of common stock will not be able to elect any directors.

        Dividend Rights.    Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our Board of Directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. The Credit Facilities and the indentures governing the Notes impose restrictions on our ability to declare dividends on our common stock.

        Liquidation Rights.    Upon our liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of our assets, the holders of common stock are entitled to receive ratably the assets available for distribution to the shareholders after payment of liabilities and accumulated and unpaid dividends and liquidation preferences on outstanding preferred stock, if any.

        Other Matters.    Holders of common stock have no preemptive or conversion rights and, absent an individual agreement with us, are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock, including the shares of common stock offered in this offering, are fully paid and non-assessable.

Preferred Stock

        Unless required by law or by any stock exchange on which our common stock may be listed, the authorized shares of preferred stock will be available for issuance without further action by you. Our charter authorizes our Board of Directors to determine the preferences, limitations and relative rights of any shares of preferred stock that the Company chooses to issue.

Authorized but Unissued Capital Stock

        Tennessee law generally does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of the                , which would apply as long as our common stock were listed on the                , require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Shareholders Agreement

        Pursuant to the Shareholders Agreement that we expect to enter into upon the consummation of this offering with Parent, KKR and Goldman, Sachs & Co., KKR will have a consent right over certain significant corporate actions. See "Certain Relationships and Related Party Transactions—Relationships with the Investors—Shareholders Agreement."

Limitation on Directors' Liability and Indemnification

        Our charter provides that our directors shall not be personally liable for monetary damage to us or our shareholders for breach of fiduciary duty as a director, except to the extent required by Tennessee law. Under Tennessee law, a director's monetary liability may not be eliminated or limited for:

  •
  a breach of the director's duty of loyalty to us or our shareholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or

  •
  unlawful dividends, stock repurchases or redemptions.

        Our charter and bylaws require us to indemnify our directors and officers to the fullest extent permitted by applicable law. Our bylaws also require us to advance expenses to each of our directors and officers to the full extent allowed by Tennessee law. These provisions regarding indemnification and expense advancement are not exclusive of any other right that a director or officer may have or acquire for actions either in his or her official capacity or in another capacity. Under Tennessee law, we may indemnify any of our directors, officers, employees and agents against liability incurred in connection with a proceeding if:

  •
  the person acted in good faith;

  •
  in the case of conduct in an official capacity with us, the person reasonably believed the conduct was in ours best interests;

  •
  in the case of conduct not in an official capacity with us, the person reasonably believed that the conduct was at least not opposed to our best interests; and

  •
  in connection with any criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful.

        In actions brought by or in the right of the corporation, however, Tennessee law does not allow indemnification if the director or officer was adjudged liable to the corporation. Tennessee law also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if the officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as our director or officer, Tennessee law requires us to indemnify the director or officer against reasonable expenses incurred in the proceeding. Tennessee laws provides that a court of competent jurisdiction, unless the corporation's charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) the officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) the officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) the officer or director breached his duty of care to the corporation.

        We also maintain directors' and officers' liability insurance to cover our directors and officers for liabilities in amounts that we believe are customary in our industry, including liabilities under securities laws. Under this policy, the insurer agrees to pay, subject to certain exclusions, for any claim made against our directors or officers for a wrongful act or omission by such persons, but only if and to the extent such persons become legally obligated to pay such claim or incur certain costs in defending such claim. Furthermore, the merger agreement that we entered into in connection with our 2007 merger described elsewhere in this prospectus, requires us to maintain indemnification of directors and officers to the fullest extent permitted by law following completion of our 2007 merger.

        Our employment agreement with Mr. Dreiling also requires us to:

  •
  indemnify and hold harmless Mr. Dreiling for all acts and omissions occurring during his employment or service as a member of our board (or both) to the maximum extent provided under our charter, by-laws and applicable law; and

  •
  purchase and maintain, at our expense and for the period of time during which the employment agreement is in effect and for six years thereafter, liability insurance providing coverage for Mr. Dreiling in the same amount as for our board members.

        We believe that our charter, bylaws and insurance are necessary to attract and retain qualified persons as directors and officers.

        The limitation of liability and indemnification provisions in our charter and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other shareholders. Furthermore, a shareholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required or allowed by these indemnification provisions.

        At present, we are not aware of any pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions or any other provisions described in this prospectus, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Tennessee Anti-Takeover Statutes

        Under the Tennessee Business Combination Act and subject to certain exceptions, we may not engage in any "business combination" with an "interested shareholder" for a period of five years after the date on which the person became an interested shareholder unless the "business combination" or the transaction in which the shareholder becoming an "interested shareholder" is approved by our Board of Directors prior to the date the "interested shareholder" attained that status.

        "Business combinations" for this purpose generally include:

  •
  mergers, consolidations, or share exchanges;

  •
  sales, leases, exchanges, mortgages, pledges, or other transfers of assets representing 10% or more of the market value of consolidated assets, the market value of our outstanding shares, or our consolidated net income;

  •
  issuances or transfers of shares from us to the interested shareholder;

  •
  plans of liquidation;

  •
  transactions in which the interested shareholder's proportionate share of the outstanding shares of any class of securities is increased; or

  •
  financing arrangements pursuant to which the interested shareholder, directly or indirectly, receives a benefit except proportionately as a shareholder.

        Subject to certain exceptions, an "interested shareholder" generally is a person who, together with his or her affiliates and associates, owns, or within five years did own, 10% or more of our outstanding voting stock.

        After the five-year moratorium, we may complete a business combination if the transaction complies with all applicable charter and bylaw requirements and applicable Tennessee law and:

  •
  is approved by at least two-thirds of the outstanding voting stock not beneficially owned by the interested shareholder; or

  •
  meets certain fair price criteria including, among others, the requirement that the per share consideration received in any such business combination by each of the shareholders is equal to the highest of (a) the highest per share price paid by the interested shareholder during the preceding five-year period for shares of the same class or series plus interest thereon from such date at a treasury bill rate less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash since such earliest date, up to the amount of such interest, (b) the highest preferential amount, if any, such class or series is entitled to receive on liquidation, or (c) the market value of the shares on either the date the business combination is announced or the date when the interested shareholder reaches the 10% threshold, whichever is higher, plus interest thereon less dividends as noted above.

        We have not elected to be governed by the Tennessee Control Share Acquisition Act which prohibits certain shareholders from exercising in excess of 20% of the voting power in a corporation acquired in a "control share acquisition" unless such voting rights have been previously approved by the disinterested shareholders. We can give no assurance that we will or will not elect, through a charter or bylaw amendment, to be governed by the Tennessee Control Share Acquisition Act in the future.

        The Tennessee Greenmail Act prohibits us from purchasing or agreeing to purchase any of our securities, at a price in excess of fair market value, from a holder of 3% or more of our securities who has beneficially owned such securities for less than two years, unless the purchase has been approved by a majority of the outstanding shares of each class of our voting stock or we make an offer of at least equal value per share to all holders of shares of such class. The Tennessee Greenmail Act may make a change of control more difficult.

        The Tennessee Investor Protection Act applies to tender offers directed at corporations, such as Dollar General, that have "substantial assets" in Tennessee and that are either incorporated in or have a principal office in Tennessee. The Investor Protection Act requires an offeror making a tender offer for an offeree company to file a registration statement with the Commissioner of Commerce and Insurance. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information material concerning the takeover offer and may call for hearings. The Investor Protection Act does not apply to an offer that the offeree company's board of directors recommends to shareholders.

        In addition to requiring the offeror to file a registration statement with the Commissioner, the Investor Protection Act requires the offeror and the offeree company to deliver to the Commissioner all solicitation materials used in connection with the tender offer. The Investor Protection Act prohibits fraudulent, deceptive, or manipulative acts or practices by either side and gives the Commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Commissioner that the offeror, the offeree company or any of its respective affiliates has engaged in or is about to engage in a violation of the Investor Protection Act. Upon proper showing, the chancery court may grant injunctive relief. The Investor Protection Act further provides civil and criminal penalties for violations.

Transfer Agent and Registrar

                                is the transfer agent and registrar for our common stock.

Listing

        We propose to list our common stock on the                under the symbol "                ."

SHARES ELIGIBLE FOR FUTURE SALE

        After our 2007 merger and prior to this offering, there has not been a public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

        Upon the closing of this offering, we will have outstanding an aggregate of approximately                shares of common stock. In addition, options to purchase an aggregate of approximately                shares of our common stock will be outstanding as of the closing of this offering. Of these options,                 will have vested at or prior to the closing of this offering and approximately                will vest over the next six years. All of the management shareholders are subject to a management stockholder's agreement that restricts transfers of stock (including any stock acquired upon the exercise of vested options) for a period of five years beginning either July 6, 2007 or from their relevant hire or promotion date, depending on the agreement, subject to certain exceptions. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares acquired by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below and may be subject to the transfer restrictions set forth in the management stockholder's agreement. Subject to the transfer restrictions contained in the management stockholder's agreement, the remaining outstanding shares of common stock may be sold under Rule 144, which we summarize below.

        Such shares and the shares held by our affiliates will be available for sale in the public market as follows:

  •
  shares will be eligible for sale at various times after the date of this prospectus pursuant to Rule 144, subject to transfer restrictions contained in the management stockholder's agreement; and

  •
  shares subject to the lock-up agreements will be eligible for sale at various times beginning 180 days after the date of this prospectus pursuant to Rule 144.

Rule 144

        In general, under Rule 144 as in effect on the date of this prospectus, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months, would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available and, after owning such shares for at least one year, would be entitled to sell an unlimited number of shares of our common stock without restriction. Our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which was equal to approximately                shares as of July 31, 2009; or

  •
  the average weekly trading volume of our common stock on the                during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-Up Agreements

        In connection with this offering, we, our executive officers and directors, the selling shareholders and the Investors (through their investment in Parent) have agreed with the underwriters, subject to certain exceptions, not to sell, dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock, during the period ending 180 days after the date of this prospectus, except with the prior written consent of each of Citigroup Global Markets Inc., Goldman, Sachs & Co. and KKR Capital Markets LLC. This agreement does not apply to any existing employee benefit plans.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if:

  •
  during the last 17 days of the 180-day restricted period we issue an earnings release or announces material news or a material event; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period,

in which case the restrictions described in this paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event. See "Underwriting."

Registrations on Form S-8

        We have filed registration statements on Form S-8 under the Securities Act to register shares of common stock issuable under our 1998 Stock Incentive Plan and our 2007 Stock Incentive Plan. As a result, shares issued pursuant to such stock incentive plans, including upon exercise of stock options, will be eligible for resale in the public market without restriction, subject to the Rule 144 limitations applicable to affiliates and the management stockholder's agreements described above.

        As of July 31, 2009,                shares and                shares of common stock were reserved pursuant to our 1998 Stock Incentive Plan and our 2007 Stock Incentive Plan, respectively, for future issuance in connection with the exercise of outstanding options awarded under these plans, and options with respect to                of these shares were vested as of July 31, 2009. In addition to the vested options as of July 31, 2009, additional options to purchase approximately                shares of common stock will vest on or prior to                 .

Registration Rights

        Pursuant to shareholders agreements, we have granted certain members of our management and other shareholders the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act covering resales of our common stock held by them. These shares will represent approximately             % of our outstanding common stock after this offering, or            % if the underwriters exercise their option to purchase additional shares in full. These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates.

        For a description of rights some holders of common stock have to require us to register the shares of common stock they own, see "Certain Relationships and Related Party Transactions—Relationships with Investors—Registration Rights Agreement."

UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES
TO NON-U.S. HOLDERS

        The following is a summary of the material United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

        A "non-U.S. holder" means a beneficial owner of our common stock that is not, for United States federal income tax purposes, any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes);

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, "controlled foreign corporation," "passive foreign investment company" or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

        If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership and disposition of the common stock, as well as the consequences to you arising under the laws of any other applicable taxing jurisdiction, in light of your particular circumstances.

Dividends

        Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, of the gross amount of the dividends paid. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

        A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the United States Internal Revenue Service.

Gain on Disposition of Common Stock

        Any gain realized by a non-U.S. holder on the disposition of our common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock.

        In the case of a non-U.S. holder described in the first bullet point immediately above, the gain will be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. In the case of an individual non-U.S. holder described in the second bullet point immediately above, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, will be subject to a flat 30% tax even though the individual is not considered a resident of the United States under the Code.

        We believe we are not and do not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes.

Federal Estate Tax

        Our common stock that is owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be included in such individual's gross estate for United States federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and, therefore, may be subject to United States federal estate tax.

Information Reporting and Backup Withholding

        We must report annually to the United States Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or agreement.

        A non-U.S. holder will be subject to backup withholding on dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is timely furnished to the United States Internal Revenue Service.

UNDERWRITING

        Citigroup Global Markets Inc., Goldman, Sachs & Co., KKR Capital Markets LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. are acting as joint book-running managers for the offering and as representatives of the underwriters named below. We, the selling shareholders and the representatives have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter named below has severally agreed to purchase and we and the selling shareholders have agreed to sell the number of shares indicated in the following table.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
KKR Capital Markets LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities Inc.
Barclays Capital Inc.
Wells Fargo Securities, LLC
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.

Total

        The underwriters are committed to take and pay for all of the shares of common stock being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares of common stock than the total number set forth in the table above, the underwriters have an option to buy up to an additional                shares from the selling shareholders. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase                additional shares.

Paid by the Selling Shareholders
Paid by the Company
		No Exercise	Full Exercise
Per Share	$	$	$
Total	$	$	$

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $                per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        We, our executive officers and directors, the selling shareholders and the Investors (through their investment in Parent) each have agreed with the underwriters, not to dispose of or hedge any of our respective shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of each of Citigroup Global Markets Inc., Goldman, Sachs & Co. and KKR Capital Markets LLC.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

        At our request, the underwriters are reserving up to                shares of common stock for sale at the initial public offering price to our directors, officers and employees and certain persons who are otherwise associated with us through a directed share program. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sale of the directed shares.

        After our 2007 merger and prior to the offering, there has been no public market for the shares. Consequently, the initial public offering price has been negotiated among us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment our management and the consideration of the above factors in relation to market valuation of companies in related businesses. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in the shares will develop and continue after this offering.

        We intend to apply to list the common stock on                under the symbol "                ."

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the                , in the over-the-counter market or otherwise.

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $                .

        We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        Goldman, Sachs & Co. and KKR Capital Markets LLC and/or their respective affiliates each own (through their investment in Parent) in excess of 10% of our issued and outstanding common stock, and may therefore be deemed to be our "affiliates" under NASD Rule 2720 ("Rule 2720") of the Financial Industry Regulatory Authority, Inc. Therefore this offering will be conducted in accordance with Rule 2720, which requires that the initial public offering price be no higher than that recommended by a "qualified independent underwriter" ("QIU") which has participated in the preparation of the registration statement of which this Prospectus is a part and has performed its usual standard of due diligence. will serve as the QIU and the initial public offering price will be no higher than the price recommended by                . We have agreed to indemnify                against liabilities incurred in connection with acting as QIU, including liabilities under the Securities Act.

        KKR Capital Markets LLC was registered as a broker-dealer in September 2007. Since September 2007, KKR Capital Markets LLC has acted as an underwriter in three public equity offerings.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us for which they received or will receive customary fees and expenses.

        Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business.

        Goldman, Sachs & Co. and KKR provide management and advisory services to us and our affiliates pursuant to a monitoring agreement with us and Parent executed in connection with our 2007 merger. In connection with entering into the monitoring agreement, we and Parent also entered into a separate indemnification agreement with Goldman, Sachs & Co. and KKR, pursuant to which we agreed to provide customary indemnification to such parties and their affiliates. Upon the completion of this offering, pursuant to our monitoring agreement, we will pay a fee of approximately $64 million from cash generated from operations to KKR and Goldman, Sachs & Co. (which amount will include a transaction fee equal to 1%, or $         million, of the estimated proceeds from this offering and $          million in connection with its termination).

        In connection with our 2007 merger, Goldman, Sachs & Co. and Citigroup Global Markets Inc. and their affiliates participated in several related transactions with us. Specifically, Citigroup Global Markets Inc., Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC) and Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., along with other institutions, served as joint lead arranger and joint bookrunner with respect to the credit agreements and related security and other agreements consisting of (i) a $2.3 billion senior secured term loan facility and (ii) a senior secured asset-based revolving credit facility of up to $1.125 billion (the total commitments under which are now $1.031 billion). Goldman Sachs Credit Partners L.P. and Wachovia Bank, National Association (an affiliate of Wells Fargo Securities, LLC) also served as syndication agent and documentation agent, respectively, for each of the facilities. Citicorp North America, Inc., an affiliate of Citigroup Global Markets Inc., serves as administrative agent and collateral agent for the senior secured term loan facility. Wells Fargo Retail Finance, LLC (an affiliate of Wells Fargo Securities, LLC) serves as the administrative agent and collateral agent for the senior secured asset-based revolving credit facility. Affiliates of several of the underwriters were, and we believe continue to be, lenders under the facilities. Also in connection with our 2007 merger, Goldman, Sachs & Co. and Citigroup Global Markets Inc., along with other institutions, (i) acted as initial purchasers for our issuance of the Notes and (ii) provided financial advisory services to, and received financial advisory fees from us, the Investors and their affiliates. Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC) also acted as an initial purchaser for our issuance of the Notes. Finally, in connection with our 2007 merger, we completed a cash tender offer to purchase any and all of our $200 million principal amount of our 8 5/8% Notes due June 2010. Goldman, Sachs & Co. acted as dealer manager and consent solicitation agent for that tender offer.

        Goldman, Sachs & Co. also is a counterparty to an amortizing interest rate swap totaling $420.0 million as of July 31, 2009, entered into in connection with the senior secured term loan facility. An affiliate of Wells Fargo Securities, LLC is counterparty on two interest rate hedge transactions and a diesel fuel hedge transaction as of July 31, 2009. The first interest rate hedge consists of an amortizing $420.0 million floating-to-fixed swap maturing July 2012. The second interest rate hedge consists of a $150.0 million floating-to-fixed swap maturing February 2010. In addition, pursuant to our obligations under the registration rights agreement, we have filed and maintain a "market-making" prospectus in order to enable Goldman, Sachs & Co. to engage in market-making activities for the Notes.

        As a result of our 2007 merger, we are a subsidiary of Parent, a Delaware limited partnership controlled by an affiliate of KKR. KKR has a 98% economic interest in KKR Capital Markets Holdings L.P. which owns 100% of the equity interests of KKR Capital Markets LLC. Affiliates of KKR, Goldman, Sachs & Co., Citigroup Global Markets Inc., and other equity co-investors indirectly own a substantial portion of our capital stock through their investment in Parent and Buck Holdings, LLC, its general partner and a Delaware limited liability company controlled by KKR, and will continue to do so after this offering. Further, affiliates of Citigroup Global Markets Inc. and Wells Fargo Securities, LLC indirectly own a portion of our capital stock through their investments in a private equity fund controlled by KKR which in turn indirectly owns a substantial portion of our capital stock through its investment in Parent and Buck Holdings, LLC. In connection with our 2007 merger, we entered into a registration rights agreement pursuant to which affiliates of KKR, Goldman, Sachs & Co., Citigroup Global Markets Inc. and certain other equity co-investors have the right to require us to register such investors' shares of common stock with the SEC for sale by them to the public, subject to certain limitations. Representatives of KKR and Goldman, Sachs & Co. serve as members of our Board of Directors. See "Certain Relationships and Related Party Transactions—Relationships with the Investors."

        Affiliates of several of the underwriters hold the Notes, some of which may be retired with a portion of the net proceeds from this offering. As a result, some of the underwriters or their affiliates may receive part of the proceeds of the offering by reason of the redemption of Notes held by them. Some of the underwriters will receive a portion of the special dividend we anticipate paying prior to this offering by virtue of their direct or indirect holdings of our capital stock. The dividend will be paid with cash generated from operations.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that

Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

          (a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

          (c)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

          (d)   in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

France

        Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the shares to the public in France.

  •
  Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

        This document as well as any other material relating to the shares which are the subject of the offering contemplated by this Prospectus (the "Shares") do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The Shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

        The Shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors will be individually approached by the Company from time to time.

        This document as well as any other material relating to the Shares is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Company. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Dubai International Financial Centre

        This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this Prospectus (the "Shares") may be illiquid and/or subject to restrictions on their resale.

        Prospective purchasers of the Shares offered should conduct their own due diligence on the Shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

LEGAL MATTERS

        The validity of our common stock offered hereby will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Nashville, Tennessee. Certain other legal matters relating to this offering will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain partners of Simpson Thacher & Bartlett LLP, members of their respective families, related persons and others have an indirect interest, through limited partnerships that are investors in funds affiliated with KKR, in less than 1% of our common stock.

EXPERTS

        The consolidated financial statements of Dollar General Corporation at January 30, 2009 (Successor) and February 1, 2008 (Successor), and for the year ended January 30, 2009 (Successor), the periods from March 6, 2007 to February 1, 2008 (Successor) and from February 3, 2007 to July 6, 2007 (Predecessor), and the year ended February 2, 2007 (Predecessor), appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these contracts and other documents. We have included or incorporated by reference copies of these documents as exhibits to our registration statement.

        We file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC's website at http://www.sec.gov. Those filings are also available to the public on our corporate web site at http://www.dollargeneral.com. The information we file with the SEC or contained on our corporate web site or any other web site that we may maintain is not part of this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC's Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

        We also intend to provide our shareholders with annual reports containing financial statements audited by our independent auditors.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Audited Financial Statements for the Periods ended January 30, 2009, February 1, 2008, July 6, 2007 and February 2, 2007
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets of Successor as of January 30, 2009 (Successor) and February 1, 2008 (Successor)	F-3

Consolidated Statements of Operations for the Year ended January 30, 2009 (Successor), the Periods from March 6, 2007 to February 1, 2008 (Successor) and from February 3, 2007 to July 6, 2007 (Predecessor), and the Year ended February 2, 2007 (Predecessor)

F-4

Consolidated Statements of Shareholders' Equity for the Year ended January 30, 2009 (Successor), the Periods from March 6, 2007 to February 1, 2008 (Successor) and from February 3, 2007 to July 6, 2007 (Predecessor), and the Year ended February 2, 2007 (Predecessor)

F-5

Consolidated Statements of Cash Flows for the Year ended January 30, 2009 (Successor), the Periods from March 6, 2007 to February 1, 2008 (Successor) and from February 3, 2007 to July 6, 2007 (Predecessor), and the Year ended February 2, 2007 (Predecessor)

F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Condensed Financial Statements for the 13 weeks ended May 1, 2009 and May 2, 2008
Condensed Consolidated Balance Sheets as of May 1, 2009 and January 30, 2009	F-61
Condensed Consolidated Statements of Income for the 13 weeks ended May 1, 2009 and May 2, 2008	F-62
Condensed Consolidated Statements of Cash Flows for the 13 weeks ended May 1, 2009 and May 2, 2008	F-63
Notes to Condensed Consolidated Financial Statements	F-64

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Dollar General Corporation

        We have audited the accompanying consolidated balance sheets of Dollar General Corporation and subsidiaries as of January 30, 2009 (Successor) and February 1, 2008 (Successor), and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended January 30, 2009 (Successor), the periods from March 6, 2007 to February 1, 2008 (Successor) and from February 3, 2007 to July 6, 2007 (Predecessor), and the year ended February 2, 2007 (Predecessor). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dollar General Corporation and subsidiaries at January 30, 2009 (Successor) and February 1, 2008 (Successor), and the consolidated results of their operations and their cash flows for the year ended January 30, 2009 (Successor), the periods from March 6, 2007 to February 1, 2008 (Successor) and from February 3, 2007 to July 6, 2007 (Predecessor), and the year ended February 2, 2007 (Predecessor), in conformity with U.S. generally accepted accounting principles.

        As discussed in Notes 1 and 5 to the consolidated financial statements, effective February 3, 2007, the Company changed its method of accounting for uncertain tax positions in connection with the adoption of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes".

/s/ ERNST & YOUNG LLP

Nashville, Tennessee
March 24, 2009

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except per share amounts)

	Successor
	January 30, 2009	February 1, 2008
ASSETS
Current assets:
Cash and cash equivalents	$377,995	$100,209
Short-term investments	—	19,611
Merchandise inventories	1,414,955	1,288,661
Income taxes receivable	6,392	32,501
Deferred income taxes	4,600	17,297
Prepaid expenses and other current assets	66,183	59,465

Total current assets	1,870,125	1,517,744

Net property and equipment	1,268,960	1,274,245

Goodwill	4,338,589	4,344,930

Intangible assets, net	1,325,558	1,370,557

Other assets, net	85,967	148,955

Total assets	$8,889,199	$8,656,431

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$14,158	$3,246
Accounts payable	678,421	551,040
Accrued expenses and other	375,045	300,956
Income taxes payable	7,611	2,999

Total current liabilities	1,075,235	858,241

Long-term obligations	4,122,956	4,278,756

Deferred income taxes	556,101	486,725

Other liabilities	289,288	319,714

Commitments and contingencies
Redeemable common stock	13,924	9,122

Shareholders' equity:
Preferred stock, 1,000,000 shares authorized	—	—
Common stock; $0.50 par value, 1,000,000 shares authorized, 556,228 and 555,482 shares issued and outstanding at January 30, 2009 and February 1, 2008, respectively	278,114	277,741
Additional paid-in capital	2,489,647	2,480,062
Retained earnings (Accumulated deficit)	103,364	(4,818)
Accumulated other comprehensive loss	(39,430)	(49,112)

Total shareholders' equity	2,831,695	2,703,873

Total liabilities and shareholders' equity	$8,889,199	$8,656,431

The accompanying notes are an integral part of the consolidated financial statements.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Successor		Predecessor
	For the year ended January 30, 2009	March 6, 2007 through February 1, 2008(a)	February 3, 2007 through July 6, 2007	For the year ended February 2, 2007
Net sales	$10,457,668	$5,571,493	$3,923,753	$9,169,822
Cost of goods sold	7,396,571	3,999,599	2,852,178	6,801,617

Gross profit	3,061,097	1,571,894	1,071,575	2,368,205
Selling, general and administrative expenses	2,448,611	1,324,508	960,930	2,119,929
Litigation settlement and related costs, net	32,000	—	—	—
Transaction and related costs	—	1,242	101,397	—

Operating profit	580,486	246,144	9,248	248,276
Interest income	(3,061)	(3,799)	(5,046)	(7,002)
Interest expense	391,932	252,897	10,299	34,915
Other (income) expense	(2,788)	3,639	—	—

Income (loss) before income taxes	194,403	(6,593)	3,995	220,363
Income tax expense (benefit)	86,221	(1,775)	11,993	82,420

Net income (loss)	$108,182	$(4,818)	$(7,998)	$137,943

Earnings (loss) per share:
Basic	$0.19	$(0.01)
Diluted	$0.19	$(0.01)
Weighted average shares:
Basic	554,792	554,360

Diluted	555,630	554,360

(a)
Includes the results of operations of Buck Acquisition Corp. for the period prior to its Merger with and into Dollar General Corporation from March 6, 2007 (its formation) through July 6, 2007 (reflecting the change in fair value of interest rate swaps), and the post-Merger results of Dollar General Corporation for the period from July 7, 2007 through February 1, 2008. See Notes 1 and 2.

The accompanying notes are an integral part of the consolidated financial statements.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(In thousands except per share amounts)

	Common Stock Shares	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Other Shareholders' Equity	Total
Predecessor Balances, February 3, 2006	315,679	$157,840	$462,383	$1,106,165	$(794)	$(4,799)	$1,720,795
Comprehensive income:
Net income	—	—	—	137,943	—	—	137,943
Reclassification of net loss on derivatives	—	—	—	—	188	—	188

Comprehensive income							138,131
Cash dividends, $0.20 per common share	—	—	—	(62,472)	—	—	(62,472)
Issuance of common stock under stock incentive plans	1,573	786	19,108	—	—	—	19,894
Tax benefit from share-based payments	—	—	2,513	—	—	—	2,513
Repurchases of common stock	(4,483)	(2,242)	—	(77,705)	—	—	(79,947)
Reversal of unearned compensation upon adoption of SFAS 123(R) (see Note 10)	(364)	(182)	(4,997)	—	—	5,179	—
Share-based compensation expense	—	—	7,578	—	—	—	7,578
Vesting of restricted stock and restricted stock units	149	75	(75)	—	—	—	—
Transition adjustment upon adoption of SFAS 158	—	—	—	—	(381)	—	(381)
Other equity transactions	(118)	(59)	(365)	20	—	40	(364)

Predecessor Balances, February 2, 2007	312,436	$156,218	$486,145	$1,103,951	$(987)	$420	$1,745,747
Adoption of FIN 48	—	—	—	(8,917)	—	—	(8,917)

Predecessor Balances as adjusted, February 2, 2007	312,436	156,218	486,145	1,095,034	(987)	420	1,736,830
Comprehensive income:
Net loss	—	—	—	(7,998)	—	—	(7,998)
Reclassification of net loss on derivatives	—	—	—	—	76	—	76

Comprehensive loss	—	—	—	—	—	—	(7,922)
Cash dividends, $0.05 per common share	—	—	—	(15,710)	—	—	(15,710)
Issuance of common stock under stock incentive plans	2,496	1,248	40,294	—	—	—	41,542
Tax benefit from stock option exercises	—	—	3,927	—	—	—	3,927
Share-based compensation expense	—	—	45,458	—	—	—	45,458
Vesting of restricted stock and restricted stock units	126	63	(63)	—	—	—	—
Other equity transactions	(28)	(13)	(580)	(48)	—	7	(634)
Elimination of Predecessor equity in connection with Merger (see Notes 1 and 2)	(315,030)	(157,516)	(575,181)	(1,071,278)	911	(427)	(1,803,491)

Predecessor Balances subsequent to Merger	—	$—	$—	$—	$—	$—	$—

Successor capital contribution, net	554,035	$277,018	$2,476,958	$—	$—	$—	$2,753,976
Comprehensive loss:
Net loss	—	—	—	(4,818)	—	—	(4,818)
Unrealized net loss on hedged transactions	—	—	—	—	(49,112)	—	(49,112)

Comprehensive loss							(53,930)
Issuance of common stock under stock incentive plans	574	287	(287)	—	—	—	—
Issuance of restricted common stock under stock incentive plans	890	445	(445)	—	—	—	—
Repurchases of common stock	(17)	(9)	9	—	—	—	—
Share-based compensation expense	—	—	3,827	—	—	—	3,827

Successor Balances, February 1, 2008	555,482	$277,741	$2,480,062	$(4,818)	$(49,112)	$—	$2,703,873
Comprehensive income:
Net income	—	—	—	108,182	—	—	108,182
Unrealized net gain on hedged transactions	—	—	—	—	9,682	—	9,682

Comprehensive income							117,864
Issuance of common stock under stock incentive plans	846	423	(423)	—	—	—	—
Repurchases of common stock	(100)	(50)	50	—	—	—	—
Share-based compensation expense	—	—	9,958	—	—	—	9,958

Successor Balances, January 30, 2009	556,228	$278,114	$2,489,647	$103,364	$(39,430)	$—	$2,831,695

The accompanying notes are an integral part of the consolidated financial statements.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Successor		Predecessor
	For the year ended January 30, 2009	March 6, 2007 through February 1, 2008(a)	February 3, 2007 through July 6, 2007	For the year ended February 2, 2007
Cash flows from operating activities:
Net income (loss)	$108,182	$(4,818)	$(7,998)	$137,943
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	247,899	150,213	83,917	200,608
Deferred income taxes	73,434	19,551	(20,874)	(38,218)
Tax benefit of stock options	(950)	—	(3,927)	(2,513)
Noncash inventory adjustments and asset impairments	50,671	6,113	—	76,599
Noncash share-based compensation	9,958	3,827	45,433	7,578
Other noncash gains and losses	2,434	5,525	5,098	5,820
Change in operating assets and liabilities:
Merchandise inventories	(173,014)	73,356	16,424	(26,541)
Prepaid expenses and other current assets	(598)	3,739	(6,184)	(5,411)
Accounts payable	140,356	(41,395)	34,794	53,544
Accrued expenses and other liabilities	68,736	16,061	52,995	38,353
Income taxes	33,986	7,348	2,809	(35,165)
Other	14,084	84	(541)	(7,240)

Net cash provided by operating activities	575,178	239,604	201,946	405,357

Cash flows from investing activities:
Merger, net of cash acquired	—	(6,738,391)	—	—
Purchases of property and equipment	(205,546)	(83,641)	(56,153)	(261,515)
Purchases of short-term investments	(9,903)	(3,800)	(5,100)	(49,675)
Sales of short-term investments	61,547	21,445	9,505	51,525
Purchases of long-term investments	—	(7,473)	(15,754)	(25,756)
Purchase of promissory notes	—	(37,047)	—	—
Sale and insurance proceeds related to property and equipment	1,266	533	620	3,457

Net cash used in investing activities	(152,636)	(6,848,374)	(66,882)	(281,964)

Cash flows from financing activities:
Issuance of common stock	4,228	2,759,540	—	—
Net borrowings (repayments) under revolving credit facility	(102,500)	102,500	—	—
Issuance of long-term obligations	—	4,176,817	—	—
Repayments of long-term obligations	(44,425)	(241,945)	(4,500)	(14,118)
Debt issuance costs	—	(87,392)	—	(584)
Payment of cash dividends	—	—	(15,710)	(62,472)
Exercises (repurchases) of stock options	(2,511)	—	41,546	19,894
Repurchases of common stock	(498)	(541)	—	(79,947)
Tax benefit of stock options	950	—	3,927	2,513

Net cash provided by (used in) financing activities	(144,756)	6,708,979	25,263	(134,714)

Net increase (decrease) in cash and cash equivalents	277,786	100,209	160,327	(11,321)
Cash and cash equivalents, beginning of period	100,209	—	189,288	200,609

Cash and cash equivalents, end of period	$377,995	$100,209	$349,615	$189,288

Supplemental cash flow information:
Cash paid (received) for:
Interest	$377,022	$226,738	$11,246	$24,180
Income taxes	$7,091	$(30,574)	$26,012	$155,825

Supplemental schedule of noncash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$7,474	$20,449	$13,544	$18,094
Purchases of property and equipment under capital lease obligations	$3,806	$592	$1,036	$5,366
Expiration of equity repurchase rights	$2,548	$—	$—	$—
Exchange of shares and stock options in business combination	$—	$7,685	$—	$—
Elimination of financing obligations (See Note 8)	$—	$—	$—	$46,608
Elimination of promissory notes receivable (See Note 8)	$—	$—	$—	$46,608

(a)
Includes the cash flows of Buck Acquisition Corp. for the period prior to its Merger with and into Dollar General Corporation from March 6, 2007 (its formation) through July 6, 2007 (which were zero), and the post-Merger results of Dollar General Corporation for the period from July 7, 2007 through February 1, 2008. See Notes 1 and 2.

The accompanying notes are an integral part of the consolidated financial statements.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of presentation and accounting policies

Basis of presentation

        These notes contain references to the years 2008 and 2006, which represent fiscal years ended January 30, 2009 and February 2, 2007, respectively, each of which were 52-week accounting periods. The Company completed a merger transaction on July 6, 2007 and therefore the 2007 presentation includes separate presentation of the periods before and after the merger. The Company's fiscal year ends on the Friday closest to January 31. The consolidated financial statements include all subsidiaries of the Company, except for its not-for-profit subsidiary which the Company does not control. Intercompany transactions have been eliminated.

        Dollar General Corporation (the "Company") was acquired on July 6, 2007 through a Merger (as defined and discussed in greater detail in Note 2 below) accounted for as a reverse acquisition. Although the Company continued as the same legal entity after the Merger, the accompanying consolidated financial statements are presented for the "Predecessor" and "Successor" relating to the periods preceding and succeeding the Merger, respectively. As a result of the Company applying purchase accounting and a new basis of accounting beginning on July 7, 2007, the financial reporting periods presented are as follows:

  •
  The 2008 presentation reflects the Successor.

  •
  The 2007 periods presented include the Predecessor period of the Company, reflecting 22 weeks of operating results from February 3, 2007 to July 6, 2007 and 30 weeks of operating results for the Successor period, reflecting the Merger of the Company and Buck Acquisition Corp. ("Buck") from July 7, 2007 to February 1, 2008.

  •
  Buck's results of operations for the period from March 6, 2007 to July 6, 2007 (prior to the Merger on July 6, 2007) are also included in the consolidated financial statements for the Successor period described above as a result of certain derivative financial instruments entered into by Buck prior to the Merger, as further described below. Other than these financial instruments, Buck had no assets, liabilities, or operations prior to the Merger.

  •
  The 2006 presentation reflects the Predecessor.

        The consolidated financial statements for the Predecessor periods have been prepared using the Company's historical basis of accounting. As a result of purchase accounting, the pre-Merger and post-Merger consolidated financial statements are not comparable.

        The Company leases three of its distribution centers ("DCs") from lessors, which meet the definition of a Variable Interest Entity ("VIE") as described by Financial Accounting Standards Board ("FASB") Interpretation 46, "Consolidation of Variable Interest Entities" ("FIN 46"), as revised. One of these DCs has been recorded as a financing obligation whereby the property and equipment are reflected in the consolidated balance sheets. The land and buildings of the other two DCs have been recorded as operating leases in accordance with Statement of Financial Accounting Standards ("SFAS") 13, "Accounting for Leases." The Company is not the primary beneficiary of these VIEs and, accordingly, has not included these entities in its consolidated financial statements.

Business description

        The Company sells general merchandise on a retail basis through 8,362 stores (as of January 30, 2009) in 35 states covering most of the southern, southwestern, midwestern and eastern United States.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Basis of presentation and accounting policies (Continued)

The Company has DCs in Scottsville, Kentucky; Ardmore, Oklahoma; South Boston, Virginia; Indianola, Mississippi; Fulton, Missouri; Alachua, Florida; Zanesville, Ohio; Jonesville, South Carolina and Marion, Indiana.

        The Company purchases its merchandise from a wide variety of suppliers. Approximately 10% of the Company's purchases in 2008 were made from The Procter & Gamble Company. The Company's next largest supplier accounted for approximately 6% of the Company's purchases in 2008.

Cash and cash equivalents

        Cash and cash equivalents include highly liquid investments with insignificant interest rate risk and original maturities of three months or less when purchased. Such investments primarily consist of money market funds, certificates of deposit (which may include foreign time deposits), and commercial paper. The carrying amounts of these items are a reasonable estimate of their fair value due to the short maturity of these investments. The Company held foreign time deposits of $0 and $5.2 million as of January 30, 2009 and February 1, 2008, respectively.

        Payments due from banks for third-party credit card, debit card and electronic benefit transactions classified as cash and cash equivalents totaled approximately $16.2 million and $13.9 million at January 30, 2009 and February 1, 2008, respectively.

        The Company's cash management system provides for daily investment of available balances and the funding of outstanding checks when presented for payment. Outstanding but unpresented checks totaling approximately $127.6 million and $107.9 million at January 30, 2009 and February 1, 2008, respectively, have been included in Accounts payable in the consolidated balance sheets. Upon presentation for payment, these checks are funded through available cash balances or the Company's credit facilities.

        The Company has certain cash and cash equivalents balances that are being held in accordance with certain insurance-related regulatory requirements which could limit the Company's ability to use these assets for general corporate purposes, as further described below under "Investments in debt and equity securities."

Investments in debt and equity securities

        The Company accounts for its investment in debt and marketable equity securities in accordance with SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," and accordingly, classifies them as held-to-maturity, available-for-sale, or trading. Debt securities categorized as held-to-maturity are stated at amortized cost. Debt and equity securities categorized as available-for-sale are stated at fair value, with any unrealized gains and losses, net of deferred income taxes, reported as a component of Accumulated other comprehensive loss. Trading securities (primarily mutual funds held pursuant to deferred compensation and supplemental retirement plans, as further discussed in Note 9) are stated at fair value, with changes in fair value recorded in income as a component of Selling, general and administrative ("SG&A") expense.

        In general, the Company invests excess cash in shorter-dated, highly liquid investments such as money market funds, certificates of deposit, and commercial paper. Such securities have been classified either as held-to-maturity or available-for-sale, depending on the type of securities purchased (debt versus equity) as well as the Company's intentions with respect to the potential sale of such securities

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Basis of presentation and accounting policies (Continued)

before their stated maturity dates. Given the short maturities of such investments (except for those securities described in further detail below), the carrying amounts approximate the fair values of such securities.

        In years prior to 2007, the Company invested in tax-exempt auction rate securities, which are debt instruments having longer-dated (in some cases, many years) legal maturities, but with interest rates that are generally reset every 28-35 days under an auction system. There were no such investments outstanding as of January 30, 2009 or February 1, 2008.

        In 2008 and 2007, the Company's South Carolina-based wholly owned captive insurance subsidiary, Ashley River Insurance Company ("ARIC"), had investments in U.S. Government securities, obligations of Government Sponsored Enterprises, short- and long-term corporate obligations, and asset-backed obligations. These investments were held pursuant to South Carolina regulatory requirements to maintain certain asset balances in relation to ARIC's liability and equity balances which could limit the Company's ability to use these assets for general corporate purposes. In May 2008, the state of South Carolina made certain changes to these regulatory requirements, which had the effect of reducing the amounts and types of investments required to be held. As a result of these changes, the Company reclassified certain investments held by ARIC from held-to-maturity to available-for-sale, and ARIC subsequently liquidated investments (primarily U.S. Government and corporate debt securities) totaling $48.6 million during 2008. At January 30, 2009, the asset balances held pursuant to these regulatory requirements equaled $20.0 million and were reflected in the Company's consolidated balance sheet as cash and cash equivalents.

        Historical cost information pertaining to investments in mutual funds by participants in the Company's supplemental retirement and compensation deferral plans classified as trading securities is not readily available to the Company.

        On January 30, 2009 and February 1, 2008, held-to-maturity, available-for-sale and trading securities consisted of the following (in thousands):

		Gross Unrealized
				Estimated Fair Value
Successor January 30, 2009	Cost	Gains	Losses
Held-to-maturity securities
Other debt securities (see Note 8)	$31,388	$—	$2,442	$28,946

Trading securities
Equity securities	8,703	—	—	8,703

Total debt and equity securities	$40,091	$—	$2,442	$37,649

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Basis of presentation and accounting policies (Continued)

		Gross Unrealized
				Estimated Fair Value
Successor February 1, 2008	Cost	Gains	Losses
Held-to-maturity securities
Bank and corporate debt	$24,254	$244	$107	$24,391
U.S. Government securities	16,652	676	—	17,328
Obligations of Government sponsored enterprises	9,834	40	—	9,874
Asset-backed securities	1,815	21	5	1,831
Other debt securities (see Note 8)	33,453	—	709	32,744

	86,008	981	821	86,168

Trading securities
Equity securities	15,066	—	—	15,066

Total debt and equity securities	$101,074	$981	$821	$101,234

        On January 30, 2009 and February 1, 2008, these investments were included in the following accounts in the consolidated balance sheets (in thousands):

Successor January 30, 2009	Held-to- Maturity Securities	Available- for-Sale Securities	Trading Securities
Prepaid expenses and other current assets	$—	$—	$2,055
Other assets, net	—	—	6,648
Long-term obligations (see Note 8)	31,388	—	—

	$31,388	$—	$8,703

Successor February 1, 2008	Held-to- Maturity Securities	Available- for-Sale Securities	Trading Securities
Cash and cash equivalents	$1,000	$—	$—
Short-term investments	19,611	—	—
Prepaid expenses and other current assets	—	—	2,166
Other assets, net	31,944	—	12,900
Long-term obligations (see Note 8)	33,453	—	—

	$86,008	$—	$15,066

        The contractual maturities of held-to-maturity securities as of January 30, 2009 were in excess of three years and were $31.4 million at cost and $28.9 million at fair value, respectively.

        For the Successor year ended January 30, 2009 and period ended February 1, 2008, and the Predecessor period ended July 6, 2007 and year ended February 2, 2007, gross realized gains and losses on the sales of available-for-sale securities were not material. The cost of securities sold is based upon the specific identification method.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Basis of presentation and accounting policies (Continued)

Merchandise inventories

        Inventories are stated at the lower of cost or market with cost determined using the retail last-in, first-out ("LIFO") method. Under the Company's retail inventory method ("RIM"), the calculation of gross profit and the resulting valuation of inventories at cost are computed by applying a calculated cost-to-retail inventory ratio to the retail value of sales at a department level. Costs directly associated with warehousing and distribution are capitalized into inventory. The excess of current cost over LIFO cost was approximately $50.0 million at January 30, 2009 and $6.1 million at February 1, 2008. Current cost is determined using the retail first-in, first-out method. The Company's LIFO reserves were adjusted to zero at July 6, 2007 as a result of the Merger. The Successor recorded LIFO provisions of $43.9 million and $6.1 million during 2008 and 2007, respectively. The Predecessor recorded a LIFO credit of $1.5 million in 2006.

        In 2008, the increased commodity cost pressures mainly related to food and pet products which have been driven by fruit and vegetable prices and rising freight costs. Increases in petroleum, resin, metals, pulp and other raw material commodity driven costs also resulted in multiple product cost increases. The Company intends to address these commodity cost increases through negotiations with its vendors and by increasing retail prices as necessary. On a quarterly basis, the Company estimates the annual impact of commodity cost fluctuations based upon the best available information at that point in time.

Store pre-opening costs

        Pre-opening costs related to new store openings and the construction periods are expensed as incurred.

Property and equipment

        Property and equipment are recorded at cost. The Company provides for depreciation and amortization on a straight-line basis over the following estimated useful lives:

Land improvements	20
Buildings	39-40
Furniture, fixtures and equipment	3-10

        Improvements of leased properties are amortized over the shorter of the life of the applicable lease term or the estimated useful life of the asset.

Impairment of long-lived assets

        When indicators of impairment are present, the Company evaluates the carrying value of long-lived assets, other than goodwill, in relation to the operating performance and future cash flows or the appraised values of the underlying assets. In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company reviews for impairment stores open more than two years for which current cash flows from operations are negative. Impairment results when the carrying value of the assets exceeds the undiscounted future cash flows over the life of the lease. The Company's estimate of undiscounted future cash flows over the lease term is based upon historical operations of the stores and estimates of future store profitability which encompasses many factors that

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Basis of presentation and accounting policies (Continued)

are subject to variability and difficult to predict. If a long-lived asset is found to be impaired, the amount recognized for impairment is equal to the difference between the carrying value and the asset's estimated fair value. The fair value is estimated based primarily upon estimated future cash flows (discounted at the Company's credit adjusted risk-free rate) or other reasonable estimates of fair market value. Assets to be disposed of are adjusted to the fair value less the cost to sell if less than the book value.

        The Company recorded impairment charges included in SG&A expense of approximately $4.0 million in 2008, $0.2 million in the 2007 Predecessor period and $9.4 million in 2006 to reduce the carrying value of certain of its stores' assets as deemed necessary based on the Company's evaluation that such amounts would not be recoverable primarily due to insufficient sales or excessive costs resulting in negative current and projected future cash flows at these locations. The majority of the 2006 charges were recorded pursuant to certain strategic initiatives discussed in Note 3.

Goodwill and other intangible assets

        The Company amortizes intangible assets over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment when indicators of impairment are present, based on undiscounted cash flows, and if impaired, written down to fair value based on either discounted cash flows or appraised values.

        Goodwill and intangible assets with indefinite lives are tested for impairment annually or more frequently if indicators of impairment are present and written down to fair value as required. No impairment of intangible assets has been identified during any of the periods presented.

        The goodwill impairment test is a two-step process that requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of the Company's reporting unit based on valuation techniques (including a discounted cash flow model using revenue and profit forecasts) and comparing that estimated fair value with the recorded carrying value, which includes goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an "implied fair value" of goodwill. The determination of the "implied fair value" of goodwill would require the Company to allocate the estimated fair value of its reporting unit to its assets and liabilities. Any unallocated fair value would represent the "implied fair value" of goodwill, which would be compared to its corresponding carrying value.

Other assets

        Other assets consist primarily of long-term investments, qualifying prepaid expenses, debt issuance costs which are amortized over the life of the related obligations, and utility and security deposits. Such debt issuance costs increased substantially subsequent to the Merger as further discussed in Notes 2 and 6.

Vendor rebates

        The Company accounts for all cash consideration received from vendors in accordance with the provisions of Emerging Issues Task Force Issue ("EITF") 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor." Cash consideration received from a

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Basis of presentation and accounting policies (Continued)

vendor is generally presumed to be a rebate or an allowance and is accounted for as a reduction of merchandise purchase costs and classified as a current or long term liability, as applicable, until recognition in the statement of operations at the time the goods are sold. However, certain specific, incremental and otherwise qualifying SG&A expenses related to the promotion or sale of vendor products may be offset by cash consideration received from vendors, in accordance with arrangements such as cooperative advertising, when earned for dollar amounts up to but not exceeding actual incremental costs. The Company recognizes amounts received for cooperative advertising on performance, "first showing" or distribution, consistent with its policy for advertising expense in accordance with the American Institute of Certified Public Accountants Statement of Position 93-7, "Reporting on Advertising Costs."

Rent expense

        Rent expense is recognized over the term of the lease. The Company records minimum rental expense on a straight-line basis over the base, non-cancelable lease term commencing on the date that the Company takes physical possession of the property from the landlord, which normally includes a period prior to the store opening to make necessary leasehold improvements and install store fixtures. When a lease contains a predetermined fixed escalation of the minimum rent, the Company recognizes the related rent expense on a straight-line basis and records the difference between the recognized rental expense and the amounts payable under the lease as deferred rent. Tenant allowances, to the extent received, are recorded as deferred incentive rent and are amortized as a reduction to rent expense over the term of the lease. Any difference between the calculated expense and the amounts actually paid are reflected as a liability, with the current portion in Accrued expenses and other and the long-term portion in Other liabilities in the consolidated balance sheets, and totaled approximately $7.7 million and $3.7 million at January 30, 2009 and February 1, 2008, respectively.

        The Company recognizes contingent rental expense when the achievement of specified sales targets are considered probable, in accordance with EITF Issue 98-9, "Accounting for Contingent Rent." The amount expensed but not paid as of January 30, 2009 and February 1, 2008 was approximately $10.4 million and $8.3 million, respectively, and is included in Accrued expenses and other in the consolidated balance sheets (See Note 8).

        In the normal course of business, based on an overall analysis of store performance and expected trends, management periodically evaluates the need to close underperforming stores. Generally, for store closures where a lease obligation still exists, the Company records the estimated future liability associated with the rental obligation on the date the store is closed in accordance with SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." The estimated future liability associated with the rental obligation for certain store closures associated with the Merger were based on EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." Key assumptions in calculating the liability include the timeframe expected to terminate lease agreements, estimates related to the sublease potential of closed locations, and estimation of other related exit costs. Liabilities are reviewed periodically and adjusted when necessary. The current portion of the closed store rent liability is reflected in Accrued expenses and other and the long-term portion in Other liabilities in the consolidated balance sheets, and totaled approximately $13.2 million at January 30, 2009 and $20.2 million at February 1, 2008.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Basis of presentation and accounting policies (Continued)

Accrued expenses and other liabilities

        Accrued expenses and other consist of the following:

	Successor
(In thousands)	January 30, 2009	February 1, 2008
Compensation and benefits	$87,451	$60,720
Insurance	65,524	64,418
Taxes (other than taxes on income)	66,983	55,990
Other	155,087	119,828

	$375,045	$300,956

        Other accrued expenses primarily include the current portion of liabilities for legal settlements, freight expense, contingent rent expense, interest, electricity, lease contract termination liabilities for closed stores, common area and other maintenance charges, store insurance liabilities and income tax related reserves.

Insurance liabilities

        The Company retains a significant portion of risk for its workers' compensation, employee health, general liability, property and automobile claim exposures. Accordingly, provisions are made for the Company's estimates of such risks. The undiscounted future claim costs for the workers' compensation, general liability, and health claim risks are derived using actuarial methods. To the extent that subsequent claim costs vary from those estimates, future results of operations will be affected. Ashley River Insurance Company (or ARIC, as defined above), a South Carolina-based wholly owned captive insurance subsidiary of the Company, charges the operating subsidiary companies premiums to insure the retained workers' compensation and non-property general liability exposures. Pursuant to South Carolina insurance regulations, ARIC has cash and cash equivalents balances that may be limited for general corporate purposes, as further described above under "Investments in debt and equity securities." ARIC currently insures no unrelated third-party risk.

        As a result of the Merger, the Company recorded its assumed self-insurance reserves as of the Merger date at their present value in accordance with SFAS 141, "Business Combinations", using a discount rate of 5.4%. The balance of the resulting discount was $11.7 million and $18.7 million at January 30, 2009 and February 1, 2008, respectively. Other than for reserves assumed in a business combination, the Company's policy is to record self-insurance reserves on an undiscounted basis.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Basis of presentation and accounting policies (Continued)

Other liabilities

        Other non-current liabilities consist of the following:

	Successor
(In thousands)	January 30, 2009	February 1, 2008
Compensation and benefits	$8,399	$13,744
Insurance	139,410	123,276
Income tax related reserves	44,990	78,277
Derivatives	63,523	82,319
Other	32,966	22,098

	$289,288	$319,714

        Other liabilities consist primarily of deferred rent, lease contract termination liabilities for closed stores, leasehold interests liabilities, and rebate obligations.

Fair value accounting

        On February 2, 2008, the Company adopted components of SFAS No. 157, "Fair Value Measurements". The Company has not adopted SFAS 157 for nonfinancial assets and liabilities. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements. Accordingly, the standard does not require any new fair value measurements of reported balances.

        SFAS 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, SFAS 157 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

        Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are directly or indirectly observable for the asset or liability. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are based on an entity's own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Basis of presentation and accounting policies (Continued)

        The valuation of the Company's derivative financial instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments). The variable cash receipts (or payments) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

        To comply with the provisions of SFAS 157, the Company incorporates credit valuation adjustments (CVAs) to appropriately reflect both its own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

        Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the CVAs associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of January 30, 2009, the Company has assessed the significance of the impact of the CVAs on the overall valuation of its derivative positions and has determined that the CVAs are not significant to the overall valuation of its derivatives. Based on the Company's review of the CVAs by counterparty portfolio, the Company has determined that the CVAs are not significant to the overall portfolio valuations, as the CVAs are deemed to be immaterial in terms of basis points and are a very small percentage of the aggregate notional value. Although some of the CVAs as a percentage of termination value appear to be more significant, primary emphasis was placed on a review of the CVA in basis points and the percentage of the notional value. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

        The following table presents the Company's assets and liabilities measured at fair value on a recurring basis as of January 30, 2009, aggregated by the level in the fair value hierarchy within which those measurements fall.

(In thousands)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at January 30, 2009
Assets:
Trading securities(a)	$8,703	$—	$—	$8,703
Liabilities:
Derivative financial instruments(b)	—	63,523	—	63,523

(a)
Reflected in the consolidated balance sheet as Prepaid expenses and other current assets of $2,055 and Other assets, net of $6,648.

(b)
Reflected in the consolidated balance sheet as Other (noncurrent) liabilities.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Basis of presentation and accounting policies (Continued)

        The Company does not have any fair value measurements using significant unobservable inputs (Level 3) as of January 30, 2009.

        The carrying amounts reflected in the consolidated balance sheets for cash, cash equivalents, short-term investments, receivables and payables approximate their respective fair values. At January 30, 2009, the fair value of the Company's debt, excluding capital lease obligations, was approximately $3.747 billion, or approximately $380.1 million less than the carrying values of the debt, compared to a fair value of $3.783 billion at February 1, 2008, or approximately $489.2 million less than the carrying value. The estimated fair value of the debt is based primarily on quoted prices for those or similar instruments.

Derivative financial instruments

        The Company accounts for derivative financial instruments in accordance with SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended and interpreted (collectively, "SFAS 133"). This literature requires the Company to recognize all derivative instruments on the balance sheet at fair value, and contains accounting rules for hedging instruments, which depend on the nature of the hedge relationship. All financial instrument positions taken by the Company are intended to be used to reduce risk by hedging an underlying economic exposure.

        The Company's derivative financial instruments, in the form of interest rate swaps at January 30, 2009, are related to variable interest rate risk exposures associated with the Company's long-term debt and were entered into in an attempt to manage that risk. The counterparties to the Company's derivative agreements are all major international financial institutions. The Company continually monitors its position and the credit ratings of its counterparties and does not anticipate nonperformance by the counterparties, however, there can be no assurance that such nonperformance will not occur.

Share-based payments

        Effective February 4, 2006, the Company adopted SFAS 123 (Revised 2004) "Share Based Payment" ("SFAS 123(R)") and began recognizing compensation expense for share-based compensation based on the fair value of the awards on the grant date. SFAS 123(R) requires share-based compensation expense recognized since February 4, 2006 to be based on: (a) grant date fair value estimated in accordance with the original provisions of SFAS 123, "Accounting for Stock-Based Compensation," for unvested options granted prior to the adoption date and (b) grant date fair value estimated in accordance with the provisions of SFAS 123(R) for unvested options granted after the adoption date. The Company adopted SFAS 123(R) under the modified-prospective-transition method and, therefore, results from prior periods have not been restated.

        Under SFAS 123(R), forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period. This estimate is adjusted periodically based on the extent to which actual forfeitures differ, or are expected to differ, from the prior estimate. The forfeiture rate is the estimated percentage of options granted that are expected to be forfeited or canceled before becoming fully vested. The Company bases this estimate on historical experience or estimates of future trends, as applicable. An increase in the forfeiture rate will decrease compensation expense.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Basis of presentation and accounting policies (Continued)

        SFAS 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required prior to the adoption of SFAS 123(R).

        The fair value of each option grant is separately estimated and amortized into compensation expense on a straight-line basis between the applicable grant date and each vesting date. The Company has estimated the fair value of all stock option awards as of the grant date by applying the Black-Scholes-Merton option pricing valuation model. The application of this valuation model involves assumptions that are judgmental and highly sensitive in the determination of compensation expense.

        The Company also accounts for nonvested restricted stock awards in accordance with the provisions of SFAS 123(R). The Company calculates compensation expense as the difference between the market price of the underlying stock on the grant date and the purchase price, if any, and recognizes such amount on a straight-line basis over the period in which the recipient earns the nonvested restricted stock and restricted stock unit award. Under the provisions of SFAS 123(R), unearned compensation is not recorded within shareholders' equity.

        The Company has elected to determine its excess tax benefit pool upon adoption of SFAS 123(R) in accordance with the provisions of FASB Staff Position ("FSP") 123(R)-3, "Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards." Under the provisions of this FSP, the cumulative benefit of stock option exercises included in additional paid-in capital for the periods after the effective date of SFAS 123 is reduced by the cumulative income tax effect of the pro forma stock option expense previously disclosed in accordance with the requirements of SFAS 123. (The provision of this FSP applied only to options that were fully vested before the date of adoption of SFAS 123(R). The amount of any excess tax benefit for options that are either granted after the adoption of SFAS 123(R) or are partially vested on the date of adoption were computed in accordance with the provisions of SFAS 123(R).) The amount of any excess deferred tax asset over the actual income tax benefit realized for options that are exercised after the adoption of SFAS 123(R) will be absorbed by the excess tax benefit pool. Income tax expense will be increased should the Company's excess tax benefit pool be insufficient to absorb any future deferred tax asset amounts in excess of the actual tax benefit realized. The Company has determined that its excess tax benefit pool was approximately $68 million as of the adoption of SFAS 123(R) on February 4, 2006. After the Merger and the related application of purchase accounting, the excess tax benefit pool has been reduced to zero.

Revenue and gain recognition

        The Company recognizes retail sales in its stores at the time the customer takes possession of merchandise. All sales are net of discounts and estimated returns and are presented net of taxes assessed by governmental authorities that are imposed concurrent with those sales. The liability for retail merchandise returns is based on the Company's prior experience. The Company records gain contingencies when realized.

        The Company recognizes gift card sales revenue at the time of redemption. The liability for the gift cards is established for the cash value at the time of purchase. The liability for outstanding gift cards was approximately $1.5 million and $1.2 million at January 30, 2009 and February 1, 2008, respectively, and is recorded in Accrued expenses and other. Through January 30, 2009, the Company has not recorded any breakage income related to its gift card program.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Basis of presentation and accounting policies (Continued)

Advertising costs

        Advertising costs are expensed upon performance, "first showing" or distribution, and are reflected net of qualifying cooperative advertising funds provided by vendors in SG&A expenses. Advertising costs were $27.8 million, $23.6 million, $17.3 million and $45.0 million in 2008, the 2007 Successor and Predecessor periods, and 2006, respectively. These costs primarily include promotional circulars, targeted circulars supporting new stores, television and radio advertising, in-store signage, and costs associated with the sponsorships of certain automobile racing activities. Vendor funding for cooperative advertising offset reported expenses by $7.8 million, $6.6 million, $2.0 million and $7.9 million in 2008, the 2007 Successor and Predecessor periods, and 2006, respectively.

Capitalized interest

        To assure that interest costs properly reflect only that portion relating to current operations, interest on borrowed funds during the construction of property and equipment is capitalized. Interest costs capitalized were equal to zero in 2008 and the 2007 periods, and were approximately $2.9 million in 2006.

Income taxes

        The Company reports income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, the asset and liability method is used for computing the future income tax consequences of events that have been recognized in the Company's consolidated financial statements or income tax returns. Deferred income tax expense or benefit is the net change during the year in the Company's deferred income tax assets and liabilities.

        As discussed in Note 5, effective February 3, 2007 the Predecessor modified its method of accounting for income taxes in connection with the adoption of FASB Interpretation 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement 109 ("FIN 48"). The adoption resulted in an $8.9 million decrease in retained earnings and a reclassification of certain amounts between deferred income taxes and other noncurrent liabilities to conform to the balance sheet presentation requirements of FIN 48. As of the date of adoption, the total reserve for uncertain tax benefits was $77.9 million. This reserve excludes the federal income tax benefit for the uncertain tax positions related to state income taxes, which is now included in deferred tax assets. As a result of the adoption of FIN 48, the reserve for interest expense related to income taxes was increased to $15.3 million and a reserve for potential penalties of $1.9 million related to uncertain income tax positions was recorded. As of the date of adoption, approximately $27.1 million of the reserve for uncertain tax positions would have impacted the Company's effective income tax rate subsequently if the Company were to recognize the tax benefit for these positions.

        Subsequent to the adoption of FIN 48, the Company has elected to record income tax related interest and penalties as a component of the provision for income tax expense.

        Income tax reserves are determined using the methodology established by FIN 48. FIN 48 requires companies to assess each income tax position taken using a two step process. A determination is first made as to whether it is more likely than not that the position will be sustained, based upon the technical merits, upon examination by the taxing authorities. If the tax position is expected to meet the more likely than not criteria, the benefit recorded for the tax position equals the largest amount that is greater than 50% likely to be realized upon ultimate settlement of the respective tax position.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Basis of presentation and accounting policies (Continued)

Uncertain tax positions require determinations and estimated liabilities to be made based on provisions of the tax law which may be subject to change or varying interpretation. If the Company's determinations and estimates prove to be inaccurate, the resulting adjustments could be material to the Company's future financial results.

Earnings (loss) per share

        The amounts reflected below are in thousands except per share amounts.

Successor	Year Ended January 30, 2009
	Net Income	Weighted Average Shares	Per Share Amount
Basic earnings per share	$108,182	554,792	$0.19
Effect of dilutive stock options and restricted stock		838

Diluted earnings per share	$108,182	555,630	$0.19

Successor	March 6, 2007 through February 1, 2008
	Net Loss	Weighted Average Shares	Per Share Amount
Basic loss per share	$(4,818)	554,360	$(0.01)
Effect of dilutive stock options and restricted stock		—

Diluted loss per share	$(4,818)	554,360	$(0.01)

        Basic earnings (loss) per share was computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted earnings (loss) per share was determined based on the dilutive effect of stock options and restricted stock, where applicable, using the treasury stock method.

        Because of the Merger, the Company's capital structure for periods before and after the Merger are not comparable. As a result, only periods subsequent to the Merger are presented herein.

        Restricted shares and options to purchase shares of common stock that were outstanding at the end of the respective periods, but were not included in the computation of diluted earnings (loss) per share because the effect of issuing such shares or exercising such options would be antidilutive, were 21.1 million and 21.8 million in 2008 and the 2007 Successor period, respectively.

Management estimates

        The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Accounting pronouncements

        In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities", an amendment of FASB Statement 133. SFAS 161 applies to all derivative

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Basis of presentation and accounting policies (Continued)

instruments and nonderivative instruments that are designated and qualify as hedging instruments pursuant to paragraphs 37 and 42 of SFAS 133 and related hedged items accounted for under SFAS 133. SFAS 161 requires entities to provide greater transparency through additional disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity's financial position, results of operations, and cash flows. SFAS 161 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2008. The Company plans to adopt SFAS 161 during the first quarter of 2009 and its impact is expected to be limited to the additional disclosures discussed above.

        In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations". The new standard establishes the requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest (formerly minority interest) in an acquiree; provides updated requirements for recognition and measurement of goodwill acquired in the business combination or a gain from a bargain purchase; and provides updated disclosure requirements to enable users of financial statements to evaluate the nature and financial effects of the business combination. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is not allowed. Unless a qualifying transaction is consummated subsequent to the effective date, the adoption of this standard on the Company's financial statements is expected to be limited to any future Merger-related adjustments to uncertain tax positions that would, if subsequently recognized, impact results of operations rather than goodwill.

        In September 2006, the FASB issued SFAS 157, "Fair Value Measurements." SFAS 157 provides guidance for using fair value to measure assets and liabilities. The standard also requires expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. For non-financial assets and liabilities, the effective date has been delayed to fiscal years beginning after November 15, 2008. The Company adopted components of SFAS 157 in 2008 and currently expects to adopt the components of SFAS 157 relating to nonfinancial assets and liabilities during 2009. The Company is in the process of evaluating the potential impact of this standard on its consolidated financial statements.

Reclassifications

        Certain reclassifications of the 2006 and 2007 amounts have been made to conform to the 2008 presentation.

2. Merger

        On March 11, 2007, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Buck Holdings L.P., a Delaware limited partnership ("Parent"), and Buck, a Tennessee corporation and wholly owned subsidiary of Parent. Parent is and Buck was (prior to the Merger) controlled by investment funds affiliated with Kohlberg Kravis Roberts & Co., L.P. ("KKR").

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Merger (Continued)

On July 6, 2007, the transaction was consummated through a merger (the "Merger") of Buck with and into the Company. The Company survived the Merger as a subsidiary of Parent. The Company's results of operations after July 6, 2007 include the effects of the Merger.

        The aggregate purchase price was approximately $7.1 billion, including direct costs of the Merger, and was funded primarily through debt financings as described more fully below in Note 6 and cash equity contributions from KKR, GS Capital Partners VI Fund, L.P. and affiliated funds (affiliates of Goldman, Sachs & Co.), Citi Private Equity, Wellington Management Company, LLP, CPP Investment Board (USRE II) Inc., and other equity co-investors (collectively, the "Investors") of approximately $2.8 billion (553.4 million shares of new common stock, $0.50 par value per share, valued at $5.00 per share). Also in connection with the Merger, certain of the Company's management employees invested in and were issued new shares, representing less than 1% of the outstanding shares, in the Company. Pursuant to the terms of the Merger Agreement, the former holders of the Predecessor's common stock, par value $0.50 per share, received $22.00 per share, or approximately $6.9 billion, and all such shares were acquired as a result of the Merger. As of January 30, 2009 and February 1, 2008, there were approximately 556,227,947 and 555,481,897 shares of Company common stock outstanding, respectively, a portion of which is redeemable as further discussed below in Note 10.

        As discussed in Note 1, the Merger was accounted for as a reverse acquisition in accordance with the purchase accounting provisions of SFAS 141, "Business Combinations". Because of this accounting treatment, the Company's assets and liabilities have properly been accounted for at their estimated fair values as of the Merger date. The aggregate purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed based upon an assessment of their relative fair values as of the Merger date.

        The allocation of the purchase price is as follows (in thousands):

Cash and cash equivalents	$349,615
Short-term investments	30,906
Merchandise inventories	1,368,130
Income taxes receivable	40,199
Deferred income taxes	57,176
Prepaid expenses and other current assets	63,204
Property and equipment, net	1,301,119
Goodwill	4,338,589
Intangible assets	1,396,612
Other assets, net	66,537
Current portion of long-term obligations	(7,088)
Accounts payable	(585,518)
Accrued expenses and other	(306,394)
Income taxes payable	(84)
Long-term obligations	(267,927)
Deferred income taxes	(540,675)
Other liabilities	(208,710)

Total purchase price assigned	$7,095,691

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Merger (Continued)

        The purchase price allocation as of January 30, 2009 included approximately $4.34 billion of goodwill, none of which is expected to be deductible for tax purposes. The goodwill balance at February 1, 2008 increased by $21.3 million over the balance immediately following the Merger, representing a refinement of the purchase price allocation related to the Merger. The goodwill balance at January 30, 2009 decreased $6.3 million from February 1, 2008 due to an adjustment to income tax contingencies as further discussed in Note 5. The purchase price allocation as of January 30, 2009 and February 1, 2008 also included approximately $1.4 billion of other intangible assets, as follows:

	As of January 30, 2009
(In thousands)	Estimated Useful Life	Amount	Accumulated Amortization	Net
Leasehold interests	2 to 17.5 years	$184,570	$64,020	$120,550
Internally developed software	3 years	12,300	6,492	5,808

		196,870	70,512	126,358
Trade names and trademarks	Indefinite	1,199,200	—	1,199,200

		$1,396,070	$70,512	$1,325,558

	As of February 1, 2008
(In thousands)	Estimated Useful Life	Amount	Accumulated Amortization	Net
Leasehold interests	2 to 17.5 years	$185,112	$23,663	$161,449
Internally developed software	3 years	12,300	2,392	9,908

		197,412	26,055	171,357
Trade names and trademarks	Indefinite	1,199,200	—	1,199,200

		$1,396,612	$26,055	$1,370,557

        The Company recorded amortization expense related to amortizable intangible assets for 2008 and the 2007 Successor period of $45.0 million and $26.1 million, respectively, ($40.9 million and $23.7 million, respectively, of which is included in rent expense).

        For intangible assets subject to amortization, the estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows: 2009—$41.1 million, 2010—$27.3 million, 2011—$20.9 million, 2012—$17.0 million, and 2013—$12.0 million.

        Fees and expenses related to the Merger totaled $102.6 million, principally consisting of investment banking fees, legal fees and stock compensation ($39.4 million as further discussed in Note 10), and are reflected in the 2007 results of operations. Capitalized debt issuance costs as of the Merger date of $87.4 million for Merger-related financing were reflected in other long-term assets in the consolidated balance sheet.

        The following represents the unaudited pro forma results of the Company's consolidated operations as if the Merger had occurred on February 3, 2007 and February 4, 2006, respectively, after giving effect to certain adjustments, including the depreciation and amortization of the assets acquired

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Merger (Continued)

based on their estimated fair values and changes in interest expense resulting from changes in consolidated debt (in thousands):

(In thousands)	Year Ended February 1, 2008	Year Ended February 2, 2007
Revenue	$9,495,246	$9,169,822
Net loss	(57,939)	(156,188)

        The pro forma information does not purport to be indicative of what the Company's results of operations would have been if the acquisition had in fact occurred at the beginning of the periods presented, and is not intended to be a projection of the Company's future results of operations.

        Subsequent to the announcement of the Merger Agreement, the Company and its directors, along with other parties, were named in seven putative class actions filed in Tennessee state courts alleging claims for breach of fiduciary duty arising out of the proposed Merger, all as described more fully under "Legal Proceedings" in Note 8 below.

3. Strategic initiatives

        During 2006, the Company began implementing certain strategic initiatives related to its historical inventory management and real estate strategies, as more fully described below.

Inventory management

        In November 2006, the Company undertook an initiative to discontinue its historical inventory packaway model for virtually all merchandise by the end of fiscal 2007. Under the packaway model, certain unsold inventory items (primarily seasonal merchandise) were stored on-site and returned to the sales floor until the items were eventually sold, damaged or discarded. Through end-of-season and other markdowns, this initiative resulted in the elimination of seasonal, home products and apparel packaway merchandise to allow for increased levels of newer, current-season merchandise. In connection with this strategic change, in the third quarter of 2006 the Company recorded a reserve for lower of cost or market inventory impairment estimates of $63.5 million and incurred higher markdowns and writedowns on inventory in the second half of 2006 and in 2007 than in comparable prior-year periods. As a result of the Merger and in accordance with SFAS 141, the Company's inventory balances, including the inventory associated with this strategic change, were adjusted to fair value and the related reserve was eliminated.

Exit and disposal activities

        In November 2006, the Company decided to close, in addition to those stores that might be closed in the ordinary course of business, approximately 400 stores by the end of fiscal 2007, all of which were closed by February 1, 2008. Additionally, in connection with the Merger, management approved and

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Strategic initiatives (Continued)

completed a plan to close an additional 60 stores prior to February 1, 2008. The Company has recorded the following pre-tax costs associated with the closing of these approximately 460 stores (in millions):

	Total(a)	Incurred in 2006	Incurred in 2007	Merger Additions(b)	Incurred in 2008	Remaining
Lease contract termination costs(c)	$38.1	$5.7	$16.3	$12.3	$3.8	$—
One-time employee termination benefits	1.0	0.3	0.5	0.2	—	—
Other associated store closing costs	8.4	0.2	7.2	1.2	(0.2)	—
Inventory liquidation fees	4.4	1.6	2.8	—	—	—
Asset impairment & accelerated depreciation	12.8	8.3	3.6	0.9	—	—
Inventory markdowns below cost	8.3	6.7	0.9	0.7	—	—

Total	$73.0	$22.8	$31.3	$15.3	$3.6	$—

(a)
Reflects amounts as of January 30, 2009, which, in total, are $3.6 million greater than estimates as of February 1, 2008.

(b)
These amounts were recorded as assumed liabilities in connection with the Merger.

(c)
Including reversals of deferred rent accruals totaling $0.5 million, of which $0.1 million is reflected in 2006, and $0.4 million is reflected in 2007. Excludes accretion expense to be incurred in future periods.

        Other associated store closing costs as listed in the table above primarily include the removal of any usable assets as well as real estate consulting and other services.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Strategic initiatives (Continued)

        Liability balances related to exit activities discussed above are as follows (in millions):

	Balance, February 1, 2008	2008 Expenses(a)	2008 Payments and Other	Balance, January 30, 2009
Lease contract termination costs	$20.1	$3.8	$11.3	$12.6
Other associated store closing costs(b)	1.0	(0.2)	0.7	0.1

Total	$21.1	$3.6	$12.0	$12.7

(a)
2008 expenses associated with exit and disposal activities are included in selling, general and administrative ("SG&A") expenses in the consolidated statement of operations.

(b)
Primarily represents store closing costs including removal of store fixtures.

4. Property and equipment

        Property and equipment is recorded at cost and summarized as follows:

	Successor
(In thousands)	January 30, 2009	February 1, 2008
Land and land improvements	$137,779	$137,539
Buildings	518,933	516,482
Leasehold improvements	117,846	87,343
Furniture, fixtures and equipment	781,425	645,376
Construction in progress	5,025	2,823

	1,561,008	1,389,563
Less accumulated depreciation and amortization	292,048	115,318

Net property and equipment	$1,268,960	$1,274,245

        Depreciation expense related to property and equipment was approximately $190.5 million for 2008, $116.9 million for the 2007 Successor period, $83.5 million for the 2007 Predecessor period, and $199.6 million for 2006. Amortization of capital lease assets is included in depreciation expense.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Income taxes

        The provision (benefit) for income taxes consists of the following:

	Successor		Predecessor
(In thousands)	2008	March 6, 2007 through February 1, 2008	February 3, 2007 through July 6, 2007	2006
Current:
Federal	$10,489	$(25,726)	$31,114	$101,919
Foreign	1,084	409	495	1,200
State	1,214	4,306	1,258	17,519

	12,787	(21,011)	32,867	120,638

Deferred:
Federal	64,403	22,157	(18,750)	(34,807)
Foreign	(3)	—	—	13
State	9,034	(2,921)	(2,124)	(3,424)

	73,434	19,236	(20,874)	(38,218)

	$86,221	$(1,775)	$11,993	$82,420

        A reconciliation between actual income taxes and amounts computed by applying the federal statutory rate to income before income taxes is summarized as follows:

	Successor				Predecessor
(Dollars in thousands)	2008		March 6, 2007 through February 1, 2008		February 3, 2007 through July 6, 2007		2006
U.S. federal statutory rate on earnings before income taxes	$68,041	35.0%	$(2,308)	35.0%	$1,399	35.0%	$77,127	35.0%
State income taxes, net of federal income tax benefit	5,361	2.8	904	(13.7)	(1,135)	(28.4)	5,855	2.7
Jobs credits, net of federal income taxes	(9,149)	(4.7)	(3,022)	45.8	(2,227)	(55.7)	(5,008)	(2.3)
Increase (decrease) in valuation allowances	3,038	1.6	—	—	551	13.8	3,211	1.5
Income tax related interest expense, net of federal income tax benefit	(2,015)	(1.0)	2,738	(41.5)	(172)	(4.3)	—	—
Nondeductible Merger-related lawsuit settlement	18,130	9.3	—	—	—	—	—	—
Nondeductible transaction costs	—	—	—	—	13,501	337.9	—	—
Other, net	2,815	1.4	(87)	1.3	76	1.9	1,235	0.5

	$86,221	44.4%	$(1,775)	26.9%	$11,993	300.2%	$82,420	37.4%

        The 2008 effective income tax rate is an expense of 44.4%. This expense is greater than the expected U.S. statutory tax rate of 35% principally due to the non-deductibility of the settlement and related expenses associated with the Merger-related shareholder lawsuit.

        The income tax rate for the Successor period ended February 1, 2008 is a benefit of 26.9%. This benefit is less than the expected U.S. statutory rate of 35% due to the incurrence of state income taxes in several of the group's subsidiaries that file their state income tax returns on a separate entity basis

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Income taxes (Continued)

and the election to include, effective February 3, 2007, income tax related interest and penalties in the amount reported as income tax expense.

        The income tax rate for the Predecessor period ended July 6, 2007 is an expense of 300.2%. This expense is higher than the expected U.S. statutory rate of 35% due principally to the non-deductibility of certain acquisition related expenses.

        The 2006 income tax rate was higher than the U.S. statutory rate of 35% principally due to state income taxes.

        Deferred taxes reflect the effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

	Successor
(In thousands)	January 30, 2009	February 1, 2008
Deferred tax assets:
Deferred compensation expense	$5,350	$6,254
Accrued expenses and other	4,815	4,379
Accrued rent	4,830	5,909
Accrued insurance	66,091	61,887
Accrued bonuses	23,016	100
Interest rate hedges	25,327	30,891
Tax benefit of FIN 48 income tax and interest reserves	11,859	16,209
Other	12,021	9,947
State tax net operating loss carryforwards, net of federal tax	9,252	10,342
State tax credit carryforwards, net of federal tax	13,545	8,727

	176,106	154,645
Less valuation allowances	(9,808)	(1,560)

Total deferred tax assets	166,298	153,085

Deferred tax liabilities:
Property and equipment	(156,591)	(108,675)
Inventories	(38,901)	(20,291)
Trademarks	(431,654)	(428,627)
Amortizable assets	(47,446)	(64,419)
Insurance related tax method change	(42,641)	—
Other	(566)	(501)

Total deferred tax liabilities	(717,799)	(622,513)

Net deferred tax liabilities	$(551,501)	$(469,428)

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Income taxes (Continued)

        Net deferred tax liabilities are reflected separately on the consolidated balance sheets as current and noncurrent deferred income taxes. The following table summarizes net deferred tax liabilities as recorded in the consolidated balance sheets:

	Successor
(In thousands)	January 30, 2009	February 1, 2008
Current deferred income tax assets, net	$4,600	$17,297
Noncurrent deferred income tax liabilities, net	(556,101)	(486,725)

Net deferred tax liabilities	$(551,501)	$(469,428)

        The Company has state net operating loss carryforwards as of January 30, 2009 that total approximately $307.7 million which will expire in 2013 through 2028. The Company also has state tax credit carryforwards of approximately $20.8 million that will expire beginning in 2009 through 2027.

        The valuation allowance has been provided for federal capital losses and state tax credit carryforwards. The 2008 increase of $8.2 million was recorded as income tax expense of $3.0 million and an adjustment to goodwill of $5.2 million. The full amount of the change in the valuation allowance for the 2007 Successor period, a decrease of $4.2 million, was recorded as an adjustment to goodwill. The increase of $0.6 million in the Predecessor period ended July 6, 2007 and the increase of $3.2 million in 2006 were included in income tax expense for the respective periods. Based upon expected future income, management believes that it is more likely than not that the results of operations will generate sufficient taxable income to realize the deferred tax assets after giving consideration to the valuation allowance.

        During 2008, goodwill recorded in connection with the Merger was reduced by $6.3 million principally as a result of the favorable settlement of uncertain income tax positions that existed at the time of the Merger.

        The Predecessor adopted the provisions of FIN 48 effective February 3, 2007. The adoption resulted in an $8.9 million decrease in retained earnings and a reclassification of certain amounts between deferred income taxes and other noncurrent liabilities to conform to the balance sheet presentation requirements of FIN 48. As of the date of adoption, the total uncertain tax benefits were $77.9 million. This amount excludes the federal income tax benefit for the uncertain tax positions related to state income taxes, which is included in deferred tax assets. As a result of the adoption of FIN 48, the reserve for interest expense related to income taxes was increased to $15.3 million and a reserve for potential penalties of $1.9 million related to uncertain income tax positions was recorded.

        Subsequent to the adoption of FIN 48, the Company has elected to record income tax related interest and penalties as a component of the provision for income tax expense.

        In the Predecessor period ended July 6, 2007, the Internal Revenue Service completed an examination of the Company's federal income tax returns through fiscal year 2003 resulting in a net income tax refund. There are no unresolved issues related to this examination. None of the Company's federal income tax returns are currently under examination by the Internal Revenue Service; however, fiscal years 2005 and later are still subject to possible examination by the Internal Revenue Service. The Company has various state income tax examinations that are currently in progress. The estimated

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Income taxes (Continued)

liability related to these state income tax examinations is included in the Company's reserve for uncertain tax positions. Generally, the Company's tax years ended in 2005 and forward remain open for examination by the various state taxing authorities.

        As of January 30, 2009, the total uncertain tax benefits, interest expense related to income taxes and potential income tax penalties were $59.1 million, $11.3 million and $1.5 million, respectively, for a total of $71.9 million. Of this amount, $20.8 million and $47.3 million are reflected in current liabilities as accrued expenses and other and in other noncurrent liabilities, respectively, in the consolidated balance sheet with the remaining $3.8 million reducing deferred tax assets related to net operating loss carry forwards.

        As of February 1, 2008, the total uncertain tax benefits, interest expense related to income taxes and potential income tax penalties were $96.6 million, $19.7 million and $1.5 million, respectively, for a total of $117.8 million. Of this amount, $23.2 million and $78.3 are reflected in current liabilities as accrued expenses and other and in other noncurrent liabilities, respectively, in the consolidated balance sheet with the remaining $16.3 million reducing deferred tax assets related to net operating loss carry forwards.

        The change, from the date of adoption, through the end of the Predecessor period ended July 6, 2007 in the uncertain tax benefits, interest expense related to income taxes and potential income tax penalties that impacted the consolidated statement of operations was a net increase of $10.4 million and $0.2 million and a decrease of $0.4 million, respectively. The change, from the end of the Predecessor period ended July 6, 2007, through the end of the Successor period ended February 1, 2008, in the uncertain tax benefits and interest expense related to income taxes that impacted the consolidated statement of operations was a net increase of $0.2 million and $4.2 million, respectively. There was no change in the reserve for potential income tax penalties during the Successor period ended February 1, 2008.

        During 2008, the Company included in its consolidated statement of operations a net increase of $0.8 million, a net decrease of $1.0 million and a net increase of $0.3 million related to uncertain tax benefits, interest expense related to income taxes and potential tax penalties, respectively. The net decrease in interest expense related to uncertain tax positions is due to the reduction during 2008 in amounts previously accrued related to uncertain tax positions.

        The Company believes that it is reasonably possible that the reserve for uncertain tax positions may be reduced by approximately $33.6 million in the coming twelve months principally as a result of the settlement of currently ongoing state income tax examinations and the anticipated filing of an income tax accounting method change request that is expected to resolve certain uncertainties related to accounting methods employed by the Company. The reasonably possible change of $33.6 million is included in both current liabilities ($20.1 million) and other noncurrent liabilities ($13.5 million) in the consolidated balance sheet as of January 30, 2009. Also, as of January 30, 2009, approximately $23.9 million of the uncertain tax positions would impact the Company's effective income tax rate if the Company were to recognize the tax benefit for these positions.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Income taxes (Continued)

        A reconciliation of the uncertain income tax positions from February 3, 2007 (the date of adoption) through January 30, 2009 is as follows:

(In thousands)
Balance as of February 3, 2007	$77,864
Increases—tax positions taken in the current year	19,568
Increases—tax positions taken in prior years	1,149
Decrease—tax positions taken in prior years	(9)
Statute expirations	(185)
Settlements	(1,787)

Balance as of February 1, 2008	$96,600
Increases—tax positions taken in the current year	25,977
Decrease—tax positions taken in the current year	(2,250)
Increases—tax positions taken in prior years	3,271
Decrease—tax positions taken in prior years	(58,607)
Statute expirations	(1,955)
Settlements	(3,979)

Balance as of January 30, 2009	$59,057

6. Current and long-term obligations

        Current and long-term obligations consist of the following:

	Successor
(In thousands)	January 30, 2009	February 1, 2008
Senior secured term loan facility	$2,300,000	$2,300,000
Senior secured asset-based revolving credit facility	—	102,500
10 5/8% Senior Notes due July 15, 2015, net of discount of $20,033 and $22,083, respectively	1,154,967	1,152,917
117/8/12 5/8% Senior Subordinated Notes due July 15, 2017	655,891	700,000
8 5/8% Notes due June 15, 2010	1,822	1,822
Capital lease obligations	9,939	10,268
Tax increment financing due February 1, 2035	14,495	14,495

	4,137,114	4,282,002
Less: current portion	(14,158)	(3,246)

Long-term portion	$4,122,956	$4,278,756

        On July 6, 2007, the Company entered into two senior secured credit agreements (the "Credit Facilities"). The Credit Facilities provide financing of $3.425 billion, consisting of $2.3 billion in a senior secured term loan facility which matures on July 6, 2014, and a senior secured asset-based revolving credit facility of up to $1.125 billion, subject to borrowing base availability, which matures on July 6, 2013.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Current and long-term obligations (Continued)

        Under the Credit Facilities, the Company has the right at any time to request up to $325.0 million of incremental commitments under one or more incremental term loan facilities and/or asset-based revolving credit facilities, subject to certain conditions and subject to the lender's desire to extend the incremental facilities.

        The amount available under the senior secured asset-based revolving credit facility (including up to $350.0 million for letters of credit) may not exceed the borrowing base (consisting of specified percentages of eligible inventory and credit card receivables less any applicable availability reserves). The senior secured asset-based revolving credit facility includes a $1.0 billion tranche and a $125.0 million ("last out") tranche. Repayments of the senior secured asset-based revolving credit facility will be applied to the $125.0 million tranche only after all other tranches have been fully paid down. As of January 30, 2009 and February 1, 2008, the Company had outstanding borrowings of $0 and $102.5 million, respectively, under the "last out" tranche.

        Borrowings under the Credit Facilities bear interest at a rate equal to an applicable margin plus, at the Company's option, either (a) LIBOR or (b) a base rate (which is usually equal to the prime rate). The applicable margin for borrowings is (i) under the term loan facility, 2.75% for LIBOR borrowings and 1.75% for base-rate borrowings (ii) as of January 30, 2009 and February 1, 2008, respectively, under the asset-based revolving credit facility (except in the last out tranche described above), 1.25% and 1.50% for LIBOR borrowings; 0.25% and 0.50% for base-rate borrowings and for any last out borrowings, 2.25% for LIBOR borrowings and 1.25% for base-rate borrowings. The applicable margins for borrowings under the asset-based revolving credit facility (except in the case of last out borrowings) are subject to adjustment each quarter based on average daily excess availability under the asset-based revolving credit facility. As of February 1, 2008, the average interest rate for borrowings under the revolving credit facility was 6.35%. The interest rate for borrowings under the term loan facility was 3.44% and 6.22% (without giving effect to the interest rate swaps discussed in Note 7) as of January 30, 2009 and February 1, 2008, respectively.

        In addition to paying interest on outstanding principal under the Credit Facilities, the Company is required to pay a commitment fee to the lenders under the asset-based revolving credit facility for any unutilized commitments. The commitment fee rate is 0.375% per annum. The commitment fee rate will be reduced (except with regard to the last out tranche) to 0.25% per annum at any time that the unutilized commitments under the asset-based credit facility are equal to or less than 50% of the aggregate commitments under the asset-based revolving credit facility. The Company also must pay customary letter of credit fees.

        The senior secured credit agreement for the term loan facility requires the Company to prepay outstanding term loans, subject to certain exceptions, with percentages of excess cash flow, proceeds of non-ordinary course asset sales or dispositions of property, and proceeds of incurrences of certain debt. In addition, the senior secured credit agreement for the asset-based revolving credit facility requires the Company to prepay the asset-based revolving credit facility, subject to certain exceptions, with proceeds of non-ordinary course asset sales or dispositions of property and any borrowings in excess of the then current borrowing base. Beginning September 30, 2009, the Company is required to repay installments on the loans under the term loan credit facility in equal quarterly principal amounts in an aggregate amount per annum equal to 1% of the total funded principal amount at July 6, 2007, with the balance payable on July 6, 2014.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Current and long-term obligations (Continued)

        All obligations under the Credit Facilities are unconditionally guaranteed by substantially all of the Company's existing and future domestic subsidiaries (excluding certain immaterial subsidiaries and certain subsidiaries designated by the Company under the Credit Facilities as "unrestricted subsidiaries").

        All obligations and guarantees of those obligations under the term loan credit facility are secured by, subject to certain exceptions, a second-priority security interest in all existing and after-acquired inventory and accounts receivable; a first priority security interest in substantially all of the Company's and the guarantors' tangible and intangible assets (other than the inventory and accounts receivable collateral); and a first-priority pledge of the capital stock held by the Company. All obligations under the asset-based revolving credit facility are secured by all existing and after-acquired inventory and accounts receivable, subject to certain exceptions.

        The Credit Facilities contain certain covenants, including, among other things, covenants that limit the Company's ability to incur additional indebtedness, sell assets, incur additional liens, pay dividends, make investments or acquisitions, or repay certain indebtedness.

        For the year ended January 30, 2009, the Company had borrowings of $0 and repayments of $102.5 million, and for the 2007 Successor period the Company had borrowings of $1.522 billion and repayments of $1.420 billion, under the asset based revolving credit facility. For the year ended February 2, 2007, the Company had borrowings of $2.013 billion and repayments of $2.013 billion, under a prior revolving credit facility. As of January 30, 2009 and February 1, 2008, respectively, the Company had $0 and $102.5 million in borrowings, $51.0 million and $28.8 million of commercial letters of credit, and $83.7 million and $69.2 million of standby letters of credit outstanding under the asset-based revolving credit facility, with excess availability under that facility of $932.8 million and $769.2 million. As of January 30, 2009 and February 1, 2008, the Company had $2.3 billion outstanding under the term loan facility.

        In addition, on July 6, 2007, in conjunction with the Merger, the Company issued $1.175 billion aggregate principal amount of 10.625% senior notes due 2015 (the "senior notes") which were issued net of a discount of $23.2 million and which mature on July 15, 2015 pursuant to an indenture, dated as of July 6, 2007 (the "senior indenture"), and $725 million aggregate principal amount of 11.875%/12.625% senior subordinated toggle notes due 2017 (the "senior subordinated notes"), which mature on July 15, 2017, pursuant to an indenture, dated as of July 6, 2007 (the "senior subordinated indenture"). The senior notes and the senior subordinated notes are collectively referred to herein as the "notes". The senior indenture and the senior subordinated indenture are collectively referred to herein as the "indentures".

        Interest on the notes is payable on January 15 and July 15 of each year, beginning January 15, 2008. Interest on the senior notes is payable in cash. Cash interest on the senior subordinated notes will accrue at a rate of 11.875% per annum and PIK interest (as that term is defined below) will accrue at a rate of 12.625% per annum. For certain interest periods, the Company may elect to pay interest on the senior subordinated notes by increasing the principal amount of the senior subordinated notes or issuing new senior subordinated notes ("PIK interest").

        The notes are fully and unconditionally guaranteed by each of the existing and future direct or indirect wholly owned domestic subsidiaries that guarantee the obligations under the Company's Credit Facilities.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Current and long-term obligations (Continued)

        The Company may redeem some or all of the notes at any time at redemption prices described or set forth in the indentures. In January 2009 and January 2008, the Company repurchased $44.1 million and $25.0 million, respectively, of the 11.875%/12.625% senior subordinated toggle notes due 2017, resulting in pretax gains of $3.8 million and $4.9 million, respectively.

        The indentures contain certain covenants, including, among other things, covenants that limit the Company's ability to incur additional indebtedness, create liens, sell assets, enter into transactions with affiliates, or consolidate or dispose of all of its assets.

        Scheduled debt maturities for the Company's fiscal years listed below are as follows (in thousands): 2009—$14,158; 2010—$26,415; 2011—$23,779; 2012—$23,272; 2013—$23,292 thereafter—$4,046,132.

        On July 6, 2007, immediately after the completion of the Merger, the Company completed a cash tender offer to purchase any and all of its $200 million principal amount of 8 5/8% Notes due June 2010 (the "2010 Notes"). Approximately 99% of the 2010 Notes were validly tendered and accepted for payment. The tender offer included a consent payment equal to 3% of the par value of the 2010 Notes, and such payments along with associated settlement costs totaling $6.2 million were paid and reflected as Other (income) expense in the 2007 Successor period presented. Additionally, because the Company received the requisite consents to the proposed amendments to the indenture pursuant to which the 2010 Notes were issued, a supplemental indenture to effect such amendments was executed and delivered. The amendments, which eliminated substantially all of the restrictive covenants contained in the indenture, became operative upon the purchase of the tendered 2010 Notes.

7. Derivative financial instruments

        The Company uses interest rate swaps to manage its interest rate risk. In April 2007, Buck entered into interest rate swaps, contingent upon the completion of the Merger, on a portion of the loans anticipated to result from the Merger. These swaps were designated as cash flow hedges on October 12, 2007. As a result of these swaps, the Company is paying an all-in fixed interest rate of 7.68% on a notional amount equal to $866.7 million as of January 30, 2009. The notional amount of these swaps amortizes on a quarterly basis through July 31, 2012. Unrealized losses of $3.7 million for the 2007 Successor period are included in Other (income) expense in the consolidated statements of operations, reflecting the changes in fair value of these swaps prior to their designation as qualifying cash flow hedging relationships in October 2007, which were offset by earnings under the contractual provisions of the swaps of $1.7 million during the same time period.

        In October 2008 the Company terminated one of the interest rate swaps entered into by Buck in April 2007 with a notional amount equal to $486.7 million as of the date of termination. The termination was the result of the bankruptcy declaration by the counterparty to the swap and this technical default gave the Company the right to terminate the derivative contract. The Company subsequently cash settled the swap in November 2008 for approximately $7.6 million, including interest accrued to the date of termination.

        The estimated fair value of the Company's terminated interest rate swap was a liability of approximately $5.0 million as of October 30, 2008 (the termination date). Based on various factors, the Company concluded that the hedge was expected to be highly effective at achieving offsetting cash flows attributable to the hedged risk, and has therefore applied hedge accounting for this interest rate swap through the termination date.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Derivative financial instruments (Continued)

        Upon termination, the Company performed the final effectiveness test, and the amount related to the gains and losses since the hedge designation date of approximately $3.7 million (after adjusting for the termination) remained in Accumulated other comprehensive loss at the termination date. Such amount is being reclassified into earnings as interest expense over the term of the original swap as the hedged forecasted transactions impact earnings and this expense is expected to be approximately $1.4 million in 2009.

        In February and December 2008, the Company entered into additional interest rate swaps, each of which were designated as cash flow hedges at inception. At January 30, 2009, the Company is paying all-in fixed interest rates of 5.58% and 5.06% on notional amounts of $350.0 million and $475.0 million, respectively, pursuant to the February 2008 and December 2008 swaps. The notional amount of the February 2008 swap reduces to $150.0 million in February 2009 and matures in February 2010. The December 2008 swap amortizes to a notional amount of $300.0 million upon its maturity in January 2013.

        As of January 30, 2009 and February 1, 2008, the fair value of the Company's interest rate swaps of $(63.5) million and $(82.3) million was recorded in non-current Other liabilities on the consolidated balance sheets. For the year ended January 30, 2009, the effective portion of the change in fair value of the swaps of $14.2 million was recorded in Accumulated other comprehensive loss, a separate component of equity, offset by related income taxes of $4.5 million. From the date the swaps were designated as hedges to February 1, 2008, the effective portion of the change in fair value of the swaps of ($78.6) million was recorded in Accumulated other comprehensive loss, offset by related income taxes of $29.5 million. The Company also recorded expense in Other (income) expense in the consolidated statements of operations related to hedge ineffectiveness of $1.0 million and $0.4 million during 2008 and the 2007 Successor period, respectively.

        In February 2009, the Company entered into a contract to hedge approximately 50% of its anticipated 2009 fuel usage related to the transportation of merchandise. Such contract is not expected to qualify for hedge accounting treatment, and as a result, gains or losses under this contract will be recorded in Other (gains) losses in the consolidated statement of operations.

8. Commitments and contingencies

Leases

        As of January 30, 2009, the Company was committed under capital and operating lease agreements and financing obligations for most of its retail stores, three of its DCs, and certain of its furniture, fixtures and equipment. The majority of the Company's stores are subject to short-term leases (usually with initial or current terms of three to five years), often with multiple renewal options. The Company also has stores subject to build-to-suit arrangements with landlords, which typically carry a primary lease term of 10 years with multiple renewal options. Approximately 42% of the stores have provisions for contingent rentals based upon a percentage of defined sales volume. Certain leases contain restrictive covenants. As of January 30, 2009, the Company is not aware of any material violations of such covenants.

        The Merger and certain of the related financing transactions may be interpreted as giving rise to certain trigger events (which may include events of default) under leases for three of the Company's distribution centers ("DCs"). The Company does not believe such an interpretation would be

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Commitments and contingencies (Continued)

appropriate under the terms of the leases. During the 2007 Successor period, the Company concluded that a probable loss existed in connection with the restructurings and accrued SG&A expenses totaling $12.0 million in the Successor statement of operations for the period ended February 1, 2008. As of January 30, 2009, $7.0 million of such amount has been paid. The Company believes that it has negotiated with the property owners proposed lease terms that would be implemented if the owners were to refinance or sell the property and that the resolution of these negotiations is primarily dependent on conditions in the real estate and financial markets. The Company's current position is that any remaining potential loss on the resolution of these matters would currently be properly characterized as reasonably possible rather than probable and has therefore reversed the remaining $5.0 million of SG&A expenses related to the leases during the year ended January 30, 2009. However, the possibility remains that the ultimate resolution of these matters could require the Company to make a significant cash investment to purchase these DCs.

        In January 1999 and April 1997, the Company sold its DCs located in Ardmore, Oklahoma and South Boston, Virginia, respectively, for 100% cash consideration. Concurrent with the sale transactions, the Company leased the properties back for periods of 23 and 25 years, respectively. The transactions were recorded as financing obligations rather than sales as a result of, among other things, the lessor's ability to put the properties back to the Company under certain circumstances. The property and equipment, along with the related lease obligations, associated with these transactions were recorded in the consolidated balance sheets.

        In August 2007, the Company purchased a secured promissory note (the "Ardmore Note") from Principal Life Insurance Company, which had a face value of $34.3 million at the date of purchase and approximated the remaining financing obligation. The Ardmore Note represents debt issued by the third party entity from which the Company leases the Ardmore DC. The Ardmore Note is being accounted for as a "held to maturity" debt security in accordance with the provisions of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities" (see Note 1). However, by acquiring the Ardmore Note, the Company holds the debt instrument pertaining to its lease financing obligation and, because a legal right of offset exists, is accounting for the acquired Ardmore Note as a reduction of its outstanding financing obligations in its consolidated balance sheets as of January 30, 2009 and February 1, 2008 in accordance with the provisions of FASB Interpretation 39, "Offsetting of Amounts Related to Certain Contracts—An Interpretation of APB Opinion 10 and FASB Statement 105."

        In May 2003, the Company purchased two secured promissory notes (the "South Boston Notes") from Principal Life Insurance Company totaling $49.6 million. The South Boston Notes represented debt issued by the third party entity from which the Company leased the South Boston DC. In June 2006, the Company acquired the third party entity, which owned legal title to the South Boston DC assets and had issued the related debt in connection with the original financing transaction. There was no material gain or loss recognized as a result of this transaction. Based on the Company's ownership of the third party entity at January 30, 2009, the financing obligation and South Boston Notes are eliminated in the Company's consolidated financial statements.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Commitments and contingencies (Continued)

        Future minimum payments as of January 30, 2009 for capital and operating leases are as follows:

(In thousands)	Capital Leases	Operating Leases
2010	$3,144	$358,367
2011	2,097	308,503
2012	1,128	260,502
2013	599	211,049
2014	599	160,917
Thereafter	5,877	372,597

Total minimum payments	13,444	$1,671,935

Less: imputed interest	(3,505)

Present value of net minimum lease payments	9,939
Less: current portion, net	(2,658)

Long-term portion	$7,281

        Capital leases were discounted at an effective interest rate of approximately 5.4% at January 30, 2009. The gross amount of property and equipment recorded under capital leases and financing obligations at January 30, 2009 and February 1, 2008, was $34.8 million and $33.5 million, respectively. Accumulated depreciation on property and equipment under capital leases and financing obligations at January 30, 2009 and February 1, 2008, was $5.3 million and $2.7 million, respectively.

        Rent expense under all operating leases is as follows:

	Successor		Predecessor
(In thousands)	2008	March 6, 2007 through February 1, 2008	February 3, 2007 through July 6, 2007	2006
Minimum rentals(a)	$370,827	$205,672	$143,188	$327,911
Contingent rentals	18,796	8,780	6,964	16,029

	$389,623	$214,452	$150,152	$343,940

(a)
Excludes net contract termination costs of $2.5 million, $2.4 million, $19.1 million, and $5.7 million for the Successor periods ended January 30, 2009 and February 1, 2008 and the Predecessor periods ended July 6, 2007 and February 2, 2007, respectively. These expenses were recorded in association with the closing of stores associated with strategic initiatives as further discussed in Note 3. Also excludes amortization of leasehold interests of $40.9 million and $23.7 million included in rent expense for the Successor periods ended January 30, 2009 and February 1, 2008.

Legal proceedings

        On August 7, 2006, a lawsuit entitled Cynthia Richter, et al. v. Dolgencorp, Inc., et al. was filed in the United States District Court for the Northern District of Alabama (Case No. 7:06-cv-01537-LSC) ("Richter") in which the plaintiff alleges that she and other current and former Dollar General store managers were improperly classified as exempt executive employees under the Fair Labor Standards

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Commitments and contingencies (Continued)

Act ("FLSA") and seeks to recover overtime pay, liquidated damages, and attorneys' fees and costs. On August 15, 2006, the Richter plaintiff filed a motion in which she asked the court to certify a nationwide class of current and former store managers. The Company opposed the plaintiff's motion. On March 23, 2007, the court conditionally certified a nationwide class of individuals who worked for Dollar General as store managers since August 7, 2003. The number of persons who will be included in the class has not been determined, and the court has not approved the Notice that will be sent to the class.

        On May 30, 2007, the court stayed all proceedings in the case, including the sending of the Notice, to evaluate, among other things, certain appeals pending in the Eleventh Circuit involving claims similar to those raised in this action. That stay was extended through May 15, 2009. During the stay, the statute of limitations has been tolled for potential class members. If the court ultimately permits Notice to issue, the Company will have an opportunity at the close of the discovery period to seek decertification of the class, and the Company expects to file such a motion if necessary.

        The Company believes that its store managers are and have been properly classified as exempt employees under the FLSA and that this action is not appropriate for collective action treatment. The Company intends to vigorously defend this action. However, at this time, it is not possible to predict whether the court ultimately will permit this action to proceed collectively, and no assurances can be given that the Company will be successful in the defense on the merits or otherwise. If the Company is not successful in its efforts to defend this action, the resolution could have a material adverse effect on the Company's financial statements as a whole.

        On May 18, 2006, the Company was served with a lawsuit entitled Tammy Brickey, Becky Norman, Rose Rochow, Sandra Cogswell and Melinda Sappington v. Dolgencorp, Inc. and Dollar General Corporation (Western District of New York, Case No. 6:06-cv-06084-DGL, originally filed on February 9, 2006 and amended on May 12, 2006 ("Brickey")). The Brickey plaintiffs seek to proceed collectively under the FLSA and as a class under New York, Ohio, Maryland and North Carolina wage and hour statutes on behalf of, among others, assistant store managers who claim to be owed wages (including overtime wages) under those statutes. At this time, it is not possible to predict whether the court will permit this action to proceed collectively or as a class. However, the Company believes that this action is not appropriate for either collective or class treatment and that the Company's wage and hour policies and practices comply with both federal and state law. The Company plans to vigorously defend this action; however, no assurances can be given that the Company will be successful in the defense on the merits or otherwise, and, if it is not successful, the resolution of this action could have a material adverse effect on the Company's financial statements as a whole.

        On March 7, 2006, a complaint was filed in the United States District Court for the Northern District of Alabama (Janet Calvert v. Dolgencorp, Inc., Case No. 2:06-cv-00465-VEH ("Calvert")), in which the plaintiff, a former store manager, alleged that she was paid less than male store managers because of her sex, in violation of the Equal Pay Act and Title VII of the Civil Rights Act of 1964, as amended ("Title VII"). The complaint subsequently was amended to include additional plaintiffs, who also allege to have been paid less than males because of their sex, and to add allegations that the Company's compensation practices disparately impact females. Under the amended complaint, Plaintiffs seek to proceed collectively under the Equal Pay Act and as a class under Title VII, and request back wages, injunctive and declaratory relief, liquidated damages, punitive damages and attorney's fees and costs.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Commitments and contingencies (Continued)

        On July 9, 2007, the plaintiffs filed a motion in which they asked the court to approve the issuance of notice to a class of current and former female store managers under the Equal Pay Act. The Company opposed plaintiffs' motion. On November 30, 2007, the court conditionally certified a nationwide class of females under the Equal Pay Act who worked for Dollar General as store managers between November 30, 2004 and November 30, 2007. The notice was issued on January 11, 2008, and persons to whom the notice was sent were required to opt into the suit by March 11, 2008. Approximately 2,100 individuals have opted into the lawsuit. The Company will have an opportunity at the close of the discovery period to seek decertification of the Equal Pay Act class, and the Company expects to file such motion.

        The plaintiffs have not yet moved for class certification relating to their Title VII claims. The Company expects such motion to be filed within the next several months and will strenuously oppose such a motion.

        At this time, it is not possible to predict whether the court ultimately will permit the Calvert action to proceed collectively under the Equal Pay Act or as a class under Title VII. However, the Company believes that the case is not appropriate for class or collective treatment and that its policies and practices comply with the Equal Pay Act and Title VII. The Company intends to vigorously defend the action; however, no assurances can be given that the Company will be successful in the defense on the merits or otherwise. If the Company is not successful in defending the Calvert action, its resolution could have a material adverse effect on the Company's financial statements as a whole.

        On July 30, 2008, the Company was served with a complaint filed in the District Court for Dallas County, Iowa (Julie Cox, et al. v. Dolgencorp, Inc., et al—Case No. LACV-034423) in which the plaintiff, a former store manager, alleges that the Company discriminates against pregnant employees on the basis of sex and retaliates against employees in violation of the Iowa Civil Rights Act. Cox seeks to represent a class of "all current, former and future employees from the State of Iowa who are employed by Dollar General who suffered from, are currently suffering from or in the future may suffer from" alleged sex/pregnancy discrimination and retaliation and seeks declaratory and injunctive relief as well as equitable, compensatory and punitive damages and attorneys' fees and costs.

        The plaintiff has not yet moved for class certification. At this time, it is not possible to predict whether the court ultimately will permit the Cox action to proceed as a class. However, the Company believes that the case is not appropriate for class treatment and that its policies and practices comply with the Iowa Civil Rights Act. The Company intends to vigorously defend the action; however, no assurances can be given that the Company will be successful in the defense on the merits or otherwise. If the Company is not successful in defending this action, its resolution could have a material adverse effect on the Company's financial statements as a whole.

        On December 4, 2008, a complaint was filed in the United States District Court for the Western District of Tennessee (Tressa Holt, et al v. Dollar General Corporation, et al., Case No.1:08-cv-01298 JDB) in which the plaintiff, on behalf of herself and a putative class of non-exempt store employees, alleges that the Company violated the Fair Labor Standards Act by failing to pay for all hours worked, including overtime hours. At this time, it is not possible to predict whether the court will permit this action to proceed collectively. However, the Company believes that this action is not appropriate for collective treatment and that the Company's wage and hour policies and practices comply with the FLSA. The Company plans to vigorously defend this action; however, no assurances can be given that the Company will be successful in the defense on the merits or otherwise, and, if it is not successful,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Commitments and contingencies (Continued)

the resolution of this action could have a material adverse effect on the Company's financial statements as a whole.

        Subsequent to the announcement of the agreement relating to the Merger, the Company and its directors were named in seven putative class actions alleging claims for breach of fiduciary duty arising out of the Company's proposed sale to KKR. Each of the complaints alleged, among other things, that the Company's directors engaged in "self-dealing" by agreeing to recommend the transaction to the Company's shareholders and that the consideration available to such shareholders in the transaction is unfairly low. On motion of the plaintiffs, each of these cases was transferred to the Sixth Circuit Court for Davidson County, Twentieth Judicial District, at Nashville. By order dated April 26, 2007, the seven lawsuits were consolidated in the court under the caption, "In re: Dollar General," Case No. 07MD-1. On June 13, 2007, the court denied the Plaintiffs' motion for a temporary injunction to block the shareholder vote that was then held on June 21, 2007. On June 22, 2007, the Plaintiffs filed their amended complaint making claims substantially similar to those outlined above. The court on November 6, 2008 certified a class of all persons who held stock in the Company on the date of the Merger. The defendants filed for summary judgment.

        On November 24, 2008, all defendants, including the Company, reached an agreement in principle to settle this lawsuit, subject to final documentation and court approval. The Company determined that the agreement would be in the best interest of the Company to avoid costly and time consuming litigation. Based on the agreement in principle, the Company recorded a charge of approximately $34.5 million in the third quarter of 2008 in connection with the proposed settlement, net of anticipated insurance proceeds of $7.5 million. In the fourth quarter, the Company ultimately collected $10 million in insurance proceeds ($2.5 million more than the anticipated amount), and on February 2, 2009, the Company funded the settlement. On February 11, 2009, the court approved the terms of the settlement. The additional $2.5 million in insurance proceeds received in the fourth quarter of 2008 has been recorded as a reduction of Litigation settlement and related costs, net in the 2008 statement of operations. Additional adjustments, not expected to be material, may be made to the estimated additional legal fees and costs.

        From time to time, the Company is a party to various other legal actions involving claims incidental to the conduct of its business, including actions by employees, consumers, suppliers, government agencies, or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation, including under federal and state employment laws and wage and hour laws. The Company believes, based upon information currently available, that such other litigation and claims, both individually and in the aggregate, will be resolved without a material adverse effect on the Company's financial statements as a whole. However, litigation involves an element of uncertainty. Future developments could cause these actions or claims to have a material adverse effect on the Company's results of operations, cash flows, or financial position. In addition, certain of these lawsuits, if decided adversely to the Company or settled by the Company, may result in liability material to the Company's financial position or may negatively affect operating results if changes to the Company's business operation are required.

Other

        In August of 2008, the Consumer Product Safety Improvement Act of 2008 was signed into law. The new law addresses, among other things, the permissible levels of lead and listed phthalates in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Commitments and contingencies (Continued)

certain products. The first tier of new standards for permissible levels of lead and phthalates became effective in February 2009; the second tier is effective in August 2009. To ensure compliance, the Company undertook a process during the fourth quarter of 2008 to identify, mark down and cease the sale of any remaining inventory that would be impacted by the new law. The effect of these markdowns resulted in a 2008 charge of $8.6 million included in Cost of goods sold in the consolidated statement of operations. The Company is continuing to evaluate its inventory for the next implementation phase of the new law, but does not currently expect the impact of this process to be material to its financial statements. Until the process is complete, however, the Company cannot definitely rule out that possibility.

9. Benefit plans

        The Dollar General Corporation 401(k) Savings and Retirement Plan, which became effective on January 1, 1998, is a safe harbor defined contribution plan and is subject to the Employee Retirement and Income Security Act ("ERISA").

        Participants are permitted to contribute between 1% and 25% of their pre-tax annual eligible compensation as defined in the 401(k) plan document, subject to certain limitations under the Internal Revenue Code. Employees who are over age 50 are permitted to contribute additional amounts on a pre-tax basis under the catch-up provision of the 401(k) plan subject to Internal Revenue Code limitations. The Company currently matches employee contributions, including catch-up contributions, at a rate of 100% of employee contributions up to 5% of annual eligible salary, after an employee has been employed for one year and has completed a minimum of 1,000 hours of service.

        A participant's right to claim a distribution of his or her account balance is dependent on ERISA guidelines and Internal Revenue Service regulations. All active employees are fully vested in all contributions to the 401(k) plan. During 2008, the 2007 Successor and Predecessor periods, and 2006, the Company expensed approximately $8.0 million, $3.0 million, $4.3 million, and $6.4 million, respectively, for matching contributions. The Merger did not significantly impact the comparability of such expense amounts between periods.

        The Company also has a nonqualified supplemental retirement plan ("SERP") and compensation deferral plan ("CDP"), called the Dollar General Corporation CDP/SERP Plan, for a select group of management and highly compensated employees. The supplemental retirement plan is a noncontributory defined contribution plan with annual Company contributions ranging from 2% to 12% of base pay plus bonus depending upon age plus years of service and job grade. Under the CDP, participants may defer up to 65% of base pay and up to 100% of bonus pay. An employee may be designated for participation in one or both of the plans, according to the eligibility requirements of the plans. The Company matches base pay deferrals at a rate of 100% of base pay deferral, up to 5% of annual salary, with annual salary offset by the amount of match-eligible salary in the 401(k) plan. All participants are 100% vested in their CDP accounts.

        Effective May 22, 2008, CDP eligibility changed as follows: to be eligible for CDP salary deferrals, individuals must earn compensation in excess of the IRS limit under IRC 401(a)(17) and to be eligible for CDP bonus deferrals, individuals must earn compensation in excess of the IRS highly compensated limit under Section 414(q)(1)(B). Also, effective May 28, 2008, SERP eligibility was frozen and management or highly compensated employees hired on or after that date are not eligible for SERP participation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Benefit plans (Continued)

        As a result of the Merger which constituted a "change in control" under the CDP/SERP Plan, all previously unvested amounts under the SERP vested on July 6, 2007. For newly eligible SERP participants after July 6, 2007, the SERP accounts vest at the earlier of the participant's attainment of age 50 or the participant's being credited with 10 or more "years of service", upon termination of employment due to death or "total and permanent disability" or upon a "change in control", all as defined in the CDP/SERP Plan. The Company incurred compensation expense for these plans of approximately $1.2 million in 2008, $0.3 million in the 2007 Successor period, $0.5 million in the 2007 Predecessor period, and $0.8 million in 2006.

        The CDP/SERP Plan assets are invested at the option of the participant in an account that mirrors the performance of a fund or funds selected by the Company's Compensation Committee or its delegate (the "Mutual Fund Options") or, prior to the Merger, in an account that mirrored the performance of the Company's common stock (the "Common Stock Option"). Effective August 2, 2008, the deemed fund options under the CDP/SERP Plan were changed to mirror the same fund options offered under the 401(k) plan. A participant's CDP and SERP account balances will be paid in accordance with the participant's election by (a) lump sum, (b) monthly installments over a 5, 10 or 15 year period or (c) a combination of lump sum and installments. The vested amount will be payable at the time designated by the plan upon the participant's termination of employment or retirement, except that participants may elect to receive an in-service distribution or an "unforeseeable emergency hardship" distribution of vested amounts credited to the CDP account. Account balances deemed to be invested in the Mutual Fund Options are payable in cash and, prior to the Merger, account balances deemed to be invested in the Common Stock Option were payable in shares of Dollar General common stock and cash in lieu of fractional shares.

        As a result of the Merger, the CDP/SERP Plan liabilities as of the Merger date were fully funded into an irrevocable rabbi trust. All account balances deemed to be invested in the Common Stock Option were liquidated at a value of $22.00 per share and the proceeds were transferred to an existing Mutual Fund Option within the Plan.

        Asset balances in the Mutual Funds Option are stated at fair market value, which is based on quoted market prices. The current portion of these balances is included in Prepaid expenses and other current assets and the long term portion is included in Other assets, net in the consolidated balance sheets. In accordance with EITF 97-14 "Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested," the Company's stock was recorded at historical cost and included in Other shareholders' equity, prior to the Merger. Also, prior to the Merger, the deferred compensation liability related to the Company stock for active plan participants was included in shareholders' equity and subsequent changes to the fair value of the obligation were not recognized, in accordance with the provisions of EITF 97-14. However, as a result of the Merger, Company stock is no longer an available option to Plan participants. The deferred compensation liability related to the Mutual Funds Option is recorded at the fair value of the investment options as chosen by the participants. The current portion of these balances is included in Accrued expenses and other and the long term portion is included in Other liabilities in the consolidated balance sheets.

        Through January 2008, the Company sponsored a supplemental executive retirement plan for the Chief Executive Officer (called the Supplemental Executive Retirement Plan for David A. Perdue) and accounted for the plan in accordance with SFAS 158. As a result of the Merger, which constituted a change in control under the terms of this plan and the grantor trust agreement, and Mr. Perdue's subsequent resignation, Mr. Perdue became 100% vested. A deposit of approximately $6.2 million was

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Benefit plans (Continued)

made to the trust representing Mr. Perdue's lump sum vested benefit and accumulated interest, which amount was paid to Mr. Perdue on January 7, 2008, effectively terminating the plan.

        Prior to the Merger, non-employee directors could defer all or a part of any fees normally paid by the Company to a voluntary nonqualified compensation deferral plan. The compensation eligible for deferral included the annual retainer, meeting and other fees, as well as any per diem compensation for special assignments, earned by a director for his or her service to the Company's Board of Directors or one of its committees. The deferred compensation was credited to a liability account, which was then invested at the option of the director, in deemed investments which mirrored either the Mutual Fund Options or the Common Stock Option and the deferred compensation was to be paid in accordance with the director's election. All deferred compensation was immediately due and payable upon a "change in control" of the Company, as defined by the Plan. As a result of the Merger, which constituted a change in control under the Plan, all accounts held in the Deferred Compensation Plan for Non-Employee Directors were distributed.

10. Share-based payments

        The Company accounts for share-based payments in accordance with SFAS 123(R). Under SFAS 123(R), the fair value of each award is separately estimated and amortized into compensation expense over the service period. The fair value of the Company's stock option grants are estimated on the grant date using the Black-Scholes-Merton valuation model. The application of this valuation model involves assumptions that are judgmental and highly sensitive in the determination of compensation expense.

        The Company adopted SFAS 123(R) effective February 4, 2006 and began recognizing compensation expense for stock options based on the fair value of the awards on the grant date. The Company adopted SFAS 123(R) under the modified-prospective-transition method and, therefore, results from prior periods have not been restated. Under SFAS 123(R), forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period.

        Prior to the Merger, the Company maintained various share-based compensation programs which included options, restricted stock and restricted stock units. In connection with the Merger, the Company's outstanding stock options, restricted stock and restricted stock units became fully vested immediately prior to the closing of the Merger and were settled in cash, canceled or, in limited circumstances, exchanged for new options of the Company, as described below. Unless exchanged for new options, each option holder received an amount in cash, without interest and less applicable withholding taxes, equal to $22.00 less the exercise price of each in-the-money option. Additionally, each restricted stock and restricted stock unit holder received $22.00 in cash, without interest and less applicable withholding taxes. Certain stock options held by Company management were exchanged for new options to purchase common stock in the Company (the "Rollover Options"). The exercise price of the Rollover Options and the number of shares of Company common stock underlying the Rollover Options were adjusted as a result of the Merger. The Rollover Options otherwise continue under the terms of the equity plan under which the original options were issued.

        On July 6, 2007, the Company's Board of Directors adopted the 2007 Stock Incentive Plan for Key Employees, which Plan was subsequently amended (as so amended, the "Plan"). The Plan provides for the granting of stock options, stock appreciation rights, and other stock-based awards or dividend equivalent rights to key employees, directors, consultants or other persons having a service relationship with the Company, its subsidiaries and certain of its affiliates. The number of shares of Company

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Share-based payments (Continued)

common stock authorized for grant under the Plan is 27.5 million, 24 million of which may be granted in the form of stock options. As of January 30, 2009, 4,154,826 of such shares are available for future grants, including 2,913,210 shares which may be granted in the form of stock options.

        During the 2008 and the 2007 Successor period, the Company granted options that vest solely upon the continued employment of the recipient ("Time Options") as well as options that vest upon the achievement of predetermined annual or cumulative financial-based targets ("Performance Options"). According to the award terms, 20% of the Time Options and Performance Options generally vest annually over a five-year period. In the event the performance target is not achieved in any given period, such options for that period will subsequently vest upon the achievement of a cumulative performance target. Vesting of the Time Options and Performance Options is also subject to acceleration in the event of an earlier change in control or public offering. Each of these options, whether Time Options or Performance Options have a contractual term of 10 years and an exercise price equal to the fair value of the stock on the date of grant.

        Both the Time Options and the Performance Options are subject to various provisions set forth in a management stockholder's agreement entered into with each option holder by which the Company may require the employee, upon termination, to sell to the Company any vested options or shares received upon exercise of the Time Options or Performance Options at amounts that differ based upon the reason for the termination. In particular, in the event that the employee resigns "without good reason" (as defined in the management stockholder's agreement), then any options whether or not then exercisable are forfeited and any shares received upon prior exercise of such options are callable at the Company's option at an amount equal to the lesser of fair value or the amount paid for the shares (i.e. the exercise price). In such cases, because the employee would not benefit in any share appreciation over the exercise price, for accounting purposes, under SFAS 123(R) such options are not considered vested until the expiration of the Company's call option, which is generally five years subsequent to the date of grant. Accordingly, all references to the vesting provisions or vested status of the options discussed in this note give effect to the vesting pursuant to the provisions of SFAS 123(R) and may differ from descriptions of the vesting status of the Time Options and Performance Options located elsewhere in the Company's Annual Report on Form 10-K.

        Each of the Company's management-owned shares, Rollover Options, and vested new options include certain provisions by which the holder of such shares, Rollover Options, or vested new options may require the Company to repurchase such instruments in limited circumstances. Specifically, each such instrument is subject to a repurchase right for a period of 365 days after termination due to the death or disability of the holder of the instrument that occurs generally within five years from the date of grant. In such circumstances, the holder of such instruments may require the Company to repurchase any shares at the fair market value of such shares and any Rollover Options or vested new options at a price equal to the intrinsic value of such Rollover or vested new options. Because the Company does not have control over the circumstances in which it may be required to repurchase the outstanding shares or Rollover Options, such shares and Rollover Options, valued at $9.7 million and $4.2 million, respectively, at January 30, 2009, and at $6.0 million and $3.2 million, respectively, at February 1, 2008 have been classified as Redeemable common stock in the accompanying consolidated balance sheets as of these dates. The values of these equity instruments are based upon the fair value and intrinsic value of the underlying stock and Rollover Options at the date of issuance. Because redemption of such shares is uncertain, such shares are not subject to re-measurement until their redemption becomes probable.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Share-based payments (Continued)

        In addition to the repurchase rights upon death or disability that are common to all management held shares, Rollover Options, and vested new options, the management stockholder's agreement which the Company entered into with certain executive officers provided such officers with an additional repurchase right in the event their employment terminated for any reason prior to the expiration of this repurchase right on July 21, 2008. Such executive officers could have required the Company to repurchase their outstanding shares and Rollover Options at a price of $5 per share in the case of shares and the difference in $5 per share and the exercise price of any Rollover Options that they hold. This repurchase right existed for a period of 365 days following termination of employment within the required timeframe. As noted above, each of the shares, whether held by general members of management or executive officers, has been classified within Redeemable common stock on the accompanying consolidated balance sheet as of January 30, 2009 and February 1, 2008. In the case of the Rollover Options held by the executive officers, however, the additional repurchase rights in the event of termination of employment prior to July 21, 2008 were considered within the control of the employee, and as such, $3.6 million (representing the fixed repurchase price) related to such Rollover Options were classified in Other (noncurrent) liabilities in the accompanying consolidated balance sheet at February 1, 2008 pursuant to SFAS 123(R).

        Subsequent to the Merger, the Company's Board of Directors adopted an Equity Appreciation Rights Plan (the "Rights Plan"). The Rights Plan provides for the granting of equity appreciation rights to nonexecutive managerial employees. Through January 30, 2009, 1,050,674 equity appreciation rights had been granted, 50,237 of such rights had been cancelled and 1,000,437 of such rights remain outstanding. The vesting of such rights is based upon continued employment and either a change in control of the Company or a qualified public offering as defined in the Rights Plan. Through January 30, 2009, no compensation expense related to the Rights Plan had been recognized based primarily on the uncertainty of the vesting events.

        For the year ended January 30, 2009, the fair value method of SFAS 123(R) resulted in share-based compensation expense and a corresponding reduction in net income before income taxes in the amount of $10.0 million ($6.1 million net of tax, or $0.01 per diluted share) of which $8.9 million ($5.4 million net of tax) was related to stock options and $1.1 million ($0.7 million net of tax) was related to restricted stock as discussed below.

        The 2007 Successor statement of operations reflects share-based compensation expense (a component of SG&A expenses) under the fair value method of SFAS 123(R) for outstanding share-based awards and a corresponding reduction of pre-tax income in the amount of $3.8 million ($2.4 million net of tax, or less than $0.01 per diluted share).

        The Company recognized $45.4 million of share-based compensation expense in the 2007 Predecessor statement of operations ($28.5 million net of tax), including $6.0 million of compensation expense prior to the Merger included in SG&A expenses comprised of $2.3 million for stock options and $3.7 million for restricted stock and restricted stock units. The remaining $39.4 million of such expense related directly to the Merger is reflected in Transaction and related costs in the consolidated statement of operations for the Predecessor period ended July 6, 2007, for the accelerated vesting of stock options ($18.7 million) and restricted stock and restricted stock units ($20.7 million).

        For the year ended February 2, 2007, the fair value method of SFAS 123(R) resulted in additional share-based compensation expense and a corresponding reduction in net income before income taxes in the amount of $3.6 million ($2.2 million net of tax).

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Share-based payments (Continued)

        The fair value of each option grant is separately estimated by applying the Black-Scholes-Merton option pricing valuation model. The weighted average for key assumptions used in determining the fair value of options granted in the year ended January 30, 2009, the Successor period ended February 1, 2008, the Predecessor period ended July 6, 2007 and the year ended February 2, 2007, and a summary of the methodology applied to develop each assumption, are as follows:

	Successor Period Ended		Predecessor Period Ended
	January 30, 2009	February 1, 2008	July 6, 2007	February 2, 2007
Expected dividend yield	0%	0%	0.91%	0.82%
Expected stock price volatility	40.2%	41.9%	18.5%	28.8%
Weighted average risk-free interest rate	2.8%	4.6%	4.5%	4.7%
Expected term of options (years)	7.4	7.5	5.7	5.7

        Expected dividend yield—This is an estimate of the expected dividend yield on the Company's stock. Prior to the Merger this estimate was based on historical dividend payment trends. Subsequent to the Merger, the Company is subject to limitations on the payment of dividends under its credit facilities as further discussed in Note 6. An increase in the dividend yield will decrease compensation expense.

        Expected stock price volatility—This is a measure of the amount by which the price of the Company's common stock has fluctuated or is expected to fluctuate. Prior to the Merger, the Company used actual historical changes in the market price of the Company's common stock and implied volatility based upon traded options, weighted equally, to calculate the volatility assumption, as it was the Company's belief that this methodology provided the best indicator of future volatility. For historical volatility, the Company calculated daily market price changes from the date of grant over a past period representative of the expected life of the options to determine volatility. Subsequent to the Merger the expected volatilities have been based upon the historical volatilities of a peer group of four companies, as the Company's common stock is not publicly traded. An increase in the expected volatility will increase compensation expense.

        Weighted average risk-free interest rate—This is the U.S. Treasury rate for the week of the grant having a term approximating the expected life of the option. An increase in the risk-free interest rate will increase compensation expense.

        Expected term of options—This is the period of time over which the options granted are expected to remain outstanding. For options issued prior to the Merger, the Company took into consideration that its stock option grants prior to August 2002 were significantly different than grants issued on and after that date, and therefore that the historical and post-vesting employee behavior patterns for grants prior to that date were of little or no value in determining future expectations. As a result, the Company excluded these pre-August 2002 grants from its analysis of expected term. For pre-Merger options, the Company estimated expected term using a computation based on an assumption that outstanding options would be exercised approximately halfway through their contractual term, taking into consideration such factors as grant date, expiration date, weighted-average time-to-vest, actual exercises and post-vesting cancellations. Options granted have a maximum term of 10 years. Due to the absence of historical data for grants issued subsequent to the Merger, the Company has estimated the expected term as the mid-point between the vesting date and the contractual term of the option. An increase in the expected term will increase compensation expense.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Share-based payments (Continued)

        All nonvested restricted stock and restricted stock unit awards granted in the 2007 Successor and Predecessor periods had a purchase price of zero. The Company records compensation expense on a straight-line basis over the restriction period based on the market price of the underlying stock on the date of grant. The nonvested restricted stock and restricted stock unit awards granted under the plan to employees during the 2007 Predecessor period were originally scheduled to vest and become payable ratably over a three-year period from the respective grant dates. The nonvested restricted stock unit awards granted under the plan to non-employee directors during the 2007 Predecessor period were originally scheduled to vest over a one-year period from the respective grant dates, but became payable as a result of the Merger as discussed above.

        In accordance with the provisions of SFAS 123(R), unearned compensation is not recorded within shareholders' equity for nonvested restricted stock and restricted stock unit awards. Accordingly, during the year ended February 2, 2007, the Company reversed its unearned compensation balance as of February 3, 2006 of approximately $5.2 million, with an offset to common stock and additional paid-in capital.

        At January 30, 2009, 1,129,297 Rollover Options were outstanding, all of which were exercisable. The aggregate intrinsic value of outstanding Rollover Options was $4.8 million with a weighted average remaining contractual term of 6.44 years, and a weighted average exercise price of $1.25. At February 1, 2008, 1,799,102 Rollover Options were outstanding, all of which were exercisable. The aggregate intrinsic value of outstanding Rollover Options was $6.7 million with a weighted average remaining contractual term of 7.36 years, and a weighted average exercise price of $1.25.

        During the Predecessor period from February 3, 2007 to July 6, 2007 and year ended February 2, 2007, the weighted average grant date fair value of options granted was $5.37 and $5.86, respectively; 4,213,373 and 617,234 options vested, net of forfeitures, respectively; with a total fair value of approximately $23.6 million and $2.5 million, respectively; and the total intrinsic value of stock options exercised was $10.8 million and $6.8 million, respectively. The total intrinsic value of stock options repurchased by the Company under terms of the management stockholder's agreements during 2008 and the 2007 Successor period was $2.5 million and $0.5 million, respectively.

        All stock options granted prior to the Merger in the Predecessor period ended July 6, 2007 and year ended February 2, 2007 under the terms of the Company's pre-Merger stock incentive plan were non-qualified stock options issued at a price equal to the fair market value of the Company's common stock on the date of grant, were originally scheduled to vest ratably over a four-year period, and were to expire 10 years following the date of grant.

        A summary of Time Options activity during the Successor period ended January 30, 2009 is as follows:

	Options Issued	Weighted Average Exercise Price
Balance, February 1, 2008	9,535,000	$5.00
Granted	2,979,645	5.00
Exercised	—	—
Canceled	(1,977,000)	5.00

Balance, January 30, 2009	10,537,645	$5.00

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Share-based payments (Continued)

        During 2008, the weighted average grant date fair value of Time Options granted was $2.38; 1,566,000 Time Options vested and are exercisable, net of forfeitures, with a total fair value of approximately $4.1 million, and none of those options were exercised. At January 30, 2009, the aggregate intrinsic value of outstanding 2007 Time Options was $5.3 million with a weighted average remaining contractual term of 8.9 years. During the 2007 Successor period, the weighted average grant date fair value of Time Options granted was $2.65; no options vested or were exercised. At February 1, 2008, the aggregate intrinsic value of outstanding 2007 Time Options was $0 with a weighted average remaining contractual term of 9.6 years, and none of the outstanding Time Options were exercisable.

        A summary of Performance Options activity during the Successor period ended January 30, 2009 is as follows:

	Options Issued	Weighted Average Exercise Price
Balance, February 1, 2008	9,535,000	$5.00
Granted	2,979,645	5.00
Exercised	—	—
Canceled	(1,965,500)	5.00

Balance, January 30, 2009	10,549,145	$5.00

        During 2008, the weighted average grant date fair value of Performance Options granted was $2.38; 1,848,487 Performance Options vested and are exercisable, net of forfeitures, with a total fair value of approximately $4.8 million, and none of those options were exercised. At January 30, 2009, the aggregate intrinsic value of outstanding Performance Options was $5.3 million with a weighted average remaining contractual term of 8.9 years. During the 2007 Successor period, the weighted average grant date fair value of Performance Options granted was $2.65; 1,907,000 Performance Options vested and are exercisable, net of forfeitures, with a total fair value of approximately $5.1 million, and none of those options were exercised. At February 1, 2008, the aggregate intrinsic value of outstanding 2007 Performance Options was $0 with a weighted average remaining contractual term of 9.6 years.

        At January 30, 2009, the total unrecognized compensation cost related to non-vested stock options was $42.9 million with an expected weighted average expense recognition period of 3.8 years.

        The Company currently believes that the performance targets related to the Performance Options will be achieved. If such goals are not met, and there is no change in control, no compensation cost relating to these Performance Options will be recognized and any compensation cost recognized to date will be reversed.

        In January 2008, the Company granted 890,000 nonvested restricted shares to its Chief Executive Officer. These shares vest on the first to occur of (i) a change in control, (ii) an initial public offering, (iii) termination without cause or due to death or disability, or (iv) the last day of the Company's 2011 fiscal year. These shares represent the only outstanding restricted shares as of January 30, 2009 and February 1, 2008. For 2008 and the 2007 Successor period, the share-based compensation expense related to restricted shares before income taxes was $1.1 million ($0.7 million net of tax) and less than $0.1 million, respectively. At January 30, 2009 and February 1, 2008, the total compensation cost related to nonvested restricted stock awards not yet recognized was approximately $3.3 million and $4.4 million, respectively.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Related party transactions

        Affiliates of certain of the Investors participated as (i) lenders in the Company's Credit Facilities discussed in Note 6; (ii) initial purchasers of the Company's notes discussed in Note 6; (iii) counterparties to certain interest rate swaps discussed in Note 7 and (iv) as advisors in the Merger. Certain fees were paid upon closing of the Merger to affiliates of certain of the Investors. These fees primarily included underwriting fees, advisory fees, equity commitment fees, syndication fees, Merger and acquisition fees, sponsor fees, costs of raising equity, and out of pocket expenses. The aggregate fees paid to these related parties during the Successor period ended February 1, 2008 totaled $134.9 million, portions of which have been capitalized as debt financing costs or as direct acquisition costs.

        Affiliates of KKR (among other entities) are lenders under, and Citicorp North America, Inc. serves as administrative agent and collateral agent for, the Company's $2.3 billion senior secured term loan facility. The amount of principal outstanding under this term loan facility at all times since the Merger was $2.3 billion, and the Company paid no principal and approximately $133.4 million of interest on the senior secured term loan during 2008. The Company paid $0.2 million to Citicorp North America, Inc. for its services relating to this facility in 2008 as further discussed in Note 6.

        Goldman, Sachs & Co. is a counterparty to an amortizing interest rate swap totaling $433.3 million as of January 30, 2009, entered into in connection with the Company's senior secured term loan facility. The Company paid Goldman, Sachs & Co. approximately $9.5 million in 2008 pursuant to the interest rate swap as further discussed in Note 7.

        The Company entered into a monitoring agreement, dated July 6, 2007, with affiliates of certain of the Investors pursuant to which those entities will provide management and advisory services to the Company. Under the terms of the monitoring agreement, among other things, the Company is obliged to pay to those entities an aggregate, initial annual management fee of $5.0 million payable in arrears at the end of each calendar quarter plus all reasonable out of pocket expenses incurred in connection with the provision of services under the agreement upon request. The management fees and other expenses incurred for the Successor periods ended January 30, 2009 and February 1, 2008 totaled $6.6 million and $2.9 million, respectively. The management fee increases at a rate of 5% per year. Those entities also are entitled to receive a fee equal to 1% of the gross transaction value in connection with certain subsequent financing, acquisition, disposition, and change in control transactions, as well as a termination fee in the event of an initial public offering or under certain other circumstances. In addition, on July 6, 2007, the Company entered into a separate indemnification agreement with the parties to the monitoring agreement, pursuant to which the Company agreed to provide customary indemnification to such parties and their affiliates.

        The Company uses Capstone Consulting, LLC, a team of executives who work exclusively with KKR portfolio companies providing certain consulting services. The Chief Executive Officer of Capstone served on the Company's Board of Directors until March 2009. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone, prior to January 1, 2007 KKR had provided financing to Capstone. The aggregate fees incurred for Capstone services for the Successor periods ended January 30, 2009 and February 1, 2008 totaled $3.0 million and $1.9 million, respectively.

        The Company purchased certain of its 11.857%/12.625% senior subordinated notes held by Goldman Sachs & Co. in the amount of $25.0 million in January 2008 as further discussed in Note 6, and paid commissions less than $0.1 million in connection therewith.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Capital stock

        On November 29, 2006 and September 30, 2005, the Predecessor's Board of Directors authorized the Company to repurchase up to $500 million and up to 10 million shares, respectively, of the Predecessor's outstanding common stock. These authorizations allowed for purchases in the open market or in privately negotiated transactions from time to time, subject to market conditions. The objective of these share repurchase initiatives was to enhance shareholder value by purchasing shares at a price that produced a return on investment that was greater than the Company's cost of capital. Additionally, share repurchases generally were undertaken only if such purchases resulted in an accretive impact on the Company's fully diluted earnings per share calculation. No purchases were made pursuant to the 2006 authorization, which was terminated as a result of the Merger. During 2006, the Company purchased approximately 4.5 million shares of the Predecessor pursuant to the 2005 authorization at a total cost of $79.9 million.

13. Hurricane Katrina insurance settlement

        During 2006, the Company settled an insurance claim related to Hurricane Katrina and received proceeds of $13.0 million representing insurance recoveries for destroyed and damaged assets, costs incurred and business interruption coverage, which are reflected in results of operations for 2006 as a reduction of SG&A expenses. The business interruption portion of the proceeds was approximately $5.8 million. Insurance recoveries related to fixed assets losses are included in cash flows from investing activities and recoveries related to inventory losses and business interruption are included in cash flows from operating activities.

14. Segment reporting

        The Company manages its business on the basis of one reportable segment. See Note 1 for a brief description of the Company's business. As of January 30, 2009, all of the Company's operations were located within the United States with the exception of an immaterial Hong Kong subsidiary which assists in the importing of certain merchandise that began operations in 2004. The following net sales data is presented in accordance with SFAS 131, "Disclosures about Segments of an Enterprise and Related Information."

	Successor		Predecessor
(In thousands)	2008	March 6, 2007 through February 1, 2008	February 3, 2007 through July 6, 2007	2006
Classes of similar products:
Consumables	$7,248,418	$3,701,724	$2,615,110	$6,022,014
Seasonal	1,521,450	908,301	604,935	1,509,999
Home products	862,226	507,027	362,725	914,357
Apparel	825,574	454,441	340,983	723,452

Net sales	$10,457,668	$5,571,493	$3,923,753	$9,169,822

15. Quarterly financial data (unaudited)

        The following is selected unaudited quarterly financial data for the fiscal year ended January 30, 2009, the Successor period ended February 1, 2008, and the Predecessor period ended July 6, 2007.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Quarterly financial data (unaudited) (Continued)

Each quarterly period listed below was a 13-week accounting period. The sum of the four quarters for any given year may not equal annual totals due to rounding.

Successor (In thousands except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2008:
Net sales	$2,403,498	$2,609,384	$2,598,938	$2,845,848
Gross profit	693,077	758,035	772,287	837,698
Operating profit	110,871	143,055	103,732	222,828
Net income (loss)	5,916	27,718	(7,306)	81,854
Basic earnings (loss) per share	0.01	0.05	(0.01)	0.15
Diluted earnings (loss) per share	0.01	0.05	(0.01)	0.15

	Predecessor		Successor(a)
(In thousands except per share data)	First Quarter	May 5, 2007 through July 6, 2007	March 6, 2007 through August 3, 2007	Third Quarter	Fourth Quarter
2007:
Net sales	$2,275,267	$1,648,486	$699,078	$2,312,842	$2,559,573
Gross profit	633,060	438,515	184,723	646,800	740,371
Operating profit (loss)	55,368	(46,120)	(6,025)	65,703	186,466
Net income (loss)	34,875	(42,873)	(27,175)	(33,032)	55,389
Basic earnings (loss) per share			(0.05)	(0.06)	0.10
Diluted earnings (loss) per share			(0.05)	(0.06)	0.10

(a)
Includes the results of operations of Buck Acquisition Corp. for the period prior to its Merger with and into Dollar General Corporation from March 6, 2007 (its formation) through July 6, 2007 (reflecting the change in fair value of interest rate swaps), and the post-Merger results of Dollar General Corporation for the period from July 7, 2007 through February 1, 2008. See Notes 1 and 2.

        As discussed in Note 1, in the second, third, and fourth quarters of 2008, the Company recorded LIFO provisions of $16.0 million ($9.7 million net of tax, or $0.02 per diluted share), $15.7 million ($9.6 million net of tax, or $0.02 per diluted share), and $12.1 million ($7.4 million net of tax, or $0.01 per diluted share) respectively. These charges are reflected in Cost of goods sold for each quarter, respectively.

        As discussed in Note 8, in the third quarter of 2008, based on the agreement in principle to settle the Merger-related shareholder litigation, the Company recorded charges of approximately $34.5 million ($37.4 million net of tax, or $0.07 per diluted share) in connection with the proposed settlement, which was net of anticipated insurance proceeds of $7.5 million. In the fourth quarter of 2008, the Company received insurance proceeds totaling $10.0 million, thus reducing the charges to $32.0 million net of insurance proceeds and increasing operating profit by the incremental $2.5 million ($1.5 million net of tax, or less than $0.01 per diluted share). These amounts are reflected as Litigation settlement and related costs, net in the respective quarters.

        As discussed in Note 3, in the fourth quarter of 2008, the Company recorded net additional pre-tax expenses of $3.3 million ($2.0 million net of tax, or less than $0.01 per diluted share) related to

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Quarterly financial data (unaudited) (Continued)

underperforming stores closed in fiscal years 2006 and 2007. These additional expenses are related to re-evaluation of the existing lease contract termination liabilities based on current market conditions and are reflected as SG&A expense.

        As discussed in Note 6, in the fourth quarter of 2008, the Company repurchased $44.1 million of the 11.875%/12.625% senior subordinated toggle notes due 2017 resulting in a net gain of $3.8 million ($2.3 million net of tax, or less than $0.01 per diluted share) which is recognized as Other (income) expense.

        As discussed in Note 8, in the fourth quarter of 2008, the Company recorded an $8.6 million ($5.3 million net of tax, or $0.01 per diluted share) charge included in Cost of goods sold related to the markdown of certain products covered by the Consumer Products Safety Improvement Act of 2008, and reversed $5.0 million ($3.1 million net of tax, or $0.01 per diluted share) of SG&A expenses originally recorded in fiscal 2007 related to certain distribution center lease contingencies.

        As discussed in Note 2, in the Predecessor period ended July 6, 2007, the Company recorded transaction and other costs related to the Merger of $56.7 million and share-based compensation expense related directly to the Merger of $39.4 million as discussed in Note 10. As discussed in Note 2, in the Successor period ended August 3, 2007, the Company recorded transaction and other costs related to the Merger of $5.6 million ($3.5 million net of tax, or $0.01 per diluted share), a loss on debt retirement related to the Merger of $6.2 million ($3.9 million net of tax, or $0.01 per diluted share) as discussed in Note 6; a contingent loss related to certain DC leases of $8.6 million ($5.4 million net of tax, or $0.01 per diluted share) as discussed in Note 8; and a gain on certain interest rate swaps discussed in Note 7 of $6.8 million ($4.3 million net of tax, or $0.01 per diluted share).

        In the third quarter of 2007, the Company recorded an additional contingent loss related to certain DC leases of $3.4 million ($2.1 million net of tax, or less than $0.01 per diluted share) as discussed in Note 8.

        As discussed in Note 6, in the fourth quarter of 2007, the Company recorded a gain on debt retirement of $4.9 million ($3.1 million net of tax, or $0.01 per diluted share).

16. Guarantor subsidiaries

        Certain of the Company's subsidiaries (the "Guarantors") have fully and unconditionally guaranteed on a joint and several basis the Company's obligations under certain outstanding debt obligations. Each of the Guarantors is a direct or indirect wholly-owned subsidiary of the Company. The following consolidating schedules present condensed financial information on a combined basis, in thousands.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Guarantor subsidiaries (Continued)

SUCCESSOR

	As of January 30, 2009
	DOLLAR GENERAL CORPORATION	GUARANTOR SUBSIDIARIES	OTHER SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED TOTAL
BALANCE SHEET:
ASSETS
Current assets:
Cash and cash equivalents	$292,637	$64,404	$20,954	$—	$377,995
Merchandise inventories	—	1,414,955	—	—	1,414,955
Income tax receivable	50,601	—	—	(44,209)	6,392
Deferred income taxes	5,892	—	2,560	(3,852)	4,600
Prepaid expenses and other current assets	462,572	2,016,712	5,894	(2,418,995)	66,183

Total current assets	811,702	3,496,071	29,408	(2,467,056)	1,870,125

Net property and equipment	82,616	1,186,125	219	—	1,268,960

Goodwill	4,338,589	—	—	—	4,338,589

Intangible assets	1,205,667	119,891	—	—	1,325,558

Deferred income taxes	—	—	3,518	(3,518)	—

Other assets, net	3,384,089	130,100	280,204	(3,708,426)	85,967

Total assets	$9,822,663	$4,932,187	$313,349	$(6,179,000)	$8,889,199

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$11,500	$2,658	$—	$—	$14,158
Accounts payable	2,007,625	1,035,057	46,644	(2,410,905)	678,421
Accrued expenses and other	108,504	220,142	54,489	(8,090)	375,045
Income taxes payable	1,659	48,467	1,694	(44,209)	7,611
Deferred income taxes	—	3,852	—	(3,852)	—

Total current liabilities	2,129,288	1,310,176	102,827	(2,467,056)	1,075,235

Long-term obligations	4,346,258	2,383,304	—	(2,606,606)	4,122,956

Deferred income taxes	397,570	162,049	—	(3,518)	556,101

Other non-current liabilities	103,928	37,653	147,707	—	289,288

Redeemable common stock	13,924	—	—	—	13,924

Shareholders' equity:
Preferred stock	—	—	—	—	—
Common stock	278,114	23,855	100	(23,955)	278,114
Additional paid-in capital	2,489,647	553,639	19,900	(573,539)	2,489,647
Retained earnings	103,364	461,511	42,815	(504,326)	103,364
Accumulated other comprehensive loss	(39,430)	—	—	—	(39,430)

Total shareholders' equity	2,831,695	1,039,005	62,815	(1,101,820)	2,831,695

Total liabilities and shareholders' equity	$9,822,663	$4,932,187	$313,349	$(6,179,000)	$8,889,199

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Guarantor subsidiaries (Continued)

SUCCESSOR

	As of February 1, 2008
	DOLLAR GENERAL CORPORATION	GUARANTOR SUBSIDIARIES	OTHER SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED TOTAL
BALANCE SHEET:
ASSETS
Current assets:
Cash and cash equivalents	$8,320	$59,379	$32,510	$—	$100,209
Short-term investments	—	—	19,611	—	19,611
Merchandise inventories	—	1,288,661	—	—	1,288,661
Income tax receivable	102,273	—	—	(69,772)	32,501
Deferred income taxes	3,966	—	20,626	(7,295)	17,297
Prepaid expenses and other current assets	221,408	337,741	9,341	(509,025)	59,465

Total current assets	335,967	1,685,781	82,088	(586,092)	1,517,744

Net property and equipment	83,658	1,190,131	456	—	1,274,245

Goodwill	4,344,930	—	—	—	4,344,930

Intangible assets	10,911	1,359,646	—	—	1,370,557

Deferred income taxes	43,890	—	47,067	(90,957)	—

Other assets, net	2,629,967	1,652	111,597	(2,594,261)	148,955

Total assets	$7,449,323	$4,237,210	$241,208	$(3,271,310)	$8,656,431

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$—	$3,246	$—	$—	$3,246
Accounts payable	253,477	736,844	40	(439,321)	551,040
Accrued expenses and other	62,957	188,877	55,185	(6,063)	300,956
Income taxes payable	—	59,264	13,507	(69,772)	2,999

Total current liabilities	316,434	988,231	68,732	(515,156)	858,241

Long-term obligations	4,257,250	1,837,715	—	(1,816,209)	4,278,756

Deferred income taxes	—	584,976	—	(98,251)	486,725

Other liabilities	162,644	21,191	135,879	—	319,714

Redeemable common stock	9,122	—	—	—	9,122

Shareholders' equity:
Preferred stock	—	—	—	—	—
Common stock	277,741	23,753	100	(23,853)	277,741
Additional paid-in capital	2,480,062	653,711	19,900	(673,611)	2,480,062
Retained earnings	(4,818)	127,633	16,597	(144,230)	(4,818)
Accumulated other comprehensive loss	(49,112)	—	—	—	(49,112)

Total shareholders' equity	2,703,873	805,097	36,597	(841,694)	2,703,873

Total liabilities and shareholders' equity	$7,449,323	$4,237,210	$241,208	$(3,271,310)	$8,656,431

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Guarantor subsidiaries (Continued)

SUCCESSOR

	For the year ended January 30, 2009
	DOLLAR GENERAL CORPORATION	GUARANTOR SUBSIDIARIES	OTHER SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED TOTAL
STATEMENTS OF OPERATIONS:
Net sales	$236,682	$10,457,668	$97,917	$(334,599)	$10,457,668
Cost of goods sold	—	7,396,571	—	—	7,396,571

Gross profit	236,682	3,061,097	97,917	(334,599)	3,061,097
Selling, general and administrative expenses	210,665	2,499,331	73,214	(334,599)	2,448,611
Litigation settlement and related costs, net	32,000	—	—	—	32,000

Operating profit (loss)	(5,983)	561,766	24,703	—	580,486
Interest income	(62,722)	(36,844)	(13,532)	110,037	(3,061)
Interest expense	427,365	74,586	18	(110,037)	391,932
Other (income) expense	(2,788)	—	—	—	(2,788)

Income (loss) before income taxes	(367,838)	524,024	38,217	—	194,403
Income taxes	(115,924)	190,146	11,999	—	86,221
Equity in subsidiaries' earnings, net of taxes	360,096	—	—	(360,096)	—

Net income	$108,182	$333,878	$26,218	$(360,096)	$108,182

SUCCESSOR

	March 6, 2007 through February 1, 2008
	DOLLAR GENERAL CORPORATION	GUARANTOR SUBSIDIARIES	OTHER SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED TOTAL
STATEMENTS OF OPERATIONS:
Net sales	$96,300	$5,571,493	$65,057	$(161,357)	$5,571,493
Cost of goods sold	—	3,999,599	—	—	3,999,599

Gross profit	96,300	1,571,894	65,057	(161,357)	1,571,894
Selling, general and administrative expenses	102,030	1,337,311	46,524	(161,357)	1,324,508
Transaction and related costs	1,242	—	—	—	1,242

Operating profit (loss)	(6,972)	234,583	18,533	—	246,144
Interest income	(58,786)	(23,206)	(8,013)	86,206	(3,799)
Interest expense	274,104	64,991	8	(86,206)	252,897
Other (income) expense	3,639	—	—	—	3,639

Income (loss) before income taxes	(225,929)	192,798	26,538	—	(6,593)
Income taxes	(76,881)	65,166	9,940	—	(1,775)
Equity in subsidiaries' earnings, net of taxes	144,230	—	—	(144,230)	—

Net income (loss)	$(4,818)	$127,632	$16,598	$(144,230)	$(4,818)

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Guarantor subsidiaries (Continued)

PREDECESSOR

	February 3, 2007 through July 6, 2007
	DOLLAR GENERAL CORPORATION	GUARANTOR SUBSIDIARIES	OTHER SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED TOTAL
STATEMENTS OF OPERATIONS:
Net sales	$76,945	$3,923,753	$44,206	$(121,151)	$3,923,753
Cost of goods sold	—	2,852,178	—	—	2,852,178

Gross profit	76,945	1,071,575	44,206	(121,151)	1,071,575
Selling, general and administrative expenses	64,827	982,321	34,933	(121,151)	960,930
Transaction and related costs	101,397	—	—	—	101,397

Operating profit (loss)	(89,279)	89,254	9,273	—	9,248
Interest income	(53,278)	(11,472)	(5,626)	65,330	(5,046)
Interest expense	19,796	55,828	5	(65,330)	10,299

Income (loss) before income taxes	(55,797)	44,898	14,894	—	3,995
Income taxes	(4,814)	11,924	4,883	—	11,993
Equity in subsidiaries' earnings, net of taxes	42,985	—	—	(42,985)	—

Net income (loss)	$(7,998)	$32,974	$10,011	$(42,985)	$(7,998)

PREDECESSOR

	For the year ended February 2, 2007
	DOLLAR GENERAL CORPORATION	GUARANTOR SUBSIDIARIES	OTHER SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED TOTAL
STATEMENTS OF OPERATIONS:
Net sales	$165,463	$9,169,822	$107,383	$(272,846)	$9,169,822
Cost of goods sold	—	6,801,617	—	—	6,801,617

Gross profit	165,463	2,368,205	107,383	(272,846)	2,368,205
Selling, general and administrative expenses	149,272	2,154,371	89,132	(272,846)	2,119,929

Operating profit	16,191	213,834	18,251	—	248,276
Interest income	(126,628)	(33,521)	(11,543)	164,690	(7,002)
Interest expense	60,856	138,749	—	(164,690)	34,915

Income before income taxes	81,963	108,606	29,794	—	220,363
Income taxes	36,513	36,568	9,339	—	82,420
Equity in subsidiaries' earnings, net of taxes	92,493	—	—	(92,493)	—

Net income	$137,943	$72,038	$20,455	$(92,493)	$137,943

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Guarantor subsidiaries (Continued)

SUCCESSOR

	For the year ended January 30, 2009
	DOLLAR GENERAL CORPORATION	GUARANTOR SUBSIDIARIES	OTHER SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED TOTAL
STATEMENTS OF CASH FLOWS:
Cash flows from operating activities:
Net income	$108,182	$333,878	$26,218	$(360,096)	$108,182
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	34,638	213,003	258	—	247,899
Deferred income taxes	(4,681)	16,500	61,615	—	73,434
Tax benefit of stock options	(950)	—	—	—	(950)
Noncash inventory adjustments and asset impairments	—	50,671	—	—	50,671
Noncash share-based compensation	9,958	—	—	—	9,958
Other noncash gains and losses	(3,104)	5,538	—	—	2,434
Equity in subsidiaries' earnings, net	(360,096)	—	—	360,096	—
Change in operating assets and liabilities:
Merchandise inventories	—	(173,014)	—	—	(173,014)
Prepaid expenses and other current assets	(2,310)	3,765	(2,053)	—	(598)
Accounts payable	18,717	121,546	93	—	140,356
Accrued expenses and other	11,427	46,177	11,132	—	68,736
Income taxes	56,596	(10,797)	(11,813)	—	33,986
Other	2,529	11,643	(88)	—	14,084

Net cash provided by (used in) operating activities	(129,094)	618,910	85,362	—	575,178

Cash flows from investing activities:
Purchases of property and equipment	(16,467)	(189,058)	(21)	—	(205,546)
Purchases of short-term investments	—	—	(9,903)	—	(9,903)
Sales of short-term investments	—	—	61,547	—	61,547
Proceeds from sale of property and equipment	—	1,266	—	—	1,266

Net cash provided by (used in) investing activities	(16,467)	(187,792)	51,623	—	(152,636)

Cash flows from financing activities:
Issuance of common stock	4,228	—	—	—	4,228
Net borrowings (repayments) under revolving credit facility	(102,500)	—	—	—	(102,500)
Repayments of long-term obligations	(40,780)	(3,645)	—	—	(44,425)
Repurchases of stock options	(2,511)	—	—	—	(2,511)
Repurchases of common stock	(498)	—	—	—	(498)
Tax benefit of stock options	950	—	—	—	950
Changes in intercompany note balances, net	570,989	(422,448)	(148,541)	—	—

Net cash provided by (used in) financing activities	429,878	(426,093)	(148,541)	—	(144,756)

Net increase (decrease) in cash and cash equivalents	284,317	5,025	(11,556)	—	277,786
Cash and cash equivalents, beginning of year	8,320	59,379	32,510	—	100,209

Cash and cash equivalents, end of year	$292,637	$64,404	$20,954	$—	$377,995

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Guarantor subsidiaries (Continued)

SUCCESSOR

	March 6, 2007 through February 1, 2008
	DOLLAR GENERAL CORPORATION	GUARANTOR SUBSIDIARIES	OTHER SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED TOTAL
STATEMENTS OF CASH FLOWS:
Cash flows from operating activities:
Net income (loss)	$(4,818)	$127,632	$16,598	$(144,230)	$(4,818)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	21,634	128,431	148	—	150,213
Deferred income taxes	(2,120)	20,208	1,463	—	19,551
Noncash inventory adjustments and asset impairments	—	6,113	—	—	6,113
Noncash share-based compensation	3,827	—	—	—	3,827
Other noncash gains and losses	4,954	571	—	—	5,525
Equity in subsidiaries' earnings, net	(144,230)	—	—	144,230	—
Change in operating assets and liabilities:
Merchandise inventories	—	73,356	—	—	73,356
Prepaid expenses and other current assets	(1,120)	4,783	76	—	3,739
Accounts payable	(40,745)	12,428	(13,078)	—	(41,395)
Accrued expenses and other	(7,456)	6,418	17,099	—	16,061
Income taxes	(45,416)	44,829	7,935	—	7,348
Other	(3,169)	3,675	(422)	—	84

Net cash provided by (used in) operating activities	(218,659)	428,444	29,819	—	239,604

Cash flows from investing activities:
Merger, net of cash acquired	(5,649,182)	(1,129,953)	40,744	—	(6,738,391)
Purchases of property and equipment	(1,617)	(82,003)	(21)	—	(83,641)
Purchases of short-term investments	—	—	(3,800)	—	(3,800)
Sales of short-term investments	—	—	21,445	—	21,445
Purchases of long-term investments	—	—	(7,473)	—	(7,473)
Purchase of promissory note	—	(37,047)	—	—	(37,047)
Proceeds from sale of property and equipment	—	533	—	—	533

Net cash provided by (used in) investing activities	(5,650,799)	(1,248,470)	50,895	—	(6,848,374)

Cash flows from financing activities:
Issuance of common stock	2,759,540	—	—	—	2,759,540
Net borrowings (repayments) under revolving credit facility	102,500	—	—	—	102,500
Issuance of long-term obligations	4,176,817	—	—	—	4,176,817
Repayments of long-term obligations	(236,084)	(5,861)	—	—	(241,945)
Debt issuance costs	(87,392)	—	—	—	(87,392)
Repurchase of common stock	(541)	—	—	—	(541)
Changes in intercompany note balances, net	(837,062)	885,266	(48,204)	—	—

Net cash provided by (used in) financing activities	5,877,778	879,405	(48,204)	—	6,708,979

Net increase in cash and cash equivalents	8,320	59,379	32,510	—	100,209
Cash and cash equivalents, beginning of period	—	—	—	—	—

Cash and cash equivalents, end of year	$8,320	$59,379	$32,510	$—	$100,209

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Guarantor subsidiaries (Continued)

PREDECESSOR

	February 3, 2007 through July 6, 2007
	DOLLAR GENERAL CORPORATION	GUARANTOR SUBSIDIARIES	OTHER SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED TOTAL
STATEMENTS OF CASH FLOWS:
Cash flows from operating activities:
Net income (loss)	$(7,998)	$32,974	$10,011	$(42,985)	$(7,998)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	9,051	74,770	96	—	83,917
Deferred income taxes	(7,982)	(9,194)	(3,698)	—	(20,874)
Tax benefit of stock options	(3,927)	—	—	—	(3,927)
Noncash share-based compensation	45,433	—	—	—	45,433
Other noncash gains and losses	—	5,098	—	—	5,098
Equity in subsidiaries' earnings, net	(42,985)	—	—	42,985	—
Change in operating assets and liabilities:
Merchandise inventories	—	16,424	—	—	16,424
Prepaid expenses and other current assets	5,758	(11,762)	(180)	—	(6,184)
Accounts payable	44,909	(23,103)	12,988	—	34,794
Accrued expenses and other	7,897	36,021	9,077	—	52,995
Income taxes	(24,998)	31,741	(3,934)	—	2,809
Other	21	(372)	(190)	—	(541)

Net cash provided by operating activities	25,179	152,597	24,170	—	201,946

Cash flows from investing activities:
Purchases of property and equipment	(5,321)	(50,737)	(95)	—	(56,153)
Purchases of short-term investments	—	—	(5,100)	—	(5,100)
Sales of short-term investments	—	—	9,505	—	9,505
Purchases of long-term investments	—	—	(15,754)	—	(15,754)
Proceeds from sale of property and equipment	—	620	—	—	620

Net cash used in investing activities	(5,321)	(50,117)	(11,444)	—	(66,882)

Cash flows from financing activities:
Repayments of long-term obligations	(148)	(4,352)	—	—	(4,500)
Payment of cash dividends	(15,710)	—	—	—	(15,710)
Proceeds from exercise of stock options	41,546	—	—	—	41,546
Tax benefit of stock options	3,927	—	—	—	3,927
Changes in intercompany note balances, net	75,840	(86,988)	11,148	—	—

Net cash provided by (used in) financing activities	105,455	(91,340)	11,148	—	25,263

Net increase in cash and cash equivalents	125,313	11,140	23,874	—	160,327
Cash and cash equivalents, beginning of year	114,310	58,107	16,871	—	189,288

Cash and cash equivalents, end of period	$239,623	$69,247	$40,745	$—	$349,615

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Guarantor subsidiaries (Continued)

PREDECESSOR

	For the year ended February 2, 2007
	DOLLAR GENERAL CORPORATION	GUARANTOR SUBSIDIARIES	OTHER SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED TOTAL
STATEMENTS OF CASH FLOWS:
Cash flows from operating activities:
Net income	$137,943	$72,038	$20,455	$(92,493)	$137,943
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,436	178,920	252	—	200,608
Deferred income taxes	(1,845)	(35,118)	(1,255)	—	(38,218)
Tax benefit of stock options	(2,513)	—	—	—	(2,513)
Noncash inventory adjustments and asset impairments	—	76,599	—	—	76,599
Noncash share-based compensation	7,578	—	—	—	7,578
Other noncash gains and losses	—	5,820	—	—	5,820
Equity in subsidiaries' earnings, net	(92,493)	—	—	92,493	—
Change in operating assets and liabilities:
Merchandise inventories	—	(26,541)	—	—	(26,541)
Prepaid expenses and other current assets	(1,042)	(13,655)	9,286	—	(5,411)
Accounts payable	(4,246)	39,189	18,601	—	53,544
Accrued expenses and other	(225)	38,564	14	—	38,353
Income taxes	(2,558)	(29,524)	(3,083)	—	(35,165)
Other	430	(7,670)	—	—	(7,240)

Net cash provided by operating activities	62,465	298,622	44,270	—	405,357

Cash flows from investing activities:
Purchases of property and equipment	(13,270)	(247,788)	(457)	—	(261,515)
Purchases of short-term investments	(38,700)	—	(10,975)	—	(49,675)
Sales of short-term investments	38,700	—	12,825	—	51,525
Purchases of long-term investments	—	—	(25,756)	—	(25,756)
Sale and insurance proceeds related to property and equipment	143	3,303	11	—	3,457

Net cash used in investing activities	(13,127)	(244,485)	(24,352)	—	(281,964)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit facility	—	—	—	—	—
Repayments of long-term obligations	97	(14,215)	—	—	(14,118)
Debt issuance costs	(584)	—	—	—	(584)
Payment of cash dividends	(62,472)	—	—	—	(62,472)
Exercises of stock options	19,894	—	—	—	19,894
Repurchases of common stock	(79,947)	—	—	—	(79,947)
Tax benefit of stock options	2,513	—	—	—	2,513
Changes in intercompany note balances, net	75,061	(40,299)	(34,762)	—	—

Net cash used in financing activities	(45,438)	(54,514)	(34,762)	—	(134,714)

Net increase (decrease) in cash and cash equivalents	3,900	(377)	(14,844)	—	(11,321)
Cash and cash equivalents, beginning of year	110,410	58,484	31,715	—	200,609

Cash and cash equivalents, end of year	$114,310	$58,107	$16,871	$—	$189,288

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	May 1, 2009	January 30, 2009
	(Unaudited)	(see Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$434,584	$377,995
Merchandise inventories	1,454,692	1,414,955
Income taxes receivable	3,479	6,392
Deferred income taxes	—	4,600
Prepaid expenses and other current assets	69,393	66,183

Total current assets	1,962,148	1,870,125

Net property and equipment	1,280,835	1,268,960

Goodwill	4,338,589	4,338,589

Intangible assets, net	1,314,425	1,325,558

Other assets, net	82,804	85,967

Total assets	$8,978,801	$8,889,199

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$19,526	$14,158
Accounts payable	700,438	678,421
Accrued expenses and other	332,722	375,045
Income taxes payable	28,034	7,611
Deferred income taxes	11,942	—

Total current liabilities	1,092,662	1,075,235

Long-term obligations	4,117,190	4,122,956

Deferred income taxes	554,098	556,101

Other liabilities	283,916	289,288

Redeemable common stock	14,350	13,924

Shareholders' equity:
Preferred stock	—	—
Common stock	278,159	278,114
Additional paid-in capital	2,492,482	2,489,647
Retained earnings	186,370	103,364
Accumulated other comprehensive loss	(40,426)	(39,430)

Total shareholders' equity	2,916,585	2,831,695

Total liabilities and shareholders' equity	$8,978,801	$8,889,199

See notes to condensed consolidated financial statements.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share data)

	For the 13 weeks ended
	May 1, 2009	May 2, 2008
Net sales	$2,779,937	$2,403,498
Cost of goods sold	1,924,579	1,710,421

Gross profit	855,358	693,077
Selling, general and administrative expenses	630,489	582,206

Operating profit	224,869	110,871
Interest income	(94)	(957)
Interest expense	89,235	100,871
Other (income) expense	1,667	298

Income before income taxes	134,061	10,659
Income tax expense	51,055	4,743

Net income	$83,006	$5,916

Earnings per share:
Basic	$0.15	$0.01
Diluted	$0.15	$0.01
Weighted average shares:
Basic	555,383	554,591
Diluted	556,524	555,462

See notes to condensed consolidated financial statements.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the 13 weeks ended
	May 1, 2009	May 2, 2008
Cash flows from operating activities:
Net income	$83,006	$5,916
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64,531	61,406
Deferred income taxes	15,461	(5,600)
Noncash share-based compensation	2,938	2,346
Noncash inventory adjustments	(697)	1,310
Other noncash gains and losses	1,957	219
Change in operating assets and liabilities:
Merchandise inventories	(39,040)	(29,746)
Prepaid expenses and other current assets	(3,012)	(3,545)
Accounts payable	10,578	52,860
Accrued expenses and other	(50,368)	67,897
Income taxes	23,336	(1,387)
Other	203	(115)

Net cash provided by operating activities	108,893	151,561

Cash flows from investing activities:
Purchases of property and equipment	(51,825)	(35,373)
Purchases of short-term investments	—	(9,903)
Sales of short-term investments	—	12,976
Proceeds from sale of property and equipment	152	94

Net cash used in investing activities	(51,673)	(32,206)

Cash flows from financing activities:
Issuance of common stock	620	—
Repayments of borrowings under revolving credit facility	—	(102,500)
Repayments of long-term obligations	(999)	(1,045)
Repurchases of common stock and stock options	(252)	(10)
Other financing activities	—	(105)

Net cash used in financing activities	(631)	(103,660)

Net increase in cash and cash equivalents	56,589	15,695
Cash and cash equivalents, beginning of period	377,995	100,209

Cash and cash equivalents, end of period	$434,584	$115,904

Supplemental cash flow information:
Cash paid for interest	$33,782	$45,735
Cash paid for income taxes	$34,944	$2,204
Supplemental schedule of noncash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$18,913	$8,620

See notes to condensed consolidated financial statements.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Basis of presentation

        The accompanying unaudited condensed consolidated financial statements of Dollar General Corporation and its subsidiaries (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information and are presented in accordance with the requirements of Form 10-Q and Rule 10-01 of Regulation S-X. Such financial statements consequently do not include all of the disclosures normally required by U.S. GAAP or those normally made in the Company's Annual Report on Form 10-K. Accordingly, the reader of these financial statements should refer to the Company's January 30, 2009 financial statements for additional information.

        The Company's fiscal year ends on the Friday closest to January 31. References to years contained herein pertain to the Company's fiscal year. The Company's 2009 fiscal year will end on January 29, 2010 and its 2008 fiscal year ended on January 30, 2009.

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the Company's customary accounting practices. In management's opinion, all adjustments (which are of a normal recurring nature) necessary for a fair presentation of the consolidated financial position as of May 1, 2009 and results of operations for the 13-week quarterly accounting periods ended May 1, 2009 and May 2, 2008 have been made.

        The unaudited condensed consolidated balance sheet as of January 30, 2009 has been derived from the audited consolidated financial statements at that date but does not include all of the information and notes required by U.S. GAAP for complete financial statements.

        Basic earnings per share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share was determined based on the dilutive effect of stock options, restricted stock, and restricted stock units where applicable, using the treasury stock method.The amounts reflected below are in thousands except per share data.

	13-Weeks Ended May 1, 2009
	Net Income	Weighted Average Shares	Per Share Amount
Basic earnings per share	$83,006	555,383	$0.15
Effect of dilutive stock options and restricted stock		1,141

Diluted earnings per share	$83,006	556,524	$0.15

	13-Weeks Ended May 2, 2008
	Net Income	Weighted Average Shares	Per Share Amount
Basic earnings per share	$5,916	554,591	$0.01
Effect of dilutive stock options and restricted stock		871

Diluted earnings per share	$5,916	555,462	$0.01

        Options to purchase shares of common stock that were outstanding at the end of the respective periods, but were not included in the computation of diluted earnings per share because the effect of exercising the options would be antidilutive, were 9.2 million and 17.5 million in the 2009 and 2008 periods, respectively.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

1. Basis of presentation (Continued)

        The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The Company uses the last-in, first-out (LIFO) method of valuing inventory. An actual valuation of inventory under the LIFO method is made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels, sales for the year and the expected rate of inflation/deflation for the year. The interim LIFO calculations are subject to adjustment in the final year-end LIFO inventory valuation. The Company recorded LIFO charges of $0.8 million and zero in the 13-week periods ended May 1, 2009 and May 2, 2008, respectively. In addition, ongoing estimates of inventory shrinkage and initial markups and markdowns are included in the interim cost of goods sold calculation. Because the Company's business is moderately seasonal, the results for interim periods are not necessarily indicative of the results to be expected for the entire year.

        Certain financial statement amounts relating to prior periods have been reclassified to conform to the current period presentation.

        As discussed in Note 4, effective January 31, 2009 the Company changed its accounting for fair value of its nonfinancial assets and liabilities in connection with the adoption of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 157, Fair Value Measurements. Through May 1, 2009, the adoption of this standard had no impact on the Company's consolidated financial position or results of operations.

        The Company adopted the provisions of SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 ("SFAS 161") during the first quarter of 2009 as discussed in Note 5.

2. Comprehensive income

        Comprehensive income consists of the following:

	13 Weeks Ended
(in thousands)	May 1, 2009	May 2, 2008
Net income	$83,006	$5,916
Unrealized net gain (loss) on hedged transactions, net of income tax expense (benefit) of $(922) and $10,959 respectively (see Note 5)	(996)	18,473

Comprehensive income	$82,010	$24,389

3. Income taxes

        The Company reports income taxes in accordance with SFAS No. 109, Accounting for Income Taxes ("SFAS 109"). Under SFAS 109, the asset and liability method is used for computing the future income tax consequences of events that have been recognized in the Company's consolidated financial statements or income tax returns.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

3. Income taxes (Continued)

        Income tax reserves are determined using the methodology established by FASB Interpretation 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement 109 ("FIN 48"). FIN 48 requires companies to assess each income tax position taken using a two step approach. A determination is first made as to whether it is more likely than not that the position will be sustained, based upon the technical merits, upon examination by the taxing authorities. If the tax position is expected to meet the more likely than not criteria, the benefit recorded for the tax position equals the largest amount that is greater than 50% likely to be realized upon ultimate settlement of the respective tax position.

        Subsequent to the February 3, 2007 adoption of FIN 48, the Company elected to record income tax related interest and penalties as a component of the provision for income tax expense.

        The Internal Revenue Service (IRS) is in the initial stages of an examination of the Company's federal income tax returns for the 2005 and 2006 fiscal years. The 2004 and earlier fiscal years are not open for examination. The 2007 and 2008 fiscal years, while not currently under examination, are subject to examination at the discretion of the IRS. The Company also has various state income tax examinations in progress. Generally, the Company's 2005 and later tax years remain open for examination by the various state taxing authorities. The results of these examinations could result in changes to the Company's income tax liability. The estimated liability related to income tax examinations is included in the Company's reserve for uncertain tax positions.

        As of May 1, 2009, the total reserves for uncertain tax benefits, interest expense related to income taxes and potential income tax penalties were $35.0 million, $9.5 million and $1.4 million, respectively, for a total of $45.9 million. Of this amount, $4.3 million and $40.6 million are reflected in current liabilities as Accrued expenses and other and in noncurrent Other liabilities, respectively, in the condensed consolidated balance sheet with the remaining $1.0 million reducing deferred tax assets related to net operating loss carry forwards. The reserve for uncertain tax positions decreased during the period ended May 1, 2009 by $24.1 million due principally to the reclassification, from the uncertain tax benefits account to the income tax payable account, of a liability associated with an accounting method utilized by the Company for income tax return filing purposes. The Company believes it is reasonably possible that the reserve for uncertain tax positions may be reduced by approximately $2.9 million in the coming twelve months principally as a result of the settlement of currently ongoing state income tax examinations. The reasonably possible change of $2.9 million is included in current liabilities in the condensed consolidated balance sheet as of May 1, 2009. Also, as of May 1, 2009, approximately $34.4 million of the reserve for uncertain tax positions would impact the Company's effective income tax rate if the Company were to recognize the tax benefit for these positions.

        The effective income tax rate for the 13-week period ended May 1, 2009 was 38.1% compared to a rate of 44.5% for the 13-week period ended May 2, 2008. Both periods included similar amounts of income tax-related interest, but because the 2009 pretax income was higher, the effective rate was impacted to a lesser degree.

4. Assets and liabilities measured at fair value

        On January 31, 2009, the Company adopted components of SFAS No. 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 applies to reported balances that are

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

4. Assets and liabilities measured at fair value (Continued)

required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

        SFAS 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, SFAS 157 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

        The Company has determined that the majority of the inputs used to value its derivative financial instruments fall within Level 2 of the fair value hierarchy. However, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. As of May 1, 2009, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations in their entirety, as discussed in detail in Note 5, are classified in Level 2 of the fair value hierarchy. The Company does not have any fair value measurements using significant unobservable inputs (Level 3) as of May 1, 2009.

(In thousands)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at May 1, 2009
Assets:
Trading securities(a)	$8,360	$—	$—	$8,360
Liabilities:
Derivative financial instruments(b)	—	66,332	—	66,332

(a)
Reflected in the condensed consolidated balance sheet as Prepaid expenses and other current assets of $1,854 and Other assets, net of $6,506.

(b)
Reflected in the condensed consolidated balance sheet as Accrued expenses and other of $540 and Other liabilities of $65,792.

5. Derivatives and hedging activities

        SFAS 161 amends and expands the disclosure requirements of FASB Statement No. 133 ("SFAS 133") with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. SFAS 161 requires qualitative disclosures about objectives and strategies for using

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

5. Derivatives and hedging activities (Continued)

derivatives, quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

        As required by SFAS 133, the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge a certain portion of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting under SFAS 133.

Risk management objective of using derivatives

        The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company's derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company's known or expected cash receipts and its known or expected cash payments principally related to the Company's borrowings.

        The Company is exposed to certain risks arising from uncertainties of future market values caused by the fluctuation in the prices of commodities. The Company enters into derivative financial instruments to protect against future price changes related to transportation costs associated with forecasted purchases and distribution of inventory.

Cash flow hedges of interest rate risk

        The Company's objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

5. Derivatives and hedging activities (Continued)

        The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated other comprehensive income (loss) (also referred to as "OCI") and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the 13-week period ended May 1, 2009, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.

        As of May 1, 2009, the Company had four interest rate swaps with a combined notional value of $1.5 billion that were designated as cash flow hedges of interest rate risk. Amounts reported in Accumulated other comprehensive loss related to derivatives will be reclassified to interest expense as interest payments are made on the Company's variable-rate debt. The Company terminated an interest rate swap in October 2008 due to the bankruptcy declaration of the counterparty bank. In accordance with Derivatives Implementation Group (DIG) Issue No. G3, the Company continues to report the net gain or loss related to the discontinued cash flow hedge in OCI and such net gain or loss is expected to be reclassified into earnings during the original contractual terms of the swap agreement as the hedged interest payments are expected to occur as forecasted. During the next 52-week period, the Company estimates that an additional $42.2 million will be reclassified as an increase to interest expense for all of its interest rate swaps.

Non-designated hedges of commodity risk

        Derivatives not designated as hedges are not speculative and are used to manage the Company's exposure to commodity price risk but do not meet the strict hedge accounting requirements of SFAS 133. In February 2009, the Company entered into a commodity hedge related to diesel fuel to eliminate its exposure to variability in diesel fuel prices and their effect on transportation costs. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in earnings. As of May 1, 2009, the Company had one diesel fuel commodity swap hedging monthly usage of diesel fuel through January 2010 with a total 11.4 million gallons notional during the remaining term that was not designated as a hedge in a qualifying hedging relationship.

        The table below presents the fair value of the Company's derivative financial instruments as well as their classification on the condensed consolidated balance sheet as of May 1, 2009 (in thousands):

Tabular Disclosure of Fair Values of Derivative Instruments

	Asset Derivatives As of May 1, 2009		Liability Derivatives As of May 1, 2009
	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value
Derivatives designated as hedging instruments under SFAS 133
Interest rate swaps	Other assets, net	$—	Other liabilities	$65,792
Derivatives not designated as hedging instruments under SFAS 133
Commodity hedges	Prepaid expenses and other current assets	$—	Accrued expenses and other	$540

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

5. Derivatives and hedging activities (Continued)

        The tables below present the pre-tax effect of the Company's derivative financial instruments on the condensed consolidated statement of income (including OCI, see Note 2) for the 13-week period ended May 1, 2009 (in thousands):

Tabular Disclosure of the Effect of Derivative Instruments on the Consolidated Statement of Income
For the 13-weeks ended May 1, 2009

Derivatives in SFAS 133 Cash Flow Hedging Relationships	Amount of (Gain) or Loss Recognized in OCI on Derivative (Effective Portion)	Location of Gain or Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of (Gain) or Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain or Loss Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of (Gain) or Loss Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Interest Rate Swaps	$13,817	Interest expense	$11,898	Other (income) expense	$158

Derivatives Not Designated as Hedging Instruments Under SFAS 133	Location of Gain or Loss Recognized in Income on Derivative	Amount of (Gain) or Loss Recognized in Income on Derivative
Commodity Hedges	Other (income) expense	$1,508

Credit-risk-related contingent features

        The Company has agreements with all of its interest rate swap counterparties that contain a provision providing that the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company's default on such indebtedness.

        As of May 1, 2009, the fair value of interest rate swaps in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk related to these agreements, was $70.2 million. As of May 1, 2009, the Company has not posted any collateral related to these agreements. If the Company had breached any of these provisions at May 1, 2009, it would have been required to settle its obligations under the agreements at their termination value of $70.2 million.

        As of May 1, 2009, the fair value of commodity hedges in a net liability position, which excludes any adjustment for nonperformance risk related to the agreements, was $0.5 million. As of May 1, 2009, the Company has an outstanding letter of credit related to these agreements in the amount of $1.0 million. If the Company had breached any of the provisions of this agreement at May 1, 2009, the letter of credit would have been sufficient to settle its obligations under this agreement.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

6. Commitments and contingencies

Legal proceedings

        On August 7, 2006, a lawsuit entitled Cynthia Richter, et al. v. Dolgencorp, Inc., et al. was filed in the United States District Court for the Northern District of Alabama (Case No. 7:06-cv-01537-LSC) ("Richter") in which the plaintiff alleges that she and other current and former Dollar General store managers were improperly classified as exempt executive employees under the Fair Labor Standards Act ("FLSA") and seeks to recover overtime pay, liquidated damages, and attorneys' fees and costs. On August 15, 2006, the Richter plaintiff filed a motion in which she asked the court to certify a nationwide class of current and former store managers. The Company opposed the plaintiff's motion. On March 23, 2007, the court conditionally certified a nationwide class of individuals who worked for Dollar General as store managers since August 7, 2003. The number of persons who will be included in the class has not been determined.

        On May 30, 2007, the court stayed all proceedings in the case, including the sending of the Notice, to evaluate, among other things, certain appeals pending in the Eleventh Circuit involving claims similar to those raised in this action. That stay has been extended on several occasions, most recently through October 31, 2009. During the stay, the statute of limitations has been tolled for potential class members. If the court ultimately permits Notice to issue, the Company will have an opportunity at the close of the discovery period to seek decertification of the class, and the Company expects to file such a motion if necessary.

        The Company believes that its store managers are and have been properly classified as exempt employees under the FLSA and that this action is not appropriate for collective action treatment. The Company intends to vigorously defend this action. However, at this time, it is not possible to predict whether the court ultimately will permit this action to proceed collectively, and no assurances can be given that the Company will be successful in the defense on the merits or otherwise. If the Company is not successful in its efforts to defend this action, the resolution could have a material adverse effect on the Company's financial statements as a whole.

        On May 18, 2006, the Company was served with a lawsuit entitled Tammy Brickey, Becky Norman, Rose Rochow, Sandra Cogswell and Melinda Sappington v. Dolgencorp, Inc. and Dollar General Corporation (Western District of New York, Case No. 6:06-cv-06084-DGL, originally filed on February 9, 2006 and amended on May 12, 2006 ("Brickey")). The Brickey plaintiffs seek to proceed collectively under the FLSA and as a class under New York, Ohio, Maryland and North Carolina wage and hour statutes on behalf of, among others, assistant store managers who claim to be owed wages (including overtime wages) under those statutes. At this time, it is not possible to predict whether the court will permit this action to proceed collectively or as a class. However, the Company believes that this action is not appropriate for either collective or class treatment and that the Company's wage and hour policies and practices comply with both federal and state law. The Company plans to vigorously defend this action; however, no assurances can be given that the Company will be successful in the defense on the merits or otherwise, and, if it is not successful, the resolution of this action could have a material adverse effect on the Company's financial statements as a whole.

        On March 7, 2006, a complaint was filed in the United States District Court for the Northern District of Alabama (Janet Calvert v. Dolgencorp, Inc., Case No. 2:06-cv-00465-VEH ("Calvert")), in which the plaintiff, a former store manager, alleged that she was paid less than male store managers

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

6. Commitments and contingencies (Continued)

because of her sex, in violation of the Equal Pay Act and Title VII of the Civil Rights Act of 1964, as amended ("Title VII"). The complaint subsequently was amended to include additional plaintiffs, who also allege to have been paid less than males because of their sex, and to add allegations that the Company's compensation practices disparately impact females. Under the amended complaint, Plaintiffs seek to proceed collectively under the Equal Pay Act and as a class under Title VII, and request back wages, injunctive and declaratory relief, liquidated damages, punitive damages and attorney's fees and costs.

        On July 9, 2007, the plaintiffs filed a motion in which they asked the court to approve the issuance of notice to a class of current and former female store managers under the Equal Pay Act. The Company opposed plaintiffs' motion. On November 30, 2007, the court conditionally certified a nationwide class of females under the Equal Pay Act who worked for Dollar General as store managers between November 30, 2004 and November 30, 2007. The notice was issued on January 11, 2008, and persons to whom the notice was sent were required to opt into the suit by March 11, 2008. Approximately 2,100 individuals have opted into the lawsuit. The Company will have an opportunity at the close of the discovery period to seek decertification of the Equal Pay Act class, and the Company expects to file such motion.

        The plaintiffs have not yet moved for class certification relating to their Title VII claims. The Company expects such motion to be filed within the next several months and will strenuously oppose such a motion.

        At this time, it is not possible to predict whether the court ultimately will permit the Calvert action to proceed collectively under the Equal Pay Act or as a class under Title VII. However, the Company believes that the case is not appropriate for class or collective treatment and that its policies and practices comply with the Equal Pay Act and Title VII. The Company intends to vigorously defend the action; however, no assurances can be given that the Company will be successful in the defense on the merits or otherwise. If the Company is not successful in defending the Calvert action, its resolution could have a material adverse effect on the Company's financial statements as a whole.

        On July 30, 2008, the Company was served with a complaint filed in the District Court for Dallas County, Iowa (Julie Cox, et al. v. Dolgencorp, Inc., et al—Case No. LACV-034423 ("Cox")) in which the plaintiff, a former store manager, alleges that the Company discriminates against pregnant employees on the basis of sex and retaliates against employees in violation of the Iowa Civil Rights Act. Cox seeks to represent a class of "all current, former and future employees from the State of Iowa who are employed by Dollar General who suffered from, are currently suffering from or in the future may suffer from" alleged sex/pregnancy discrimination and retaliation and seeks declaratory and injunctive relief as well as equitable, compensatory and punitive damages and attorneys' fees and costs.

        At this time, it is not possible to predict whether the court ultimately will permit the Cox action to proceed as a class. However, the Company believes that the case is not appropriate for class treatment and that its policies and practices comply with the Iowa Civil Rights Act. The Company intends to vigorously defend the action; however, no assurances can be given that the Company will be successful in the defense on the merits or otherwise. If the Company is not successful in defending this action, its resolution could have a material adverse effect on the Company's financial statements as a whole.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

6. Commitments and contingencies (Continued)

        On December 4, 2008, a complaint was filed in the United States District Court for the Western District of Tennessee (Tressa Holt, et al v. Dollar General Corporation, et al., Case No.1:08-cv-01298 JDB) in which the plaintiff, on behalf of herself and a putative class of non-exempt store employees, alleges that the Company violated the Fair Labor Standards Act by failing to pay for all hours worked, including overtime hours. The Company has reached an agreement to resolve this matter for an amount that is not material to the Company's financial statements, and the matter is expected to be concluded within the next 30 days.

        Subsequent to the announcement of the agreement relating to the Company's 2007 merger, the Company and its directors were named in seven putative class actions alleging claims for breach of fiduciary duty arising out of the Company's proposed sale to investment funds affiliated with Kohlberg Kravis Roberts & Co., L.P. ("KKR"). Each of the complaints alleged, among other things, that the Company's directors engaged in "self-dealing" by agreeing to recommend the transaction to the Company's shareholders and that the consideration available to such shareholders in the transaction is unfairly low. On motion of the plaintiffs, each of these cases was transferred to the Sixth Circuit Court for Davidson County, Twentieth Judicial District, at Nashville. By order dated April 26, 2007, the seven lawsuits were consolidated in the court under the caption, "In re: Dollar General," Case No. 07MD-1. On June 13, 2007, the court denied the Plaintiffs' motion for a temporary injunction to block the shareholder vote that was then held on June 21, 2007. On June 22, 2007, the Plaintiffs filed their amended complaint making claims substantially similar to those outlined above. The court on November 6, 2008 certified a class of all persons who held stock in the Company on the date of the merger. The defendants filed for summary judgment.

        On November 24, 2008, all defendants, including the Company, reached an agreement in principle to settle this lawsuit, subject to final documentation and court approval. The Company determined that the agreement would be in the best interest of the Company to avoid costly and time-consuming litigation. Based on the agreement in principle, the Company recorded a charge of $32.0 million in the third and fourth quarters of 2008 in connection with the proposed settlement, which was net of insurance proceeds of $10.0 million which were collected in the fourth quarter of 2008. On February 2, 2009, the Company funded the $40.0 million settlement and on February 11, 2009, the court approved the terms of the settlement.

        From time to time, the Company is a party to various other legal actions involving claims incidental to the conduct of its business, including actions by employees, consumers, suppliers, government agencies, or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation, including under federal and state employment laws and wage and hour laws. The Company believes, based upon information currently available, that such other litigation and claims, both individually and in the aggregate, will be resolved without a material adverse effect on the Company's financial statements as a whole. However, litigation involves an element of uncertainty. Future developments could cause these actions or claims to have a material adverse effect on the Company's results of operations, cash flows, or financial position. In addition, certain of these lawsuits, if decided adversely to the Company or settled by the Company, may result in liability material to the Company's financial position or may negatively affect operating results if changes to the Company's business operation are required.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

6. Commitments and contingencies (Continued)

Leases

        The Company's 2007 merger and certain of the related financing transactions may be interpreted as giving rise to certain trigger events (which may include events of default) under leases for three of the Company's distribution centers ("DCs"). The Company does not believe such an interpretation would be appropriate under the terms of the leases. However, the possibility remains that the ultimate resolution of these matters could require the Company to make a significant cash investment to purchase these DCs.

Other

        In August 2008, the Consumer Product Safety Improvement Act of 2008 was signed into law. This law addresses, among other things, the permissible levels of lead and listed phthalates in certain products. The first tier of new standards for permissible levels of lead and phthalates became effective in February 2009; the second tier is effective in August 2009. To ensure compliance, the Company undertook a process during the fourth quarter of 2008 to identify, mark down and cease the sale of any remaining inventory that would be impacted by the new law. The Company is continuing to evaluate its inventory for the next implementation phase of this law, but does not currently expect the impact of this process to be material to its financial statements. Until the process is complete, however, the Company cannot definitely rule out that possibility.

7. Segment reporting

        The Company manages its business on the basis of one reportable segment. As of May 1, 2009, all of the Company's operations were located within the United States, with the exception of a Hong Kong subsidiary, the assets and revenues of which are not material. The following net sales data is presented in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.

	13 Weeks Ended
(In thousands)	May 1, 2009	May 2, 2008
Classes of similar products:
Consumables	$1,995,809	$1,680,895
Seasonal	356,452	322,126
Home products	216,883	204,493
Apparel	210,793	195,984

Net sales	$2,779,937	$2,403,498

8. Related party transactions

        GS Capital Partners VI Fund, L.P. and affiliated funds (affiliates of Goldman, Sachs & Co.) and KKR indirectly own a substantial portion of the Company's common stock.

        Affiliates of KKR (among other entities) are lenders under the Company's $2.3 billion senior secured term loan facility. The amount of principal outstanding under this term loan facility at all times since the Company's 2007 merger was $2.3 billion, and the Company paid no principal and

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

8. Related party transactions (Continued)

approximately $20.0 million and $37.0 million of interest on this term loan during the periods ended May 1, 2009 and May 2, 2008, respectively.

        Goldman, Sachs & Co. is a counterparty to an amortizing interest rate swap with a $426.7 million notional amount as of May 1, 2009, entered into in connection with the Company's senior secured term loan facility, as discussed in more detail in Note 5. The Company paid Goldman, Sachs & Co. approximately $4.1 million and $2.3 million in the periods ended May 1, 2009 and May 2, 2008, respectively pursuant to this swap.

        The Company is party to a monitoring agreement with an affiliate of KKR and with Goldman Sachs & Co. pursuant to which those entities provide management and advisory services to the Company. Under the terms of the monitoring agreement, among other things, the Company is obligated to pay to those entities an aggregate annual management fee payable in arrears at the end of each calendar quarter plus all reasonable out of pocket expenses incurred in connection with the provision of services under the agreement upon request. The fees incurred for the periods ended May 1, 2009 and May 2, 2008 totaled $1.3 million in each period. The management fee will be $5.4 million in 2009 and increases at a rate of 5% per year.

        From time to time the Company may use the services of Capstone Consulting, LLC, a team of executives who consult exclusively with KKR portfolio companies. The Chief Executive Officer of Capstone (who also is a Partner of KKR) served on the Company's Board of Directors until March 2009. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone, prior to January 1, 2007 KKR had provided financing to Capstone. The aggregate fees incurred for Capstone services for the periods ended May 1, 2009 and May 2, 2008 totaled $0.2 million and $0.9 million, respectively.

        A Member and a Director of KKR and a Managing Director of Goldman, Sachs & Co. serve on the Company's Board of Directors.

9. Guarantor subsidiaries

        Certain of the Company's subsidiaries (the "Guarantors") have fully and unconditionally guaranteed on a joint and several basis the Company's obligations under certain outstanding debt obligations. Each of the Guarantors is a direct or indirect wholly-owned subsidiary of the Company. The following consolidating schedules present condensed financial information on a combined basis, in thousands.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

9. Guarantor subsidiaries (Continued)

	As of May 1, 2009
	DOLLAR GENERAL CORPORATION	GUARANTOR SUBSIDIARIES	OTHER SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED TOTAL
BALANCE SHEET:
ASSETS
Current assets:
Cash and cash equivalents	$333,300	$80,841	$20,443	$—	$434,584
Merchandise inventories	—	1,454,692	—	—	1,454,692
Income taxes receivable	31,589	—	—	(28,110)	3,479
Deferred income taxes	—	—	2,656	(2,656)	—
Prepaid expenses and other current assets	704,516	2,167,422	14,174	(2,816,719)	69,393

Total current assets	1,069,405	3,702,955	37,273	(2,847,485)	1,962,148

Net property and equipment	79,760	1,200,893	182	—	1,280,835

Goodwill	4,338,589	—	—	—	4,338,589

Intangible assets, net	1,204,556	109,869	—	—	1,314,425

Deferred income taxes	—	—	2,487	(2,487)	—

Other assets, net	3,583,020	129,843	280,476	(3,910,535)	82,804

Total assets	$10,275,330	$5,143,560	$320,418	$(6,760,507)	$8,978,801

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$17,250	$2,276	$—	$—	$19,526
Accounts payable	2,395,046	1,063,634	46,179	(2,804,421)	700,438
Accrued expenses and other	84,941	208,209	51,869	(12,297)	332,722
Income taxes payable	1,659	49,682	4,803	(28,110)	28,034
Deferred income taxes	4,555	10,043	—	(2,656)	11,942

Total current liabilities	2,503,451	1,333,844	102,851	(2,847,484)	1,092,662

Long-term obligations	4,341,059	2,453,857	—	(2,677,726)	4,117,190

Deferred income taxes	395,788	160,797	—	(2,487)	554,098

Other liabilities	104,097	32,588	147,231	—	283,916

Redeemable common stock	14,350	—	—	—	14,350

Shareholders' equity:
Preferred stock	—	—	—	—	—
Common stock	278,159	23,855	100	(23,955)	278,159
Additional paid-in capital	2,492,482	553,639	19,900	(573,539)	2,492,482
Retained earnings	186,370	584,980	50,336	(635,316)	186,370
Accumulated other comprehensive loss	(40,426)	—	—	—	(40,426)

Total shareholders' equity	2,916,585	1,162,474	70,336	(1,232,810)	2,916,585

Total liabilities and shareholders' equity	$10,275,330	$5,143,560	$320,418	$(6,760,507)	$8,978,801

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

9. Guarantor subsidiaries (Continued)

	January 30, 2009
	DOLLAR GENERAL CORPORATION	GUARANTOR SUBSIDIARIES	OTHER SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED TOTAL
BALANCE SHEET:
ASSETS
Current assets:
Cash and cash equivalents	$292,637	$64,404	$20,954	$—	$377,995
Merchandise inventories	—	1,414,955	—	—	1,414,955
Income tax receivable	50,601	—	—	(44,209)	6,392
Deferred income taxes	5,892	—	2,560	(3,852)	4,600
Prepaid expenses and other current assets	462,572	2,016,712	5,894	(2,418,995)	66,183

Total current assets	811,702	3,496,071	29,408	(2,467,056)	1,870,125

Net property and equipment	82,616	1,186,125	219	—	1,268,960

Goodwill	4,338,589	—	—	—	4,338,589

Intangible assets, net	1,205,667	119,891	—	—	1,325,558

Deferred income taxes	—	—	3,518	(3,518)	—

Other assets, net	3,384,089	130,100	280,204	(3,708,426)	85,967

Total assets	$9,822,663	$4,932,187	$313,349	$(6,179,000)	$8,889,199

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$11,500	$2,658	$—	$—	$14,158
Accounts payable	2,007,625	1,035,057	46,644	(2,410,905)	678,421
Accrued expenses and other	108,504	220,142	54,489	(8,090)	375,045
Income taxes payable	1,659	48,467	1,694	(44,209)	7,611
Deferred income taxes	—	3,852	—	(3,852)	—

Total current liabilities	2,129,288	1,310,176	102,827	(2,467,056)	1,075,235

Long-term obligations	4,346,258	2,383,304	—	(2,606,606)	4,122,956

Deferred income taxes	397,570	162,049	—	(3,518)	556,101

Other liabilities	103,928	37,653	147,707	—	289,288

Redeemable common stock	13,924	—	—	—	13,924

Shareholders' equity:
Preferred stock	—	—	—	—	—
Common stock	278,114	23,855	100	(23,955)	278,114
Additional paid-in capital	2,489,647	553,639	19,900	(573,539)	2,489,647
Retained earnings	103,364	461,511	42,815	(504,326)	103,364
Accumulated other comprehensive loss	(39,430)	—	—	—	(39,430)

Total shareholders' equity	2,831,695	1,039,005	62,815	(1,101,820)	2,831,695

Total liabilities and shareholders' equity	$9,822,663	$4,932,187	$313,349	$(6,179,000)	$8,889,199

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

9. Guarantor subsidiaries (Continued)

	For the 13 weeks ended May 1, 2009
	DOLLAR GENERAL CORPORATION	GUARANTOR SUBSIDIARIES	OTHER SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED TOTAL
STATEMENTS OF INCOME:
Net sales	$62,846	$2,779,937	$21,473	$(84,319)	$2,779,937
Cost of goods sold	—	1,924,579	—	—	1,924,579

Gross profit	62,846	855,358	21,473	(84,319)	855,358
Selling, general and administrative expenses	57,134	643,416	14,258	(84,319)	630,489

Operating profit	5,712	211,942	7,215	—	224,869
Interest income	(12,542)	(1,081)	(4,226)	17,755	(94)
Interest expense	94,261	12,724	5	(17,755)	89,235
Other (income) expense	1,667	—	—	—	1,667

Income (loss) before income taxes	(77,674)	200,299	11,436	—	134,061
Income taxes	(29,690)	76,830	3,915	—	51,055
Equity in subsidiaries' earnings, net of taxes	130,990	—	—	(130,990)	—

Net income	$83,006	$123,469	$7,521	$(130,990)	$83,006

	For the 13 weeks ended May 2, 2008
	DOLLAR GENERAL CORPORATION	GUARANTOR SUBSIDIARIES	OTHER SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED TOTAL
STATEMENTS OF INCOME:
Net sales	$50,075	$2,403,498	$22,971	$(73,046)	$2,403,498
Cost of goods sold	—	1,710,421	—	—	1,710,421

Gross profit	50,075	693,077	22,971	(73,046)	693,077
Selling, general and administrative expenses	46,480	587,972	20,800	(73,046)	582,206

Operating profit	3,595	105,105	2,171	—	110,871
Interest income	(16,582)	(8,679)	(3,136)	27,440	(957)
Interest expense	109,195	19,112	4	(27,440)	100,871
Other (income) expense	298	—	—	—	298

Income (loss) before income taxes	(89,316)	94,672	5,303	—	10,659
Income taxes	(28,367)	33,019	91	—	4,743
Equity in subsidiaries' earnings, net of taxes	66,865	—	—	(66,865)	—

Net income	$5,916	$61,653	$5,212	$(66,865)	$5,916

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

9. Guarantor subsidiaries (Continued)

	For the 13 weeks ended May 1, 2009
	DOLLAR GENERAL CORPORATION	GUARANTOR SUBSIDIARIES	OTHER SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED TOTAL
STATEMENTS OF CASH FLOWS:
Cash flows from operating activities:
Net income	$83,006	$123,469	$7,521	$(130,990)	$83,006
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,833	55,639	59	—	64,531
Deferred income taxes	9,587	4,939	935	—	15,461
Noncash share-based compensation	2,938	—	—	—	2,938
Noncash inventory adjustments	—	(697)	—	—	(697)
Other noncash gains and losses	900	1,057	—	—	1,957
Equity in subsidiaries' earnings, net	(130,990)	—	—	130,990	—
Change in operating assets and liabilities:
Merchandise inventories	—	(39,040)	—	—	(39,040)
Prepaid expenses and other current assets	740	(4,118)	366	—	(3,012)
Accounts payable	(5,886)	16,469	(5)	—	10,578
Accrued expenses and other	(26,202)	(21,070)	(3,096)	—	(50,368)
Income taxes	19,012	1,215	3,109	—	23,336
Other	(55)	258	—	—	203

Net cash provided by (used in) operating activities	(38,117)	138,121	8,889	—	108,893

Cash flows from investing activities:
Purchases of property and equipment	(2,057)	(49,746)	(22)	—	(51,825)
Proceeds from sale of property and equipment	—	152	—	—	152

Net cash used in investing activities	(2,057)	(49,594)	(22)	—	(51,673)

Cash flows from financing activities:
Issuance of common stock	620	—	—	—	620
Repayments of long-term obligations	—	(999)	—	—	(999)
Repurchases of common stock and stock options	(252)	—	—	—	(252)
Changes in intercompany note balances, net	80,469	(71,091)	(9,378)	—	—

Net cash provided by (used in) financing activities	80,837	(72,090)	(9,378)	—	(631)

Net increase (decrease) in cash and cash equivalents	40,663	16,437	(511)	—	56,589
Cash and cash equivalents, beginning of period	292,637	64,404	20,954	—	377,995

Cash and cash equivalents, end of period	$333,300	$80,841	$20,443	$—	$434,584

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

9. Guarantor subsidiaries (Continued)

	For the 13 weeks ended May 2, 2008
	DOLLAR GENERAL CORPORATION	GUARANTOR SUBSIDIARIES	OTHER SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED TOTAL
STATEMENTS OF CASH FLOWS:
Cash flows from operating activities:
Net income	$5,916	$61,653	$5,212	$(66,865)	$5,916
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,737	52,605	64	—	61,406
Deferred income taxes	(3,970)	(36)	(1,594)	—	(5,600)
Noncash share-based compensation	2,346	—	—	—	2,346
Noncash inventory adjustments	—	1,310	—	—	1,310
Other noncash gains and losses	—	219	—	—	219
Equity in subsidiaries' earnings, net	(66,865)	—	—	66,865	—
Change in operating assets and liabilities:
Merchandise inventories	—	(29,746)	—	—	(29,746)
Prepaid expenses and other current assets	77	(3,657)	35	—	(3,545)
Accounts payable	4,331	48,433	96	—	52,860
Accrued expenses and other	56,411	7,411	4,075	—	67,897
Income taxes	46,048	(35,700)	(11,735)	—	(1,387)
Other	1,092	(1,119)	(88)	—	(115)

Net cash provided by (used in) operating activities	54,123	101,373	(3,935)	—	151,561

Cash flows from investing activities:
Purchases of property and equipment	(2,847)	(32,524)	(2)	—	(35,373)
Purchases of short-term investments	—	—	(9,903)	—	(9,903)
Sales of short-term investments	—	—	12,976	—	12,976
Proceeds from sale of property and equipment	—	94	—	—	94

Net cash provided by (used in) investing activities	(2,847)	(32,430)	3,071	—	(32,206)

Cash flows from financing activities:
Repayments of borrowings under revolving credit facility	(102,500)	—	—	—	(102,500)
Repayments of long-term obligations	—	(1,045)	—	—	(1,045)
Repurchase of common stock	(10)	—	—	—	(10)
Changes in intercompany note balances, net	51,469	(55,557)	4,088	—	—
Other financing activities	(105)	—	—	—	(105)

Net cash provided by (used in) financing activities	(51,146)	(56,602)	4,088	—	(103,660)

Net increase in cash and cash equivalents	130	12,341	3,224	—	15,695
Cash and cash equivalents, beginning of period	8,320	59,379	32,510	—	100,209

Cash and cash equivalents, end of period	$8,450	$71,720	$35,734	$—	$115,904

                    Shares

Dollar General Corporation

Common Stock

PROSPECTUS

Citi
Goldman, Sachs & Co.
KKR

BofA Merrill Lynch
J.P. Morgan

Barclays Capital
Wells Fargo Securities
Deutsche Bank Securities
HSBC

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable solely by the Registrant in connection with the offer and sale of the securities being registered. All amounts are estimates except the registration fee.

SEC registration fee		$41,850
FINRA filing fee		75,500
listing fee		*
Blue Sky fees and expenses		*
Transfer agent's fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Liability insurance for directors and officers		*
Miscellaneous		*

Total	$	*

    *
    To be completed by amendment.

Item 14.    Indemnification of Directors and Officers.

        The Tennessee Business Corporation Act ("TBCA") allows a Tennessee corporation's charter to contain a provision eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty as a director. Under the TBCA, a Tennessee business corporation may not eliminate or limit director monetary liability for (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; or (iii) unlawful dividends, stock repurchases or redemptions. This provision also may not limit a director's liability for violation of, or otherwise relieve a corporation or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission. Dollar General Corporation's charter contains a provision stating that directors shall not be personally liable for monetary damage to the corporation or its shareholders for breach of fiduciary duty as a director, except to the extent required by the TBCA in effect from time to time.

        The TBCA provides that a corporation may indemnify any of its directors, officers, employees and agents against liability incurred in connection with a proceeding if (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation's best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation's charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

        Dollar General Corporation's charter and bylaws require us to indemnify our directors and officers to the fullest extent permitted by applicable law. Dollar General Corporation's bylaws further require us to advance expenses to each of our directors and officers to the full extent allowed by Tennessee law. Under Dollar General Corporation's charter and bylaws, such indemnification and advancement of expenses provisions are not exclusive of any other right that a director or officer may have or acquire both as to action in his or her official capacity and as to action in another capacity.

        Dollar General Corporation has in effect a directors' and officers' liability insurance policy that covers Dollar General's directors and officers in amounts that we believe are customary in our industry, including for liabilities in connection with the registration, offering and sale of the common stock. Under this policy, the insurer agrees to pay, subject to certain exclusions, for any claim made against such directors or officers for a wrongful act or omission by such persons, but only if and to the extent such persons become legally obligated to pay such claim or incur certain costs in defending such claim. Furthermore, the merger agreement that we entered into in connection with our 2007 merger described elsewhere in this registration statement, requires us to maintain indemnification of directors and officers to the fullest extent permitted by law following completion of our 2007 merger.

        In addition, in connection with entering into the monitoring agreement with KKR (or affiliates thereof) and Goldman, Sachs & Co. as described elsewhere in this registration statement, we also entered into a separate indemnification agreement with the parties to the monitoring agreement pursuant to which we agreed to provide customary indemnification to such parties and their affiliates.

        Pursuant to our Employment Agreement with Mr. Dreiling, effective as of January 11, 2008, we have agreed that if Mr. Dreiling is made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, relating to a claim by his prior employer that Mr. Dreiling has breached or attempted to breach certain covenants to which he is bound as a result of his employment arrangement with his prior employer, we will indemnify and hold harmless Mr. Dreiling to the fullest extent authorized by applicable law from and against any and all liabilities, amounts paid in settlement, costs, claims and expenses, including all costs and expenses incurred in defense of any such proceeding (including attorneys' fees). We will pay costs and expenses Mr. Dreiling incurs in defense of any such proceeding (including attorneys' fees) in advance of the final disposition of such litigation upon our receipt of (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under applicable law made by or on behalf of Mr. Dreiling to repay the amounts so paid if it shall ultimately be determined that he is not entitled to be indemnified by us under his Employment Agreement with us. Notwithstanding the foregoing, if as a result of such proceeding Mr. Dreiling is prohibited from continuing his employment with us, we shall pay to Mr. Dreiling his base salary until the earliest to occur of (i) the date upon which he ceases to be so prohibited, (ii) the date, if any, upon which he becomes employed by a subsequent employer and (iii) the first anniversary of the effective date of such prohibition.

        In addition, we shall indemnify and hold harmless Mr. Dreiling for all acts and omissions occurring during his employment or service as a member of the Board (or both) to the maximum extent provided under our charter, by-laws and applicable law. During the Term (as defined in the Employment

Agreement) and for a term of six years thereafter, we, or any of our successors shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Mr. Dreiling in the same amount as for Board members.

        Mr. Dreiling shall provide his reasonable cooperation in connection with any proceeding (or any appeal from any proceeding) referenced above, as well as any proceeding which relates to events occurring during his employment.

        Reference is made to the form of underwriting agreement filed as Exhibit 1 hereto for provisions providing that the underwriters are obligated under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

Item 15.    Recent Sales of Unregistered Securities.

        In connection with our 2007 merger described elsewhere in this registration statement, our officer-level employees were offered the opportunity to roll over portions of their equity and/or stock options and to purchase additional equity of Dollar General. In connection with such opportunity, on July 6, 2007 these individuals purchased a total of 635,207 shares of common stock having an aggregate value of approximately $3,176,035 and exchanged a total of 2,225,175 stock options outstanding prior to our 2007 merger for 1,920,543 vested options to purchase shares of common stock (the "Rollover Options") in the surviving company (the "Rollover"). The Rollover Options remain outstanding in accordance with the terms of the governing stock incentive plan and grant agreements pursuant to which the holder originally received the stock option grants. However, immediately after our 2007 merger, the exercise price and number of shares underlying the Rollover Options were adjusted as a result of such merger and the exercise price for all of the options was adjusted to $1.25 per option.

        We subsequently offered certain other employees a similar investment opportunity to participate in our common equity. As a result, on September 20, 2007 and October 5, 2007, we sold 15,000 shares and 558,800 shares, respectively, of our common stock to those employees for a purchase price of $5 per share.

        In connection with the investment discussed above and our 2007 merger, our Board of Directors adopted a new stock incentive plan pursuant to which certain of our officer-level and other employees also were granted, on July 6, 2007, September 20, 2007 and October 5, 2007, respectively, new non-qualified stock options to purchase 13,110,000 shares, 130,000 shares and 4,150,000 shares of our common stock at a per share exercise price of $5, which represented the fair market value of one share of our common stock on the grant date. Effective January 21, 2008, our Board also granted to our CEO, Mr. Dreiling, non-qualified stock options to purchase 2.5 million shares of our common stock pursuant to the terms of the new stock incentive plan. All of these new options expire no later than 10 years following the grant date. In addition, half of the options will vest ratably on each of the five anniversaries of July 6, 2007 solely based upon continued employment over that time period, while the other half of the options will vest based both upon continued employment and upon the achievement of predetermined performance annual or cumulative financial-based targets over time which coincide with our fiscal year. The options also have certain accelerated vesting provisions upon a change in control or certain public offerings, as defined in the new incentive plan.

        Effective January 21, 2008, our Board also granted to Mr. Dreiling 890,000 shares of restricted common stock pursuant to the terms of the new stock incentive plan. The restricted stock will vest on the last day of our 2011 fiscal year if Mr. Dreiling remains employed by us through that date. The restricted stock also has certain accelerated vesting provisions upon a change in control, an initial public offering, termination without cause or due to death or disability, or resignation for good reason, all as defined in Mr. Dreiling's employment agreement. Accordingly, Mr. Dreiling's 890,000 shares of restricted common stock will vest upon completion of this offering.

        The share issuances, the Rollover Options and the option and restricted stock grants described above were effected without registration in reliance on (1) the exemptions afforded by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), because the sales did not involve any public offering, (2) Rule 701 promulgated under the Securities Act for shares that were sold under a written compensatory benefit plan or contract for the participation of our employees, directors, officers, consultants and advisors, and (3) Regulation S promulgated under the Securities Act relating to offerings of securities outside of the United States. All shares issuances and option grants pursuant to our 2007 Stock Incentive Plan made after January 21, 2008 were made pursuant to registration statements on Form S-8 that we filed with the SEC.

        In connection with our 2007 merger, we issued the Notes, which were effected without registration in reliance on (1) the exemptions afforded by Rule 144A promulgated under the Securities Act, for private resales of securities to qualified institutional buyers and (2) Regulation S promulgated under the Securities Act relating to offerings of securities outside of the United States.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits. See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Dollar General Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goodlettsville, State of Tennessee, on August 20, 2009.

DOLLAR GENERAL CORPORATION
By:	/s/ DAVID M. TEHLE
Name: David M. Tehle Title: Executive Vice President & Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David M. Tehle and Susan S. Lanigan, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign in any and all capacities (including, without limitation, the capacities listed below), the registration statement, any and all amendments (including post-effective amendments) to the registration statement and any and all successor registration statements of Dollar General Corporation, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done to enable Dollar General Corporation to comply with the provisions of the Securities Act and all the requirements of the Securities and Exchange Commission, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities indicated on August 20, 2009.

Signature	Capacity

/s/ RICHARD W. DREILING Richard W. Dreiling	Chairman & Chief Executive Officer; Director (Principal Executive Officer)
/s/ DAVID M. TEHLE David M. Tehle	Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ RAJ AGRAWAL Raj Agrawal	Director
/s/ MICHAEL M. CALBERT Michael M. Calbert	Director
/s/ ADRIAN JONES Adrian Jones	Director

EXHIBIT INDEX

Exhibit No.		Description
1	*	Form of Underwriting Agreement
2
Agreement and Plan of Merger, dated as of March 11, 2007, by and among Buck Holdings, L.P., Buck Acquisition Corp., and Dollar General Corporation (incorporated by reference to Exhibit 2.1 to Dollar General Corporation's Current Report on Form 8-K dated March 11, 2007, filed with the SEC on March 12, 2007 (file number 001-11421))
3.1	*	Form of Amended and Restated Charter of Dollar General Corporation
3.2	*	Form of Amended and Restated Bylaws of Dollar General Corporation
4.1	*	Form of Stock Certificate for Common Stock
4.2
Indenture, dated as of June 21, 2000, by and among Dollar General Corporation, the guarantors named therein, as guarantors, and Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee (incorporated by reference to Exhibit 4.1 to Dollar General Corporation's Registration Statement on Form S-4 filed with the SEC on August 1, 2000 (file number 333-42704))
4.3
First Supplemental Indenture, dated as of July 28, 2000, by and among Dollar General Corporation, the guarantors named therein, as guarantors, and Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee (incorporated by reference to Exhibit 4.4 to Dollar General Corporation's Annual Report on Form 10-K for the fiscal year ended January 31, 2003, filed with the SEC on March 19, 2003 (file number 001-11421))
4.4
Second Supplemental Indenture, dated as of June 18, 2001, by and among Dollar General Corporation, the guarantors named therein, as guarantors, and Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee (incorporated by reference to Exhibit 4.5 to Dollar General Corporation's Annual Report on Form 10-K for the fiscal year ended January 31, 2003, filed with the SEC on March 19, 2003 (file number 001-11421))
4.5
Third Supplemental Indenture, dated as of June 20, 2002, by and among Dollar General Corporation, the guarantors named therein, as guarantors, and Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee (incorporated by reference to Exhibit 4.6 to Dollar General Corporation's Annual Report on Form 10-K for the fiscal year ended January 31, 2003, filed with the SEC on March 19, 2003 (file number 001-11421))
4.6
Fourth Supplemental Indenture, dated as of December 11, 2002, by and among Dollar General Corporation, the guarantors named therein, as guarantors, and Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee (incorporated by reference to Exhibit 4.7 to Dollar General Corporation's Annual Report on Form 10-K for the fiscal year ended January 31, 2003, filed with the SEC on March 19, 2003 (file number 001-11421))
4.7
Fifth Supplemental Indenture, dated as of May 23, 2003, by and among Dollar General Corporation, the guarantors named therein, as guarantors, and Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee (incorporated by reference to Exhibit 4.1 to Dollar General Corporation's Quarterly Report on Form 10-Q for the quarter ended August 1, 2003, filed with the SEC on August 29, 2003 (file number 001-11421))

Exhibit No.	Description
4.8	Sixth Supplemental Indenture, dated as of July 15, 2003, by and among Dollar General Corporation, the guarantors named therein, as guarantors, and Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee (incorporated by reference to Exhibit 4.2 to Dollar General Corporation's Quarterly Report on Form 10-Q for the quarter ended August 1, 2003, filed with the SEC on August 29, 2003 (file number 001-11421))
4.9
Seventh Supplemental Indenture, dated as of May 23, 2005, by and among Dollar General Corporation, the guarantors named therein, as guarantors, and Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee (incorporated by reference to Exhibit 4.1 to Dollar General Corporation's Quarterly Report on Form 10-Q for the quarter ended July 29, 2005, filed with the SEC on August 25, 2005 (file number 001-11421))
4.10
Eighth Supplemental Indenture, dated as of July 27, 2005, by and among Dollar General Corporation, the guarantors named therein, as guarantors, and Wachovia Bank, National Association (formerly known as First Union National Bank), as trustee (incorporated by reference to Exhibit 4.2 to Dollar General Corporation's Quarterly Report on Form 10-Q for the quarter ended July 29, 2005, filed with the SEC on August 25, 2005 (file number 001-11421))
4.11
Ninth Supplemental Indenture, dated as of August 30, 2006, by and among Dollar General Corporation, the guarantors named therein, as guarantors, and U.S. Bank National Association (successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.2 to Dollar General Corporation's Quarterly Report on Form 10-Q for the quarter ended November 3, 2006, filed with the SEC on December 12, 2006 (file number 001-11421))
4.12
Tenth Supplemental Indenture, dated as of July 6, 2007, by and among Dollar General Corporation, the guarantors named therein, as guarantors, and U.S. Bank National Association (successor to Wachovia Bank, National Association), as trustee (incorporated by reference to Exhibit 4.1 to Dollar General Corporation's Current Report on Form 8-K dated July 6, 2007, filed with the SEC on July 12, 2007 (file number 001-11421))
4.13
Senior Indenture, dated July 6, 2007, among Buck Acquisition Corp., Dollar General Corporation, the guarantors named therein and U.S. Bank National Association (the successor trustee), as trustee (incorporated by reference to Exhibit 4.8 to Dollar General Corporation's Current Report on Form 8-K dated July 6, 2007, filed with the SEC on July 12, 2007 (file number 001-11421))
4.14	Form of 10.625% Senior Notes due 2015 (included in Exhibit 4.14)
4.15
First Supplemental Indenture to the Senior Indenture, dated as of September 25, 2007, between DC Financial, LLC, the Guaranteeing Subsidiary, and U.S. Bank National Association (the successor trustee), as trustee (incorporated by reference to Exhibit 4.14 to Dollar General Corporation's Registration Statement on Form S-4 filed with the SEC on December 21, 2007 (file number 333-148320))
4.16
Second Supplemental Indenture to the Senior Indenture, dated as of December 31, 2007, between Retail Risk Solutions, LLC, the Guaranteeing Subsidiary, and U.S. Bank National Association (the successor trustee), as trustee (incorporated by reference to Exhibit 4.32 to Dollar General Corporation's Amendment No.1 to Registration Statement on Form S-4 filed with the SEC on January 25, 2008 (file number 333-148320))

Exhibit No.	Description
4.17	Third Supplemental Indenture to the Senior Indenture, dated as of March 23, 2009, between the Guaranteeing Subsidiaries referenced therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.17 to Dollar General Corporation's Registration Statement on Form S-1 filed with the SEC on March 30, 2009 (file number 333-158281))
4.18
Instrument of Resignation, Appointment and Acceptance, effective as of February 25, 2009, by and among Dollar General Corporation, Wells Fargo Bank, National Association, and U.S. Bank National Association (incorporated by reference to Exhibit 99 to Dollar General Corporation's Current Report on Form 8-K dated February 25, 2009, filed with the SEC on February 25, 2009 (file number 001-11421))
4.19
Senior Subordinated Indenture, dated July 6, 2007, among Buck Acquisition Corp., Dollar General Corporation, the guarantors named therein and U.S. Bank National Association (the successor trustee), as trustee (incorporated by reference to Exhibit 4.9 to Dollar General Corporation's Current Report on Form 8-K dated July 6, 2007, filed with the SEC on July 12, 2007 (file number 001-11421))
4.20	Form of 11.875%/12.625% Senior Subordinated Toggle Notes due 2017 (included in Exhibit 4.20)
4.21
First Supplemental Indenture to the Senior Subordinated Indenture, dated as of September 25, 2007, between DC Financial, LLC, the Guaranteeing Subsidiary, and U.S. Bank National Association (the successor trustee), as trustee (incorporated by reference to Exhibit 4.16 to Dollar General Corporation's Registration Statement on Form S-4 filed with the SEC on December 21, 2007 (file number 333-148320))
4.22
Second Supplemental Indenture to the Senior Subordinated Indenture, dated as of December 31, 2007, between Retail Risk Solutions, LLC, the Guaranteeing Subsidiary, and U.S. Bank National Association (the successor trustee), as trustee (incorporated by reference to Exhibit 4.33 to Dollar General Corporation's Amendment No.1 to Registration Statement on Form S-4 filed with the SEC on January 25, 2008 (file number 333-148320))
4.23
Third Supplemental Indenture to the Senior Subordinated Indenture, dated as of March 23, 2009, between the Guaranteeing Subsidiaries referenced therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.23 to Dollar General Corporation's Registration Statement on Form S-1 filed with the SEC on March 30, 2009 (file number 333-158281))
4.24
Registration Rights Agreement, dated July 6, 2007, among Buck Acquisition Corp., Dollar General Corporation, the guarantors named therein and the initial purchasers named therein (incorporated by reference to Exhibit 4.10 to Dollar General Corporation's Current Report on Form 8-K dated July 6, 2007, filed with the SEC on July 12, 2007 (file number 001-11421))
4.25
Registration Rights Agreement, dated July 6, 2007, among Buck Holdings, L.P., Buck Holdings, LLC, Dollar General Corporation and Shareholders named therein (incorporated by reference to Exhibit 4.18 to Dollar General Corporation's Registration Statement on Form S-4 filed with the SEC on December 21, 2007 (file number 333-148320))
4.26
Credit Agreement, dated as of July 6, 2007, among Dollar General Corporation, as Borrower, Citicorp North America, Inc., as Administrative Agent, and the other lending institutions from time to time party thereto (incorporated by reference to Exhibit 4.2 to Dollar General Corporation's Current Report on Form 8-K dated July 6, 2007, filed with the SEC on July 12, 2007 (file number 001-11421))

Exhibit No.	Description
4.27	Guarantee to the Credit Agreement, dated as of July 6, 2007, among certain domestic subsidiaries of Dollar General Corporation, as Guarantors and Citicorp North America, Inc., as Collateral Agent (incorporated by reference to Exhibit 4.3 to Dollar General Corporation's Current Report on Form 8-K dated July 6, 2007, filed with the SEC on July 12, 2007 (file number 001-11421))
4.28
Supplement No.1, dated as of September 11, 2007, to the Guarantee to the Credit Agreement, between DC Financial, LLC, as New Guarantor, and Citicorp North America, Inc., as Collateral Agent (incorporated by reference to Exhibit 4.23 to Dollar General Corporation's Registration Statement on Form S-4 filed with the SEC on December 21, 2007 (file number 333-148320))
4.29
Supplement No. 2, dated as of December 31, 2007, to the Guarantee to the Credit Agreement, between Retail Risk Solutions, LLC, as New Guarantor, and Citicorp North America, Inc., as Collateral Agent (incorporated by reference to Exhibit 4.34 to Dollar General Corporation's Amendment No.1 to Registration Statement on Form S-4 filed with the SEC on January 25, 2008 (file number 333-148320))
4.30
Supplement No. 3, dated as of March 23, 2009, to the Guarantee to the Credit Agreement, between the New Guarantors referenced therein and Citicorp North America, Inc., as Collateral Agent (incorporated by reference to Exhibit 4.30 to Dollar General Corporation's Registration Statement on Form S-1 filed with the SEC on March 30, 2009 (file number 333-158281))
4.31
Security Agreement, dated as of July 6, 2007, among Dollar General Corporation and certain domestic subsidiaries of Dollar General Corporation, as Grantors, and Citicorp North America, Inc., as Collateral Agent (incorporated by reference to Exhibit 4.4 to Dollar General Corporation's Current Report on Form 8-K dated July 6, 2007, filed with the SEC on July 12, 2007 (file number 001-11421))
4.32
Supplement No.1, dated as of September 11, 2007, to the Security Agreement, between DC Financial, LLC, as New Grantor, and Citicorp North America, Inc., as Collateral Agent (incorporated by reference to Exhibit 4.25 to Dollar General Corporation's Registration Statement on Form S-4 filed with the SEC on December 21, 2007 (file number 333-148320))
4.33
Supplement No. 2, dated as of December 31, 2007, to the Security Agreement, between Retail Risk Solutions, LLC, as New Grantor, and Citicorp North America, Inc., as Collateral Agent (incorporated by reference to Exhibit 4.35 to Dollar General Corporation's Amendment No.1 to Registration Statement on Form S-4 filed with the SEC on January 25, 2008 (file number 333-148320))
4.34
Supplement No. 3, dated as of March 23, 2009, to the Security Agreement, between the New Grantors referenced therein and Citicorp North America, Inc., as Collateral Agent (incorporated by reference to Exhibit 4.34 to Dollar General Corporation's Registration Statement on Form S-1 filed with the SEC on March 30, 2009 (file number 333-158281))
4.35
Pledge Agreement, dated as of July 6, 2007, among Dollar General Corporation and certain domestic subsidiaries of Dollar General Corporation, as Pledgors, and Citicorp North America, Inc., as Collateral Agent (incorporated by reference to Exhibit 4.5 to Dollar General Corporation's Current Report on Form 8-K dated July 6, 2007, filed with the SEC on July 12, 2007 (file number 001-11421))

Exhibit No.	Description
4.36	Supplement No.1, dated as of September 11, 2007, to the Pledge Agreement, between DC Financial, LLC, as Additional Pledgor, and Citicorp North America, Inc., as Collateral Agent (incorporated by reference to Exhibit 4.27 to Dollar General Corporation's Registration Statement on Form S-4 filed with the SEC on December 21, 2007 (file number 333-148320))
4.37
Supplement No. 2, dated as of December 31, 2007, to the Pledge Agreement, between Retail Risk Solutions, LLC, as Additional Pledgor, and Citicorp North America, Inc., as Collateral Agent (incorporated by reference to Exhibit 4.36 to Dollar General Corporation's Amendment No.1 to Registration Statement on Form S-4 filed with the SEC on January 25, 2008 (file number 333-148320))
4.38
Supplement No. 3, dated as of March 23, 2009, to the Pledge Agreement, between the Additional Pledgors referenced therein and Citicorp North America, Inc., as Collateral Agent (incorporated by reference to Exhibit 4.38 to Dollar General Corporation's Registration Statement on Form S-1 filed with the SEC on March 30, 2009 (file number 333-158281))
4.39
ABL Credit Agreement, dated as of July 6, 2007, among Dollar General Corporation, as Parent Borrower, certain domestic subsidiaries of Dollar General Corporation, as Subsidiary Borrowers, The CIT Group/Business Credit Inc., as ABL Administrative Agent, and the other lending institutions from time to time party thereto (incorporated by reference to Exhibit 4.6 to Dollar General Corporation's Current Report on Form 8-K dated July 6, 2007, filed with the SEC on July 12, 2007 (file number 001-11421))
4.40
Appointment of Successor Agent and Amendment No. 1 to the ABL Credit Agreement entered into as of July 31, 2009, by and among The CIT Group/Business Credit, Inc., Wells Fargo Retail Finance, LLC, Dollar General Corporation and the Subsidiary Borrowers and the Lenders signatory thereto (incorporated by reference to Exhibit 99 to Dollar General Corporation's Current Report on Form 8-K dated July 31, 2009, filed with the SEC on August 4, 2009 (file number 001-11421))
4.41
Guarantee, dated as of September 11, 2007, to the ABL Credit Agreement, between DC Financial, LLC and The CIT Group/Business Credit Inc., as ABL Collateral Agent (incorporated by reference to Exhibit 4.29 to Dollar General Corporation's Registration Statement on Form S-4 filed with the SEC on December 21, 2007 (file number 333-148320))
4.42
Supplement No. 1, dated as of December 31, 2007, to the Guarantee to the ABL Credit Agreement, between Retail Risk Solutions, LLC, as New Guarantor, and The CIT Group/Business Credit Inc., as ABL Collateral Agent (incorporated by reference to Exhibit 4.37 to Dollar General Corporation's Amendment No.1 to Registration Statement on Form S-4 filed with the SEC on January 25, 2008 (file number 333-148320))
4.43
Supplement No. 2, dated as of March 23, 2009, to the Guarantee to the ABL Credit Agreement, between the New Guarantors referenced therein and The CIT Group/Business Credit Inc., as ABL Collateral Agent (incorporated by reference to Exhibit 4.42 to Dollar General Corporation's Registration Statement on Form S-1 filed with the SEC on March 30, 2009 (file number 333-158281))

Exhibit No.		Description
4.44		ABL Security Agreement, dated as of July 6, 2007, among Dollar General Corporation, as Parent Borrower, certain domestic subsidiaries of Dollar General Corporation, as Subsidiary Borrowers, collectively the Grantors, and The CIT Group/Business Credit Inc., as ABL Collateral Agent (incorporated by reference to Exhibit 4.7 to Dollar General Corporation's Current Report on Form 8-K dated July 6, 2007, filed with the SEC on July 12, 2007 (file number 001-11421))
4.45
Supplement No.1, dated as of September 11, 2007, to the ABL Security Agreement, between DC Financial, LLC, as New Grantor, and The CIT Group/Business Credit Inc., as ABL Collateral Agent (incorporated by reference to Exhibit 4.31 to Dollar General Corporation's Registration Statement on Form S-4 filed with the SEC on December 21, 2007 (file number 333-148320))
4.46
Supplement No. 2, dated as of December 31, 2007, to the ABL Security Agreement, between Retail Risk Solutions, LLC, as New Grantor, and The CIT Group/Business Credit Inc., as ABL Collateral Agent (incorporated by reference to Exhibit 4.38 to Dollar General Corporation's Amendment No.1 to Registration Statement on Form S-4 filed with the SEC on January 25, 2008 (file number 333-148320))
4.47
Supplement No. 3, dated as of March 23, 2009, to the ABL Security Agreement, between the New Grantors referenced therein and The CIT Group/Business Credit Inc., as ABL Collateral Agent (incorporated by reference to Exhibit 4.46 to Dollar General Corporation's Registration Statement on Form S-1 filed with the SEC on March 30, 2009 (file number 333-158281))
5	*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
10.1
2007 Stock Incentive Plan for Key Employees of Dollar General Corporation and its Affiliates (incorporated by reference to Exhibit 10.1 to Dollar General Corporation's Registration Statement on Form S-4 filed with the SEC on December 21, 2007 (file number 333-148320))
10.2
Amendment No. 1 to the 2007 Stock Incentive Plan for Key Employees of Dollar General Corporation and its Affiliates (incorporated by reference to Exhibit 99 to the Company's Current Report on Form 8-K dated May 29, 2008, filed with the SEC on June 2, 2008 (file number 001-11421))
10.3
Form of Stock Option Agreement between Dollar General Corporation and officers of Dollar General Corporation granting stock options pursuant to the 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to Dollar General Corporation's Registration Statement on Form S-4 filed with the SEC on December 21, 2007 (file number 333-148320))
10.4
Form of Option Rollover Agreement between Dollar General Corporation and officers of Dollar General Corporation (incorporated by reference to Exhibit 10.3 to Dollar General Corporation's Registration Statement on Form S-4 filed with the SEC on December 21, 2007 (file number 333-148320))
10.5
Form of Management Stockholder's Agreement among Dollar General Corporation, Buck Holdings, L.P. and officers of Dollar General Corporation (incorporated by reference to Exhibit 10.4 to Dollar General Corporation's Registration Statement on Form S-4 filed with the SEC on December 21, 2007 (file number 333-148320))

Exhibit No.	Description
10.6	Form of Sale Participation Agreement between Buck Holdings, L.P. and certain officer-level employees, dated July 6, 2007 (incorporated by reference to Exhibit 10.5 to Dollar General Corporation's Registration Statement on Form S-4 filed with the SEC on December 21, 2007 (file number 333-148320))
10.7
1998 Stock Incentive Plan (As Amended and Restated effective as of May 31, 2006) (incorporated by reference to Exhibit 99 to Dollar General Corporation's Current Report on Form 8-K dated May 31, 2006, filed with the SEC on June 2, 2006 (file number 001-11421))
10.8
Amendment to Dollar General Corporation 1998 Stock Incentive Plan, effective November 28, 2006 (incorporated by reference to Exhibit 10.8 to Dollar General Corporation's Annual Report on Form 10-K for the fiscal year ended February 2, 2007, filed with the SEC on March 29, 2007 (file number 001-11421))
10.9
Form of Stock Option Grant Notice in connection with option grants made pursuant to the 1998 Stock Incentive Plan (incorporated by reference to Dollar General Corporation's Quarterly Report on Form 10-Q for the quarter ended July 29, 2005, filed with the SEC on August 25, 2005 (file number 001-11421))
10.10
Dollar General Corporation CDP/SERP Plan (as amended and restated effective December 31, 2007) (incorporated by reference to Exhibit 10.10 to Dollar General Corporation's Registration Statement on Form S-4 filed with the SEC on December 21, 2007 (file number 333-148320))
10.11
First Amendment to the Dollar General Corporation CDP/SERP Plan (as amended and restated effective December 31, 2007) (incorporated by reference to Exhibit 10.11 to Dollar General Corporation's Registration Statement on Form S-4 filed with the SEC on December 21, 2007 (file number 333-148320))
10.12
Second Amendment to the Dollar General Corporation CDP/SERP Plan (as amended and restated effective December 31, 2007) (incorporated by reference to Exhibit 10.6 to Dollar General Corporation's Quarterly Report on Form 10-Q for the quarter ended August 1, 2008, filed with the SEC on September 3, 2008 (file number 001-11421))
10.13
Dollar General Corporation Annual Incentive Plan (effective March 16, 2005, as approved by shareholders on May 24, 2005) (incorporated by reference to Exhibit 10.6 to Dollar General Corporation's Quarterly Report on Form 10-Q for the quarter ended July 29, 2005, filed with the SEC on August 25, 2005) (file number 001-11421))
10.14
Dollar General Corporation 2009 Teamshare Bonus Program for Named Executive Officers (incorporated by reference to Exhibit 10.14 to Dollar General Corporation's Registration Statement on Form S-1 filed with the SEC on March 30, 2009 (file number 333-158281))
10.15
Summary of Dollar General Corporation Life Insurance Program as Applicable to Executive Officers (incorporated by reference to Exhibit 10.19 to Dollar General Corporation's Annual Report on Form 10-K for the fiscal year ended February 2, 2007, filed with the SEC on March 29, 2007) (file number 001-11421))
10.16
Dollar General Corporation Domestic Relocation Policy for Officers (incorporated by reference to Exhibit 10.20 to Dollar General Corporation's Annual Report on Form 10-K for the fiscal year ended February 2, 2007, filed with the SEC on March 29, 2007) (file number 001-11421))

Exhibit No.	Description
10.17	Summary of Director Compensation (incorporated by reference to Exhibit 10.19 to Dollar General Corporation's Registration Statement on Form S-4 filed with the SEC on December 21, 2007 (file number 333-148320))
10.18
Employment Agreement, effective as of January 11, 2008, between Dollar General Corporation and Richard Dreiling (incorporated by reference to Exhibit 10.28 to Dollar General Corporation's Amendment No.1 to Registration Statement on Form S-4 filed with the SEC on January 25, 2008 (file number 333-148320))
10.19
Amendment to Employment Agreement, dated December 19, 2008, between Dollar General Corporation and Richard Dreiling (incorporated by reference to Exhibit 10.19 to Dollar General Corporation's Annual Report on Form 10-K for the fiscal year ended January 30, 2009, filed with the SEC on March 24, 2009 (file number 001-11421))
10.20
Stock Option Agreement, dated as of January 21, 2008, between Dollar General Corporation and Richard Dreiling (incorporated by reference to Exhibit 10.29 to Dollar General Corporation's Amendment No.1 to Registration Statement on Form S-4 filed with the SEC on January 25, 2008 (file number 333-148320))
10.21
Restricted Stock Award Agreement, effective as of January 21, 2008, between Dollar General Corporation and Richard Dreiling (incorporated by reference to Exhibit 10.32 to Dollar General Corporation's Amendment No.1 to Registration Statement on Form S-4 filed with the SEC on January 25, 2008 (file number 333-148320))
10.22
Management Stockholder's Agreement, dated as of January 21, 2008, among Dollar General Corporation, Buck Holdings, L.P. and Richard Dreiling (incorporated by reference to Exhibit 10.30 to Dollar General Corporation's Amendment No.1 to Registration Statement on Form S-4 filed with the SEC on January 25, 2008 (file number 333-148320))
10.23
Sale Participation Agreement, dated January 21, 2008, between Buck Holdings, L.P. and Richard Dreiling (incorporated by reference to Exhibit 10.31 to Dollar General Corporation's Amendment No.1 to Registration Statement on Form S-4 filed with the SEC on January 25, 2008 (file number 333-148320))
10.24
Employment Agreement, dated July 6, 2007, by and between Dollar General Corporation and David L. Beré (incorporated by reference to Exhibit 10.1 to Dollar General Corporation's Current Report on Form 8-K dated July 6, 2007, filed with the SEC on July 12, 2007 (file number 001-11421))
10.25
Extension of Initial Term of Employment Agreement, dated December 27, 2007, between Dollar General Corporation and David Beré (incorporated by reference to Exhibit 10.33 to Dollar General Corporation's Amendment No.1 to Registration Statement on Form S-4 filed with the SEC on January 25, 2008 (file number 333-148320))
10.26
Notice of Initiation of Transition Period under Employment Agreement, dated January 8, 2008, by Dollar General Corporation to David Beré (incorporated by reference to Exhibit 10.34 to Dollar General Corporation's Amendment No.1 to Registration Statement on Form S-4 filed with the SEC on January 25, 2008 (file number 333-148320))
10.27
Letter Agreement dated April 9, 2008 between Dollar General Corporation and David L. Beré (incorporated by reference to Exhibit 99.1 to Dollar General Corporation's Current Report on Form 8-K dated April 9, 2008, filed with the SEC on April 10, 2008 (file number 001-11421))

Exhibit No.	Description
10.28	Amendment to Employment Agreement, dated December 17, 2008, between Dollar General Corporation and David L. Beré (incorporated by reference to Exhibit 10.28 to Dollar General Corporation's Annual Report on Form 10-K for the fiscal year ended January 30, 2009, filed with the SEC on March 24, 2009 (file number 001-11421))
10.29
Employment Agreement effective April 1, 2009, by and between Dollar General Corporation and David M. Tehle (incorporated by reference to Exhibit 99.1 to Dollar General Corporation's Current Report on Form 8-K dated March 30, 2009, filed with the SEC on April 3, 2009 (file number 001-11421))
10.30
Employment Agreement effective April 1, 2009, by and between Dollar General Corporation and Kathleen R. Guion (incorporated by reference to Exhibit 99.2 to Dollar General Corporation's Current Report on Form 8-K dated March 30, 2009, filed with the SEC on April 3, 2009 (file number 001-11421))
10.31
Employment Agreement, dated December 1, 2008, between Dollar General Corporation and Todd Vasos (incorporated by reference to Exhibit 10.35 to Dollar General Corporation's Annual Report on Form 10-K for the fiscal year ended January 30, 2009, filed with the SEC on March 24, 2009 (file number 001-11421))
10.32
Stock Option Agreement, dated December 19, 2008, between Dollar General Corporation and Todd Vasos (incorporated by reference to Exhibit 10.36 to Dollar General Corporation's Annual Report on Form 10-K for the fiscal year ended January 30, 2009, filed with the SEC on March 24, 2009 (file number 001-11421))
10.33
Management Stockholder's Agreement, dated December 19, 2008, among Dollar General Corporation, Buck Holdings, L.P., and Todd Vasos (incorporated by reference to Exhibit 10.37 to Dollar General Corporation's Annual Report on Form 10-K for the fiscal year ended January 30, 2009, filed with the SEC on March 24, 2009 (file number 001-11421))
10.34
Sale Participation Agreement, effective December 19, 2008, between Buck Holdings, L.P. and Todd Vasos (incorporated by reference to Exhibit 10.38 to Dollar General Corporation's Annual Report on Form 10-K for the fiscal year ended January 30, 2009, filed with the SEC on March 24, 2009 (file number 001-11421))
10.35
Employment Agreement effective April 1, 2009, by and between Dollar General Corporation and Susan S. Lanigan (incorporated by reference to Exhibit 99.3 to Dollar General Corporation's Current Report on Form 8-K dated March 30, 2009, filed with the SEC on April 3, 2009 (file number 001-11421))
10.36
Monitoring Fee Letter Agreement, dated July 6, 2007, among Buck Holdings, L.P., Dollar General Corporation, Kohlberg Kravis Roberts & Co L.P., and Goldman, Sachs & Co. (incorporated by reference to Exhibit 10.25 to Dollar General Corporation's Registration Statement on Form S-4 filed with the SEC on December 21, 2007 (file number 333-148320))
10.37
Indemnification Agreement, dated July 6, 2007, among Buck Holdings, L.P., Dollar General Corporation, Kohlberg Kravis Roberts & Co L.P., and Goldman, Sachs & Co. (incorporated by reference to Exhibit 10.26 to Dollar General Corporation's Registration Statement on Form S-4 filed with the SEC on December 21, 2007 (file number 333-148320))
10.38
Purchase Letter Agreement, dated August 15, 2007, between Principal Life Insurance Company and DC Financial, LLC (incorporated by reference to Exhibit 10.27 to Dollar General Corporation's Registration Statement on Form S-4 filed with the SEC on December 21, 2007 (file number 333-148320))

Exhibit No.		Description
21		List of Subsidiaries of Dollar General Corporation (incorporated by reference to Exhibit 21 to Dollar General Corporation's Annual Report on Form 10-K for the fiscal year ended January 30, 2009, filed with the SEC on March 24, 2009 (file number 001-11421))
23.1	*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included as part of Exhibit 5)
23.2	**	Consent of Ernst & Young LLP
24		Power of Attorney (included on signature page)

*
To be filed by amendment.

**
Filed herewith.